Exhibit 10.2

CLIFFORD	CLIFFORD CHANCE LLP
CHANCE

Execution copy

DATED 29 JANUARY 2010

FOR

MANCHESTER UNITED LIMITED

ARRANGED BY

J.P. MORGAN PLC

BANC OF AMERICA SECURITIES LLC

DEUTSCHE BANK AG, ACTING THROUGH ITS LONDON BRANCH

GE CORPORATE FINANCE BANK SAS

GOLDMAN SACHS INTERNATIONAL

J.P. MORGAN PLC.

THE ROYAL BANK OF SCOTLAND PLC AS AGENT FOR NATIONAL

WESTMINSTER BANK PLC

AS MANDATED LEAD ARRANGERS

WITH

AND

J.P. MORGAN EUROPE LIMITED

ACTING AS AGENT AND SECURITY TRUSTEE

REVOLVING FACILITIES AGREEMENT

34.	Role of the Agent, the Arranger, the Issuing Bank, the Alternative L/C Fronting Bank and Others	144
35.	Conduct of Business by the Finance Parties	154
36.	Sharing among the Finance Parties	154
37.	Payment Mechanics	156
38.	Set-Off	160
39.	Notices	160
40.	Calculations and Certificates	163
41.	Partial Invalidity	164
42.	Remedies and Waivers	164
43.	Amendments and Waivers	164
44.	Confidentiality	170
45.	Counterparts	174
46.	Governing Law	175
47.	Enforcement	175
Schedule 1 The Original Parties		176
Part I The Original Obligors		176
Part II The Original Lenders		177
Schedule 2 Conditions Precedent		178
Part I Conditions Precedent to Signing of the Agreement		178
Part II Conditions Precedent to Initial Utilisation		182
Part III Conditions Precedent required to be delivered by an Additional Obligor		183
Schedule 3 Requests and Notices		185
Part I Utilisation Request Loans		185
Part II Utilisation Request - Letters of Credit		187
Part III Utilisation Request - Alternative L/C Utilisations		189
Schedule 4 Mandatory Cost Formula		192
Schedule 5 Form of Transfer Certificate		195
Schedule 6 Form of Assignment Agreement		199
Schedule 7 Form of Accession Deed		203
Schedule 8 Form of Resignation Letter		207
Schedule 9 Form of Compliance Certificate		209
Schedule 10 Timetables		213
Part I Loans		213
Part II Letters of Credit		214
Part III Alternative L/C Utilisations		215
Schedule 11 Form of Letter of Credit		217

Schedule 12 Form of Alternative Letter of Credit	221
Schedule 13 Material Companies	226
Schedule 14 Alternative Reference Banks	227
Part I Alternative Reference Banks in relation to Loans or Alternative Loans in currencies other than Sterling	227
Part II Alternative Reference Banks in relation to Loans or Alternative Loans in Sterling	228
Schedule 15 Forms of Notifiable Debt Purchase Transaction Notice	229
Part I Form of Notice on entering into Notifiable Debt Purchase Transaction	229
Part II Form of Notice on Termination of Notifiable Debt Purchase Transaction / Notifiable Debt Purchase Transaction ceasing to be with Investor Affiliate	230
Schedule 16 Table of values for X	231
Schedule 17 Restrictive Covenants	233

THIS AGREEMENT is dated 29 January 2010 and made between:

(1)                                 RED FOOTBALL LIMITED (registration number 5370076) (the “Company”);

(2)                                 MANCHESTER UNITED LIMITED (registration number 02570509) (“MUL”) and MANCHESTER UNITED FOOTBALL CLUB LIMITED (registration number 95489) (“MUFC”) as original borrowers (the “Original Borrowers”);

(3)                                 THE SUBSIDIARIES of the Company listed in Part I of Schedule 1 (The Original Parties) as original guarantors (together with the Company, the “Original Guarantors”);

(4)                                 BANC OF AMERICA SECURITIES LLC, DEUTSCHE BANK AG, acting through its London Branch, GE CORPORATE FINANCE BANK SAS, GOLDMAN SACHS INTERNATIONAL, J.P. MORGAN PLC and THE ROYAL BANK OF SCOTLAND PLC AS AGENT FOR NATIONAL WESTMINSTER BANK PLC as mandated lead arrangers (whether acting individually or together, the “Arranger”);

(5)                                 THE FINANCIAL INSTITUTIONS listed in Part II of Schedule 1 (The Original Parties) as lenders (the “Original Lenders”);

(6)                                 J.P. MORGAN EUROPE LIMITED as agent of the other Finance Parties (the “Agent”);

(7)                                 J.P. MORGAN EUROPE LIMITED as security trustee for the Secured Parties (the “Security Trustee”); and

(8)                                 JPMORGAN CHASE BANK, N.A. as Alternative L/C Fronting Bank (as defined below).

IT IS AGREED as follows:

SECTION 1

INTERPRETATION

1.                                      DEFINITIONS AND INTERPRETATION

1.1                             Definitions

In this Agreement:

“Acceptable Bank” means:

(a)                                 a bank or financial institution which has a rating for its unsecured and non credit-enhanced debt obligations of A-1 or higher by Standard & Poor’s Rating Services, F-1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody’s Investor Services Limited or a comparable rating from an internationally recognised credit rating agency; or

(b)                                 any other bank or financial institution approved by the Agent.

“Accession Deed” means a document substantially in the form set out in Schedule 7 (Form of Accession Deed).

“Accounting Principles” means the accounting standards generally accepted in the United Kingdom.

“Accounting Reference Date” means 30 June.

“Additional Borrower” means a company which becomes an Additional Borrower in accordance with Clause 33 (Changes to the Obligors).

“Additional Cost Rate” has the meaning given to it in Schedule 4 (Mandatory Cost Formula).

“Additional Guarantor” means a company which becomes an Additional Guarantor in accordance with Clause 33 (Changes to the Obligors).

“Additional Obligor” means an Additional Borrower or an Additional Guarantor.

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Agent’s Spot Rate of Exchange” means the Agent’s spot rate of exchange for the purchase of the relevant currency with the Base Currency in the London foreign exchange market at or about 11:00 a.m. on a particular day.

“Alternative L/C Fronting Bank” means J.P. Morgan Chase Bank, N.A. or any other Lender which has notified the Agent that it has agreed to the Company’s request to be an Alternative L/C Fronting Bank pursuant to the terms of this Agreement (and if more than one Lender has so agreed, such Lenders shall be referred to, whether acting individually or together, as the “Alternative L/C Fronting Bank”) provided that, in respect of an Alternative Letter of Credit issued or to be issued pursuant to the terms of this Agreement, the “Alternative L/C Fronting Bank” shall be the Alternative L/C Fronting Bank which has issued or agreed to issue that Alternative Letter of Credit.

“Alternative L/C Lender” means a Lender other than a Fronted Alternative L/C Lender.

“Alternative L/C Utilisation” means a utilisation of a Facility made in accordance with Clause 7.5 (Issue and making of an Alternative L/C Utilisation).

“Alternative Letter of Credit” means:

(a)                                 a letter of credit issued pursuant to an Alternative L/C Utilisation (i) substantially in the form set out in Schedule 12 (Form of Alternative Letter of Credit), with any minor amendments approved by the Agent which do not adversely affect the Lenders or the Alternative L/C Fronting Bank, or (ii) in any other form requested by the Company and agreed by the Agent with the prior consent of the Alternative L/C Fronting Bank and the Lenders; or

(b)                                 any guarantee, indemnity or other instrument in a form requested by a Borrower (or the Company on its behalf) and agreed by the Agent with the prior consent of the Alternative L/C Fronting Bank and the Lenders.

“Alternative Loan” means a loan made or to be made under a Facility in respect of the Fronted Portion of an Alternative L/C Utilisation or the principal amount outstanding for the time being of that loan.

“Alternative Market Disruption Event” has the meaning given to that term in Clause 18.2 (Marker disruption).

“Alternative Reference Bank Rate” has the meaning given to that term in Clause 18.3 (Alternative Reference Bank Rate).

“Alternative Reference Banks” means, in relation to a Loan or Alternative Loan in a currency other than euro, the principal London offices of the banks listed in Part I of Schedule 14 (Alternative Reference Banks) and, in relation to a Loan or Alternative Loan in euro, the principal office in London of the banks listed in Part II of Schedule 14 (Alternative Reference Banks) or such other banks as may be appointed by the Agent in consultation with the Company.

“Ancillary Commencement Date” means, in relation to an Ancillary Facility, the date on which that Ancillary Facility is first made available, which date shall be a Business Day within the Availability Period for the Facility.

“Ancillary Commitment” means, in relation to an Ancillary Lender and an Ancillary Facility, the maximum Base Currency Amount which that Ancillary Lender has agreed (whether or not subject to satisfaction of conditions precedent) to make available from time to time under an Ancillary Facility and which has been authorised as such under Clause 11 (Ancillary Facilities), to the extent that amount is not cancelled or reduced under this Agreement or the Ancillary Documents relating to that Ancillary Facility.

“Ancillary Document” means each document relating to or evidencing the terms of an Ancillary Facility.

“Ancillary Facility” means any ancillary facility made available by an Ancillary Lender in accordance with Clause 11 (Ancillary Facilities).

“Ancillary Lender” means each Lender (or Affiliate of a Lender) which makes available an Ancillary Facility in accordance with Clause 11 (Ancillary Facilities).

“Ancillary Outstandings” means, at any time, in relation to an Ancillary Lender and an Ancillary Facility then in force the aggregate of the equivalents (as determined by such Ancillary Lender acting reasonably) in the Base Currency of the following amounts outstanding under that Ancillary Facility:

(a)                                 the principal amount under each overdraft facility and on-demand short term loan facility (net of any credit balances on any account of any Borrower of an Ancillary Facility with the Ancillary Lender making available that Ancillary Facility to the extent that the credit balances are freely available to be set off by that Ancillary Lender against liabilities owed to it by that Borrower under that Ancillary Facility);

(b)                                 the face amount of each guarantee, bond and letter of credit under that Ancillary Facility; and

(c)                                  the amount fairly representing the aggregate exposure (excluding interest and similar charges) of that Ancillary Lender under each other type of accommodation provided under that Ancillary Facility, in each case as determined by such Ancillary Lender, acting reasonably in accordance with its normal banking practice and in accordance with the relevant Ancillary Document.

“Annual Financial Statements” has the meaning ascribed to such term in Clause 27 (Information Undertakings).

“Assignment Agreement” means an agreement substantially in the form set out in Schedule 6 (Form of Assignment Agreement) or any other form agreed between the relevant assignor and assignee provided that if that other form does not contain the undertaking set out in the form set out in Schedule 6 (Form of Assignment Agreement) it shall not be a Creditor/Agent Accession Undertaking as defined in, and for the purposes of, the Intercreditor Agreement.

“Auditors” means one of PricewaterhouseCoopers, Ernst & Young, KPMG or Deloitte & Touche or any other firm approved in advance by the Majority Lenders (such approval not to be unreasonably withheld or delayed).

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Availability Period” means, for each Facility, the period from and including the Closing Date to and including the date falling one month prior to the Termination Date.

“Available Commitment” means, in relation to a Facility, a Lender’s Commitment under that Facility minus (subject to Clause 11.8 (Affiliates of Lenders as Ancillary Lenders) and as set out below):

(a)                                 the Base Currency Amount of its participation in any outstanding Utilisations under that Facility and the Base Currency Amount of the aggregate of its Ancillary Commitments; and

(b)                                 in relation to any proposed Utilisation, the Base Currency Amount of its participation in any other Utilisations that are due to be made under that Facility on or before the proposed Utilisation Date and the Base Currency Amount of its Ancillary Commitment in relation to any new Ancillary Facility that is due to be made available on or before the proposed Utilisation Date.

For the purposes of calculating a Lender’s Available Commitment in relation to any proposed Utilisation the following amounts shall not be deducted from a Lender’s Commitment under that Facility:

(i)                                     that Lender’s participation in any Utilisations that are due to be repaid or prepaid on or before the proposed Utilisation Date; and

(ii)                                  that Lender’s (or its Affiliate’s) Ancillary Commitments to the extent that they are due to be reduced or cancelled on or before the proposed Utilisation Date.

“Available Facility” means, in relation to a Facility, the aggregate for the time being of each Lender’s Available Commitment in respect of that Facility.

“Base Case Model” means the financial model including profit and loss, balance sheet and cashflow projections in agreed form relating to the Restricted Group.

“Base Currency” means sterling.

“Base Currency Amount” means:

(a)                                 in relation to a Utilisation, the amount specified in the Utilisation Request delivered by a Borrower for that Utilisation (or, if the amount requested is not denominated in the Base Currency, that amount converted into the Base Currency at the Agent’s Spot Rate of Exchange on the date which is three Business Days before the Utilisation Date or, if later, on the date the Agent receives the Utilisation Request in accordance with the terms of this Agreement) and, in the case of a Letter of Credit, as adjusted under Clause 6.8 (Revaluation of Letters of Credit) at six-Monthly intervals and, in the case of an Alternative L/C Utilisation, as adjusted under Clause 7.7 (Revaluation of Alternative L/C Utilisations) at six-Monthly intervals; and

(b)                                 in relation to an Ancillary Commitment, the amount specified as such in the notice delivered to the Agent by the Company pursuant to Clause 11.2 (Availability) (or, if the amount specified is not denominated in the Base Currency, that amount converted into the Base Currency at the Agent’s Spot Rate of Exchange on the date which is three Business Days before the Ancillary Commencement Date for that Ancillary Facility or, if later, the date the Agent receives the notice of the Ancillary Commitment in accordance with the terms of this Agreement), as adjusted to reflect any repayment, prepayment, consolidation or division of a Utilisation, or (as the case may be) cancellation or reduction of an Ancillary Facility.

“Base Reference Bank Rate” means the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request by the Base Reference Banks:

(a)                                 in relation to LIBOR, as the rate at which the relevant Base Reference Bank could borrow funds in the London interbank market; or

(b)                                 in relation to EURIBOR, as the rate at which the relevant Base Reference Bank could borrow funds in the European interbank market,

in the relevant currency and for the relevant period, were it to do so by asking for and then accepting interbank offers for deposits in reasonable market size in that currency and for that period.

“Base Reference Banks” means, in relation to LIBOR, the principal London offices of JPMorgan Chase Bank, N.A., The Royal Bank of Scotland plc and Deutsche Bank AG and, in relation to EURIBOR, the principal offices in London of JPMorgan Chase Bank, N.A., The Royal Bank of Scotland plc and Deutsche Bank AG or such other banks as may be appointed by the Agent in consultation with the Company.

“Borrower” means an Original Borrower or an Additional Borrower unless it has ceased to be a Borrower in accordance with Clause 33 (Changes to the Obligors).

“Borrowings” has the meaning given to that term in Clause 28.1 (Financial definitions).

“Break Costs” means the amount (if any) by which:

(a)                                 the interest excluding the Margin which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Alternative Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Alternative Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)                                 the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Budget” means:

(a)                                 in relation to the period beginning on 1 July 2009 and ending on 30 June 2010, the Base Case Model in agreed form to be delivered by the Company to the Agent pursuant to Clause 4.1 (Initial conditions precedent); and

(b)                                 in relation to any other period, any budget delivered by the Company to the Agent in respect of that period pursuant to Clause 27.4 (Budget).

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London and New York:

(a)                                 (in relation to any date for payment or purchase of a currency other than euro) the principal financial centre of the country of that currency; or

(b)                                 (in relation to any date for payment or purchase of euro) any TARGET Day.

“Cash” means cash in hand and credit balances or amounts on deposit in an account in the name of a member of the Restricted Group with an Acceptable Bank which are freely transferable and freely convertible and accessible by a member of the Restricted Group within 30 days so long as repayment of that cash is not contingent on the prior discharge of any other indebtedness of any person or on the satisfaction of any other condition (other than the making of a withdrawal request by a member of the Restricted Group where that member of the Restricted Group is freely able to make such a request at its discretion and without any restriction) and that cash is not subject to any Security (other than Transaction Security) and, for the avoidance of doubt, excluding any amount standing to the credit of any Mandatory Prepayment Account.

“Cash Equivalent Investments” means at any time:

(a)                                 certificates of deposit maturing within one year after the relevant date of calculation and issued by an Acceptable Bank;

(b)                                 any investment in marketable debt obligations issued or guaranteed by the government of the United States of America, the United Kingdom, any member state of the European Economic Area or any Participating Member State or by an instrumentality or agency of any of them having an equivalent credit rating which:

(i)                                     matures within one year after the relevant date of calculation; and

(ii)                                  is not convertible or exchangeable to any other security,

provided that the relevant issuer or guarantor is rated at least A-1 by Standard & Poor’s Rating Services, F-1 by Fitch Ratings Ltd or P-1 by Moody’s Investor Services Limited;

(c)                                  open market commercial paper not convertible or exchangeable to any other security:

(i)            for which a recognised trading market exists;

(ii)           issued by an issuer incorporated in the United States of America, the United Kingdom, any member state of the European Economic Area or any Participating Member State;

(iii)          which matures within one year after the relevant date of calculation; and

(iv)          which has a credit rating of either A-1 or higher by Standard & Poor’s Rating Services, F-1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody’s Investor Services Limited, or, if no rating is available in respect of the commercial paper, the issuer of which has, in respect of its unsecured and non credit enhanced debt obligations, an equivalent rating;

(d)                                 sterling bills of exchange issued eligible for rediscount at the Bank of England and accepted by an Acceptable Bank (or any dematerialised equivalent);

(e)                                  investments accessible within 30 days in money market funds which:

(i)                                     have a credit rating of either A-1 or higher by Standard & Poor’s Rating Services, F-1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody’s Investor Services Limited; and

(ii)                                  invest substantially all their assets in securities of the types described in paragraphs (a) to (e) above; or

(f)                                   any other debt security approved by the Majority Lenders,

in each case, to which any member of the Restricted Group is beneficially entitled at that time and which is not issued or guaranteed by any member of the Restricted Group or subject to any Security (other than the Transaction Security Documents).

“Champions League” means the UEFA Champions League and any successor or replacement competition.

“Champions League Adjustment Spreadsheet” means the spreadsheet delivered pursuant to paragraph 7(h) of Part I of Schedule 2 (Conditions Precedent).

“Champions League Non Qualification Event” means the failure by the first team of Manchester United Football Club to qualify (in any season) for the first round group stages (or its equivalent from time to time) of the Champions League.

“Change of Control” means (a) a “Note Change of Control” as defined in Schedule 17 (Restrictive Covenants); or (b) where the Original Investor ceases to have the power to control more than one-half of the maximum number of votes that might be cast at a general meeting of the Company or appoint or remove a majority of directors of the Company or give directions with respect to operating and financial policies of the Company; or (c) where the Original Investor ceases to be, directly or indirectly, the legal and beneficial owner of more than 30 per cent. of each class of issued share capital and of shareholder loans to the Company provided that Red Football Shareholder Limited and/or its Affiliates remain the largest owner of shares and shareholder loans in the Company at all times.

“Charged Property” means all of the assets of the Obligors which from time to time are, or are expressed to be, the subject of the Transaction Security.

“Closing Date” means the date on which the Notes are issued and the Agent gives the Company and the Lenders the notification required under Clause 4.1 (Initial conditions precedent).

“Code” means the United States Internal Revenue Code of 1986 as amended.

“Commitment” means a Facility A Commitment or a Facility B Commitment.

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 9 (Form of Compliance Certificate).

“Confidential Information” means all information relating to the Company, any Obligor, the Group, the Finance Documents or a Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents from either:

(a)                                 any member of the Group or any of their advisers; or

(b)                                 another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the Group or any of their advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(i)            is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 44 (Confidentiality); or

(ii)           is identified in writing at the time of delivery as non-confidential by any member of the Group or any of their advisers; or

(iii)          is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group or their advisers and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

“Confidentiality Undertaking” means a confidentiality undertaking substantially in the recommended form of the LMA at the relevant time or in any other form agreed between the Company and the Agent.

“Consolidated EBITDA” has the meaning given to such term in Clause 28.1 (Financial definitions).

“Consolidated Net Finance Charges” has the meaning given to such term in Clause 28.1 (Financial definitions).

“Contribution Notice” means a contribution notice issued by the Pensions Regulator under section 38 or section 47 of the Pensions Act 2004.

“CTA” means the Corporation Tax Act 2009.

“Debt Purchase Transaction” means, in relation to a person, a transaction where such person:

(a)                                 purchases by way of assignment or transfer;

(b)                                 enters into any sub-participation in respect of; or

(c)                                  enters into any other agreement or arrangement having an economic effect substantially similar to a sub-participation in respect of,

any Commitment or amount outstanding under this Agreement.

“Default” means an Event of Default or any event or circumstance specified in Clause 30 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default provided that any such event which is subject to a qualification as to materiality or requires a determination to be made shall not constitute a Default unless such qualification is satisfied or such determination is made, as the case may be.

“Defaulting Lender” means any Lender (other than a Lender which is a Investor Affiliate):

(a)                                 which has failed to make its participation in a Loan or Alternative Loan available or has notified the Agent that it will not make its participation in a Loan or Alternative Loan available by the Utilisation Date of that Loan or Alternative Loan in accordance with Clause 5.4 (Lenders’ participation) or Clause 7.5 (Issue and making of Alternative L/C Utilisations) or has failed to provide cash collateral (or has notified the Issuing Bank that it will not provide cash collateral) in accordance with Clause 8.4 (Cash collateral by Non-Acceptable L/C Lender);

(b)                                 which has otherwise rescinded or repudiated a Finance Document; or

(c)                                  with respect to which an Insolvency Event has occurred and is continuing,

unless, in the case of paragraph (a) above:

(i)                                     its failure to pay is caused by:

(A)                               administrative or technical error; or

(B)                               a Disruption Event; and

payment is made within 3 Business Days of its due date; or

(ii)                                  the Lender is disputing in good faith whether it is contractually obliged to make the payment in question and the Agent has notified the Company and the Lenders that this is the case.

“Delegate” means any delegate, agent, attorney or co-trustee appointed by the Security Trustee.

“Designated Gross Amount” has the meaning given to that term in Clause 11.2 (Availability).

“Designated Net Amount” has the meaning given to that term in Clause 11.2 (Availability).

“Disruption Event” means either or both of:

(a)                                 a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facilities (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)                                 the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)                                     from performing its payment obligations under the Finance Documents; or

(ii)                                  from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

“Dormant Subsidiary” means a member of the Restricted Group which does not trade (for itself or as agent for any person) and does not own, legally or beneficially, assets which (excluding loans made to other members of the Restricted Group) in aggregate have a value of £2,500,000 or more or its equivalent in other currencies or, in the case of loans made to other members of the Restricted Group, which in aggregate have a value of £2,500,000 or more or its equivalent in other currencies.

“Environment” means humans, animals, plants and all other living organisms including the ecological systems of which they form part and the following media:

(a)                                 air (including, without limitation, air within natural or man-made structures, whether above or below ground);

(b)                                 water (including, without limitation, territorial, coastal and inland waters, water under or within land and water in drains and sewers); and

(c)                                  land (including, without limitation, land under water).

“Environmental Claim” means any claim, proceeding or investigation by any person in respect of any Environmental Law.

“Environmental Law” means any applicable law or regulation which relates to:

(a)                                 the pollution or protection of the Environment;

(b)                                 the conditions of the workplace; or

(c)                                  the generation, handling, storage, use, release or spillage of any substance which, alone or in combination with any other, is capable of causing harm to the Environment, including, without limitation, any waste.

“Environmental Permits” means any permit and other Authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of any member of the Restricted Group conducted on or from the properties owned or used by any member of the Restricted Group.

“EURIBOR” means, in relation to any Loan or Alternative Loan in euro:

(a)                                 the applicable Screen Rate; or

(b)                                 (if no Screen Rate is available for the Interest Period of that Loan or Alternative Loan) the Base Reference Bank Rate,

as of the Specified Time on the Quotation Day for euro and for a period comparable to the Interest Period of that Loan or Alternative Loan.

“Event of Default” means any event or circumstance specified as such in Clause 30 (Events of Default).

“Excluded Subsidiary” means an Excluded Subsidiary as defined in Schedule 17 (Restrictive Covenants) provided that such Subsidiary has been designated by the Company by written notice to the Agent as an Excluded Subsidiary.

“Existing Facility” means the facility made available to the Company and the Original Borrowers documented by the Existing Facility Agreement.

“Existing Facility Agreement” means a senior and second lien facilities agreement dated 16 August 2006 (as amended from time to time) between, amongst others, the Company, J.P. Morgan plc as mandated lead arranger, J.P. Morgan Europe Limited as facility agent and security trustee, JPMorgan Chase Bank, N.A. as issuing bank and the lenders listed therein.

“Existing Hedging Agreements” means the interest rate transactions entered into between the Company and each of JPMorgan Chase Bank, N.A., National Westminster Bank plc and Deutsche Bank AG, London Branch on or about the date of this Agreement, in each case documented under and subject to the terms of a 2002 ISDA Master Agreement (as published by the International Swaps and Derivatives Association, Inc.) and schedule thereto, each dated on or about the date of this Agreement.

“Expiry Date” means, for a Letter of Credit or Alternative L/C Utilisation, the last day of its Term.

“Facility” means Facility A or Facility B.

“Facility A” means the revolving credit facility made available under this Agreement as described in paragraph (a)(i) of Clause 2.1 (The Facilities).

“Facility A Commitment” means:

(a)                                 in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading “Facility A Commitment” in Part II of Schedule 1

(The Original Parties) and the amount of any other Facility A Commitment transferred to it under this Agreement; and

(b)                                 in relation to any other Lender, the amount in the Base Currency of any Facility A Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Facility A Loan” means a loan made or to be made under Facility A or the principal amount outstanding for the time being of that loan (other than an Alternative Loan).

“Facility A Prepayment Amount” means, in relation to any cancellation and, if applicable prepayment of the Facilities, the amount of that cancellation and, if applicable, prepayment to be applied towards Facility A (after taking into account, in the case of a cancellation and, if applicable, prepayment required pursuant to Clause 14.2 (Excess Proceeds and Insurance Proceeds) of this Agreement, any reduction as a result of one or more Lenders declining all or part of their share in the proposed cancellation and, if applicable, prepayment of Facility A).

“Facility B” means the revolving credit facility made available under this Agreement as described in paragraph (a)(ii) of Clause 2.1 (The Facilities).

“Facility B Commitment” means:

(a)                                 in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading “Facility B Commitment” in Part II of Schedule 1 (The Original Parties) and the amount of any other Facility B Commitment transferred to it under this Agreement.

(b)                                 in relation to any other Lender, the amount in the Base Currency of any Facility B Commitment transferred to it under this Agreement;

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Facility B Loan” means a loan made or to be made under Facility B or the principal amount outstanding for the time being of that loan (other than an Alternative Loan).

“Facility Office” means:

(a)                                 in respect of a Lender, an Alternative L/C Fronting Bank or an Issuing Bank, the office or offices notified by that Lender, Alternative L/C Fronting Bank or Issuing Bank to the Agent in writing on or before the date it becomes a Lender, an Alternative L/C Fronting Bank or a Issuing Bank (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement; or

(b)                                 in respect of any other Finance Party, the office in the jurisdiction in which it is resident for tax purposes.

“Fee Letter” means:

(a)                                 any letter or letters dated on or about the date of this Agreement between the Arranger and the Company and/or the Agent and the Company and/or the Security Trustee and the Company setting out any of the fees referred to in Clause 19 (Fees); and

(b)                                 any agreement setting out fees payable to a Finance Party referred to in Clause 19.5 (Fees payable in respect of Letters of Credit) or Clause 19.6 (Interest, commission and fees on Ancillary Facilities) of this Agreement or under any other Finance Document.

“Finance Document” means this Agreement, the Mandate Letter, any Accession Deed, any Ancillary Document, any Compliance Certificate, any Fee Letter, the Intercreditor Agreement, any Resignation Letter, any Transaction Security Document, any Utilisation Request and any other document designated as a “Finance Document” by the Agent and the Company.

“Finance Party” means the Agent, the Arranger, the Security Trustee, a Lender, any Issuing Bank, any Alternative L/C Fronting Bank, any Alternative L/C Lender or any Ancillary Lender.

“Financial Indebtedness” means any indebtedness for or in respect of, and without double counting:

(a)                                 monies borrowed or raised (other than Subordinated Shareholder Funding provided by the Original Investors);

(b)                                 any amount raised by acceptance under any acceptance credit facility or by a bill discounting or factoring credit facility;

(c)                                  any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument (excluding the MUTV Loans);

(d)                                 the amount of any liability in respect of any lease or hire purchase contract or other agreement which would, in accordance with the Accounting Principles, be treated as a finance or capital lease;

(e)                                  receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)                                   any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account, together with the effect of any applicable netting arrangement);

(g)                                  any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution;

(h)                                 any amount raised by the issue of shares in the Company or any other member of the Restricted Group which is not held by another member of the Restricted Group which by their terms are redeemable (mandatorily or at the holder’s option excluding any such shares issued on capitalisation of the MUTV Loans);

(i)                                     any amount of any liability under an advance or deferred purchase agreement in respect of a fixed asset if such agreement was demonstrably entered into primarily as a method of raising finance;

(j)                                    any amount raised under any other transaction (including any forward sale or purchase agreement but not in relation to deferred payments for players) having the commercial effect of a borrowing; and

(k)                                 the amount of any liability in respect of any guarantee or indemnity or similar assurance against financial loss for any of the items referred to in the preceding paragraphs of this definition.

“Financial Quarter” has the meaning given to that term in Clause 28.1 (Financial definitions).

“Financial Support Direction” means a financial support direction issued by the Pensions Regulator under section 43 of the Pensions Act 2004.

“Financial Year” has the meaning given to that term in Clause 28.1 (Financial definitions).

“Fixed Charge Cover Ratio” has the meaning given to such term in Schedule 17 (Restrictive Covenants).

“Fronted Alternative L/C Lenders” means GE Corporate Finance Bank SAS and Goldman Sachs International Bank (and any transferee or assignee of a Fronted Alternative L/C Lender that is not capable of issuing Alternative Letters of Credit under the Facilities).

“Fronted Portion” means, in respect of each Alternative L/C Utilisation, the portion of the Alternative L/C Utilisation comprising the making of Alternative Loans by the Fronted Alternative L/C Lenders.

“Funds Flow Statement” means a funds flow statement in agreed form.

“Global Deed of Release” means the global deed of release to be entered into by the Security Trustee and the Obligors (each as defined in the Existing Facility) pursuant to which (amongst other things) the Security granted in connection with the Existing Facility is released and discharged.

“Group” means the Company and each of its Subsidiaries for the time being.

“Group Structure Chart” means the group structure chart showing the Group assuming the Closing Date has occurred in the agreed form.

“Guarantor” means an Original Guarantor or an Additional Guarantor, unless it has ceased to be a Guarantor in accordance with Clause 33 (Changes to the Obligors).

“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

“Impaired Agent” means the Agent at any time when:

(a)                                 it has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;

(b)                                 the Agent otherwise rescinds or repudiates a Finance Document;

(c)                                  (if the Agent is also a Lender) it is a Defaulting Lender under paragraph (a) or (b) of the definition of “Defaulting Lender” ; or

(d)                                 an Insolvency Event has occurred and is continuing with respect to the Agent,

unless, in the case of paragraph (a) above:

(i)                                     its failure to pay is caused by:

(A)                               administrative or technical error; or

(B)                               a Disruption Event; and

payment is made within 3 Business Days of its due date; or

(ii)                                  the Agent is disputing in good faith whether it is contractually obliged to make the payment in question and the Agent has notified the Company and the Lenders that this is the case.

“Insolvency Event” in relation to a Finance Party means that the Finance Party:

(a)                                 is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(b)                                 becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;

(c)                                  makes a general assignment, arrangement or composition with or for the benefit of its creditors;

(d)                                 institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;

(e)                                  has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d) above and:

(i)            results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or

(ii)           is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;

(f)                                   has exercised in respect of it one or more of the stabilisation powers pursuant to Part 1 of the Banking Act 2009 and/or has instituted against it a bank insolvency proceeding pursuant to Part 2 of the Banking Act 2009 or a bank administration proceeding pursuant to Part 3 of the Banking Act 2009;

(g)                                  has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(h)                                 seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets;

(i)                                     has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter;

(j)                                    causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (i) above; or

(k)                                 takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

“Intellectual Property” means:

(a)                                 any patents, trade marks, service marks, designs, business names, copyrights, database rights, design rights, domain names, inventions, knowhow and other intellectual property rights and interests (which may on or after the date of this Agreement subsist), whether registered or unregistered; and

(b)                                 the benefit of all applications and rights to use such assets of each member of the Restricted Group (which may on or after the date of this Agreement subsist).

“Intercreditor Agreement” means the intercreditor agreement dated on or about the date of this Agreement and made between, among others, the Company, the Debtors (as defined in the Intercreditor Agreement), J.P. Morgan Europe Limited (as Security

Trustee), J.P. Morgan Europe Limited (as RCF Agent), the Lenders (as RCF Lenders), the Arrangers (as Arrangers), the Ancillary Lenders (as RCF Lenders), the Hedge Counterparties (as defined in the Intercreditor Agreement) and the Intra-Group Lenders (as defined in the Intercreditor Agreement).

“Interest Period” means, in relation to a Loan or Alternative Loan, each period determined in accordance with Clause 17 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 16.3 (Default interest).

“Investor Affiliate” means each Original Investor, each “Affiliate” of an Original Investor (as defined in Schedule 17 (Restrictive Covenants)), any trust of which an Original Investor or any of its Affiliates is a trustee, any partnership of which an Original Investor or any of its Affiliates is a partner and any trust, fund or other entity which is managed by, or is under the control of, an Original Investor or any of its Affiliates provided that any such trust, fund or other entity which has been established for at least 6 Months solely for the purpose of making, purchasing or investing in loans or debt securities and which is managed or controlled independently from all other trusts, funds or other entities managed or controlled by an Original Investor or any of its Affiliates which have been established for the primary or main purpose of investing in the share capital of companies shall not constitute a Investor Affiliate.

“Issuing Bank” means any Lender which has notified the Agent that it has agreed to the Company’s request to be an Issuing Bank pursuant to the terms of this Agreement (and if more than one Lender has so agreed, such Lenders shall be referred to, whether acting individually or together, as the “Issuing Bank”) provided that, in respect of a Letter of Credit issued or to be issued pursuant to the terms of this Agreement, the “Issuing Bank” shall be the Issuing Bank which has issued or agreed to issue that Letter of Credit.

“ITA” means the Income Tax Act 2007.

“Lease” means any present or future lease, underlease, sub-lease, licence, tenancy or right to occupy all or any part of the Real Property and any agreement for the grant of any of the foregoing.

“L/C Proportion” means in relation to a Lender in respect of any Letter of Credit or Alternative L/C Utilisation, the proportion (expressed as a percentage) borne by that Lender’s Available Commitment under the Facility under which such Letter of Credit is issued to the relevant Available Facility immediately prior to the issue of that Letter of Credit or the making and/or issue of that Alternative L/C Utilisation, adjusted to reflect any assignment or transfer under this Agreement to or by that Lender.

“Legal Opinion” means any legal opinion delivered to the Agent under Clause 4.1 (Initial conditions precedent) or Clause 33 (Changes to the Obligors).

“Legal Reservations” means:

(a)                                 the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;

(b)                                 the time barring of claims under the Limitation Acts, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of UK stamp duty may be void and defences of set-off or counterclaim;

(c)                                  similar principles, rights and defences under the laws of any Relevant Jurisdiction; and

(d)                                 any other matters which are set out as qualifications or reservations as to matters of law of general application in the Legal Opinions.

“Lender” means:

(a)                                 any Original Lender; and

(b)                                 any bank, financial institution, trust, fund or other entity which has become a Party as a Lender in accordance with Clause 31 (Changes to the Lenders),

which in each case has not ceased to be a Lender in accordance with the terms of this Agreement.

“Letter of Credit” means:

(a)                                 a letter of credit (i) substantially in the form set out in Schedule 11 (Form of Letter of Credit), with any minor amendments approved by the Agent which do not adversely affect the Lenders or the Issuing Bank, or (ii) in any other form requested by the Company and agreed by the Agent with the prior consent of the Lenders and the Issuing Bank; or

(b)                                 any guarantee, indemnity or other instrument in a form requested by a Borrower (or the Company on its behalf) and agreed by the Agent with the prior consent of the Lenders and the Issuing Bank.

“LIBOR” means, in relation to any Loan or Alternative Loan:

(a)                                 the applicable Screen Rate; or

(b)                                 (if no Screen Rate is available for the currency or Interest Period of that Loan or Alternative Loan) the Base Reference Bank Rate,

as of the Specified Time on the Quotation Day for the currency of that Loan or Alternative Loan and a period comparable to the Interest Period of that Loan or Alternative Loan.

“Limitation Acts” means the Limitation Act 1980 and the Foreign Limitation Periods Act 1984.

“LMA” means the Loan Market Association.

“Loan” means a Facility A Loan or a Facility B Loan.

“Major Event of Default” means:

(a)                                 an Event of Default set out in Clause 30.1 (Non-payment);

(b)                                 an Event of Default set out in Clause 30.2 (Breach of certain obligations);

(c)                                  an Event of Default set out in Clause 30.3 (Other obligations), only with regards to a failure to deliver financial statements under Clause 27.1 (Financial Statements) or a failure to deliver a Compliance Certificate under paragraph (a) of Clause 27.2 (Provision and contents of Compliance Certificate), in each case in compliance with Clause 27.2 (Provision and contents of Compliance Certificate) (in the case of non-compliance with paragraph (b), excluding any non-compliance resulting from minor or typographical errors contained in a Compliance Certificate) and paragraphs (a) to (c) of Clause 27.3 (Requirements as to financial statements) (in the case of paragraph (a)(iii), only in respect of non-compliance in a material respect);

(d)                                 an Event of Default set out in Clause 30.3 (Other obligations), only as a result of a breach of Clause 27.4 (Budget) (in the case of paragraph (b)(ii), only in respect of non-compliance in a material respect), 27.5 (Group companies), or 27.6 (Presentations and meetings) that has not been remedied or waived within 30 days of becoming an Event of Default;

(e)                                  an Event of Default set out in Clause 30.6 (Insolvency);

(f)                                   an Event of Default set out in Clause 30.7 (Insolvency proceedings) that has not been remedied or waived within 10 days of becoming an Event of Default;

(g)                                  an Event of Default set out in Clause 30.8 (Creditors’ process) that has not been remedied or waived within 10 days of becoming an Event of Default;

(h)                                 an Event of Default set out in Clause 30.9 (Unlawfulness and invalidity) that has not been remedied or waived within 30 days of becoming an Event of Default;

(i)                                     an Event of Default set out in Clause 30.10 (Intercreditor Agreement);

(j)                                    an Event of Default set out in Clause 30.11 (Repudiation);

(k)                                 an Event of Default set out in Clause 30.12 (Cessation of business); and

(l)                                     an Event of Default set out in Clause 30.14 (Audit qualification) that has not been remedied or waived within 30 days of becoming an Event of Default.

“Majority Lenders” means:

(a)                                 (for the purposes of paragraph (a) of Clause 43.2 (Required consents) in the context of a waiver in relation to a proposed Utilisation of the condition in Clause 4.2 (Further conditions precedent)), a Lender or Lenders whose Commitments aggregate more than 66 2/3 per cent. of the Total Commitments; and

(b)                                 (in any other case), a Lender or Lenders whose Commitments aggregate more than 66 2/3 per cent. of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66 2/3 per cent. of the Total Commitments immediately prior to that reduction).

“Mandate Letter” means the mandate letter dated 7 January 2010 between the Company, the Arrangers and the Underwriters (as defined therein), including any accession letter relating thereto.

“Mandatory Cost” means the percentage rate per annum calculated by the Agent in accordance with Schedule 4 (Mandatory Cost Formula).

“Mandatory Prepayment Account” means an interest-bearing account:

(a)                                 held in England by a Borrower with the Agent or the Security Trustee;

(b)                                 identified in a letter between the Company and the Agent as a Mandatory Prepayment Account;

(c)                                  subject to Security in favour of the Security Trustee which Security is in form and substance satisfactory to the Agent and Security Trustee; and

(d)                                 from which no withdrawals may be made by any members of the Group except as contemplated by this Agreement,

as the same may be redesignated, substituted or replaced from time to time.

“Margin” means, in relation to any Loan or Alternative Loan, 3.50 per cent. per annum, provided that if:

(a)                                 no Event of Default has occurred and is continuing; and

(b)                                 a period of 12 Months has elapsed since the Closing Date; and

(c)                                  the Total Net Leverage Ratio in respect of the most recently completed Relevant Period for which financial statements have been delivered under Clause 27.1 (Financial statements) is within a range set out below, the Margin will be the percentage per annum set out below in the column opposite that range:

Total Net Leverage Ratio	% per annum
Equal to or greater than 4.50:1	3.50
Equal to or greater than 4.00:1 but less than 4.50:1	3.25
Equal to or greater than 3.50:1 but less than 4.00:1	3.00
Equal to or greater than 3.00:1 but less than 3.50:1	2.75
Less than 3.00:1	2.50

However:

(i)            any increase or decrease in the Margin for a Loan or Alternative Loan shall take effect on the date (the “reset date”) which is the date of delivery to the

Agent of the Compliance Certificate for that Relevant Period pursuant to Clause 27.2 (Provision and contents of Compliance Certificate);

(ii)           if, following receipt by the Agent of the annual audited financial statements of the Restricted Group and related Compliance Certificate, those statements and Compliance Certificate do not confirm the basis for a reduced Margin, then the provisions of Clause 16.2 (Payment of interest) shall apply and the Margin for that Loan or Alternative Loan shall be the percentage per annum determined using the table above and the revised Total Net Leverage Ratio calculated using the figures in the Compliance Certificate;

(iii)          while an Event of Default is continuing, the Margin shall be the highest percentage per annum set out above; and

(iv)          for the purpose of determining the Margin, the Total Net Leverage Ratio and Relevant Period shall be determined in accordance with Clause 28.1 (Financial definitions).

“Matching Ancillary Facility” means an Ancillary Facility entered into in respect of Facility B Commitments at the same time and for the same term and amount as an Ancillary Facility entered into in respect of Facility A Commitments and designated as such in the applicable notice delivered under paragraph (b) of Clause 11.2 (Availability).

“Matching Utilisation” means a Utilisation of Facility B that is made at the same time, with the same Interest Period or Term (as applicable) and in the same amount as an equivalent Utilisation of the same type under Facility A made under Facility B and designated as such in the applicable Utilisation Request.

“Material Adverse Effect” means an event or circumstance:

(a)                                 which has or is reasonably likely to have a material adverse effect on the business, assets of the Restricted Group (taken as a whole) or financial condition of the Restricted Group (taken as a whole); or

(b)                                 which has or is reasonably likely to have a material adverse effect on the ability of the Restricted Group (taken as a whole) to perform its payment or financial covenant obligations under the Finance Documents; or

(c)                                  affecting the validity or enforceability of any of the Finance Documents in a manner which is reasonably likely to materially adversely affect the interests of the Finance Parties.

“Material Company” means, at any time:

(a)                                 the Company;

(b)                                 each Obligor; and

(c)                                  any member of the Restricted Group which:

(i)            has earnings before interest, tax, depreciation and amortisation (calculated on the same basis as Consolidated EBITDA) representing 5 per cent. or more of Consolidated EBITDA; or

(ii)           has gross assets or turnover (excluding intra-Restricted Group items) representing 5 per cent. or more of the gross assets or turnover of the Restricted Group,

in each case calculated on a consolidated basis.

Compliance with the conditions set out in sub-paragraphs (c)(i) and (ii) shall be determined by reference to the latest audited financial statements to be delivered pursuant to paragraph (a) of Clause 27.1 (Financial Statements).

However if a Subsidiary or business has been acquired since the date as at which the latest audited consolidated financial statements of the Company were prepared, the financial statements shall be adjusted in order to take into account the acquisition of that Subsidiary or business (that adjustment being certified by a director of the Company as representing an accurate reflection of the revised Consolidated EBITDA, gross assets or turnover of the Restricted Group).

A report by the Auditors of the Company that a Restricted Subsidiary is or is not a Material Company shall, in the absence of manifest error, be conclusive and binding on all Parties.

“Material Contract” means:

(a)                                 the sponsorship agreement dated 3 November 2000, with effect on 1 August 2002, and entered into between Manchester United Merchandising Limited (a wholly owned subsidiary of Nike), MUL (named Manchester United PLC at time of signing of the contract) and MUFC (named Manchester United Football Club PLC at time of signing of the contract);

(b)                                 the sponsorship agreement relating to shirts dated 24 May 2009 and entered into between Aon Corporation and MUFC; and

(c)                                  the sponsorship agreement relating to affinity services dated 27 May 2009 and entered into between Aon Corporation and MUFC;

or, in each case, any replacement or successor contract.

“Material Disposal” means any disposal in respect of which the disposal proceeds exceed £5,000,000 (or equivalent).

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)                                 (subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)                                 if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)                                  if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last Month of any period.

“MUL Group” means MUL and its wholly-owned Subsidiaries from time to time.

“MUTV Loans” means the loan of £5,000,000 (plus capitalised interest) made by British Sky Broadcasting Limited to MUTV Limited prior to the date of this Agreement provided that such loan is subordinated in all rights of repayment to the claims of all secured and unsecured creditors of MUTV Limited and no demand or prepayment can be made in respect of such loan until after the first anniversary of the Termination Date.

“MU 099 Limited” means MU 099 Limited, a company incorporated in England and Wales (registration number 2946652).

“Non-Acceptable L/C Lender” means a Lender which:

(a)                                 has a rating (or the Holding Company of which has a rating) for its long-term unsecured and credit-enhanced debt obligations below BBB by Standard & Poor’s Rating Services or Fitch Rating Limited or Baa 2 by Moody’s Investors Services Limited or a comparable rating from an internationally recognised credit rating agency (or other such rating as the Lenders and the Issuing Bank may agree) (other than GE Corporate Finance Bank SAS or a Lender which each Issuing Bank has agreed is acceptable to it notwithstanding that fact); or

(b)                                 is a Defaulting Lender; or

(c)                                  has failed to make (or has notified the Agent that it will not make) a payment to be made by it under Clause 8.3 (Indemnities) or Clause 34.10 (Lenders’ indemnity to the Agent) or any other payment to be made by it under the Finance Documents to or for the account of any other Finance Party in its capacity as Lender by the due date for payment unless the failure to pay falls within the description of any of those items set out at (c)(i)-(ii) of the definition of Defaulting Lender.

“Non-Consenting Lender” has the meaning given to that term in Clause 43.4 (Replacement of Lender).

“Note Documents” means the Senior Note Documents (as such term is defined in the Intercreditor Agreement).

“Notes” means the Senior Notes (as such term is defined in the Intercreditor Agreement).

“Notifiable Debt Purchase Transaction” has the meaning given to that term in paragraph (b) of Clause 32.2 (Disenfranchisement on Debt Purchase Transactions entered into by Investor Affiliates).

“Obligor” means a Borrower or a Guarantor.

“Obligors’ Agent” means the Company, appointed to act on behalf of each Obligor in relation to the Finance Documents pursuant to Clause 2.3 (Obligors’ Agent).

“Optional Currency” means a currency (other than the Base Currency) which complies with the conditions set out in Clause 4.3 (Conditions relating to Optional Currencies).

“Original Financial Statements” means:

(a)                                 in relation to the Company, its consolidated audited financial statements for its Financial Year ended 30 June 2009;

(b)                                 in relation to MUL, its consolidated audited financial statements for its Financial Year ended 30 June 2009;

(c)                                  in relation to MUFC, its audited financial statements for its Financial Year ended 30 June 2009; and

(d)                                 in relation to any other Obligor, its audited financial statements (if any) delivered to the Agent as required by Clause 33 (Changes to the Obligors).

“Original Obligor” means an Original Borrower or an Original Guarantor.

“Original Investors” means all or any of the following persons (with such proportionate interests all taken together, as they may determine):

(a)                                 Red Football Limited Partnership;

(b)                                 Malcolm I Glazer and any of his children or his spouse or widow (whether or not such widow has remarried);

(c)                                  any of the children and remoter issue and the spouses, widowers and widows (whether or not such widowers and widows have remarried) of such children and remoter issue of any of the persons referred to in (b) above; and

(d)                                 any trust, corporation, partnership, limited liability company or other collective entity which is 100% controlled by or of which all the beneficiaries are, any or all of the persons referred to above whether the control is exercised or the economic interest is held directly or indirectly through any number of additional trusts, corporations, partnerships, limited liability companies or other collective entities or any combination thereof.

“Participating Member State” means any member state of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

“Party” means a party to this Agreement.

“Pensions Regulator” means the body corporate called the Pensions Regulator established under Part I of the Pensions Act 2004.

“Permitted Refinancing Indebtedness” has the meaning given to such term in Schedule 17 (Restrictive Covenants).

“Permitted Reorganisation” has the meaning given to such term in Schedule 17 (Restrictive Covenants).

“Premier League” means The Football Association Premier League (and any successors) or any replacement league.

“Qualifying Lender” has the meaning given to that term in Clause 20 (Tax gross-up and indemnities).

“Quarter Date” means the last day of a Financial Quarter.

“Quotation Day” means, in relation to any period for which an interest rate is to be determined:

(a)                                 (if the currency is sterling) the first day of that period;

(b)                                 (if the currency is euro) two TARGET Days before the first day of that period; or

(c)                                  (for any other currency) two Business Days before the first day of that period,

unless market practice differs in the Relevant Interbank Market for a currency, in which case the Quotation Day for that currency will be determined by the Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).

“Real Property” means:

(a)                                 any freehold, leasehold or immovable property, (including the freehold and leasehold property in England and Wales specified in the Transaction Security Documents); and

(b)                                 any buildings, fixtures, fittings, fixed plant or machinery from time to time situated on or forming part of that freehold, leasehold or immovable property.

“Receiver” means a receiver or receiver and manager or administrative receiver of the whole or any part of the Charged Property.

“Related Fund” in relation to a fund (the “first fund”), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

“Relevant Equity” means new equity or Subordinated Shareholder Funding invested into the Restricted Group by the Investors or their Affiliates and applied within one Business Day of the date of such investment (provided that the Company shall use its reasonable endeavours to procure that it is applied on the same day) in prepayment, purchase, defeasance or redemption of the Notes, any Replacement Debt or other Term Debt).

“Relevant Interbank Market” means in relation to euro, the European interbank market and, in relation to any other currency, the London interbank market.

“Relevant Jurisdiction” means, in relation to an Obligor:

(a)          its jurisdiction of incorporation;

(b)          any jurisdiction where any asset subject to or intended to be subject to the Transaction Security to be created by it is situated;

(c)          any jurisdiction where it conducts its business; and

(d)          the jurisdiction whose laws govern the perfection of any of the Transaction Security Documents entered into by it.

“Relevant Period” has the meaning given to that term in Clause 28.1 (Financial definitions).

“Renewal Request” means:

(a)          in relation to a Letter of Credit, a written notice delivered to the Agent in accordance with Clause 6.6(c) (Renewal of a Letter of Credit);

(b)          in relation to an Alternative L/C Utilisation, a written notice delivered to the Agent in accordance with Clause 7.6 (Renewal of an Alternative L/C Utilisation).

“Repeating Representations” means each of the representations set out in Clauses 26.1 (Status) to Clause 26.4 (Power and authority), Clause 26.7 (Governing law and enforcement), Clause 26.12 (No misleading information), paragraph (c) of Clause 26.13 (Financial statements), Clause 26.19 (Ranking), 26.23 (Shares) and Clause 26.29 (Centre of main interests and establishments).

“Replacement Debt” means Permitted Refinancing Indebtedness where the proceeds are applied within 1 Business Day of incurrence of such Permitted Refinancing Indebtedness (provided that the Company shall use its reasonable endeavours to procure that it is applied on the same day) in prepayment, purchase, defeasance or redemption of (a) the Notes or any Term Debt; or (b) any Permitted Refinancing Indebtedness.

“Representative” means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

“Resignation Letter” means a letter substantially in the form set out in Schedule 8 (Form of Resignation Letter).

“Restricted Group” means the Company and the Restricted Subsidiaries.

“Restricted Subsidiary” means a Subsidiary of the Company other than an Unrestricted Subsidiary.

“Rollover Loan” means one or more Loans:

(a)          made or to be made on the same day that:

(i)      a maturing Loan is due to be repaid; or

(ii)     a demand by the Agent pursuant to a drawing in respect of a Letter of Credit or Alternative L/C Utilisation is due to be met;

(b)          the aggregate amount of which is equal to or less than the amount of the maturing Loan or the relevant claim in respect of that Letter of Credit or Alternative L/C Utilisation;

(c)          in the same currency as the maturing Loan (unless it arose as a result of the operation of Clause 10.2 (Unavailability of a currency)) or the relevant claim in respect of that Letter of Credit or Alternative L/C Utilisation; and

(d)          made or to be made to the same Borrower for the purpose of:

(i)      refinancing that maturing Loan; or

(ii)     satisfying the relevant claim in respect of that Letter of Credit or Alternative L/C Utilisation.

“Screen Rate” means:

(a)          in relation to LIBOR, the British Bankers’ Association Interest Settlement Rate for the relevant currency and period; and

(b)          in relation to EURIBOR, the percentage rate per annum determined by the Banking Federation of the European Union for the relevant period,

displayed on the appropriate page of the Reuters screen. If the agreed page is replaced or service ceases to be available, the Agent may specify another page or service displaying the appropriate rate after consultation with the Company and the Lenders.

“Secured Parties” has the meaning given to it in the Intercreditor Agreement.

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Senior Management” means the chief executive officer, the chief of staff or the chief financial officer of the Restricted Group (or any person holding an equivalent management position) from time to time.

“Separate Loan” has the meaning given to that term in Clause 12.1 (Repayment of Loans).

“Specified Time” means a time determined in accordance with Schedule 10 (Timetables).

“Stadium” means the football stadium at Old Trafford Stadium, Sir Matt Busby Way, Manchester M16 ORA, England owned by MUL.

“Structure Memorandum” means the report entitled “Project Free Kick Accounting and tax considerations of proposed refinancing” delivered pursuant to paragraph 7 (f) of Part I of Schedule 2 (Conditions Precedent).

“Subordinated Shareholder Funding” has the meaning ascribed to such term in Schedule 17 (Restrictive Covenants).

“Subsidiary” means a subsidiary undertaking within the meaning of section 1162 of the Companies Act 2006.

“Super Majority Lenders” means a Lender or Lenders whose Commitments aggregate more than 90 per cent. of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 90 per cent. of the Total Commitments immediately prior to that reduction).

“Syndicated Portion” means, in respect of each Alternative L/C Utilisation, the portion of the Alternative L/C Utilisation comprising the issue of the Alternative Letter of Credit by the Alternative L/C Lenders.

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilises a single shared platform and which was launched on 19 November 2007.

“TARGET Day” means any day on which TARGET2 is open for the settlement of payments in euro.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Term” means each period determined under this Agreement:

(a)         in relation to any Letter of Credit, for which the Issuing Bank is under a liability under a Letter of Credit; and

(b)          in relation to any Alternative L/C Utilisation, for which the Alternative L/C Fronting Bank and the Alternative L/C Lenders are under any liability under the Alternative Letter of Credit issued pursuant to that Alternative L/C Utilisation.

“Term Debt” means, on any date, Financial Indebtedness with a scheduled maturity date 12 Months or more from the date on which such Financial Indebtedness was incurred (and for the avoidance of doubt excludes the Facilities).

“Termination Date” means, in relation to each Facility, the sixth anniversary of the Closing Date.

“Total Commitments” means the aggregate of the Total Facility A Commitments and the Total Facility B Commitments at the date of this Agreement.

“Total Facility A Commitments” means the aggregate of the Facility A Commitments, being £25,000,000 at the date of this Agreement.

“Total Facility B Commitments” means the aggregate of the Facility B Commitments, being £50,000,000 at the date of this Agreement.

“Total Net Leverage Ratio” has the meaning given to such term in Clause 28.1 (Financial definitions).

“Transaction Documents” means the Finance Documents, the Note Documents, each Hedging Agreement (as defined in the Intercreditor Agreement) and each other Debt Document (as defined in the Intercreditor Agreement).

“Transaction Security” means the Security created or expressed to be created in favour of the Security Trustee pursuant to the Transaction Security Documents.

“Transaction Security Documents” means each of the documents listed as being a Transaction Security Document in paragraph 7 (b) of Part II of Schedule 2 (Conditions Precedent) and any document required to be delivered to the Agent under paragraph 13 of Part III of Schedule 2 (Conditions Precedent) together with any other document entered into by any Obligor creating or expressed to create any Security over all or any part of its assets in respect of the obligations of any of the Obligors under any of the Finance Documents.

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 5 (Form of Transfer Certificate) or any other form agreed between the Agent and the Company.

“Transfer Date” means, in relation to an assignment or a transfer, the later of:

(a)         the proposed Transfer Date specified in the relevant Assignment Agreement or Transfer Certificate; and

(b)         the date on which the Agent executes the relevant Assignment Agreement or Transfer Certificate.

“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents.

“Unrestricted Subsidiaries” has the meaning given to such term in Schedule 17 (Restrictive Covenants).

“Utilisation” means a Loan, a Letter of Credit or an Alternative L/C Utilisation.

“Utilisation Date” means the date of a Utilisation, being the date on which the relevant Loan is to be made or the relevant Letter of Credit is to be issued or the relevant Alternative L/C Utilisation is to be made and/or issued as applicable.

“Utilisation Request” means a notice substantially in the relevant form set out in Schedule 3 (Requests and Notices).

“VAT” means value added tax as provided for in the Value Added Tax Act 1994 and any other tax of a similar nature.

1.2                               Construction

(a)           Unless a contrary indication appears a reference in this Agreement to:

(i)            the “Agent”, the “Arranger”, any “Finance Party”, any “Issuing Bank”, any “Alternative L/C Fronting Bank”, any “Alternative L/C Lender”, any “Lender”, any “Obligor”, any “Party”, any “Secured Party”, the “Security Trustee” or any other person shall be construed so as to include its successors in title, permitted assigns and permitted transferees and, in the case of the Security Trustee, any person for the time being appointed as Security Trustee or Security Trustees in accordance with the Finance Documents;

(ii)           a document in “agreed form” is a document which is previously agreed in writing by or on behalf of the Company and the Agent or, if not so agreed, is in the form specified by the Agent;

(iii)          “assets” includes present and future properties, revenues and rights of every description;

(iv)          a “Finance Document” or a “Transaction Document” or any other agreement or instrument is a reference to that Finance Document or Transaction Document or other agreement or instrument as amended, novated, supplemented, extended or restated;

(v)           “guarantee” means (other than in Clause 25 (Guarantee and Indemnity)) any guarantee, letter of credit, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness;

(vi)          “indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(vii)         a Lender’s “participation” in relation to a Letter of Credit shall be construed as a reference to the relevant amount that is or may be payable by a Lender in relation to that Letter of Credit;

(viii)        a Lender’s “participation” in relation to an Alternative L/C Utilisation shall be construed as a reference to:

(A)          in the case of an Alternative L/C Lender, the relevant amount that is or may be payable by that Alternative L/C Lender in relation to the Alternative Letter of Credit issued pursuant to that Alternative L/C Utilisation; and

(B)          in the case of a Fronted Alternative L/C Lender, the amount of the Alternative Loan made or to be made by that Fronted Alternative L/C Lender,

and for the avoidance of doubt the Alternative L/C Fronting Bank will not have a participation in any Alternative L/C Utilisation in its capacity as Alternative L/C Fronting Bank;

(ix)          a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, consortium or partnership (whether or not having separate legal personality);

(x)           a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

(xi)          a provision of law is a reference to that provision as amended or re-enacted; and

(xii)         a time of day is a reference to London time.

(b)           Section, Clause and Schedule headings are for ease of reference only.

(c)           Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)           A Borrower providing “cash cover” for a Letter of Credit, an Alternative Letter of Credit or an Ancillary Facility means a Borrower paying an amount in the currency of the Letter of Credit (or, as the case may be, the Alternative Letter of Credit or the Ancillary Facility) to an interest-bearing account in the name of the Borrower and the following conditions being met:

(i)            the account is with the Issuing Bank, Alternative L/C Lender, Alternative L/C Fronting Bank or Ancillary Lender for which that cash cover is to be provided (or, if such person so agrees, with the Security Trustee);

(ii)           subject to paragraph (b) of Clause 8.5 (Cash Cover by Borrower), until no amount is or may be outstanding under that Letter of Credit,

Alternative Letter of Credit or Ancillary Facility, withdrawals from the account may only be made to pay the Issuing Bank, Alternative L/C Lender, Alternative L/C Fronting Bank or Ancillary Lender for which the cash cover is to be provided amounts due and payable to it under this Agreement in respect of that Letter of Credit, Alternative Letter of Credit or Ancillary Facility; and

(iii)          the Borrower has executed a security document over that account, in form and substance satisfactory to the Lender, the Issuing Bank, the Alternative L/C Fronting Bank, the Alternative L/C Lender or the Ancillary Lender (and where it is to hold the relevant security, the Security Trustee) with which that account is held, creating a first ranking security interest over that account.

(e)           A Default and an Event of Default (other than a Major Event of Default) is “continuing” if it has not been remedied or waived.

(f)            A Major Event of Default is “continuing” if it has not been waived.

(g)           A Borrower “repaying” or “prepaying” a Letter of Credit, or Ancillary Outstandings means:

(i)            that Borrower providing cash cover for that Letter of Credit or in respect of the Ancillary Outstandings;

(ii)           the maximum amount payable under the Letter of Credit or Ancillary Facility being reduced or cancelled in accordance with its terms; or

(iii)          the Issuing Bank or Ancillary Lender being satisfied that it has no further liability under that Letter of Credit or Ancillary Facility,

and the amount by which a Letter of Credit is, or Ancillary Outstandings are, repaid or prepaid under paragraphs (g)(i) and (g)(ii) above is the amount of the relevant cash cover or reduction.

(h)           A Borrower “repaying” or “prepaying” the Syndicated Portion of an Alternative L/C Utilisation means:

(i)            that Borrower providing cash cover for the Syndicated Portion of that Alternative L/C Utilisation;

(ii)           the maximum amount payable under the Syndicated Portion of that Alternative L/C Utilisation being reduced or cancelled in accordance with its terms; or

(iii)          the Alternative L/C Lender being satisfied that it has no further liability under the Alternative Letter of Credit issued pursuant to that Alternative L/C Utilisation,

and the amount by which the Syndicated Portion of an Alternative L/C Utilisation is repaid or prepaid under paragraphs (h)(i) and (h)(ii) above is the amount of the relevant cash cover or reduction.

(i)            An amount borrowed includes any amount utilised by way of Letter of Credit or Alternative L/C Utilisation or under an Ancillary Facility.

(j)            A Lender funding its participation in a Utilisation includes a Lender participating in a Letter of Credit or an Alternative L/C Utilisation.

(k)           An outstanding amount of a Letter of Credit or Alternative Letter of Credit at any time is the maximum amount that is or may be payable by the relevant Borrower in respect of that Letter of Credit or Alternative Letter of Credit at that time.

(l)            This Clause 1.2 (Construction) shall not apply to the provisions of Schedule 17 (Restrictive Covenants).

1.3                               Currency Symbols and Definitions

“$” and “dollars” denote lawful currency of the United States of America “£” and “sterling” denotes lawful currency of the United Kingdom and “EUR” and “euro” means the single currency unit of the Participating Member States.

1.4                               Third party rights

(a)           Unless expressly provided to the contrary in a Finance Document a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”) to enforce or enjoy the benefit of any term of this Agreement.

(b)           Notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.

SECTION 2

THE FACILITIES

2.                                      THE FACILITIES

2.1                               The Facilities

(a)           Subject to the terms of this Agreement, the Lenders make available to the Borrowers:

(i)            a multicurrency revolving credit facility in an aggregate amount the Base Currency Amount of which is equal to the Total Facility A Commitments (“Facility A”);

(ii)           a multicurrency revolving credit facility in an aggregate amount the Base Currency Amount of which is equal to the Total Facility B Commitments (“Facility B”).

(b)           Subject to the terms of this Agreement and the Ancillary Documents, an Ancillary Lender may make available an Ancillary Facility to any of the Borrowers in place of all or part of its Commitments.

2.2                               Finance Parties’ rights and obligations

(a)           The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)           The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

(c)           A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

2.3                               Obligors’ Agent

(a)           Each Obligor (other than the Company) by its execution of this Agreement or an Accession Deed irrevocably appoints the Company to act on its behalf as its agent in relation to the Finance Documents and irrevocably authorises:

(i)            the Company on its behalf to supply all information concerning itself contemplated by this Agreement to the Finance Parties and to give all notices and instructions (including, in the case of a Borrower, Utilisation Requests), to execute on its behalf any Accession Deed, to make such agreements and to effect the relevant amendments, supplements and variations capable of being given, made or effected by any Obligor notwithstanding that they may affect the Obligor, without further reference to or the consent of that Obligor; and

(ii)           each Finance Party to give any notice, demand or other communication to that Obligor pursuant to the Finance Documents to the Company,

and in each case the Obligor shall be bound as though the Obligor itself had given the notices and instructions (including, without limitation, any Utilisation Requests) or executed or made the agreements or effected the amendments, supplements or variations, or received the relevant notice, demand or other communication.

(b)           Every act, omission, agreement, undertaking, settlement, waiver, amendment, supplement, variation, notice or other communication given or made by the Obligors’ Agent or given to the Obligors’ Agent under any Finance Document on behalf of another Obligor or in connection with any Finance Document (whether or not known to any other Obligor and whether occurring before or after such other Obligor became an Obligor under any Finance Document) shall be binding for all purposes on that Obligor as if that Obligor had expressly made, given or concurred with it. In the event of any conflict between any notices or other communications of the Obligors’ Agent and any other Obligor, those of the Obligors’ Agent shall prevail.

3.                                      PURPOSE

3.1                               Purpose

Each Borrower shall apply all amounts borrowed by it under a Facility, any Letter of Credit, any Alternative L/C Utilisation and any utilisation of any Ancillary Facility towards the general corporate and working capital purposes of the Restricted Group (other than: (a) the making of acquisitions (other than the acquisition of players); (b) the prepayment of the Notes, any Replacement Debt, or any other Term Debt; or (c) in the case of any utilisation of any Ancillary Facility, towards prepayment of any Utilisation).

3.2                               Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.                                      CONDITIONS OF UTILISATION

4.1                               Initial conditions precedent

No Borrower may deliver a Utilisation Request unless the Agent has received all of the documents and other evidence listed in Part I and Part II of Schedule 2 (Conditions Precedent) in form and substance satisfactory to the Agent (acting reasonably). The Agent shall notify the Company and the Lenders promptly upon being so satisfied.

4.2                               Further conditions precedent

Subject to Clause 4.1 (Initial Conditions Precedent), the Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) in relation to a Utilisation if on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)           in the case of a Rollover Loan, no Event of Default is continuing or would result from the proposed Loan and, in the case of any other Utilisation, no Default is continuing or would result from the proposed Utilisation; and

(b)           the Repeating Representations to be made by each Obligor are true and accurate by reference to the facts then subsisting and will remain true and accurate immediately after the making of the Utilisation.

4.3                               Conditions relating to Optional Currencies

(a)           A currency will constitute an Optional Currency in relation to a Utilisation if:

(i)            it is readily available in the amount required and freely convertible into the Base Currency in the Relevant Interbank Market on the Quotation Day and the Utilisation Date for that Utilisation; and

(ii)           it is euro or dollars or has been approved by the Agent (acting on the instructions of all the Lenders) on or prior to receipt by the Agent of the relevant Utilisation Request for that Utilisation.

(b)           If the Agent has received a written request from the Company for a currency to be approved under paragraph (a)(ii) above, the Agent will confirm to the Company by the Specified Time:

(i)            whether or not the Lenders have granted their approval; and

(ii)           if approval has been granted, the minimum amount for any subsequent Utilisation in that currency.

4.4                               Maximum number of Utilisations

(a)           A Borrower (or the Company) may not deliver a Utilisation Request if as a result of the proposed Utilisation 16 or more Utilisations would be outstanding.

(b)           Any Loan made by a single Lender under Clause 10.2 (Unavailability of a currency) shall not be taken into account in this Clause 4.4.

(c)           Any Separate Loan shall not be taken into account in this Clause 4.4.

(d)           A Borrower (or the Company) may not request that a Letter of Credit or Alternative L/C Utilisation be issued or made under the Facilities if, as a result of the proposed Utilisation, 11 or more Letters of Credit or Alternative L/C Utilisations would be outstanding.

SECTION 3

UTILISATION

5.                                      UTILISATION - LOANS

5.1                               Delivery of a Utilisation Request

A Borrower (or the Company on its behalf) may utilise a Facility by way of a Loan by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time.

5.2                               Completion of a Utilisation Request for Loans

(a)           Each Utilisation Request for a Loan is irrevocable and will not be regarded as having been duly completed unless:

(i)            it identifies the Facility or Facilities to be utilised in accordance with Clause 5.8 (Allocation between Facilities);

(ii)           it identifies the Borrower of the Loan;

(iii)          the proposed Utilisation Date is a Business Day within the Availability Period;

(iv)          the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount); and

(v)           the proposed Interest Period complies with Clause 17 (Interest Periods).

(b)           Only one Utilisation may be requested in each Utilisation Request (save that, in the case of a Utilisation of Facility A, the Matching Utilisation may be requested in the same Utilisation Request.

5.3                               Currency and amount

(a)           The currency specified in a Utilisation Request must be the Base Currency or an Optional Currency.

(b)           The amount of the proposed Utilisation must be:

(i)            if the currency selected is the Base Currency, a minimum of £1,000,000 or, if less, the Available Facility in relation to the relevant Facility; or

(ii)           if the currency selected is euro, a minimum of €1,000,000 or, if less, the Available Facility in relation to the relevant Facility; or

(iii)          if the currency selected is dollars, a minimum of $2,000,000 or, if less, the Available Facility in relation to the relevant Facility;

(iv)          if the currency selected is an Optional Currency other than euro or dollars, the minimum amount specified by the Agent pursuant to paragraph (b)(ii) of Clause 4.3 (Conditions relating to Optional Currencies) or, if less, the Available Facility in relation to the relevant Facility.

5.4                               Lenders’ participation

(a)           If the conditions set out in this Agreement have been met, and subject to Clause 12.1 (Repayment of Loans), each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

(b)           The amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Available Commitment under the Facility under which such Loan is being made to the relevant Available Facility immediately prior to making the Loan and will be allocated in accordance with Clause 5.8 (Allocation between Facilities).

(c)           The Agent shall determine the Base Currency Amount of each Loan which is to be made in an Optional Currency and notify each Lender of the amount, currency and the Base Currency Amount of each Loan, the amount of its participation in that Loan and, if different, the amount of that participation to be made available in cash by the Specified Time.

5.5                               Limitations on Utilisations

The relevant Lenders, Issuing Bank and Alternative L/C Fronting Bank shall be under no obligation to comply with Clause 5.4 (Lender’s participation), Clause 6.5 (Issue of Letters of Credit) or Clause 7.5 (Issue and making of Alternative L/C Utilisations) if to do so would cause the aggregate of the Base Currency Amount of all Letters of Credit, Alternative L/C Utilisations and Ancillary Commitments provided and requested to be provided under the Facilities to exceed £25,000,000.

5.6                               Cancellation of Commitment

(a)           The Commitments shall be immediately cancelled if the Closing Date has not occurred on or before 1 February 2010 (or such later date as the Lenders and the Company may agree).

(b)           The Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period.

5.7                               Clean Down

The Company shall ensure that for a period of not less than 5 consecutive days in each Financial Year of the Company (but with at least one Month between two such periods):

(a)           all outstanding Loans and Alternative Loans under Facility A and cash advances outstanding under the Ancillary Facilities or under any facility in respect of which a Letter of Credit or the Syndicated Portion of an Alternative L/C Utilisation has been issued (in each case entered into in respect of Facility

A) net of half of the cash freely available without restriction to repay such indebtedness shall not exceed zero; and

(b)           all outstanding Loans and Alternative Loans under Facility B and cash advances outstanding under the Ancillary Facilities or under any facility in respect of which a Letter of Credit or the Syndicated Portion of an Alternative L/C Utilisation has been issued (in each case entered into in respect of Facility B) net of half of the cash freely available without restriction to repay such indebtedness shall not exceed £25,000,000, and, for the avoidance of doubt, both paragraphs (a) and (b) must be complied with during the same 5 day period.

5.8                               Allocation between Facilities

(a)           Subject to paragraphs (c) and (d) below, the Borrowers will utilise the Facilities such that:

(i)            to the extent that the Facility B Commitments exceed the Facility A Commitments (the amount of such excess being the “Excess”), no Utilisation of Facility A will be made (and no Ancillary Facility will be entered into in respect of Facility A Commitments) unless Utilisations are outstanding under Facility B and/or Ancillary Facilities have been entered into in respect of Facility B Commitments in an amount equal to the Excess; and

(ii)           for any Utilisation of Facility A or entry into an Ancillary Facility in respect of a Facility A Commitment, a Matching Utilisation is made or, as the case may be, a Matching Ancillary Facility is entered into at the same time.

(b)           Subject to paragraphs (c) and (d) below, any repayment or prepayment of outstanding Utilisations or reduction of Ancillary Commitments under Ancillary Facilities entered into in respect of the Facilities (other than a permanent reduction (and, if applicable, related prepayment) in accordance with Clause 5.6 (Cancellation of Commitment), Clause 13.1 (Illegality), Clause 13.2 (Illegality in relation to Issuing Bank, Alternative L/C Fronting Bank or Alternative L/C Lender), Clause 13.3 (Voluntary Cancellation) and Clause 13.4 (Voluntary prepayment of Utilisations) (only in relation to prepayments made at the same time as a Facility is permanently reduced), Clause 14 (Mandatory prepayment) or any repayment and cancellation as a result of any action under Clause 30.17 (Acceleration)) will be applied such that:

(i)            first, the Utilisations and Ancillary Commitments under Ancillary Facilities entered into in respect of Facility A will be reduced (in such order as the relevant Borrower may determine) provided that the relevant Matching Utilisations and Matching Ancillary Facilities are reduced at the same times and in equal amounts; and

(ii)           if there are no outstanding Utilisations or Ancillary Commitments under Ancillary Facilities entered into in respect of Facility A, the remaining Utilisations and Ancillary Commitments under Ancillary Facilities entered into in respect of Facility B are repaid or reduced as applicable (in such order as the relevant Borrower may determine).

(c)           If:

(i)            the Borrowers have made (or will, on the date of the proposed repayment, make) the repayments under Facility B that are necessary to comply with the cleandown requirement under paragraph (b) of Clause 5.7 (Clean Down);

(ii)           in order to make the repayments under Facility A that are necessary to comply with paragraph (a) of Clause 5.7 (Clean Down), but for this paragraph (c), a further repayment of Facility A would be required pursuant to paragraph (a) above; and

(iii)          no Default is continuing or would result from the proposed repayment,

then the Borrowers may (subject to the other provisions of this Agreement) repay Utilisations to the extent necessary to effect the cleandown of Facility A for the purposes of paragraph (a) of Clause 5.7 (Clean Down) without the need to make any equivalent prepayment or repayment in respect of Facility B provided that at the end of the 5 day period beginning on the day following such repayment, Utilisations are made or repaid as necessary to ensure that the allocation of Utilisations and Ancillary Commitments is as set out in paragraphs (a) and (b) above (ignoring, for this purpose, this paragraph (c)).

(d)           If, as a result of the operation of any provision of this Agreement (including as a result of one or more Lenders declining an offer of cancellation and, if applicable, prepayment under Clause 14.2 (Excess Proceeds and Insurance Proceeds)) the outstanding Utilisations and Ancillary Facilities entered into in respect of the Facilities are not in the proportions required by paragraphs (a) and (b) above, the Company will use its reasonable endeavours to restore the proportions to those set out in paragraphs (a) and (b) above as soon as reasonably practicable (provided that the Company will not be obliged to take action that would cause it to incur Break Costs) and may (subject to the other provisions of this Agreement) make repayments and/or Utilisations otherwise than in accordance with paragraphs (a) and (b) above if (and to the extent) necessary to effect this.

6.                                      UTILISATION - LETTERS OF CREDIT

6.1                               The Facilities

(a)           The Facilities may be utilised by way of Letters of Credit.

(b)           Other than Clause 5.5 (Limitations on Utilisations), Clause 5.6 (Cancellation of Commitment), Clause 5.7 (Clean down) and Clause 5.8 (Allocation between

Facilities), Clause 5 (Utilisation - Loans) does not apply to utilisations by way of Letters of Credit.

6.2                               Delivery of a Utilisation Request for Letters of Credit

A Borrower (or the Company on its behalf) may request a Letter of Credit to be issued by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time.

6.3                               Completion of a Utilisation Request for Letters of Credit

Each Utilisation Request for a Letter of Credit is irrevocable and will not be regarded as having been duly completed unless:

(a)           it specifies that it is for a Letter of Credit;

(b)           it identifies the Borrower of the Letter of Credit;

(c)           it identifies the Issuing Bank which has agreed to issue the Letter of Credit;

(d)           the proposed Utilisation Date is a Business Day within the Availability Period;

(e)           the currency and amount of the Letter of Credit comply with Clause 6.4 (Currency and amount);

(f)            the form of Letter of Credit is attached;

(g)           the Expiry Date of the Letter of Credit falls on or before the Termination Date (unless the Issuing Bank and the Lenders otherwise agree and the relevant Borrower provides cash cover for the Letter of Credit on the Termination Date);

(h)           the Term of the Letter of Credit is 12 Months or less (unless the Issuing Bank and the Lenders otherwise agree and the relevant Borrower provides cash cover for the Letter of Credit on the date falling 12 Months after the date of the issue of the Letter of Credit);

(i)            the delivery instructions for the Letter of Credit are specified; and

(j)            the beneficiary of the Letter of Credit is identified and approved by the Issuing Bank (acting reasonably and having regard only to legal and regulatory restrictions (if any) and its formal internal policies applicable to letters of credit).

6.4                               Currency and amount

(a)           The currency specified in a Utilisation Request must be the Base Currency or an Optional Currency.

(b)           Subject to Clause 5.5 (Limitations on Utilisations), the amount of the proposed Letter of Credit must be an amount whose Base Currency Amount is not more than the Available Facility under the relevant Facility and which is:

(i)            if the currency selected is the Base Currency, a minimum of £1,000,000 or, if less, the Available Facility in respect of the relevant Facility; or

(ii)           if the currency selected is euro, a minimum of €1,000,000 or, if less, the Available Facility in respect of the relevant Facility; or

(iii)          if the currency selected is dollars, a minimum of $2,000,000 or, if less, the Available Facility in respect of the relevant Facility;

(iv)          if the currency selected is an Optional Currency other than euro or dollars, the minimum amount specified by the Agent pursuant to paragraph (b)(ii) of Clause 4.3 (Conditions relating to Optional Currencies) or, if less, the Available Facility in respect of the relevant Facility.

6.5                               Issue of Letters of Credit

(a)           If the conditions set out in this Agreement have been met, the Issuing Bank shall issue the Letter of Credit on the Utilisation Date.

(b)           Subject to Clause 4.1 (Initial conditions precedent), the Issuing Bank will only be obliged to comply with paragraph (a) above in relation to a Letter of Credit, if on the date of the Utilisation Request or Renewal Request and on the proposed Utilisation Date:

(i)            in the case of a Letter of Credit to be renewed in accordance with paragraph (c) of Clause 6.6 (Renewal of a Letter of Credit), no Event of Default is continuing or would result from the proposed Utilisation and, in the case of any other Utilisation, no Default is continuing or would result from the proposed Utilisation; and

(ii)           the Repeating Representations to be made by each Obligor, are true in all respects.

(c)           The amount of each Lender’s participation in each Letter of Credit will be equal to the proportion borne by its Available Commitments under the Facility under which the Letter of Credit is issued to the relevant Available Facility immediately prior to the issue of the Letter of Credit.

(d)           The Agent shall determine the Base Currency Amount of each Letter of Credit which is to be issued in an Optional Currency and shall notify the Issuing Bank and each Lender of the details of the requested Letter of Credit and its participation in that Letter of Credit by the Specified Time.

6.6                               Renewal of a Letter of Credit

(a)           A Borrower (or the Company on its behalf) may request that any Letter of Credit issued on behalf of that Borrower be renewed by delivery to the Agent of a Renewal Request in substantially similar form to a Utilisation Request for a Letter of Credit by the Specified Time.

(b)           The Finance Parties shall treat any Renewal Request in the same way as a Utilisation Request for a Letter of Credit except that the condition set out in paragraph (f) of Clause 6.3 (Completion of a Utilisation Request for letters of Credit) shall not apply.

(c)           The terms of each renewed Letter of Credit shall be the same as those of the relevant Letter of Credit immediately prior to its renewal, except that:

(i)            its amount may be less than the amount of the Letter of Credit immediately prior to its renewal; and

(ii)           its Term shall start on the date which was the Expiry Date of the Letter of Credit immediately prior to its renewal, and shall end on the proposed Expiry Date specified in the Renewal Request.

(d)           If the conditions set out in this Agreement have been met, the Issuing Bank shall amend and re-issue any Letter of Credit pursuant to a Renewal Request.

6.7                               Reduction of a Letter of Credit

(a)           If, on the proposed Utilisation Date of a Letter of Credit, any of the Lenders is a Non-Acceptable L/C Lender and:

(i)            that Lender has failed to provide cash collateral to the Issuing Bank in accordance with Clause 8.4 (Cash collateral by Non-Acceptable L/C Lender); and

(ii)           either:

(A)          the Issuing Bank has not required the relevant Borrower to provide cash cover pursuant to Clause 8.5 (Cash cover by Borrower); or

(B)          the relevant Borrower has failed to provide cash cover to the Issuing Bank in accordance with Clause 8.5 (Cash cover by Borrower),

the Issuing Bank may reduce the amount of that Letter of Credit by an amount equal to the amount of the participation of that Non-Acceptable L/C Lender in respect of that Letter of Credit and that Non-Acceptable L/C Lender shall be deemed not to have any participation (or obligation to indemnify the Issuing Bank) in respect of that Letter of Credit for the purposes of the Finance Documents.

(b)           The Issuing Bank shall notify the Agent and the Company of each reduction made pursuant to this Clause 6.7.

(c)           This Clause 6.7 shall not affect the participation of each other Lender in that Letter of Credit.

6.8                               Revaluation of Letters of Credit

(a)           If any Letters of Credit are denominated in an Optional Currency, the Agent shall on each Quarter Date after the date of the Letter of Credit (other than any Quarter Date falling within the first three Months after the date of the Letter of Credit) recalculate the Base Currency Amount of each Letter of Credit by notionally converting into the Base Currency the outstanding amount of that Letter of Credit on the basis of the Agent’s Spot Rate of Exchange on the date of calculation.

(b)           The Company shall, if requested by the Agent within 7 Business Days of any calculation under paragraph (a) above, ensure that within ten Business Days of the revaluation date sufficient Utilisations are prepaid (which may be effected as provided in paragraphs (g) and (h) of Clause 1.2 (Construction)) to prevent the Base Currency Amount of the Utilisations exceeding the Total Commitments (after deducting the total Ancillary Commitments) following any adjustment to a Base Currency Amount under paragraph (a) of this Clause 6.8.

7.                                      UTILISATION - ALTERNATIVE L/C UTILISATIONS

7.1                               The Facilities

(a)           The Facilities may be utilised by way of Alternative L/C Utilisations.

(b)           Other than Clause 5.5 (Limitations on Utilisations), Clause 5.6 (Cancellation of Commitment), Clause 5.7 (Clean down) and Clause 5.8 (Allocation between Facilities), Clause 5 (Utilisation - Loans) does not apply to utilisations by way of Alternative L/C Utilisations.

7.2                               Delivery of a Utilisation Request for Alternative L/C Utilisations

A Borrower (or the Company on its behalf) may request an Alternative L/C Utilisation to be issued by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time.

7.3                               Completion of a Utilisation Request for Alternative L/C Utilisations

Each Utilisation Request for an Alternative L/C Utilisation is irrevocable and will not be regarded as having been duly completed unless:

(a)           it specifies that it is for the Alternative L/C Utilisation;

(b)           it identifies the Borrower of the Alternative L/C Utilisation;

(c)           the proposed Utilisation Date is a Business Day within the Availability Period;

(d)           the currency and amount of the Alternative L/C Utilisation comply with Clause 7.4 (Currency and amount);

(e)           the form of Alternative Letter of Credit to be issued pursuant to the Alternative L/C Utilisation is attached;

(f)            the Expiry Date of the Alternative Letter of Credit to be issued pursuant to the Alternative L/C Utilisation falls on or before the Termination Date (unless the Alternative L/C Fronting Bank and the Lenders otherwise agree and the relevant Borrower (i) provides cash cover for the Syndicated Portion of the Alternative L/C Utilisation and (ii) repays in full the Alternative Loans made in respect of the Fronted Portion of the Alternative L/C Utilisation on the Termination Date);

(g)           the Term of the Alternative L/C Utilisation is 12 Months or less and is for an integral number of Months (unless the Alternative L/C Fronting Bank and the Lenders otherwise agree and the relevant Borrower (i) provides cash cover for the Syndicated Portion of the Alternative L/C Utilisation on the date falling 12 Months after the date of the making or issue of the L/C Alternative Utilisation; and (ii) repays in full the Alternative Loans made in respect of the Fronted Portion of the Alternative L/C Utilisation on the Termination Date);

(h)           the delivery instructions for the Alternative Letter of Credit to be issued pursuant to the Alternative L/C Utilisation are specified; and

(i)            the beneficiary of the Alternative Letter of Credit to be issued pursuant to the Alternative L/C Utilisation is identified and approved by the Alternative L/C Lenders and the Alternative L/C Fronting Bank (each acting reasonably and having regard only to legal and regulatory restrictions (if any) and its formal internal policies applicable to letters of credit).

7.4                               Currency and amount

(a)           The currency specified in a Utilisation Request must be the Base Currency or an Optional Currency.

(b)           Subject to Clause 5.5 (Limitations on Utilisations), the amount of the proposed Alternative L/C Utilisation must be an amount whose Base Currency Amount is not more than the Available Facility under the relevant Facility and which is:

(i)            if the currency selected is the Base Currency, a minimum of £1,000,000 or, if less, the Available Facility in respect of the relevant Facility; or

(ii)           if the currency selected is euro, a minimum of €1,000,000 or, if less, the Available Facility in respect of the relevant Facility; or

(iii)          if the currency selected is dollars, a minimum of $2,000,000 or, if less, the Available Facility in respect of the relevant Facility;

(iv)                              if the currency selected is an Optional Currency other than euro or dollars, the minimum amount specified by the Agent pursuant to paragraph (b)(ii) of Clause 4.3 (Conditions relating to Optional Currencies) or, if less, the Available Facility in respect of the relevant Facility.

7.5                               Issue and making of Alternative L/C Utilisations

(a)                                 If the conditions set out in this Agreement have been met, on the Utilisation Date:

(i)                                     each Fronted Alternative L/C Lender shall make its participation in an Alternative Loan in respect of the Fronted Portion of an Alternative L/C Utilisation available through its Facility Office in an amount equal to its L/C Proportion to the account of the relevant Borrower with the Alternative L/C Fronting Bank specified in the Utilisation Request and such Alternative Loan shall (subject to meeting the requirements for cash cover in paragraph (d) of Clause 1.2 (Construction)) constitute cash cover provided by the relevant Borrower for the Fronted Portion of the Alternative L/C Utilisation;

(ii)                                  each Alternative L/C Lender shall execute and issue the Alternative Letter of Credit to be issued in respect of the Syndicated Portion of the Alternative L/C Utilisation on a several basis in an amount equal to its L/C Proportion; and

(iii)                               subject to being satisfied that it has received in cleared funds the proceeds of the Alternative Loan to be made available by any Fronted Alternative L/C Lender under sub-paragraph (i) above and that those funds constitute cash cover for the Fronted Portion of the requested Alternative L/C Utilisation, the Alternative L/C Fronting Bank shall execute the Alternative Letter of Credit to be issued in respect of the Fronted Portion of the Alternative L/C Utilisation in an amount equal to the aggregate of the Fronted Alternative L/C Lenders’ L/C Proportion.

(b)                                 Subject to Clause 4.1 (Initial conditions precedent), the Alternative L/C Fronting Bank, the Fronted Alternative L/C Lenders and the Alternative L/C Lenders will only be obliged to comply with paragraph (a) above in relation to an Alternative L/C Utilisation, if on the date of the Utilisation Request or Renewal Request and on the proposed Utilisation Date:

(i)                                     in the case of an Alternative L/C Utilisation to be renewed in accordance with paragraph Clause 7.6 (Renewal of an Alternative L/C Utilisation), no Event of Default is continuing or would result from the proposed Alternative L/C Utilisation and, in the case of any other Alternative L/C Utilisation, no Default is continuing or would result from the proposed Alternative L/C Utilisation; and

(ii)                                  the Repeating Representations to be made by each Obligor, are true in all respects.

(c)                                  The amount of each Lender’s participation in each Alternative L/C Utilisation will be equal to the proportion borne by its Available Commitments under the Facility under which the Alternative Letter of Credit is issued to the relevant Available Facility at the time the Alternative L/C Utilisation is made and issued.

(d)                                 The Agent shall determine the Base Currency Amount of each Alternative L/C Utilisation which is to be issued in an Optional Currency and shall notify the Alternative L/C Fronting Bank and each Lender of the details of the requested Alternative L/C Utilisation and its participation in that Alternative L/C Utilisation by the Specified Time.

(e)                                  The Alternative L/C Fronting Bank shall notify the Agent if it does not intend to issue an Alternative Letter of Credit in respect of any Fronted Alternative L/C Lender’s L/C Proportion pursuant to this Clause 7.5 because such Fronted Alternative L/C Lender has not complied with paragraph (a)(i) of this Clause 7.5.

(f)                                   This Clause 7.5 shall not affect the participation of each other Lender in that Alternative L/C Utilisation.

7.6                               Renewal of an Alternative L/C Utilisation

(a)                                 A Borrower (or the Company on its behalf) may request that the Alternative Letter of Credit issued pursuant to any Alternative L/C Utilisation on behalf of that Borrower be renewed by delivery to the Agent of a Renewal Request in substantially similar form to a Utilisation Request for an Alternative L/C Utilisation by the Specified Time.

(b)                                 The Finance Parties shall treat any Renewal Request in the same way as a Utilisation Request for an Alternative L/C Utilisation except that the condition set out in paragraph (e) of Clause 7.3 (Completion of a Utilisation Request for Alternative L/C Utilisations) shall not apply.

(c)                                  The terms of each renewed Alternative L/C Utilisation shall be the same as those of the relevant Alternative L/C Utilisation immediately prior to its renewal, except that:

(i)                                     its amount may be less than the amount of the Alternative L/C Utilisation immediately prior to its renewal; and

(ii)                                  its Term shall start on the date which was the Expiry Date of the Alternative L/C Utilisation immediately prior to its renewal, and shall end on the proposed Expiry Date specified in the Renewal Request.

(d)                                 If the conditions set out in this Agreement have been met, the Alternative L/C Lenders and the Alternative L/C Fronting Bank shall amend and re-issue any Alternative Letter of Credit pursuant to a Renewal Request and the Alternative Loan relating to such Alternative L/C Utilisation will be re-advanced by the Fronted Alternative L/C Lender and the relevant Borrower will not be required to make any payment in cash in relation thereto.

7.7                               Revaluation of Alternative L/C Utilisations

(a)                                 If any Alternative L/C Utilisations are denominated in an Optional Currency, the Agent shall on each Quarter Date after the date of the Alternative L/C Utilisation (other than any Quarter Date falling within the first three Months after the date of the Alternative L/C Utilisation) recalculate the Base Currency Amount of each Alternative L/C Utilisation by notionally converting into the Base Currency the outstanding amount of that Alternative L/C Utilisation on the basis of the Agent’s Spot Rate of Exchange on the date of calculation.

(b)                                 The Company shall, if requested by the Agent within 7 Business Days of any calculation under paragraph (a) above, ensure that within ten Business Days of the revaluation date sufficient Utilisations are prepaid (which may be effected as provided in paragraphs (g) and (h) of Clause 1.2 (Construction)) to prevent the Base Currency Amount of the Utilisations exceeding the Total Commitments (after deducting the total Ancillary Commitments) following any adjustment to a Base Currency Amount under paragraph (a) of this Clause 7.7 (Revaluation of Alternative L/C Utilisations).

8.                                      LETTERS OF CREDIT

8.1                               Immediately payable

If a Letter of Credit or any amount outstanding under a Letter of Credit is expressed to be immediately payable, the Borrower that requested (or on behalf of which the Company requested) the issue of that Letter of Credit shall repay or prepay that amount immediately.

8.2                               Claims under a Letter of Credit

(a)                                 Each Borrower irrevocably and unconditionally authorises the Issuing Bank to pay any claim made or purported to be made under a Letter of Credit requested by it (or requested by the Company on its behalf) and which appears on its face to be in order (in this Clause 8, a “claim”).

(b)                                 Each Borrower shall immediately on demand or, if such payment is being funded by a Loan, shall within three Business Days of demand, pay to the Agent for the Issuing Bank an amount equal to the amount of any claim provided that if such drawing is for the same amount and in the same currency as such Letter of Credit then it shall be treated as a Rollover Loan.

(c)                                  Each Borrower acknowledges that the Issuing Bank:

(i)                                is not obliged to carry out any investigation or seek any confirmation from any other person before paying a claim; and

(ii)                             deals in documents only and will not be concerned with the legality of a claim or any underlying transaction or any available set-off, counterclaim or other defence of any person.

(d)                                 The obligations of a Borrower under this Clause 8 will not be affected by:

(i)                                     the sufficiency, accuracy or genuineness of any claim or any other document; or

(ii)                                  any incapacity of, or limitation on the powers of, any person signing a claim or other document.

8.3                               Indemnities

(a)                                 Each Borrower shall within 3 Business Days of demand indemnify the Issuing Bank against any cost, loss or liability incurred by the Issuing Bank (otherwise than by reason of the Issuing Bank’s gross negligence or wilful misconduct or wilful breach of any Finance Document) in acting as the Issuing Bank under any Letter of Credit requested by (or on behalf of) that Borrower.

(b)                                 Each Lender shall (according to its L/C Proportion) immediately on demand indemnify the Issuing Bank against any cost, loss or liability incurred by the Issuing Bank (otherwise than by reason of the Issuing Bank’s gross negligence or wilful misconduct or wilful breach of any Finance Document) in acting as the Issuing Bank under any Letter of Credit (unless the Issuing Bank has been reimbursed by an Obligor pursuant to a Finance Document).

(c)                                  If any Lender is not permitted (by its constitutional documents or any applicable law) to comply with paragraph (b) above, then that Lender will not be obliged to comply with paragraph (b) and shall instead be deemed to have taken, on the date the Letter of Credit is issued (or if later, on the date the Lender’s participation in the Letter of Credit is transferred or assigned to the Lender in accordance with the terms of this Agreement), an undivided interest and participation in the Letter of Credit in an amount equal to its L/C Proportion of that Letter of Credit. On receipt of demand from the Agent pursuant to paragraph (b) above, that Lender shall pay to the Agent (for the account of the Issuing Bank) an amount equal to its L/C Proportion of the amount demanded.

(d)                                 The Borrower which requested (or on behalf of which the Company requested) a Letter of Credit shall immediately on demand reimburse any Lender for any payment it makes to the Issuing Bank under this Clause 8.3 in respect of that Letter of Credit.

(e)                                  The obligations of each Lender or Borrower under this Clause 8.3 are continuing obligations and will extend to the ultimate balance of sums payable by that Lender or Borrower in respect of any Letter of Credit, regardless of any intermediate payment or discharge in whole or in part.

(f)                                   The obligations of any Lender or Borrower under this Clause 8.3 will not be affected by any act, omission, matter or thing which, but for this Clause 8.3, would reduce, release or prejudice any of its obligations under this Clause (without limitation and whether or not known to it or any other person) including:

(i)                                     any time, waiver or consent granted to, or composition with, any Obligor, any beneficiary under a Letter of Credit or any other person;

(ii)                                  the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor or any member of the Restricted Group;

(iii)                               the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor, any beneficiary under a Letter of Credit or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(iv)                              any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor, any beneficiary under a Letter of Credit or any other person;

(v)                                 any amendment (however fundamental) or replacement of a Finance Document, any Letter of Credit or any other document or security;

(vi)                              any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document, any Letter of Credit or any other document or security; or

(vii)                           any insolvency or similar proceedings.

8.4                               Cash collateral by Non-Acceptable L/C Lender

(a)                                 If, at any time, a Lender is a Non-Acceptable L/C Lender, the Issuing Bank may, by notice to that Lender, request that Lender to pay and that Lender shall pay, on or prior to the date falling three Business Days after the request by the Issuing Bank, an amount equal to that Lender’s L/C Proportion of the outstanding amount of any Letter of Credit and in the currency of each such Letter of Credit to an interest-bearing account held in the name of that Lender with the Issuing Bank.

(b)                                 The Non-Acceptable L/C Lender to whom a request has been made in accordance with paragraph (a) above shall enter into a security document or other form of collateral arrangement over the account referred to in paragraph (a) above, in form and substance satisfactory to the Issuing Bank (acting reasonably), as collateral for any amounts due and payable under the Finance Documents by that Lender to the Issuing Bank in respect of that Letter of Credit.

(c)                                  Subject to paragraph (f) below, until no amount is or may be outstanding under that Letter of Credit, withdrawals from the account referred to in paragraph (a) above may only be made to pay to the Issuing Bank amounts due and payable to the Issuing Bank by the Non-Acceptable L/C Lender under the Finance Documents in respect of that Letter of Credit.

(d)                                 Each Lender shall notify the Agent and the Company.

(i)                                     on the date of this Agreement or on any later date on which it becomes such a Lender in accordance with Clause 31 (Changes to the Lenders) whether it is a Non-Acceptable L/C Lender; and

(ii)                                  as soon as practicable upon becoming aware of the same, that it has become a Non-Acceptable L/C Lender,

and an indication in a Transfer Certificate or in an Assignment Agreement to that effect will constitute a notice under paragraph (d)(i) to the Agent and, upon delivery in accordance with Clause 31.7 (Copy of Transfer Certificate or Assignment Agreement to Company), to the Company.

(e)                                  Any notice received by the Agent pursuant to paragraph (d) above shall constitute notice to the Issuing Bank of that Lender’s status and the Agent shall, upon receiving each such notice, promptly notify the Issuing Bank of that Lender’s status as specified in that notice.

(f)                                   If a Lender who has provided cash collateral in accordance with this Clause 8.4:

(i)                                     ceases to be a Non-Acceptable L/C Lender; and

(ii)                                  no amount is due and payable by that Lender in respect of a Letter of Credit,

that Lender may, at any time it is not a Non-Acceptable L/C Lender, by notice to the Issuing Bank request that an amount equal to the amount of the cash provided by it as collateral in respect of that Letter of Credit (together with any accrued interest) standing to the credit of the relevant account held with the Issuing Bank be returned to it and the Issuing Bank shall pay that amount to the Lender within three Business Days after the request from the Lender (and shall cooperate with the Lender in order to procure that the relevant security or collateral arrangement is released and discharged).

8.5                               Cash cover by Borrower

(a)                                 If a Lender which is a Non-Acceptable L/C Lender fails to provide cash collateral (or notifies the Issuing Bank that it will not provide cash collateral) in accordance with Clause 8.4 (Cash collateral by Non-Acceptable L/C Lender), the Issuing Bank shall notify the Company (with a copy to the Agent) that it requires the Borrower of the relevant Letter of Credit or proposed Letter of Credit to provide cash cover to an account with the Issuing Bank in an amount equal to that Lender’s L/C Proportion of the outstanding amount of that Letter of Credit and in the currency of that Letter of Credit then that Borrower shall do so within three Business Days after the notice is given.

(b)                                 Notwithstanding paragraph (d) of Clause 1.2 (Construction) the Issuing Bank shall agree to the withdrawal of amounts up to the level of that cash cover from the account if:

(i)                                     the relevant Lender is no longer a Non-Acceptable L/C Lender and has given notice to this effect to the Issuing Bank; or

(ii)                                  the relevant Lender’s obligations in respect of the relevant Letter of Credit are transferred to a New Lender that is not a Non-Acceptable Lender in accordance with the terms of this Agreement.

(c)                                  To the extent that a Borrower has complied with its obligations to provide cash cover in respect of a Letter of Credit in accordance with this Clause 8.5, the relevant Lender’s L/C Proportion in respect of that Letter of Credit will remain (but that Lender’s obligations in relation to that Letter of Credit may be satisfied in accordance with paragraph (d)(ii) of Clause 1.2 (Construction)). However, the relevant Borrower’s obligation to pay any Letter of Credit fee in relation to the relevant Letter of Credit to the Agent (for the account of that Lender) in accordance with paragraph (c) of Clause 19.5 (Fees payable in respect of Letters of Credit) will be reduced proportionately as from the date on which it complies with that obligation to provide cash cover (and for so long as the relevant amount of cash cover continues to stand as collateral).

(d)                                 The relevant Issuing Bank shall promptly notify the Agent of the extent to which a Borrower provides cash cover pursuant to this Clause 8.5 and of any change in the amount of cash cover so provided.

8.6                               Rights of contribution

No Obligor will be entitled to any right of contribution or indemnity from any Finance Party in respect of any payment it may make under this Clause 8.

9.                                      ALTERNATIVE L/C UTILISATIONS

9.1                               Immediately payable

If an Alternative Letter of Credit or any amount outstanding under an Alternative Letter of Credit is expressed to be immediately payable, the Borrower that requested (or on behalf of which the Company requested) the issue of that Alternative Letter of Credit shall repay or prepay that amount immediately.

9.2                               Claims under an Alternative Letter of Credit

(a)                                 Each Borrower irrevocably and unconditionally authorises the Alternative L/C Fronting Bank and the Alternative L/C Lenders to pay any claim made or purported to be made under an Alternative Letter of Credit requested by it (or requested by the Company on its behalf) and which appears on its face to be in order (in this Clause 9, a “claim”).

(b)                                 Each Borrower irrevocably and unconditionally authorises the Alternative L/C Fronting Bank and Alternative L/C Lenders to apply any cash cover towards the payment of any claim.

(c)                                  Each Borrower shall immediately on demand or, if such payment is being funded by a Loan, shall within three Business Days of demand, pay to the Agent for the Alternative L/C Lenders an amount equal to the Syndicated Portion of the amount of any claim provided that if the Loan is for the same amount and in the same currency as the full amount of the claim under the Alternative Lender of Credit then it shall be treated as a Rollover Loan.

(d)                                 Each Borrower acknowledges that the Alternative L/C Fronting Bank and the Alternative L/C Lenders:

(i)                                     are not obliged to carry out any investigation or seek any confirmation from any other person before paying a claim; and

(ii)                                  deal in documents only and will not be concerned with the legality of a claim or any underlying transaction or any available set-off, counterclaim or other defence of any person.

(e)                                  The obligations of a Borrower under this Clause 9 will not be affected by:

(i)                                     the sufficiency, accuracy or genuineness of any claim or any other document; or

(ii)                                  any incapacity of, or limitation on the powers of, any person signing a claim or other document.

9.3                               Indemnities

(a)                                 Each Borrower shall immediately within 3 Business Days of demand indemnify the Alternative L/C Fronting Bank and each Alternative L/C Lender against any cost, loss or liability incurred by such Alternative L/C Fronting Bank or Alternative L/C Lender (otherwise than by reason of such Alternative L/C Fronting Bank or Alternative L/C Lender’s gross negligence or wilful misconduct or wilful breach of any Finance Document) in acting as Alternative L/C Fronting Bank or Alternative L/C Lender under any Alternative L/C Utilisation requested by (or on behalf of) that Borrower.

(b)                                 Each Fronted Alternative L/C Lender shall (according to its L/C Proportion) immediately on demand indemnify the Alternative L/C Fronting Bank against any incremental cost, and any loss or liability incurred by the Alternative L/C Fronting Bank (otherwise than by reason of the Alternative L/C Fronting Bank’s gross negligence or wilful misconduct or wilful breach of any Finance Document) in acting as the Alternative L/C Fronting Bank under any Alternative L/C Utilisation (unless the Alternative L/C Fronting Bank has been reimbursed by an Obligor pursuant to a Finance Document).

(c)                                  The Borrower which requested (or on behalf of which the Company requested) an Alternative L/C Utilisation shall immediately on demand reimburse any Fronted Alternative L/C Lender for any payment it makes to the

Alternative L/C Fronting Bank under this Clause 9.3 (Indemnities) in respect of that Alternative L/C Utilisation.

(d)                                 The obligations of each Lender or Borrower under this Clause 9.3 are continuing obligations and will extend to the ultimate balance of sums payable by that Fronted Alternative L/C Lender or Borrower in respect of any Alternative L/C Utilisation, regardless of any intermediate payment or discharge in whole or in part.

(e)                                  The obligations of any Fronted Alternative L/C Lender or Borrower under this Clause 9.3 will not be affected by any act, omission, matter or thing which, but for this Clause 9.3, would reduce, release or prejudice any of its obligations under this Clause 9.3, (without limitation and whether or not known to it or any other person) including:

(i)                                     any time, waiver or consent granted to, or composition with, any Obligor, any beneficiary under an Alternative Letter of Credit or any other person;

(ii)                                  the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor or any member of the Restricted Group;

(iii)                               the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor, any beneficiary under an Alternative Letter of Credit or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(iv)                              any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor, any beneficiary under an Alternative Letter of Credit or any other person;

(v)                                 any amendment (however fundamental) or replacement of a Finance Document, any Alternative Letter of Credit or any other document or security;

(vi)                              any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document, any Alternative Letter of Credit or any other document or security; or

(vii)                           any insolvency or similar proceedings.

9.4                               Rights of contribution

No Obligor will be entitled to any right of contribution or indemnity from any Finance Party in respect of any payment it may make under this Clause 9.

9.5                               Terms applicable to Alternative Loans

(a)                                 The Interest Periods applicable to any Alternative Loan made by a Fronted Alternative L/C Lender in respect of an Alternative L/C Utilisation will be three Months (or, in the case of an Alternative Loan expiring on the last day of the Term applicable to the Alternative L/C Utilisation, one, two or three Months as applicable) unless otherwise agreed by the Company, the Agent (acting on the instruction of all the Lenders) and the Alternative L/C Fronting Bank.

(b)                                 At the end of each Interest Period for an Alternative Loan made by a Fronted Alternative L/C Lender in respect of an Alternative L/C Utilisation other than an Alternative Loan ending on the last day of the Term applicable to the Alternative L/C Utilisation:

(i)                                     that Alternative Loan will be deemed to have been re-advanced without the need for the Borrower to repay that Alternative Loan or to submit a Utilisation Request; and

(ii)                                  the conditions set out in Clause 4.2 (Further conditions precedent) will not apply to the re-advancing of that Alternative Loan.

10.                               OPTIONAL CURRENCIES

10.1                        Selection of currency

A Borrower (or the Company on its behalf) shall select the currency of a Utilisation in a Utilisation Request.

10.2                        Unavailability of a currency

If before the Specified Time on any Quotation Day:

(a)                                 a Lender notifies the Agent that the Optional Currency requested is not readily available to it in the amount required; or

(b)                                 a Lender notifies the Agent that compliance with its obligation to participate in a Loan or Alternative Loan in the proposed Optional Currency would contravene a law or regulation applicable to it, the Agent will give notice to the relevant Borrower or Company to that effect by the Specified Time on that day. In this event, any Lender that gives notice pursuant to this Clause 10.2 will be required to participate in the Loan or Alternative Loan in the Base Currency (in an amount equal to that Lender’s proportion of the Base Currency Amount, or in respect of a Rollover Loan, an amount equal to that Lender’s proportion of the Base Currency Amount of the Rollover Loan that is due to be made) and its participation will be treated as a separate Loan denominated in the Base Currency during that Interest Period.

10.3                        Agent’s calculations

(a)                         Each Lender’s participation in a Loan will be determined in accordance with paragraph (b) of Clause 5.4 (Lenders’ participation)

(b)                         Each Fronted Alternative L/C Lender’s participation in an Alternative Loan being made pursuant to an Alternative L/C Utilisation will be determined in accordance with Clause 7.5 (Issue and making of Alternative L/C Utilisations).

11.                               ANCILLARY FACILITIES

11.1                        Type of Facility

An Ancillary Facility may be by way of:

(a)                         an overdraft facility;

(b)                         a guarantee, bonding, documentary or stand-by letter of credit facility;

(c)                          a short term loan facility;

(d)                         a derivatives facility;

(e)                          a BACS facility;

(f)                           a foreign exchange facility; or

(g)                          any other facility or accommodation required in connection with the business of the Restricted Group and which is agreed by the Company and an Ancillary Lender.

11.2                        Availability

(a)                         If the Company and a Lender agree and except as otherwise provided in this Agreement, the Lender may provide an Ancillary Facility on a bilateral basis in place of all or part of that Lender’s unutilised Commitment under Facility A and/or Facility B (which shall (except for the purposes of determining the Majority Lenders and of Clause 43.4 (Replacement of Lender)) be reduced by the amount of the Ancillary Commitment under that Ancillary Facility).

(b)                         An Ancillary Facility shall not be made available unless, not later than 5 Business Days prior to the Ancillary Commencement Date for an Ancillary Facility (or, in the case of any Ancillary Facility to be made available on the Closing Date, on or before the Closing Date) the Agent has received from the Company:

(i)          a notice in writing of the establishment of an Ancillary Facility and specifying:

(A)                       the proposed Borrower(s) which may use the Ancillary Facility;

(B)                       the proposed Ancillary Commencement Date and expiry date of the Ancillary Facility;

(C)                       the proposed type of Ancillary Facility to be provided;

(D)                       the proposed Ancillary Lender;

(E)                        the proposed Ancillary Commitment, the maximum amount of the Ancillary Facility and, if the Ancillary Facility is an overdraft facility comprising more than one account its maximum gross amount (that amount being the “Designated Gross Amount”) and its maximum net amount (that amount being the “Designated Net Amount”); and

(F)                         the proposed currency of the Ancillary Facility (if not denominated in the Base Currency);

(ii)         a copy of the proposed Ancillary Facility Document; and

(iii)        any other information which the Agent may reasonably request in connection with the Ancillary Facility.

The Agent shall promptly notify the Ancillary Lender and the other Lenders of the establishment of an Ancillary Facility.

No amendment or waiver of a term of any Ancillary Facility shall require the consent of any Finance Party other than the relevant Ancillary Lender unless such amendment or waiver itself relates to or gives rise to a matter which would require an amendment of or under this Agreement (including, for the avoidance of doubt, under this Clause). In such a case, the provisions of this Agreement with regard to amendments and waivers will apply.

(c)                          Subject to compliance with paragraph (b) above:

(i)          the Lender concerned will become an Ancillary Lender; and

(ii)         the Ancillary Facility will be available,

with effect from the date agreed by the Company and the Ancillary Lender.

11.3                        Terms of Ancillary Facilities

(a)                         Except as provided below, the terms of any Ancillary Facility will be those agreed by the Ancillary Lender and the Company.

(b)                         However, those terms:

(i)          must be based upon normal commercial terms at that time (except as varied by this Agreement);

(ii)         may allow only Borrowers to use the Ancillary Facility;

(iii)       may not allow the Ancillary Outstandings to exceed the Ancillary Commitment (and where the Ancillary Facility is an overdraft facility comprising more than one account, Ancillary Outstandings under that Ancillary Facility shall not exceed the Designated Net Amount in respect of that Ancillary Facility);

(iv)       may not allow the Ancillary Commitment of a Lender to exceed the Available Commitment of that Lender in relation to the relevant Facility; and

(v)        must require that the Ancillary Commitment is reduced to nil, and that all Ancillary Outstandings are repaid (or cash cover provided in respect of all the Ancillary Outstandings) not later than the Termination Date (or such earlier date as the Commitment of the relevant Ancillary Lender (or its Affiliate) under the relevant Facility is reduced to zero).

(c)                          If there is any inconsistency between any term of an Ancillary Facility and any term of this Agreement, this Agreement shall prevail except for (i) Clause 40.3 (Day count convention) which shall not prevail for the purposes of calculating fees, interest or commission relating to an Ancillary Facility; (ii) an Ancillary Facility comprising more than one account where the terms of the Ancillary Documents shall prevail to the extent required to permit the netting of balances on those accounts; and (iii) where the relevant term of this Agreement would be contrary to, or inconsistent with, the law governing the relevant Ancillary Document, in which case that term of this Agreement shall not prevail.

(d)                         Interest, commission and fees on Ancillary Facilities are dealt with in Clause 19.6 (Interest, commission and fees on Ancillary Facilities).

11.4                        Repayment of Ancillary Facility

(a)                         An Ancillary Facility shall cease to be available on the Termination Date or such earlier date on which its expiry date occurs or on which it is cancelled in accordance with the terms of this Agreement.

(b)                         If an Ancillary Facility expires in accordance with its terms the Ancillary Commitment of the Ancillary Lender shall be reduced to zero (and its Commitment shall be increased accordingly).

(c)                          No Ancillary Lender may demand repayment or prepayment of any amounts or demand cash cover for any liabilities made available or incurred by it under its Ancillary Facility (except where the Ancillary Facility is provided on a net limit basis to the extent required to bring any gross outstandings down to the net limit) unless:

(i)          the Total Commitments have been cancelled in full, or all outstanding Utilisations have become due and payable in accordance with the terms of this Agreement, or the Agent has declared all outstanding Utilisations immediately due and payable, or the expiry date of the Ancillary Facility occurs; or

(ii)         it becomes unlawful in any applicable jurisdiction for the Ancillary Lender to perform any of its obligations as contemplated by this Agreement or to fund, issue or maintain its participation in its Ancillary Facility; or

(iii)        the Ancillary Outstandings (if any) under that Ancillary Facility can be refinanced by a Utilisation and the Ancillary Lender gives sufficient notice to the Company and the Agent to enable a Utilisation to be made to refinance those Ancillary Outstandings.

(d)                                 For the purposes of determining whether or not the Ancillary Outstandings under an Ancillary Facility mentioned in paragraph (c)(iii) above can be refinanced by a Utilisation:

(i)          the Commitment of the Ancillary Lender under the relevant Facility will be increased by the amount of its Ancillary Commitment; and

(ii)         the Utilisation may (so long as paragraph (c)(i) above does not apply) be made irrespective of whether a Default is outstanding or any other applicable condition precedent is not satisfied (but only to the extent that the proceeds are applied in refinancing those Ancillary Outstandings) and irrespective of whether Clause 4.4 (Maximum number of Utilisations) or paragraph (a)(iv) of Clause 5.2 (Completion of a Utilisation Request for Loans) applies.

(e)                                  On the making of a Utilisation to refinance Ancillary Outstandings:

(i)          each Lender will participate in that Utilisation in an amount (as determined by the Agent) which will result as nearly as possible in the aggregate amount of its participation in the Utilisations then outstanding under the relevant Facility bearing the same proportion to the aggregate amount of the Utilisations then outstanding under the relevant Facility as its Commitment bears to the total Commitments under the relevant Facility: and

(ii)         the relevant Ancillary Facility shall be cancelled.

(f)                                   In relation to an Ancillary Facility which comprises an overdraft facility where a Designated Net Amount has been established, the Ancillary Lender providing that Ancillary Facility shall only be obliged to take into account for the purposes of calculating compliance with the Designated Net Amount those credit balances which it is permitted to take into account by the then current law and regulations in relation to its reporting of exposures to the Financial Services Authority or other applicable regulatory authorities as netted for capital adequacy purposes.

11.5                        Ancillary Outstandings

Each Borrower and each Ancillary Lender agrees with and for the benefit of each Lender that:

(a)                            the Ancillary Outstandings under any Ancillary Facility provided by that Ancillary Lender shall not exceed the Ancillary Commitment applicable to that Ancillary Facility and where the Ancillary Facility is an overdraft facility comprising more than one account. Ancillary Outstandings under that Ancillary Facility shall not exceed the Designated Net Amount in respect of that Ancillary Facility; and

(b)                            where all or part of the Ancillary Facility is an overdraft facility comprising more than one account, the Ancillary Outstandings (calculated on the basis that the words in brackets in paragraph (a) of the definition of that term were deleted) shall not exceed the Designated Gross Amount applicable to that Ancillary Facility.

11.6                        Adjustment for Ancillary Facilities upon acceleration

In this Clause 11.6:

“Outstandings” means, in relation to a Lender and a Facility, the aggregate of the equivalent in the Base Currency of (i) its participation in each Utilisation then outstanding under the relevant Facility (together with the aggregate amount of all accrued interest, fees and commission owed to it as a Lender), and (ii) if the Lender is also an Ancillary Lender, the Ancillary Outstandings in respect of Ancillary Facilities provided by that Ancillary Lender under the relevant Facility (together with the aggregate amount of all accrued interest, fees and commission owed to it as an Ancillary Lender in respect of the Ancillary Facility).

“Total Outstandings” means, in relation to a Facility, the aggregate of all Outstandings under that Facility.

(a)                            If a notice is served under Clause 30.17 (Acceleration) (other than a notice declaring Utilisations to be due on demand), each Lender and each Ancillary Lender shall promptly adjust by corresponding transfers (to the extent necessary) their claims in respect of amounts outstanding to them under the Facilities and each Ancillary Facility to ensure that after such transfers the Outstandings of each Lender under a Facility bear the same proportion to the Total Outstandings under the relevant Facility as such Lender’s Commitment bears to the total Commitments under the relevant Facility, each as at the date the notice is served under Clause 30.17 (Acceleration).

(b)                            If an amount outstanding under an Ancillary Facility is a contingent liability and that contingent liability becomes an actual liability or is reduced to zero after the original adjustment is made under paragraph (a) above, then each Lender and Ancillary Lender will make a further adjustment by corresponding transfers (to the extent necessary) to put themselves in the position they would have been in had the original adjustment been determined by reference to the actual liability or, as the case may be, zero liability and not the contingent liability.

(c)                             Prior to the application of the provisions of paragraph (a) of this Clause 11.6, an Ancillary Lender that has provided an overdraft comprising more than one account under an Ancillary Facility shall set-off any liabilities owing to it under such overdraft facility against credit balances on any account comprised in such overdraft facility.

(d)                            All calculations to be made pursuant to this Clause 11.6 shall be made by the Agent based upon information provided to it by the Lenders and Ancillary Lenders.

11.7                        Information

Each Borrower and each Ancillary Lender shall, promptly upon request by the Agent, supply the Agent with any information relating to the operation of an Ancillary Facility (including the Ancillary Outstandings) as the Agent may reasonably request from time to time. Each Borrower consents to all such information being released to the Agent and the other Finance Parties.

11.8                        Affiliates of Lenders as Ancillary Lenders

(a)                            Subject to the terms of this Agreement, an Affiliate of a Lender may become an Ancillary Lender. In such case, the Lender and its Affiliate shall be treated as a single Lender whose Commitment is the amount set out opposite the relevant Lender’s name in Part II of Schedule 1 (The Original Parties) and/or the amount of any Commitment transferred to or assumed by that Lender under this Agreement, to the extent (in each case) not cancelled, reduced or transferred by it under this Agreement. For the purposes of calculating the Lender’s Available Commitment under each Facility, the Lender’s Commitment shall be reduced to the extent of the aggregate of the Ancillary Commitments of its Affiliates.

(b)                            The Company shall specify any relevant Affiliate of a Lender in any notice delivered by the Company to the Agent pursuant to paragraph (b)(i) of Clause 11.2 (Availability).

(c)                             An Affiliate of a Lender which becomes an Ancillary Lender shall accede to the Intercreditor Agreement as an Ancillary Lender and any person which so accedes to the Intercreditor Agreement shall, at the same time, become a party to this Agreement as an Ancillary Lender in accordance with clause 19.13 (Creditor/Creditor Representative Accession Undertaking) of the Intercreditor Agreement.

(d)                            If a Lender assigns all of its rights and benefits or transfers all of its rights and obligations to a New Lender (as defined in Clause 31 (Changes to the Lenders), its Affiliate shall cease to have any obligations under this Agreement or any Ancillary Document.

(e)                            Where this Agreement or any other Finance Document imposes an obligation on an Ancillary Lender and the relevant Ancillary Lender is an Affiliate of a Lender which is not a party to that document, the relevant Lender shall ensure that the obligation is performed by its Affiliate.

11.9                        Commitment amounts

Notwithstanding any other term of this Agreement, each Lender shall ensure that at all times its Commitment under each Facility is not less than the aggregate of:

(a)                           its Ancillary Commitment in respect of that Facility; and

(b)                           the Ancillary Commitment of its Affiliate in respect of that Facility.

SECTION 4

REPAYMENT, PREPAYMENT AND CANCELLATION

12.                               REPAYMENT

12.1                        Repayment of Loans and Alternative Loans

(a)                            Subject to paragraph (c) below and to Clause 9.5 (Terms applicable to Loans made by Fronted Alternative L/C Lenders), each Borrower which has drawn a Loan or Alternative Loan shall repay that Loan or Alternative Loan on the last day of its Interest Period.

(b)                            Without prejudice to each Borrower’s obligation under paragraph (a) above, if one or more Loans are to be made available to a Borrower:

(i)           on the same day that a maturing Loan is due to be repaid by that Borrower;

(ii)          in the same currency as the maturing Loan (unless it arose as a result of the operation of Clause 10.2 (Unavailability of a currency)); and

(iii)         in whole or in part for the purpose of refinancing the maturing Loan,

the aggregate amount of the new Loans shall be treated as if applied in or towards repayment of the maturing Loan so that:

(A)                        if the amount of the maturing Loan exceeds the aggregate amount of the new Loans:

(1)                         the relevant Borrower will only be required to pay an amount in cash in the relevant currency equal to that excess; and

(2)                         each Lender’s participation (if any) in the new Loans shall be treated as having been made available and applied by the Borrower in or towards repayment of that Lender’s participation (if any) in the maturing Loan and that Lender will not be required to make its participation in the new Loans available in cash; and

(B)                        if the amount of the maturing Loan is equal to or less than the aggregate amount of the new Loans:

(1)                         the relevant Borrower will not be required to make any payment in cash; and

(2)                         each Lender will be required to make its participation in the new Loans available in cash only to the extent that its participation (if any) in the new Loans exceeds that Lender’s participation (if any) in the maturing Loan and the remainder of that Lender’s participation in the new Loans shall be treated as having been made available and applied by the Borrower in or towards repayment of that Lender’s participation in the maturing Loan.

(c)                          At any time when a Lender becomes a Defaulting Lender, the maturity date of each of the participations of that Lender in the Loans then outstanding will be automatically extended to the Termination Date in relation to the Facilities and will be treated as separate Loans (the “Separate Loans”) denominated in the currency in which the relevant participations are outstanding.

(d)                         A Borrower to whom a Separate Loan is outstanding may prepay that Loan by giving five Business Days’ prior notice to the Agent. The Agent will forward a copy of a prepayment notice received in accordance with this paragraph (d) to the Defaulting Lender concerned as soon as practicable on receipt.

(e)                          Interest in respect of a Separate Loan will accrue for successive Interest Periods selected by the Borrower by the time and date specified by the Agent (acting reasonably) and will be payable by that Borrower to the Defaulting Lender on the last day of each Interest Period of that Loan.

(f)                           The terms of this Agreement relating to Loans generally shall continue to apply to Separate Loans other than to the extent inconsistent with paragraphs (c) to (e) above, in which case those paragraphs shall prevail in respect of any Separate Loan.

13.                               ILLEGALITY, VOLUNTARY PREPAYMENT AND CANCELLATION

13.1                        Illegality

If, at any time, it is or will become unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund, issue or maintain its participation in any Utilisation:

(a)                         that Lender shall promptly notify the Agent upon becoming aware of that event;

(b)                         upon the Agent notifying the Company, the Commitment of that Lender will be immediately cancelled; and

(c)                          each Borrower shall repay that Lender’s participation in the Utilisations made to that Borrower on the last day of the Interest Period for each Utilisation occurring after the Agent has notified the Company or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).

13.2                        Illegality in relation to Issuing Bank, Alternative L/C Fronting Bank or Alternative L/C Lender

If it becomes unlawful for an Issuing Bank, Alternative L/C Fronting Bank or Alternative L/C Lender to issue or leave outstanding any Letter of Credit or Alternative Letter of Credit, then:

(a)                         that Issuing Bank, Alternative L/C Fronting Bank or Alternative L/C Lender shall promptly notify the Agent upon becoming aware of that event;

(b)                         upon the Agent notifying the Company, the Issuing Bank, Alternative L/C Fronting Bank or Alternative L/C Lender shall not be obliged to issue any Letter of Credit or Alternative Letter of Credit; and

(c)                          the Company shall procure that each Obligor shall use its best endeavours to procure the release of each Letter of Credit or, as the case may be, Alternative Letter of Credit issued by that Issuing Bank, Alternative L/C Fronting Bank or, as the case may be, Alternative L/C Lender and outstanding at such time; and

(d)                         unless any other Lender has agreed to be an Issuing Bank, Alternative L/C Fronting Bank or Alternative L/C Lender pursuant to the terms of this Agreement, the Facilities shall cease to be available for the issue of Letters of Credit or, as the case may be, Alternative Letter of Credit for so long as no other Lender has agreed to be an Issuing Bank (in the case of Letters of Credit) or for so long as no other Lender has agreed to be an Alternative L/C Fronting Bank or, as the case may be, it is unlawful for any Alternative L/C Lender to issue Alternative Letters of Credit (in the case of Alternative L/C Utilisations).

13.3                        Voluntary cancellation

The Company may, if it gives the Agent not less than 5 Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (but if in part, being a minimum amount of £1,000,000) of the Available Facilities provided that such cancellation is made pro rata as between Facility A and Facility B. Any cancellation under this Clause 13.3 shall reduce the Available Commitments of the Lenders rateably under that Facility.

13.4                        Voluntary prepayment of Utilisations

A Borrower to which a Utilisation has been made may, if it or the Company gives the Agent not less than 5 Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of the Utilisation (but if in part, being an amount that reduces the Base Currency Amount of the Utilisation by a minimum amount of £1,000,000) provided that such prepayment is made in accordance with Clause 5.8 (Allocation between Facilities) or, where the prepayment is made at the same time as an equivalent amount of the relevant Facility is permanently reduced, in the order set out in Clause 14.3 (Application of prepayments) (assuming for this purpose that the prepayment was required by Clause 14.2 and that no Lender has declined the prepayment), as applicable.

13.5                        Right of cancellation and repayment in relation to a single Lender, Issuing Bank, or Alternative L/C Fronting Bank

(a)                                 If:

(i)                                     any sum payable to any Lender by an Obligor is required to be increased under paragraph (c) of Clause 20.2 (Tax gross-up); or

(ii)                                  any Lender, Issuing Bank or Alternative L/C Fronting Bank claims indemnification from the Company or an Obligor under Clause 20.3 (Tax indemnity) or Clause 21.1 (Increased costs), the Company may, whilst the circumstance giving rise to the requirement for that increase or indemnification continues, give the Agent notice:

(iii)                               (if such circumstances relate to a Lender) of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender’s participation in the Utilisations; or

(iv)                              (if such circumstances relate to the Issuing Bank or Alternative L/C Fronting Bank) of repayment of any outstanding Letter of Credit or Alternative Letter of Credit issued by it and cancellation of its appointment as an Issuing Bank or the Alternative L/C Fronting Bank under this Agreement in relation to any Letters of Credit or Alternative Letters of Credit to be issued in the future.

(b)                                 On receipt of a notice referred to in paragraph (a) above in relation to a Lender, the Commitment of that Lender shall immediately be reduced to zero.

(c)                                  On the last day of each Interest Period which ends after the Company has given notice under paragraph (a) above in relation to a Lender (or, if earlier, the date specified by the Company in that notice), each Borrower to which a Utilisation is outstanding shall repay that Lender’s participation in that Utilisation together with all interest and other amounts accrued under the Finance Documents.

13.6                        Right of cancellation in relation to a Defaulting Lender

(a)                                 If any Lender becomes a Defaulting Lender, the Company may, at any time whilst the Lender continues to be a Defaulting Lender, give the Agent 5 Business Days’ notice of cancellation of the Available Commitments in relation to each Facility of that Lender.

(b)                                 On the notice referred to in paragraph (a) above becoming effective, the Available Commitments in relation to each Facility of the Defaulting Lender shall immediately be reduced to zero.

(c)                                  The Agent shall as soon as practicable after receipt of a notice referred to in paragraph (a) above, notify all the Lenders.

14.                               MANDATORY PREPAYMENT

14.1                        Exit

Upon the occurrence of (i) a Change of Control, (ii) the sale of all or substantially all of the assets of the Restricted Group whether in a single transaction or a series of related transactions or (iii) a Specified Asset Sale and Leaseback (as defined in Schedule 17 (Restrictive covenants)), the Facilities will be cancelled and all outstanding Utilisations and Ancillary Outstandings, together with accrued interest, and all other amounts accrued under the Finance Documents, shall become immediately due and payable.

14.2                        Excess Proceeds and Insurance Proceeds

(a)                                 For the purposes of this Clause 14.2, Clause 14.3 (Application of mandatory prepayments) and Clause 14.4 (Mandatory Prepayment Accounts):

“Asset Sale” has the meaning given to such term in Schedule 17 (Restrictive Covenants).

“Excess Proceeds” has the meaning given to such term in Schedule 17 (Restrictive Covenants).

“Excluded Insurance Proceeds” means any proceeds of an insurance claim which relate to any insurance drawn for business interruption or third party liability or any insurance relating to player or which:

(i)                                     the Company notifies the Agent are, or are to be, applied:

(A)                               to meet a third party claim in respect of business interruption, loss of earnings or a similar claim;

(B)                               in the replacement, reinstatement and/or repair of the assets or to the purchase of replacement assets useful to the business; or

(C)                               which are, or are to be, applied or reinvested in substantially similar assets used in the Restricted Group’s business,

in each case within 365 days, or such longer period as the Majority Lenders may agree (or, in the case of an insurance claim relating to damage to the Stadium, for such longer period as members of the Restricted Group are using all reasonable endeavours to replace, repair or reinstate the Stadium as soon as reasonably practicable and are using or intend to use the relevant proceeds to fund such replacement, repair or reinstatement (and, at the reasonable request of the Agent at any time or times at which the Company is relying on this provision, the Company will promptly certify that the requirements of the provision have been and are being met)) after receipt; or

(ii)                                  when aggregated with the proceeds of other such insurance claims received in any Financial Year of the Company, are less than £1,000,000.

“Insurance Proceeds” means the net proceeds of any insurance claim under any insurance maintained by any member of the Restricted Group except for Excluded Insurance Proceeds and after deducting any reasonable expenses in relation to that claim which are incurred by any member of the Restricted Group to persons who are not members of the Group.

(b)                                 The Company shall ensure that the Borrowers offer to cancel Commitments and, if applicable, prepay Utilisations in the following amounts at the times and in the order of application contemplated by Clause 14.3 (Application of mandatory prepayments):

(i)                                     when the aggregate amount of Excess Proceeds exceeds £15,000,000, the relevant proportion of Excess Proceeds (and following the application of those amounts in respect of which Lenders have not declined the offer of cancellation and, if applicable, prepayment, the Company may then elect to apply any part of the remainder of such Excess Proceeds (including any amount refused by the Lenders) in prepayment, purchase or defeasance of the Notes or other Term Debt regardless of compliance with Clause 29.18 (Note Purchase Condition)); and

(ii)                                  the amount of Insurance Proceeds,

where “relevant proportion” means:

(i)                                     if the requirements of paragraphs (b) and (c) of Clause 29.18 (Note Purchase Condition) are met, the proportion of the Excess Proceeds that the relevant member of the Restricted Group is not entitled to apply or offer to apply in prepayment of the Notes or any other Term Debt in compliance with Clause 29.18 (Note Purchase Condition);

(ii)                                  if the requirements of paragraph (c) of Clause 29.18 (Note Purchase Condition) are met but the requirements of paragraph (b) of Clause 29.18 (Note Purchase Condition) are not met, 50% of the Excess Proceeds; and

(iii)                               if the requirements of paragraph (c) of Clause 29.18 (Note Purchase Condition) are not met, 100% of the Excess Proceeds.

(c)                                  Any Lender may, within 3 Business Days of receipt of an offer of cancellation and, if applicable, prepayment under paragraph (b) of Clause 14.2 (Excess Proceeds and Insurance Proceeds), decline all or part of its share in that cancellation and, if applicable, prepayment (and, to the extent that a Lender declines part of a cancellation and, if applicable, prepayment, the amount of the cancellation and, if applicable, prepayment to be made in respect of that Lender’s Commitments will be reduced accordingly and, for the avoidance of doubt, any part of a Lender’s share in that cancellation and, if applicable, prepayment, that is not declined within 3 Business Days of receipt of the offer of that cancellation and, if applicable, prepayment, will be deemed to have been accepted by that Lender.

14.3                        Application of mandatory prepayments

(a)                                 Subject to paragraph (b) below, a cancellation and, if applicable, a prepayment made under Clause 14.2 (Excess Proceeds and Insurance Proceeds) shall be offered pro rata as between Facility A and Facility B and, within a Facility, in the following order:

(i)                                     within Facility A:

(A)                               first, in cancellation of Available Commitments in relation to Facility A (and the Available Commitments of the Facility A Lenders under Facility A will be cancelled rateably);

(B)                               secondly, in prepayment of Utilisations under Facility A (in such order as the Company may elect provided that outstanding Loans will be prepaid before outstanding Letters of Credit and Alternative L/C Utilisations) and cancellation of Facility A Commitments; and

(C)                               then, in repayment and cancellation of the Ancillary Outstandings and Ancillary Commitments.

(ii)                                          within Facility B:

(A)                               an amount equal to the Facility A Prepayment Amount will be applied:

(1)                                 first, in cancellation (in an amount equal to the amount of the Available Commitments under Facility A that are cancelled under paragraph (a)(i)(A) above) of Available Commitments in relation to Facility B (and the Available Commitments of the Facility B Lenders under Facility B will be cancelled rateably);

(2)                                 secondly, in prepayment of Matching Utilisations under Facility B such that outstanding Loans will be prepaid before outstanding Letters of Credit and Alternative L/C Utilisations) and cancellation of Facility B Commitments; and

(3)                                 then, in repayment and cancellation of the Ancillary Outstandings and Ancillary Commitments in relation to any Matching Ancillary Facilities; and

(B)                               the remainder of the amount of the cancellation and, if applicable, prepayment of Facility B will be applied:

(1)                                 first, in cancellation of any remaining Available Commitments in relation to Facility B (and the Available Commitments of the Facility B Lenders under Facility B will be cancelled rateably)

(2)                                 secondly, in prepayment of any remaining Utilisations under Facility B other than Matching Utilisations (in such order as the Company may elect provided that outstanding Loans will be prepaid before outstanding Letters of Credit and Alternative L/C Utilisations) and cancellation of Facility B Commitments; and

(3)                                 thirdly, in repayment and cancellation of the Ancillary Outstandings and Ancillary Commitments in relation to any Ancillary Facility other than a Matching Ancillary Facility.

(b)                                 If one or more Lenders has or have declined some or all of a cancellation and, if applicable, prepayment under Clause 14.2 (Excess Proceeds and Insurance Proceeds), the cancellation and, if applicable, prepayment of the amount not so declined will be applied by the Borrowers such that:

(i)                                     each Lender’s Commitments are cancelled in the amount offered to that Lender in accordance with Clause 14.2 (Excess Proceeds and Insurance Proceeds) and not declined by it under paragraph (c) of Clause 14.2 (Excess Proceeds and Insurance Proceeds); and

(ii)                                  the amount by which each Lender’s Commitments to be cancelled is allocated pro rata as between that Lender’s Facility A Commitments and that Lender’s Facility B Commitments.

(c)                          Unless the Company makes an election under paragraph (d) below, the Borrowers shall offer to cancel Commitments and, if applicable, to prepay Utilisations at the following times:

(i)                                     in the case of any prepayment relating to the amounts of Insurance Proceeds, promptly upon receipt of those proceeds; and

(ii)                                  in the case of Excess Proceeds, on the 366th day as may be extended under Schedule 17 (Restrictive Covenants) following receipt of those proceeds,

and the cancellation and, if applicable, prepayment, will be made on the day falling 5 Business Days after the date of such offer.

(d)                                 Subject to paragraph (e) below, if one or more of the Lenders does not decline an offer made pursuant to paragraph (c) of Clause 14.2 (Excess Proceeds and Insurance Proceeds), the Company may, by giving the Agent not less than 2 Business Days’ (or such shorter period as the Majority Lenders may agree) prior written notice, elect that any cancellation and, if applicable, prepayment (and corresponding cancellation) due under Clause 14.2 (Excess Proceeds and Insurance Proceeds) be made on the last day of the Interest Period relating to the Loan or Alternative Loan. If the Company makes that election then an amount of the Loan or the Alternative L/C Utilisation equal to the amount of the relevant prepayment will be cancelled and, if applicable, be due and payable on the last day of its Interest Period.

(e)                                  If the Company has made an election under paragraph (d) above but a Default has occurred and is continuing, that election shall no longer apply and a proportion of the Alternative L/C Utilisation in respect of which the election was made equal to the amount of the relevant prepayment shall be immediately due and payable (unless the Majority Lenders otherwise agree in writing).

14.4                        Mandatory Prepayment Accounts

(a)                                 The Company shall ensure that Excess Proceeds and Insurance Proceeds in respect of which the Company has made an election under paragraph (d) of Clause 14.3 (Application of mandatory prepayments) are paid into a Mandatory Prepayment Account as soon as reasonably practicable after receipt by a member of the Restricted Group.

(b)                                 The Company and each Borrower irrevocably authorise the Agent to apply amounts credited to the Mandatory Prepayment Account to pay amounts due and payable under Clause 14.3 (Application of mandatory prepayments) and otherwise under the Finance Documents.

(c)                                  A Lender, Security Trustee or Agent with which a Mandatory Prepayment Account is held acknowledges and agrees that (i) interest shall accrue at normal commercial rates on amounts credited to those accounts and that the account holder shall be entitled to receive such interest (which shall be paid in accordance with the mandate relating to such account) unless a Default is continuing and (ii) each such account is subject to the Transaction Security.

14.5                        Excluded proceeds

Where Excluded Insurance Proceeds include amounts which are intended to be used for a specific purpose within a specified period (as set out in the definition of Excluded Insurance Proceeds), the Company shall ensure that those amounts are used for that purpose and, if requested to do so by the Agent (acting reasonably), shall promptly deliver a certificate to the Agent at the time of such application and at the end of such period confirming the amount (if any) which has been so applied within the requisite time periods provided for in the relevant definition.

14.6                        Limitation on prepayments

All prepayments referred to in Clause 14.2 (Excess Proceeds and Insurance Proceeds) are subject to permissibility under local law (including financial assistance, corporate benefit restrictions on upstreaming of cash intra-Restricted Group and the fiduciary and statutory duties of the directors of the relevant members of the Restricted Group). There will be no requirement to make any such prepayment where the tax cost to the Restricted Group of making that payment or making funds available to another member of the Restricted Group to enable such prepayment to be made is disproportionate to the amount to be prepaid (where the cost exceeds 5% of the amount). The Restricted Group will use its reasonable endeavours to overcome any restrictions and/or minimise any costs of prepayment pending which an amount equal to that which would otherwise have been prepaid shall be paid into a blocked account, secured in favour of the Security Trustee. If at any time those restrictions are removed, any relevant proceeds will be applied in prepayment and cancellation of the Facilities at the end of the next Interest Period.

15.                               RESTRICTIONS

15.1                        Notices of Cancellation or Prepayment

Any notice of cancellation, prepayment, authorisation or other election given by any Party under Clause 13 (Illegality, Voluntary Prepayment and Cancellation), paragraph (d) of Clause 14.3 (Application of mandatory prepayments) or Clause 14.4 (Mandatory Prepayment Accounts) shall (subject to the terms of those Clauses) he irrevocable (unless otherwise agreed by the Majority Lenders) and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

15.2                        Interest and other amounts

Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to payment of any Break Costs, without premium or penalty.

15.3                        Reborrowing of Facility

Unless a contrary indication appears in this Agreement, any part of the Facilities which is prepaid or repaid may be reborrowed in accordance with the terms of this Agreement.

15.4                        Prepayment in accordance with Agreement

No Borrower shall repay or prepay all or any part of the Utilisations or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

15.5                        No reinstatement of Commitments

No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

15.6                        Agent’s receipt of Notices

If the Agent receives a notice under Clause 13 (Illegality, Voluntary Prepayment and Cancellation) or an election under paragraph (d) of Clause 14.3 (Application of mandatory prepayments), it shall promptly forward a copy of that notice or election to either the Company or the affected Lender, as appropriate.

15.7                        Prepayment elections

The Agent shall notify the Lenders as soon as possible of any proposed prepayment or cancellation under Clause 14.2 (Excess Proceeds and Insurance Proceeds).

15.8                        Effect of Repayment and Prepayment on Commitments

If all or part of a Utilisation under a Facility is repaid or prepaid and is not available for redrawing (other than by operation of Clause 4.2 (Further conditions precedent)), an amount of the Commitments (equal to the Base Currency Amount of the amount of the Utilisation which is repaid or prepaid) in respect of that Facility will be deemed to be cancelled on the date of repayment or prepayment. Any cancellation under this Clause 15.8 shall reduce the Commitments of the Lenders rateably under that Facility.

SECTION 5

COSTS OF UTILISATION

16.                               INTEREST

16.1                        Calculation of interest

The rate of interest on each Loan or Alternative Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)                                 Margin;

(b)                                 LIBOR or, in relation to any Loan or Alternative Loan in euro, EURIBOR; and

(c)                                  Mandatory Cost, if any.

16.2                        Payment of interest

(a)                                 The Borrower to which a Loan or Alternative Loan has been made shall pay accrued interest on that Loan or Alternative Loan on the last day of each Interest Period (and, if the Interest Period is longer than six Months, on the dates falling at six Monthly intervals after the first day of the Interest Period).

(b)                                 If the annual audited financial statements of the Restricted Group and related Compliance Certificate received by the Agent show that a higher Margin should have applied during a certain period, then the Company shall (or shall ensure the relevant Borrower shall) promptly upon request by the Agent pay to the Agent any amounts necessary to put the Agent and the Lenders in the position they would have been in had the appropriate rate of the Margin applied during such period.

16.3                        Default interest

(a)                                 If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is one per cent higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 16.3 shall be immediately payable by the Obligor on demand by the Agent.

(b)                                 If any overdue amount consists of all or part of a Loan or Alternative Loan which became due on a day which was not the last day of an Interest Period relating to that Loan or Alternative Loan:

(i)                                     the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan or Alternative Loan; and

(ii)                                  the rate of interest applying to the overdue amount during that first Interest Period shall be one per cent. higher than the rate which would have applied if the overdue amount had not become due.

(c)                                  Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

16.4                        Notification of rates of interest

The Agent shall promptly notify the Lenders and the relevant Borrower (or the Company) of the determination of a rate of interest under this Agreement.

17.                               INTEREST PERIODS

17.1                        Selection of Interest Periods and Terms

(a)                                 A Borrower (or the Company on behalf of a Borrower) may select an Interest Period for a Loan in the Utilisation Request for that Loan.

(b)                                 Subject to this Clause 17, a Borrower (or the Company) may select an Interest Period of one, two, three or six Months or any other period agreed between the relevant Borrower (or the Company) and the Agent (acting on the instructions of all the Lenders in relation to the relevant Loan).

(c)                                  The Interest Period applicable to an Alternative Loan will be as set out in Clause 9.5 (Terms applicable to Alternative Loans).

(d)                                 An Interest Period for a Loan or Alternative Loan shall not extend beyond the Termination Date.

(e)                                  A Loan has one Interest Period only.

17.2                        Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

18.                               CHANGES TO THE CALCULATION OF INTEREST

18.1                        Absence of quotations

Subject to Clause 18.2 (Market disruption):

(a)                                 if LIBOR or, if applicable, EURIBOR is to be determined by reference to the Base Reference Banks but a Base Reference Bank does not supply a quotation by the Specified Time on the Quotation Day, the applicable LIBOR or EURIBOR shall be determined on the basis of the quotations of the remaining Base Reference Banks; or

(b)                                 if Clause 18.3 (Alternative Reference Bank Rate) applies but an Alternative Reference Bank does not supply a quotation before close of business in London on the date falling one Business Day after the Quotation Day for that Loan or Alternative Loan, the applicable Alternative Reference Bank Rate shall be determined on the basis of the quotations of the remaining Alternative Reference Banks.

18.2                        Market disruption

(a)                                 If a Market Disruption Event occurs in relation to a Loan or Alternative Loan for any Interest Period, then the rate of interest on each Lender’s share of that Loan or Alternative Loan for the Interest Period shall be the percentage rate per annum which is the sum of:

(i)            the Margin;

(ii)           the Alternative Reference Bank Rate or (if an Alternative Market Disruption Event has occurred with respect to that Loan or Alternative Loan for the relevant Interest Period of that Loan or Alternative Loan) the rate notified to the Agent by that Lender as soon as practicable and in any event by close of business on the date falling 4 Business Days after the Quotation Day (or, if earlier, on the date falling 4 Business Days prior to the date on which interest is due to be paid in respect of that Interest Period), to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan or Alternative Loan from whatever source it may reasonably select; and

(iii)          the Mandatory Cost, if any, applicable to that Lender’s participation in the Loan or Alternative Loan.

(b)                                 If:

(i)            the percentage rate per annum notified by a Lender pursuant to paragraph (a)(ii) above is less than LIBOR or, in relation to any Loan or Alternative Loan in euro, EURIBOR; or

(ii)           a Lender has not notified the Agent of a percentage rate per annum pursuant to paragraph (a)(ii) above,

the cost to that Lender of funding its participation in that Loan or Alternative Loan for that Interest Period shall be deemed, for the purposes of paragraph (a) above, to be LIBOR or, in relation to a Loan or Alternative Loan in euro, EURIBOR.

(c)                                  In this Agreement:

“Alternative Market Disruption Event” means:

(i)            before close of business in London on the date falling one Business Day after the Quotation Day for the relevant Interest Period of the Loan or Alternative Loan, none or only one of the Alternative

Reference Banks supplies a rate to the Agent to determine the Alternative Reference Bank Rate for the relevant Interest Period of the Loan or Alternative Loan; or

(ii)           before close of business in London on the date falling 4 Business Days after the Quotation Day for the relevant Interest Period of the Loan or Alternative Loan, the Agent receives notifications from a Lender or Lenders (whose participations in that Loan or Alternative Loan exceed 35 per cent. of that Loan or Alternative Loan) that the cost to it of funding its participation in that Loan or Alternative Loan from whatever source it may reasonably select would be in excess of the Alternative Reference Bank Rate; and

“Market Disruption Event” means:

(i)            at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available and none or only one of the Base Reference Banks supplies a rate to the Agent to determine LIBOR or, if applicable, EURIBOR for the relevant currency and Interest Period; or

(ii)           before close of business in London on the Quotation Day for the relevant Interest Period, the Agent receives notifications from a Lender or Lenders (whose participations in a Loan or Alternative Loan exceed 35 per cent. of that Loan or Alternative Loan) that the cost to it of funding its participation in that Loan or Alternative Loan from whatever source it may reasonably select would be in excess of LIBOR or, if applicable, EURIBOR.

18.3                        Alternative Reference Bank Rate

(a)                                 If an Market Disruption Event occurs, the Agent shall as soon as is practicable request each of the Alternative Reference Banks to supply to it the rate at which that Alternative Reference Bank could have borrowed funds in the relevant currency and for the relevant period in the London interbank market or, in relation to a Loan or Alternative Loan in euro, the European interbank market at or about 11:00 a.m. or, in relation to a Loan or Alternative Loan in euro, at or about 11:00 a.m. (Brussels time) on the Quotation Day for the Interest Period of that Loan or Alternative Loan, were it to have done so by asking for and then accepting interbank offers for deposits in reasonable market size in the currency of that Loan or Alternative Loan and for a period comparable to the Interest Period of that Loan or Alternative Loan.

(b)                                 As soon as is practicable after receipt of the rates supplied by the Alternative Reference Banks, the Agent will notify the Company and the Lenders of the arithmetic mean of the rates supplied to it in accordance with paragraph (a) above (rounded upwards to four decimal places) (the “Alternative Reference Bank Rate”).

18.4                        Alternative basis of interest or funding

(a)                                 If an Alternative Market Disruption Event occurs and the Agent or the Company so requires, the Agent and the Company shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)                                 Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of all the Lenders and the Company, be binding on all Parties.

18.5                        Break Costs

(a)                                 Each Borrower shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Alternative Loan or Unpaid Sum being paid by that Borrower on a day other than the last day of an Interest Period for that Loan or Alternative Loan or Unpaid Sum.

(b)                                 Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

19.                               FEES

19.1                        Commitment fee

(a)                                 The Company shall pay to the Agent (for the account of each Lender) a fee in the Base Currency computed at the rate per annum of 35 per cent. of the applicable Margin on that Lender’s Available Commitment under each Facility from (and including) the date of this Agreement to (and including) the last day of the Availability Period.

(b)                                 The accrued commitment fee is payable on the Closing Date (unless the Closing Date occurs within 2 Business Days of the date of this Agreement) and on the last day of each successive period of three Months which ends during the relevant Availability Period, on the last day of the relevant Availability Period and on the cancelled amount of the relevant Lender’s Commitment at the time the cancellation is effective.

(c)                                  No commitment fee is payable to the Agent (for the account of a Lender) on any Available Commitment of that Lender for any day on which that Lender is a Defaulting Lender.

19.2                        Arrangement fee

The Company shall pay to the Arranger an arrangement fee in the amount and at the times agreed in a Fee Letter.

19.3                        Agency fee

The Company shall pay to the Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

19.4                        Security Trustee fee

The Company shall pay to the Security Trustee (for its own account) the Security Trustee fee in the amount and at the times agreed in a Fee Letter.

19.5                        Fees payable in respect of Letters of Credit and Alternative L/C Utilisations

(a)                                 Each Borrower shall pay to the Issuing Bank a fronting fee at the rate of 0.125 per cent. per annum on the outstanding amount of any Letter of Credit which is counter-indemnified by the Lenders other than by the Issuing Bank or any of its Affiliates requested by it for the period from the issue of that Letter of Credit until its Expiry Date.

(b)                                 Each Borrower shall pay to the Alternative L/C Fronting Bank a fronting fee at the rate of 0.125 per cent. per annum on the Fronted Portion of any Alternative L/C Utilisation requested by it for the period from the issue and making of that Alternative L/C Utilisation until its Expiry Date.

(c)                                  Each Borrower shall pay to the Agent (for the account of each Lender) a Letter of Credit fee in the Base Currency (computed at the rate equal to the Margin applicable to a Loan or Alternative Loan) on the outstanding amount of each Letter of Credit requested by it for the period from the issue of that Letter of Credit until its Expiry Date. This fee shall be distributed according to each Lender’s L/C Proportion of that Letter of Credit.

(d)                                 Each Borrower shall pay to the Agent (for the account of each Alternative L/C Lender but not, for the avoidance of doubt, for any Fronted Alternative L/C Lender) an Alternative L/C Utilisation fee in the Base Currency (computed at the rate equal to the Margin applicable to a Loan or Alternative Loan) on the outstanding amount of the Syndicated Portion of each Alternative L/C Utilisation requested by it for the period from the issue of the Alternative Letter of Credit issued pursuant to that Alternative L/C Utilisation until its Expiry Date. This fee shall be distributed according to each Alternative L/C Lender’s L/C Proportion of that Alternative L/C Utilisation.

(e)                                  The accrued fronting fees, Letter of Credit fee and Alternative L/C Utilisation fee on a Letter of Credit or Alternative L/C Utilisation shall be payable on the last day of each successive period of three Months (or such shorter period as shall end on the Expiry Date for that Letter of Credit or Alternative L/C Utilisation) starting on the date of issue of that Letter of Credit or Alternative L/C Utilisation. The accrued fronting fees, Letter of Credit fee and Alternative L/C Utilisation fee are also payable to the Agent on the cancelled amount of any Lender’s Commitment at the time the cancellation is effective if that Commitment is cancelled in full and the Letter of Credit or Alternative L/C Utilisation is prepaid or repaid in full.

(f)                                   If a Borrower cash covers any part of a Letter of Credit then:

(i)            the fronting fee payable to the Issuing Bank and (other than in relation to a Letter of Credit in respect of which paragraph (c) of Clause 8.5 (Cash cover by Borrower) applies) the Letter of Credit fee payable for the account of each Lender shall continue to be payable until the expiry of the Letter of Credit; and

(ii)           each Borrower will be entitled to withdraw the interest accrued on the cash cover to pay the fees set out in sub paragraph (i) above.

(g)                                  Each Borrower may pay to the Issuing Bank (for its own account) an issue/administration fee (if any) in the amount and at the times specified as may be agreed in a Fee Letter.

19.6                        Interest, commission and fees on Ancillary Facilities

The rate and time of payment of interest, commission, fees and any other remuneration in respect of each Ancillary Facility shall be determined by agreement between the relevant Ancillary Lender and the Borrower of that Ancillary Facility based upon normal market rates and terms.

SECTION 6

ADDITIONAL PAYMENT OBLIGATIONS

20.                               TAX GROSS-UP AND INDEMNITIES

20.1                        Definitions

In this Agreement:

“Protected Party” means a Finance Party which is or will be subject to any liability or required to make any payment for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

“Qualifying Lender” means:

(a)                                 a Lender (other than a Lender within paragraph (b) below) which is beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document and is:

(i)                                     a Lender:

(A)                               which is a bank (as defined for the purpose of section 879 of the ITA) making an advance under a Finance Document; or

(B)                               in respect of an advance made under a Finance Document by a person that was a bank (as defined for the purpose of section 879 of the ITA) at the time that that advance was made, and which is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance;

(ii)                                  a Lender which is:

(A)                               a company resident in the United Kingdom for United Kingdom tax purposes;

(B)                               a partnership each member of which is:

(1)                                 a company so resident in the United Kingdom; or

(2)                                 a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA;

(C)                               a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company; or

(iii)                               a UK Treaty Lender; or

(b)                                 a building society (as defined for the purposes of section 880 of the ITA) making an advance under a Finance Document.

“Tax Confirmation” means a confirmation by a Lender that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:

(a)                                 a company resident in the United Kingdom for United Kingdom tax purposes; or

(b)                                 a partnership each member of which is:

(i)            a company so resident in the United Kingdom; or

(ii)           a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(c)                                  a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.

“Tax Credit” means a credit against, relief or remission for, or repayment of, any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

“Tax Payment” means either the increase in a payment made by an Obligor to a Finance Party under Clause 20.2 (Tax gross-up) or a payment under Clause 20.3 (Tax indemnity).

“Treaty Lender” means a UK Treaty Lender or a US Treaty Lender as appropriate.

“UK Non-Bank Lender” means where a Lender becomes a Party after the day on which this Agreement is entered into, a Lender which gives a Tax Confirmation in the Assignment Agreement or Transfer Certificate which it executes on becoming a Party.

“UK Treaty Lender” means a Lender which:

(a)                                 is treated as a resident of a UK Treaty State for the purposes of the UK Treaty;

(b)                                 does not carry on a business in the United Kingdom through a permanent establishment with which that Lender’s participation in the Loan or Alternative Loan is effectively connected; and

(c)                                  fulfils any other conditions which must be fulfilled under the UK Treaty by residents of that UK Treaty State for such residents to obtain full exemption from taxation on interest imposed by the jurisdiction of incorporation of the Borrower, subject to the completion of procedural formalities.

“UK Treaty State” means a jurisdiction having a double taxation agreement (a “UK Treaty”) with the United Kingdom which makes provision for full exemption from tax imposed by the United Kingdom on interest.

“US Person” means a “United States Person” as defined in Section 7701(a)(30) of the Code and includes an entity whose sole owner is a US Person if the entity is disregarded as being an entity separate from such owner for US federal tax purposes.

“US Qualifying Lender” means a Lender which:

(a)                                 is a US Person;

(b)                                 is not a US Person but is entitled to complete exemption from withholding of US federal income tax on interest payable to it in respect of a Loan;

(c)                                  is a US Treaty Lender; or

(d)                                 would have fallen within either paragraph (a), (b) or (c) above but for any change after the date of this Agreement in (or in the interpretation, administration or application of) any law or Treaty or any published practice or published concession of any relevant taxing authority.

“US Treaty Lender” means a Lender which:

(a)                                 is treated as a resident of a US Treaty State for the purposes of the US Treaty;

(b)                                 does not carry on a business in the United States through a permanent establishment with which that Lender’s participation in the Loan or Alternative Loan is effectively connected; and

(c)                                  fulfils any other conditions which must be fulfilled under the US Treaty by residents of that US Treaty State for such residents to obtain full exemption from taxation on interest imposed by the United States subject to the completion of procedural formalities.

“US Treaty State” means a jurisdiction having a double taxation agreement (a “US Treaty”) with the United States which makes provision for full exemption from tax imposed by the United States on interest.

“Withholding Form” means the US Internal Revenue Service Form W-8BEN, W-8ECI or W-9 (or, in each case, any successor form and, in each case, attached to an IRS Form W-8IMY if required) or any other US Internal Revenue Service form by which a person may claim an exemption from withholding of US federal income tax on interest payments to that person and, in the case of a person claiming an exemption under the “portfolio interest exemption”, a statement certifying that such person is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B), a “10 per cent. shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” that is related to the Borrower within the meaning of Section 881(c)(3)(C) of the Code.

Unless a contrary indication appears, in this Clause 20 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

20.2                        Tax gross-up

(a)                                 Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)                                 The Company shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender, Issuing Bank or Alternative L/C Fronting Bank shall notify the Agent on becoming so aware in respect of a payment payable to that Lender, Issuing Bank or Alternative L/C Fronting Bank. If the Agent receives such notification from a Lender, Issuing Bank or Alternative L/C Fronting Bank it shall notify the Company and that Obligor.

(c)                                  If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)                                 A payment shall not be increased under paragraph (c) above by reason of a Tax Deduction on account of Tax imposed by the United Kingdom, if on the date on which the payment falls due:

(i)                                     the payment could have been made to the relevant Lender without a Tax Deduction if the Lender had been a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty or any published practice or published concession of any relevant taxing authority; or

(ii)                                  the relevant Lender is a Qualifying Lender solely by virtue of paragraph (a)(ii) of the definition of Qualifying Lender and:

(A)                               an officer of H.M. Revenue & Customs has given (and not revoked) a direction (a “Direction”) under section 931 of the ITA which relates to the payment and that Lender has received from the Obligor making the payment or from the Company a certified copy of that Direction; and

(B)                               the payment could have been made to the Lender without any Tax Deduction if that Direction had not been made; or

(iii)                               the relevant Lender is a Qualifying Lender solely by virtue of paragraph (a)(ii) of the definition of Qualifying Lender and:

(A)                               the relevant Lender has not given a Tax Confirmation to the Company; and

(B)                               the payment could have been made to the Lender without any Tax Deduction if the Lender had given a Tax Confirmation to the Company, on the basis that the Tax Confirmation would have enabled the Company to have formed a reasonable belief that the payment was an “excepted payment” for the purpose of section 930 of the ITA; or

(iv)                              the relevant Lender is a UK Treaty Lender and the Obligor making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under paragraph (i) below.

(e)                                  A payment shall not be increased under paragraph (c) above by reason of a Tax Deduction on account of Tax imposed by the United States from a payment to a Lender in respect of a Loan, if on the date on which the payment fall due:

(i)                                     that Lender has not complied with its obligations under paragraph (f) below;

(ii)                                  that Lender was not a US Qualifying Lender on the date it first became a Lender; or

(iii)                               that Lender is not or has ceased to be a US Qualifying Lender.

(f)                                   Each US Qualifying Lender shall submit to the Borrower two duly completed and signed copies of the relevant Withholding Form no later than 5 days before the date on which the first payment of interest is to be made to such US Qualifying Lender (or if a transfer is to be made to a new US Qualifying Lender within 5 days of a payment of interest, as soon as reasonably practicable after the transfer and in any event prior to the date on which first payment of interest is to be made to such US Qualifying Lender). No Lender shall be required to submit any Withholding Form if that Lender is not allowed validly to do so.

(g)                                  If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(h)                                 Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax

Deduction shall deliver to the Agent for the Finance Party entitled to the payment a statement under section 975 of the ITA or other evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(i)            A Treaty Lender and each Obligor which makes a payment to which that Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for that Obligor to obtain authorisation to make that payment without a Tax Deduction and, in particular, a Treaty Lender shall, as soon as reasonably practicable, make and file an appropriate application for relief under the relevant Treaty.

(j)            A UK Non-Bank Lender which becomes a Party on the day on which this Agreement is entered into gives a Tax Confirmation to the Company by entering into this Agreement.

(k)           A UK Non-Bank Lender shall promptly notify the Company and the Agent if there is any change in the position from that set out in the Tax Confirmation.

20.3                        Tax indemnity

(a)                                 The Company shall (within three Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)                                 Paragraph (a) above shall not apply:

(i)            with respect to any Tax assessed on a Finance Party:

(A)          under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)          under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)           to the extent a loss, liability or cost:

(A)          is compensated for by an increased payment under Clause 20.2 (Tax gross-up); or

(B)          would have been compensated for by an increased payment under Clause 20.2 (Tax gross-up) but was not so compensated solely because one of the exclusions in paragraph (d) or (e) of Clause 20.2 (Tax gross-up) applied; or

(iii)          with respect to any failure to make a Tax Deduction on account of Tax imposed by the United States from a payment to a Lender in respect of a Loan, if on the date on which the payment falls due paragraph (e)(i), (ii) or (iii) of Clause 20.2 applied to the Lender concerned.

(c)           A Protected Party making, or intending to make a claim under paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Company.

(d)           A Protected Party shall, on receiving a payment from an Obligor under this Clause 20.3, notify the Agent.

20.4                        Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

(a)           a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part or to that Tax Payment; and

(b)           that Finance Party has obtained, utilised and retained that Tax Credit,

the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

20.5                        Lender Status Confirmation

Each Lender which becomes a Party to this Agreement after the date of this Agreement shall indicate, in the Transfer Certificate or Assignment Agreement which it executes on becoming a Party, and for the benefit of the Agent and without liability to any Obligor, which of the following categories it falls in:

(a)           not a Qualifying Lender;

(b)           a Qualifying Lender (other than a UK Treaty Lender); or

(c)           a UK Treaty Lender.

If a New Lender fails to indicate its status in accordance with this Clause 20.5 then such New Lender shall be treated for the purposes of this Agreement (including by each Obligor) as if it is not a Qualifying Lender until such time as it notifies the Agent which category applies (and the Agent, upon receipt of such notification, shall inform the Company). For the avoidance of doubt, a Transfer Certificate or Assignment Agreement shall not be invalidated by any failure of a Lender to comply with this Clause 20.5.

20.6                        Stamp taxes

The Company shall pay and, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

20.7                        VAT

(a)           All amounts set out or expressed in a Finance Document to be payable by any Party to a Finance Party which (in whole or in part) constitute the consideration for a supply or supplies for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply or supplies, and accordingly, subject to paragraph (b) below, if VAT is or becomes chargeable on any supply made by any Finance Party to any Party under a Finance Document, that Party shall pay to the Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of such VAT (and such Finance Party shall promptly provide an appropriate VAT invoice to such Party).

(b)           If VAT is or becomes chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Recipient”) under a Finance Document, and any Party other than the Recipient (the “Subject Party”) is required by the terms of any Finance Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the Recipient in respect of that consideration), such Party shall also pay to the Supplier (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT. The Recipient will promptly pay to the Subject Party an amount equal to any credit or repayment obtained by the Recipient from the relevant tax authority which the Recipient reasonably determines is in respect of such VAT.

(c)           Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(d)           Any reference in this Clause 20.7 to any Party shall, at any time when such Party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time (the term “representative member” to have the same meaning as in the Value Added Tax Act 1994).

21.                               INCREASED COSTS

21.1                        Increased costs

(a)           Subject to Clause 21.3 (Exceptions) the Company shall, within three Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement.

(b)           In this Agreement “Increased Costs” means:

(i)            a reduction in the rate of return from the Facilities or on a Finance Party’s (or its Affiliate’s) overall capital;

(ii)           an additional or increased cost; or

(iii)          a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or an Ancillary Commitment or funding or performing its obligations under any Finance Document, Letter of Credit or Alternative Letter of Credit.

21.2                        Increased cost claims

(a)           A Finance Party intending to make a claim pursuant to Clause 21.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Company.

(b)           Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.

21.3                        Exceptions

(a)           Clause 21.1 (Increased costs) does not apply to the extent any Increased Cost is:

(i)            attributable to a Tax Deduction required by law to be made by an Obligor;

(ii)           compensated for by Clause 20.3 (Tax indemnity) (or would have been compensated for under Clause 20.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 20.3 (Tax indemnity) applied);

(iii)          compensated for by the payment of the Mandatory Cost;

(iv)          attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation; or

(v)           attributable to the implementation or application of or compliance with the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement (“Basel II”) or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates).

(b)           In this Clause 21.3 reference to a “Tax Deduction” has the same meaning given to the term in Clause 20.1 (Definitions).

22.                               OTHER INDEMNITIES

22.1                        Currency indemnity

(a)           If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)            making or filing a claim or proof against that Obligor; or

(ii)           obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within three Business Days of demand, indemnify each Finance Party (and/or any Receiver or Delegate) to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)           Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

22.2                        Other indemnities

(a)           The Company shall (or shall procure that an Obligor will), within three Business Days of demand, indemnify the Arranger and each other Finance Party (and/or any Receiver or Delegate) against any cost, loss or liability incurred by it as a result of:

(i)            the occurrence of any Event of Default;

(ii)           a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 36 (Sharing among the Finance Parties);

(iii)          funding, or making arrangements to fund, its participation in a Utilisation requested by a Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence or wilful breach of any Finance Document by that Finance Party alone);

(iv)          issuing or making arrangements to issue a Letter of Credit or Alternative Letter of Credit requested by the Company or a Borrower in a Utilisation Request but not issued by reason of the operation of any one or more of the provisions of this Agreement; or

(v)           a Utilisation (or part of a Utilisation) not being prepaid in accordance with a notice of prepayment given by a Borrower or the Company.

(b)           The Company shall promptly indemnify each Finance Party, each Affiliate of a Finance Party and each officer or employee of a Finance Party or its Affiliate, against any cost, loss or liability incurred by that Finance Party or its Affiliate (or officer or employee of that Finance Party or Affiliate) in connection with or arising out of the issuance of the Notes (including but not limited to those incurred in connection with any litigation, arbitration or administrative proceedings or regulatory enquiry concerning the issuance of the Notes), unless such loss or liability is caused by the gross negligence, wilful misconduct or wilful breach of any Finance Documents of that Finance Party or its Affiliate (or employee or officer of that Finance Party or Affiliate). Any Affiliate or any officer or employee of a Finance Party or its Affiliate may rely on this Clause 22.2 subject to Clause 1.4 (Third party rights) and the provisions of the Third Parties Act.

22.3                        Indemnity to the Agent

The Company shall promptly indemnify the Agent against any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

(a)           investigating any event which it reasonably believes is a Default; or

(b)           acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

22.4                        Indemnity to the Security Trustee

(a)           Each Obligor shall promptly indemnify the Security Trustee and every Receiver and Delegate against any cost, loss or liability incurred by any of them as a result of:

(i)            the taking, holding, protection or enforcement of the Transaction Security,

(ii)           the exercise of any of the rights, powers, discretions and remedies vested in the Security Trustee and each Receiver and Delegate by the Finance Documents or by law; or

(iii)          any default by any Obligor in the performance of any of the obligations expressed to be assumed by it in the Finance Documents.

(b)           The Security Trustee may, in priority to any payment to the Secured Parties, indemnify itself out of the Charged Property in respect of, and pay and retain, all sums necessary to give effect to the indemnity in this Clause 22.4 and shall have a lien on the Transaction Security and the proceeds of the enforcement of the Transaction Security for all monies payable to it.

23.                               MITIGATION BY THE LENDERS

23.1                        Mitigation

(a)           Each Finance Party shall, in consultation with the Company, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 13.1 (Illegality) (or, in respect of the Issuing Bank, Alternative L/C Lender or Alternative L/C Fronting Bank, Clause 13.2 (Illegality in relation to Issuing Bank, Alternative L/C Lender or Alternative L/C Fronting Bank)), Clause 20 (Tax gross-up and indemnities) or Clause 21 (Increased Costs) or Schedule 4 (Mandatory Cost Formula) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)           Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

23.2                        Limitation of liability

(a)           The Company shall promptly indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 23.1 (Mitigation).

(b)           A Finance Party is not obliged to take any steps under Clause 23.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

24.                               COSTS AND EXPENSES

24.1                        Transaction expenses

The Company shall promptly on demand pay the Agent, the Arranger, the Issuing Bank, the Alternative L/C Fronting Bank and the Security Trustee the amount of all costs and expenses (including legal fees up to any agreed caps) reasonably incurred by any of them (and, in the case of the Security Trustee, by any Receiver or Delegate) in connection with the negotiation, preparation, printing, execution, syndication and perfection of:

(a)           this Agreement and any other documents referred to in this Agreement and the Transaction Security; and

(b)           any other Finance Documents executed after the date of this Agreement.

24.2                        Amendment costs

If (a) an Obligor requests an amendment, waiver or consent or (b) an amendment is required pursuant to Clause 37.10 (Change of currency), the Company shall, within three Business Days of demand, reimburse each of the Agent and the Security Trustee for the amount of all costs and expenses (including reasonable legal fees) reasonably incurred by the Agent and the Security Trustee (and, in the case of the Security Trustee, by any Receiver or Delegate) in responding to, evaluating, negotiating or complying with that request or requirement.

24.3                        Enforcement and preservation costs

The Company shall, within three Business Days of demand, pay to the Arranger and each other Finance Party and/or Receiver or Delegate Party the amount of all costs and expenses (including legal fees) incurred by it in connection with the enforcement of or the preservation of any rights under any Finance Document and the Transaction Security and any proceedings instituted by or against the Security Trustee as a consequence of taking or holding the Transaction Security or enforcing these rights.

SECTION 7

GUARANTEE

25.                               GUARANTEE AND INDEMNITY

25.1                        Guarantee and indemnity

Each Guarantor irrevocably and unconditionally jointly and severally:

(a)           guarantees to each Finance Party punctual performance by each other Obligor of all that Obligor’s obligations under the Finance Documents;

(b)           undertakes with each Finance Party that whenever another Obligor does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(c)           agrees with each Finance Party that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify that Finance Party immediately on demand against any cost, loss or liability it incurs as a result of an Obligor not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due. The amount payable by a Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 25 if the amount claimed had been recoverable on the basis of a guarantee.

25.2                        Continuing Guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

25.3                        Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by a Finance Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of each Guarantor under this Clause 25 will continue or be reinstated as if the discharge, release or arrangement had not occurred.

25.4                        Waiver of defences

The obligations of each Guarantor under this Clause 25 will not be affected by an act, omission, matter or thing which, but for this Clause 25, would reduce, release or prejudice any of its obligations under this Clause 25 (without limitation and whether or not known to it or any Finance Party) including:

(a)           any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)           the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Restricted Group;

(c)           the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)           any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(e)           any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of a Finance Document or any other document or security including, without limitation, any change in the purpose of, any extension of or increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(f)            any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(g)           any insolvency or similar proceedings.

25.5                        Guarantor Intent

Without prejudice to the generality of Clause 25.4 (Waiver of defences), each Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental and of whatsoever nature and whether or not more onerous) variation, increase, extension or addition of or to any of the Finance Documents and/or any facility or amount made available under any of the Finance Documents for the purposes of or in connection with any of the following: business acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.

25.6                        Immediate recourse

Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 25. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

25.7                        Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)                         refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(b)                         hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor’s liability under this Clause 25.

25.8                        Deferral of Guarantors’ rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 25:

(a)                         to be indemnified by an Obligor;

(b)                         to claim any contribution from any other guarantor of any Obligor’s obligations under the Finance Documents;

(c)                          to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;

(d)                         to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which any Guarantor has given a guarantee, undertaking or indemnity under Clause 25.1 (Guarantee and Indemnity);

(e)                          to exercise any right of set-off against any Obligor; and/or

(f)                           to claim or prove as a creditor of any Obligor in competition with any Finance Party.

If a Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Obligors under or in connection with the Finance Documents to be repaid in full on trust for the Finance Parties and shall promptly pay or transfer the same to the Agent or as the Agent may direct for application in accordance with Clause 37 (Payment mechanics).

25.9                        Release of Guarantors’ right of contribution

If any Guarantor (a “Retiring Guarantor”) ceases to be a Guarantor in accordance with the terms of the Finance Documents then on the date such Retiring Guarantor ceases to be a Guarantor:

(a)                         that Retiring Guarantor is released by each other Guarantor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Finance Documents; and

(b)                         each other Guarantor waives any rights it may have by reason of the performance of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under any Finance Document or of any other security taken pursuant to, or in connection with, any Finance Document where such rights or security are granted by or in relation to the assets of the Retiring Guarantor.

25.10                 Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

SECTION 8

REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

26.                               Representations

Save as expressly stated to the contrary, each Obligor and the Company make the following representations and warranties to each Finance Party at the times specified in Clause 26.32 (Times at which representations are made) and the Company acknowledges that the Finance Parties have entered into this Agreement in reliance on these representations and warranties:

26.1                        Status

(a)                         It and each of its Restricted Subsidiaries which is a Material Company is a limited liability corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation.

(b)                         It and each of its Restricted Subsidiaries which is a Material Company has the power to own its property and other assets and carry on its business as it is being conducted.

26.2                        Binding obligations

Subject to the Legal Reservations, the obligations expressed to be assumed by it in each Transaction Document to which it is a party are legal, valid, binding and enforceable obligations.

26.3                        Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Transaction Documents to which it is or will be a party and the granting of the Transaction Security do not and will not conflict with:

(a)                         any law or regulation applicable to it;

(b)                         its constitutional documents; or

(c)                          any agreement or instrument binding upon it or any member of the Restricted Group or any of its or any member of the Restricted Group’s assets (other than, on or prior to the Closing Date, the Existing Facility Agreement and other agreements relating thereto) to the extent or in a manner that such conflict has a Material Adverse Effect.

26.4                        Power and authority

(a)                         It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into and performance of, the Transaction Documents to which it is or will be a party and the transactions contemplated by those Transaction Documents.

(b)                         No limit on its powers will be exceeded as a result of the borrowing, granting of security or giving of guarantees or indemnities contemplated by the Transaction Documents to which it is or will be a party.

26.5                        Validity and admissibility in evidence

(a)                         All Authorisations required or desirable:

(i)          to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Transaction Documents to which it is or will be a party; and

(ii)         to make the Transaction Documents to which it is or will be a party admissible in evidence in its Relevant Jurisdictions,

have been obtained or effected (as applicable) and are in full force and effect.

(b)                         All Authorisations required to carry on its business in the ordinary course and in all material respects have been obtained or effected (as applicable) and are in full force and effect except to the extent failure to obtain or effect those Authorisations would have a Material Adverse Effect.

26.6                        Insolvency

No:

(a)                         corporate action, legal proceeding or other procedure or step described in paragraph (a) of Clause 30.7 (Insolvency proceedings); or

(b)                         creditors’ process described in Clause 30.8 (Creditors’ process),

has been taken or, to the knowledge of the Company, threatened in relation to a member of the Restricted Group and none of the circumstances described in Clause 30.6 (Insolvency) applies to a member of the Restricted Group.

26.7                        Governing law and enforcement

(a)                         Subject to the Legal Reservations:

(i)          the choice of New York law as the governing law of Schedule 17 (Restrictive Covenants) will be recognised and enforced in their Relevant Jurisdictions; and

(ii)         the choice of English law as the governing law of the Finance Documents (save for Schedule 17 (Restrictive Covenants)) will be recognised and enforced in their Relevant Jurisdictions.

(b)                         Subject to the Legal Reservations, any judgment obtained in England in relation to a Finance Document will be recognised and enforced in its Relevant Jurisdictions.

26.8                        No filing

Under the laws of its jurisdiction of incorporation it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration, notarial or similar Taxes or fees be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents except any filing, recording or enrolling or any tax or fee payable in connection with the Transaction Security or notified to the Agent prior to the date of this Agreement or in the case of an Additional Obligor prior to its accession to such Finance Documents.

26.9                        Deduction of Tax

It is not required to make any deduction for or on account of Tax from any payment it may make under any Finance Document to a Lender which is:

(a)                         a Qualifying Lender:

(i)          falling within paragraph (a)(i) of the definition of Qualifying Lender; or

(ii)         except where a Direction has been given under section 931 of the ITA in relation to the payment concerned, falling within paragraph (a)(ii) of the definition of Qualifying Lender; or

(iii)        falling within paragraph (b) of the definition of Qualifying Lender or;

(b)                         a UK Treaty Lender and the payment is one specified in a direction given by the Commissioners of Revenue & Customs under Regulation 2 of the Double Taxation Relief (Taxes on Income) (General) Regulations 1970 (SI 1970/488).

26.10                 No Default

No Default is continuing

26.11                 Base Case Model

The Company:

(a)                         does not regard as unreasonable or unattainable in any material respect any of the forecasts or projections in relation to the Restricted Group set out in the Base Case Model;

(b)                         believes the assumptions taken as a whole upon which the forecasts and projections in relation to the Restricted Group contained in the Base Case Model were reasonable at the time they were made; and

(c)                          has not withheld from any persons responsible for preparing the Base Case Model any material facts requested from it and known to it on the date the relevant request was made.

26.12                 No misleading information

From the date of this Agreement, all other written factual information provided pursuant to the Finance Documents (including any amendment or waiver thereof) by any member of the Restricted Group (including its advisers) to the Agent in its capacity as such (other than any factual information contained in any financial statements which information is the subject of any representation or warranty given pursuant to Clause 26.13 (Financial statements)) was as at the date it was provided true, complete and accurate in all material respects and is not misleading in any material respect.

26.13                 Financial statements

(a)                         To the best of its knowledge and belief, its Original Financial Statements (if any) were prepared in accordance with the Accounting Principles consistently applied.

(b)                         To the best of its knowledge and belief, its Original Financial Statements (if any) give a true and fair view of (or fairly represent in all material respects, where unaudited) its consolidated financial condition and operations during the relevant period.

(c)                          As at the date provided, each set of financial statements delivered pursuant to Clause 27.1 (Financial statements) gives a true and fair view of (in the case of audited financial statements) or fairly represents in all material respects (in the case of unaudited financial statements) its financial condition and operations as at the date at which those financial statements were drawn up.

26.14                 No proceedings pending or threatened

No litigation, arbitration or administrative proceedings or investigations of or before any court, arbitral body or agency which, if reasonably likely to be adversely determined and if so adversely determined would have a Material Adverse Effect have been (to the best of its knowledge and belief) started or threatened against it.

26.15                 No breach of laws

(a)                         It has not (and none of its Restricted Subsidiaries has) breached any law or regulation which breach has or could reasonably be expected to have a Material Adverse Effect.

(b)                         No labour disputes are current or, to the best of its knowledge and belief (having made due and careful enquiry), threatened against any member of the Restricted Group which have or could reasonably be expected to have a Material Adverse Effect.

26.16                 Environmental and other laws

(a)                         It and each of its Restricted Subsidiaries is in compliance with all Environmental Laws to which it is or they are subject where non-compliance would have a Material Adverse Effect.

(b)                         To the best of the Company’s knowledge and belief after due enquiry, all Environmental Permits necessary in connection with the ownership and operation of its business as it is currently being conducted and each of its Restricted Subsidiaries’ business and the absence of which would have a Material Adverse Effect have been obtained and are in full force and effect.

(c)                          To the best of the Company’s knowledge and belief after due enquiry, there are no circumstances which could reasonably be expected to prevent it or any of its Restricted Subsidiaries being in compliance with any Environmental Law or any Environmental Permit in a manner or to an extent which would have a Material Adverse Effect.

(d)                         To the best of the Company’s knowledge and belief after due enquiry, there are no past or present acts or omissions of it or any of its Restricted Subsidiaries or events, state of facts or circumstances which have resulted in (or could reasonably be expected to result in) any third party taking any legal proceedings against it or any of its Restricted Subsidiaries under any Environmental Law, including remedial action or the revocation, suspension, variation or non-renewal of any Environmental Permit where in any such case non-compliance would have a Material Adverse Effect.

(e)                          Neither it nor any of its Restricted Subsidiaries has received any statutory notice of any complaints, demands, civil claims, enforcement proceedings, requests for information, or of any action required by any regulatory authority and there are no investigations pending or (to the best of its knowledge and belief after due enquiry) threatened in relation to the failure of it or any of its Restricted Subsidiaries to obtain any Environmental Permit or comply with any Environmental Law, which in any such case relate to matters or circumstances which would have a Material Adverse Effect.

26.17                 Taxation

Other than those being contested in good faith and where such payment may be lawfully withheld (provided that appropriate cash reserves have been set aside for such payment), no claim is being or, to the best of its knowledge and belief (having made due and careful enquiry), is reasonably likely to be asserted against it (or any of its Restricted Subsidiaries) with respect to Taxes such that a liability of, or claim against it which is reasonably likely to be adversely determined and if adversely determined would have a Material Adverse Effect.

26.18                 Security and Financial Indebtedness

(a)                         No Security exists over all or any of the present or future assets of any member of the Restricted Group other:

(i)                              than any Security permitted by this Agreement; and

(ii)                           on or prior to the Closing Date, Security securing the Existing Facility.

(b)                         No member of the Restricted Group (i) has any actual or contingent Financial Indebtedness outstanding other than as permitted by this Agreement and,

(ii)                           on or prior to the Closing Date, Financial Indebtedness under the Existing Facility.

26.19                 Ranking

Subject to the Legal Reservations, the terms of the Intercreditor Agreement and to any Security which is permitted under this Agreement, the Transaction Security will rank in priority as specified in the relevant Transaction Security Document and is not subject to any prior ranking or pari passu ranking Security.

26.20                 Transaction Security

Subject to the Legal Reservations, each Transaction Security Document to which it is a party validly creates the Security which is expressed to be created by that Transaction Security Document and evidences the Security it is expressed to evidence provided that no representation or warranty is given concerning whether any Security is of a fixed or floating nature.

26.21                 Good title to assets

It and each of its Restricted Subsidiaries has a good, valid and marketable title to, or valid leases or licences of, and all appropriate Authorisations to use, the assets necessary to carry on its business as presently conducted.

26.22                 Legal and beneficial ownership

(a)                         As at the time an Obligor enters into a Transaction Security Document it is the sole legal and beneficial owner or lessee or licensee of or is otherwise entitled to use all of the material assets necessary to carry on its business as presently conducted (including, in the case of any shares of any member of the Restricted Group which are the subject of the Transaction Security, but subject to any registrations required to be made by the board of directors of such member of the Restricted Group absolute legal and (where relevant) beneficial ownership thereof).

(b)                         As at the time an Obligor enters into a Transaction Security Document the entire share capital of MUL is legally and beneficially owned by the Company and Red Football Junior Limited free from any claims, third party rights or competing interests other than pursuant to the Transaction Security Documents.

26.23                 Shares

The shares of any member of the Restricted Group (other than Dormant Subsidiaries) which are subject to the Transaction Security are fully paid and not subject to any option to purchase or similar rights.

26.24                 Intellectual Property

In the case of the Company, as of the date of this Agreement, so far as it is aware there are no adverse circumstances relating to the validity, subsistence or use of any of the Restricted Group’s Intellectual Property which would have a Material Adverse Effect.

26.25                 Group Structure

As of the date of this Agreement and as of the Closing Date, the Group Structure Chart is true, complete and accurate in all material respects.

26.26                 Obligors

(a)                         All Material Companies which are members of the Restricted Group (other than Excluded Subsidiaries), Holding Companies of Material Companies (other than the Holding Company of the Company) and any member of the Restricted Group that is a guarantor in respect of the Notes on the Closing Date, are Guarantors; and

(b)                         Subject to paragraph (c) of Clause 29.14 (Guarantors), the aggregate of the earnings before interest, tax, depreciation and amortisation (calculated on the same basis as Consolidated EBITDA) of the Guarantors, the aggregate gross assets and the aggregate turnover of the Guarantors (in each case calculated on an unconsolidated basis and excluding all intra-Restricted Group items) represents not less than 90 per cent. of Consolidated EBITDA, consolidated gross assets and consolidated turnover of all members of the Restricted Group, in each case calculated by reference to the Original Financial Statements of the Company.

26.27                 Holding and Dormant Subsidiary

(a)                         Except (i) as may arise under the Transaction Documents, (ii) as contemplated in the Structure Memorandum or (iii), on or prior to the Closing Date, as permitted under the Existing Facility Agreement, the Company and Red Football Junior Limited have not traded or incurred any liabilities or commitments (actual or contingent, present or future).

(b)                         No member of the Restricted Group (save for MU 099 Limited) is a Dormant Subsidiary.

26.28                 Accounting reference date

The accounting reference date of each member of the Restricted Group is the Accounting Reference Date.

26.29                 Centre of main interests and establishments

(a)                         It has its “centre of main interests” (as that term is used in Article 3(1) of The Council of the European Union Regulation No. 1346/2000 on Insolvency Proceedings (the “Regulation”) in England or Wales;

(b)                         It has no “establishment” (as that term is used in Article 2(h) of the Regulation) in any jurisdiction.

26.30                 No adverse consequences

(a)                         It is not necessary under the laws of its Relevant Jurisdictions:

(i)          in order to enable any Finance Party to enforce its rights under any Finance Document other than pursuant to Clause 20 (Tax gross up and indemnities); or

(ii)         by reason of the execution of any Finance Document or the performance by it of its obligations under any Finance Document,

that any Finance Party should be licensed, qualified or otherwise entitled to carry on business in any of its Relevant Jurisdictions.

(b)                         No Finance Party is or will be deemed to be resident, domiciled or carrying on business in its Relevant Jurisdictions by reason only of the execution, performance and/or enforcement of any Finance Document.

26.31                 Pensions

Except for the Football League Limited Pension and Life Assurance Scheme and the Professional Footballers’ Pension Scheme (and in the case of the Company only in so far as it is aware:

(a)                         neither it nor any of its Restricted Subsidiaries is or has at any time been an employer (for the purposes of sections 38 to 51 of the Pensions Act 2004) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the Pension Schemes Act 1993); and

(b)                         neither it nor any of its Restricted Subsidiaries is or has at any time been “connected” with or an “associate” of (as those terms are used in sections 39 and 43 of the Pensions Act 2004) such an employer.

26.32                 Times at which representations are made

(a)                         Save where otherwise specified below, all the representations and warranties in this Clause 26 are made to each Finance Party on the date of this Agreement.

(b)                         The Repeating Representations are deemed to be made by each Obligor to each Finance Party on the date of this Agreement, the date of each Utilisation Request and on each Utilisation Date, on the first day of each Interest Period and three monthly in the case of Letters of Credit and Alternative L/C Utilisations.

(c)                          The Repeating Representations and each of the representations and warranties set out in Clause 26.5 (Validity and admissibility in evidence), Clause 26.8 (No filing), Clause 26.16 (Environmental and other laws), Clause 26.17 (Taxation), Clause 26.18 (Security and Financial Indebtedness), Clause 26.20 (Transaction Security), Clause 26.21 (Legal and beneficial ownership) and Clause 26.31 (Pensions) are deemed to be made by each Additional Obligor to each Finance Party on the day on which it becomes an Additional Obligor.

(d)                       Each representation or warranty deemed to be made after the date of this Agreement shall be made by reference to the facts and circumstances existing at the date the representation or warranty is made.

27.                               INFORMATION UNDERTAKINGS

The undertakings in this Clause 27 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

In this Clause 27:

“Annual Financial Statements” means the financial statements for a Financial Year delivered pursuant to paragraph (a) of Clause 27.1 (Financial statements).

“Quarterly Financial Statements” means the financial statements delivered pursuant to paragraph (b) of Clause 27.1 (Financial statements).

27.1                        Financial statements

The Company shall supply to the Agent in sufficient copies for all the Lenders:

(a)                       within 120 days after the end of each of the Company’s Financial Years, annual reports containing the following information with a level of detail that is substantially comparable and similar in scope to the offering memorandum for the Notes (with appropriate revisions, as reasonably determined by the Company to reflect segment reporting): (i) audited consolidated balance sheets of the Company or its predecessors as of the end of the two most recent Financial Years and audited consolidated income statements and statements of cash flow of the Company for the three most recent Financial Years, including complete footnotes to such financial statements and the report of the Company’s independent auditors on the financial statements; (ii) pro forma income statement and balance sheet information of the Company, together with explanatory footnotes, for any material acquisitions, dispositions or recapitalisations (excluding acquisitions or dispositions of player registrations) that have occurred since the beginning of the most recently completed Financial Year as to which such annual report relates; (iii) an operating and financial review of the audited financial statements, including a discussion of the results of operations (including a discussion by business segment), financial condition and liquidity and capital resources, and a discussion of material commitments and contingencies and critical accounting policies; and (iv) a description of all material affiliate transactions and a description of all material debt instruments;

(b)                       within 60 days following the end of each Financial Quarter in each Financial Year of the Company, quarterly reports containing the following information: (i) an unaudited condensed consolidated balance sheet of the Company as of the end of such Financial Quarter and unaudited condensed consolidated statements of income and cash flow of the Company for the quarterly and year to date periods ending on the unaudited condensed consolidated balance sheet date, and the comparable prior year periods for the Company, together with condensed footnote disclosure; (ii) pro forma income statement and balance sheet information of the Company, together with explanatory footnotes, for any material acquisitions, dispositions or recapitalisations (excluding acquisitions or dispositions of player registrations) that have occurred since the beginning of the most recently completed fiscal quarter as to which such quarterly report relates; (iii) an operating and financial review of the unaudited financial statements (including a discussion by business segment), including a discussion of the consolidated financial condition and results of operations of the Company and any material change between the current quarterly period and the corresponding period of the prior year; and (iv) material recent developments;

27.2                        Provision and contents of Compliance Certificate

(a)                       The Company shall supply a Compliance Certificate to the Agent with each set of its audited consolidated Annual Financial Statements and each set of its consolidated Quarterly Financial Statements.

(b)                       Each Compliance Certificate shall set out the matters, calculations and figures required by the form of Compliance Certificate attached in Schedule 9 (Form of Compliance Certificate).

(c)                        Each Compliance Certificate shall be signed by a director of the Company and, if required to be delivered with the consolidated Annual Financial Statements of the Company, shall be reported on by the Company’s Auditors in the form agreed by the Company and the Majority Lenders (unless it is such Auditors’ policy not to issue such reports).

27.3                        Requirements as to financial statements

(a)                       Each set of financial statements delivered pursuant to Clause 27.1 (Financial statements):

(i)         shall be certified by a director of the relevant company as giving a true and fair view of (in the case of Annual Financial Statements), or fairly representing (in other cases), its financial condition and operations as at the date as at which those financial statements were drawn up and, in the case of the Annual Financial Statements, shall be accompanied by any letter addressed to the management of the relevant company by the Auditors;

(ii)        shall be accompanied by a statement by the directors of the Company comparing actual performance for the period to which the financial statements relate to:

(A)                     the projected performance for that period set out in the Budget; and

(B)                     the actual performance for the corresponding period in the preceding Financial Year of the Company; and

(iii)       shall be prepared using the Accounting Principles, accounting practices and financial reference periods consistent with those applied:

(A)                     in the case of the Company, in the preparation of the Base Case Model; and

(B)                     in the case of any Obligor, in the preparation of the Original Financial Statements for that Obligor (if any),

unless, in relation to any set of financial statements, the Company notifies the Agent that there has been a change in the Accounting Principles or the accounting practices and its Auditors (or, if appropriate, the Auditors of the Obligor) deliver to the Agent:

(iv)       a description of any change necessary for those financial statements to reflect the Accounting Principles or accounting practices upon which the Base Case Model or, as the case may be, that Obligor’s Original Financial Statements (if any) were prepared; and

(v)        sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Lenders to determine whether Clause 28 (Financial covenants) has been complied with, to determine the Margin as set out in the definition of “Margin” and to make an accurate comparison between the financial position indicated in those financial statements and the Base Case Model (in the case of the Company) or that Obligor’s Original Financial Statements (if any) (in the case of an Obligor).

(b)                       If the Company notifies the Agent of a change in accordance with paragraph (a)(iii) above, then the Company and Agent shall enter into negotiations in good faith with a view to agreeing:

(i)         whether or not the change might result in any material alteration in the commercial effect of any of the terms of this Agreement; and

(ii)        if so, any amendments to this Agreement which may be necessary to ensure that the change does not result in any material alteration in the commercial effect of those terms,

and if any amendments are agreed they shall take effect and be binding on each of the Parties in accordance with their terms.

If no such agreement is reached within 30 days of that notification of change, the Agent shall (if so requested by the Majority Lenders) instruct the Auditors of the Company or independent accountants (approved by the Company or, in the absence of such approval within 5 days of request by the Agent of such approval, a firm with recognised expertise) to determine any amendment to Clause 28.2 (Financial condition), the Margin computations set out in the definition of “Margin”, the Fixed Charge Cover Ratio, Clause 29.18 (Note Purchase Condition) and any other terms of this Agreement which the Auditors or, as the case may be, accountants (acting as experts and not arbitrators) consider appropriate to ensure the change does not result in any material alteration in the commercial effect of the terms of this Agreement. Those amendments shall take effect when so determined by the Auditors, or as the case may be, accountants. The cost and expense of the Auditors or accountants shall be for the account of the Company.

Any reference in this Agreement to any financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Base Case Model or, as the case may be, the Original Financial Statements (if any) were prepared.

27.4                        Budget

(a)                       The Company shall supply to the Agent in sufficient copies for all the Lenders, as soon as the same become available but in any event within 30 days after the start of each of its Financial Years to begin with 1 July 2010, an annual Budget for that Financial Year.

(b)                       The Company shall ensure that each Budget:

(i)         is in a form reasonably acceptable to the Agent;

(ii)        is prepared in accordance with the Accounting Principles and the accounting practices and financial reference periods applied to financial statements under Clause 27.1 (Financial statements); and

(iii)       is accompanied by a reasonably detailed commentary from the Senior Management of the Restricted Group.

27.5                        Group companies

The Company shall, at the same time as it delivers the Annual Financial Statements, supply to the Agent a report issued by its Auditors stating which of its Restricted Subsidiaries are Material Companies and confirming that: (a) the aggregate of earnings before interest, tax, depreciation and amortisation (calculated on the same basis as Consolidated EBITDA), aggregate gross assets and aggregate turnover of the Guarantors (calculated on an unconsolidated basis and excluding all intra-Restricted Group items and investments in Restricted Subsidiaries of any member of the Restricted Group) exceeds 90 per cent. of Consolidated EBITDA, consolidated gross assets and turnover of all the members of the Restricted Group; or (b) the conditions set out in paragraph (c) of Clause 29.14 (Guarantors) are met.

27.6                        Presentations and meetings

(a)                       The Company will invite the Lenders to all public calls held for holders of any of the Notes and give the Lenders reasonable notice of such calls. The Parties agree that, prior notice of such public calls posted on an electronic website that is used by the Issuer to communicate to the holders of Notes generally for which the Agent has been, prior to the posting of such notice, informed of the website address and relevant password specifications shall constitute reasonable notice of such public calls for the purpose of this paragraph (a) provided that if the Issuer gives notice to the Senior Note Trustee (as defined in the Intercreditor Agreement), the Company shall also give notice to the Agent.

(b)                       At least once every Financial Year, during the first six months of such Financial Year, at least one director of the Company or MUL must give a presentation to the Finance Parties about the performance and prospects of the Restricted Group.

27.7                        Year-end

The Company shall not change its Accounting Reference Date.

27.8                        Unrestricted Subsidiaries

If any Subsidiaries of the Company have been designated as Unrestricted Subsidiaries, the information delivered under Clauses 27.1 (Financial statements), 27.2 (Provision and contents of Compliance Certificate) and 27.4 (Budget) will include reasonably detailed information as to the financial condition of the Restricted Group separate from that of the Unrestricted Subsidiaries.

27.9                        Information: miscellaneous

The Company shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):

(a)                       at the same time as they are dispatched, copies of all documents dispatched by the Company to its shareholders generally (or any class of them) or dispatched by the Company or any Obligors to its creditors generally (or any class of them);

(b)                       promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Restricted Group or its assets (or against the directors of any member of the Restricted Group), and which, if adversely determined, is reasonably likely to have a Material Adverse Effect;

(c)                        promptly on request, such information as the Security Trustee may reasonably require about the Charged Property and compliance of the Obligors with the terms of any Transaction Security Documents;

(d)                       promptly on request, such further information regarding the financial condition, assets and operations of the Group and/or any member of the Group (including any requested amplification or explanation of any item in the financial statements, budgets or other material provided by any Obligor under this Agreement, any changes to management of the Group and an up to date copy of its shareholders’ register (or equivalent in its jurisdiction of incorporation)) as any Finance Party through the Agent may reasonably request;

(e)                        promptly upon becoming aware of it, details of a Change of Control;

(f)                         promptly, any actuarial reports relating to pension schemes operated by or maintained for the benefit of members of the Restricted Group and/or any of their employees;

(g)                        promptly upon becoming aware of them, details of any Material Contract which is or is likely to be terminated or rescinded prior to its stated maturity date.

27.10                 Notification of default

(a)                       The Company and each Obligor shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

(b)                       Promptly upon a request by the Agent, the Company shall supply to the Agent a certificate signed by two of its directors on its behalf certifying (without personal liability) that no Event of Default is continuing (or if an Event of Default is continuing, specifying the Event of Default and the steps, if any, being taken to remedy it).

27.11                 “Know your customer” checks

(a)                       If:

(i)         the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)        any change in the status of an Obligor or the composition of the shareholders of an Obligor after the date of this Agreement; or

(iii)       a proposed assignment or transfer by a Lender of any of its rights and/or obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)                       Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(c)                        The Company shall, by not less than 5 Business Days’ prior written notice to the Agent, notify the Agent (which shall promptly notify the Lenders) of its intention to request that one of its Subsidiaries becomes an Additional Obligor pursuant to Clause 33 (Changes to the Obligors).

(d)                       Following the giving of any notice pursuant to paragraph (c) above, if the accession of such Additional Obligor obliges the Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Company shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective new Lender) in order for the Agent or such Lender or any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the accession of such Restricted Subsidiary to this Agreement as an Additional Obligor.

28.                               FINANCIAL COVENANT

28.1                        Financial definitions

In this Agreement:

“Borrowings” means, at any time, the outstanding principal, capital or nominal amount (including any capitalised interest accretions in respect of any instrument issued at a discount and any other similar amount) of any Financial Indebtedness (other than under paragraph (f) of the definition thereof provided that the principal component of the arrangement to be put in place in connection with unwinding the hedging transactions entered into under the Existing Hedging Agreements will be included in “Borrowings”).

“Consolidated EBITDA” means, for any Relevant Period, the consolidated profits of the Restricted Group from ordinary activities before taxation in respect of that Relevant Period and (without double counting):

(a)                       before deducting any amount attributable to the amortisation or impairment of intangible assets (including goodwill) or the depreciation or impairment of tangible assets;

(b)                       before deducting any Consolidated Net Finance Charges;

(c)                        before deducting any one-off expenses or charges incurred in connection with the incurrence or issuance of (i) any Financial Indebtedness under or which is permitted by the Finance Documents or (ii) any other equity issuance which is permitted by the Finance Documents;

(d)                       before taking into account any items treated as exceptional or extraordinary items;

(e)                        before taking into account any accrued interest received by or owing to any member of the Restricted Group;

(f)                         before taking into account any realised and unrealised exchange gains and losses including those arising on translation of currency debt;

(g)                        before taking into account any gain or loss arising from an upward or downward revaluation of any asset or arising from the acquisition or disposal of player registrations,

(h)                       after deducting the amount of any profit of any member of the Restricted Group which is attributable to minority interests;

(i)                           after deducting the amount of any profit of any investment or entity (which is not itself a member of the Restricted Group) in which any member of the Restricted Group has an ownership interest to the extent that the amount of such profit included in the financial statements of the Restricted Group exceeds the amount (net of applicable withholding tax) received in cash by members of the Restricted Group through distributions by such investment or entity;

(j)                          after excluding the amount of any profit or loss which is attributable to any Material Disposal made in the Relevant Period; and

(k)                       after deducting, to the extent not already taken into account, all rent and other property costs of a revenue nature,

in each case, to the extent added, deducted, taken into account or excluded, as the case may be, for the purposes of determining profits of the Restricted Group from ordinary activities before taxation.

“Consolidated Net Finance Charges” means, for any Relevant Period, the aggregate amount of interest, all regular or periodic commission, fees or discounts in the nature of interest accrued in respect of Borrowings of the Restricted Group in respect of that Relevant Period and (without double counting):

(a)                       excluding any such obligations owed to any other member of the Restricted Group;

(b)                       including the interest element whether paid or payable, in respect of leasing and hire purchase payments under lease or hire purchase arrangements which would, in accordance with the Accounting Principles, be treated as finance or capital leases;

(c)                        including any accrued commission, fees, discounts and other finance payments paid or payable by any member of the Restricted Group under any interest rate hedging arrangement;

(d)                       deducting any accrued commission, fees, discounts and other finance payments owing to or received by any member of the Restricted Group under any interest rate hedging instrument;

(e)                        deducting any accrued interest owing to or received by any member of the Restricted Group on any deposit or bank account or in respect of Cash Equivalent Investments; and

(f)                         excluding any up-front arrangement fees, up-front underwriting fees, up-front commitment fees, up-front participation fees or up-front agency fees paid in connection with the Facilities or the Notes issued on the Closing Date by any member of the Restricted Group (except where any such fee is in excess of a reasonable market rate).

“Financial Quarter” means the period commencing on the day after one Quarter Date and ending on the next Quarter Date.

“Financial Year” means the annual accounting period of the Restricted Group ending on or about 30 June in each year.

“Quarter Date” means each of 31 March, 30 June, 30 September and 31 December.

“Relevant Period” means each period of twelve months ending on the last day of each Financial Quarter.

“Total Net Debt” means, at any time, the aggregate amount of all obligations of the Restricted Group for or in respect of the principal amount of Borrowings but:

(a)                       excluding any such obligations to any other member of the Restricted Group;

(b)                       including, in the case of finance leases, only the capitalised value thereof; and

(c)                        deducting the aggregate amount of Cash and Cash Equivalent Investments held by any member of the Restricted Group at that time,

and so that no amount shall be included or excluded more than once.

“Total Net Leverage Ratio” means the ratio of Total Net Debt to Consolidated EBITDA.

28.2                        Financial condition

The Company shall ensure that, for each Relevant Period, Consolidated EBITDA for such Relevant Period is not less than £65,000,000, subject to Clause 28.4 (Champions League Non Qualification Event).

28.3                        Financial testing

Subject to Clause 28.4 (Champions League Non Qualification Event) below, the financial covenant set out in Clause 28.2 (Financial condition) shall be calculated in accordance with the Accounting Principles and tested by reference to each of the financial statements delivered pursuant to paragraphs (a) and (b) of Clause 27.1 (Financial Statements) and/or each Compliance Certificate delivered pursuant to Clause 27.2 (Provision and contents of Compliance Certificate).

28.4                        Champions League Non Qualification Event

(a)                       For the purposes of calculating the financial covenant set out in Clause 28.2 (Financial Covenant), if a Champions League Non Qualification Event occurs, the Company may elect, at any time prior to the end of the Financial Year in which such Champions League Non Qualification Event occurs, to adjust the definition of Consolidated EBITDA for each Financial Quarter falling in the Financial Year in respect of which the first team of MUFC is not in the first round group stages (or its equivalent from time to time) of the Champions League by adding back an amount equal to “X” in each such Financial Quarter (the “Adjusted Quarters”) where:

“X” corresponds to the amount set out in Schedule 16 (Table of Values for X) for that Financial Quarter minus the following:

(i)         the net amount received by the Restricted Group in that Financial Quarter in respect of matches (both home and away) and media payments relating to UEFA cup performances; and

(ii)        the net amount of any reduction to player salaries in that Financial Quarter arising out of the existing contractual provisions as a result of the Champions League Non Qualification Event.

(b)                       At the same time as the Company makes an election under paragraph (a), it shall supply to the Agent a certificate signed by a director of the Company (i) confirming the value of X and the amount of each Adjustment and setting out (in reasonable detail) computation of those amounts and (ii) attaching a copy of the Champions League Adjustment Spreadsheet (following the Adjustments).

(c)                        If the Majority Lenders give notice to the Agent that they do not agree with the calculations of any of the Adjustments contained in the certificate described in paragraph (b) above (acting reasonably), the Company and the Agent will consult in good faith for a period of not more than 10 Business Days with a view to correcting the calculations of the Adjustments.

(d)                       If agreement has not been reached within the 10 Business Day period referred to in paragraph (c) above then, at the request of the Majority Lenders (and at the expense of the Company), the Agent may appoint one of PricewaterhouseCoopers, Ernst & Young, KPMG or Deloitte & Touche to determine the amount of the Adjustments (and, consequently, the value of

                                        “X”) and such determination shall (in the absence of manifest error) be binding on the Parties.

(e)                        For the avoidance of doubt, for the purposes of calculating the financial covenant set out in Clause 28.2 (Financial covenant) only, Consolidated EBITDA in any Relevant Period which contains one or more Adjusted Quarters shall be calculated using the adjusted values of Consolidated EBITDA set out in paragraph (a) above for each such Adjusted Quarter.

(f)                         The above election may only be made twice over the life of the Facilities and may not be made during two consecutive Financial Years.

29.                               GENERAL UNDERTAKINGS

The undertakings in this Clause 29 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

29.1                        Restrictive Covenants

Each Obligor shall comply with the covenants set out in Schedule 17 (Restrictive Covenants).

29.2                        Authorisations

Each Obligor shall promptly:

(a)                       obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)                       supply (on request), certified copies to the Agent of,

any Authorisation required under any law or regulation of a Relevant Jurisdiction to:

(i)                           enable it to perform its obligations under the Finance Documents;

(ii)        subject to the Legal Reservations, ensure the legality, validity, enforceability or admissibility in evidence of any Finance Document; and

(iii)       enable it to carry on its business in the ordinary course except to the extent failure to do so has a Material Adverse Effect.

29.3                        Compliance with laws

Each Obligor shall comply in all respects with all laws to which it is subject, where failure so to comply has a Material Adverse Effect.

29.4                        Environmental compliance

Each Obligor shall (and the Company shall ensure that each member of the Restricted Group shall):

(a)                       comply with all Environmental Law to which any member of the Restricted Group is subject;

(b)                       obtain and maintain in full force and effect all Environmental Permits necessary in connection with the ownership and operation of its business; and

(c)                        comply with all other covenants, conditions, restrictions or agreements directly or indirectly concerned with any contamination, pollution or waste or the release or discharge of any toxic or hazardous substance in connection with any Real Property which is or was at any time owned, leased or occupied by any member of the Restricted Group or on which any member of the Restricted Group has conducted any activity, where failure to do so would have a Material Adverse Effect.

29.5                        Environmental claims

Each Obligor shall (through the Company) inform the Agent in writing as soon as reasonably practicable upon becoming aware:

(a)                       if any Environmental Claim has been commenced or (to the best of an Obligor’s knowledge and belief) is pending or threatened against any member of the Restricted Group; or

(b)                       of any facts or circumstances which will or are reasonably likely to result in any Environmental Claim being commenced or threatened against any member of the Restricted Group, where the claim could, if adversely determined against that member of the Restricted Group and, if so determined, would have a Material Adverse Effect.

29.6                        Taxation

Each Obligor shall (and the Company shall ensure that each member of the Restricted Group shall) duly and punctually pay and discharge all Taxes (or, where payments of Taxes must be made by reference to estimated amounts, such estimated Tax (calculated in good faith) as due and payable for the relevant period) imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that:

(a)                       such payment is being contested in good faith;

(b)                       adequate reserves are being maintained for those Taxes and the costs required to contest them to the extent required by the Accounting Principles;

(c)                        such payment can be lawfully withheld; and

(d)                       no member of the Restricted Group may change its residence for Tax purposes.

29.7                        Change of business

The Company shall procure that no substantial change is made to the general nature of the business of the Company, the Obligors or the Restricted Group (taken as a whole) from that carried on by the Restricted Group at the date of this Agreement.

29.8                        Pari passu ranking

Each Obligor shall ensure that at all times any unsecured and unsubordinated claims of a Finance Party held against it under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors except those creditors whose claims are mandatorily preferred by laws of general application to companies.

29.9                        Insurance

(a)                       Each Obligor shall (and the Company shall ensure that each member of the Restricted Group will) maintain insurances (other than in respect of permanent disability for players occurring when players are playing, practising or training for a member of the Restricted Group) on and in relation to its business and assets against those risks and to the extent as is usual for companies carrying on the same or substantially similar business.

(b)                       All insurances must be with reputable independent insurance companies or underwriters.

29.10                 Pensions and employment

(a)                       The Company shall ensure that all pension schemes (or sections of pension schemes in the case of the Football League Limited Pension and Life Assurance Scheme) operated by or maintained for the benefit of members of the Restricted Group and/or any of its employees are funded with a view to them becoming fully funded on the then current statutory funding requirement within a period of time permitted by applicable legislation and considered reasonable in all of the circumstances by the scheme actuary and are operated or maintained as required by law and that no action or omission is taken by any member of the Restricted Group in relation to such a pension scheme which has or is reasonably likely to have a Material Adverse Effect.

(b)                       Except for the Football League Limited Pension and Life Assurance Scheme and the Professional Footballers’ Pension Scheme, the Company shall ensure that no member of the Restricted Group is at any time an employer (for the purposes of sections 38 to 51 of the Pensions Act 2004) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the Pension Schemes Act 1993) or “connected” with or an “associate” of (as those terms are used in sections 39 or 43 of the Pensions Act 2004) such an employer.

(c)                        The Company shall ensure that no company becomes a member of the Restricted Group after the date of this Agreement if it has any liability or contingent liability in respect of any occupational pension scheme which is not a money purchase scheme (both terms as defined in the Pension Schemes Act 1993) which is not covered by an indemnity from the vendor (in form and substance satisfactory to the Agent (acting reasonably)).

(d)                       The Company shall deliver to the Agent within a reasonable time of receipt of those reports being prepared in order to comply with the then current statutory or auditing requirements (as applicable either to the trustees of any relevant schemes or to the Company), actuarial reports in relation to all pension schemes mentioned in paragraph (a) above.

(e)                        The Company shall promptly notify the Agent of any material change in the rate of contributions to any pension schemes mentioned in paragraph (a) above, paid or recommended to be paid (whether by the scheme actuary or otherwise) or required by law or otherwise.

(f)                         Each Obligor shall immediately notify the Agent of any investigation or proposed investigation by the Pensions Regulator which is reasonably likely to lead to the issue of a Financial Support Direction or a Contribution Notice to any member of the Restricted Group.

(g)                        Each Obligor shall immediately notify the Agent if it receives a Financial Support Direction or a Contribution Notice from the Pensions Regulator.

29.11                 Access

While a Default is continuing (or where the Agent reasonably suspects a Default) each Obligor shall and the Company shall ensure that each member of the Restricted Group will permit the Agent and/or the Security Trustee and/or accountants or other professional advisers and contractors of the Agent or Security Trustee to have access at all reasonable times during normal business hours and on reasonable notice (for a reasonable period) at the risk and reasonable cost to the Company to (a) inspect and take copies and extracts from the premises, assets, books, accounts and records of each member of the Restricted Group and (b) view the assets which are the subject of the Transaction Security and the premises of each member of the Restricted Group and (c) meet and discuss matters with Senior Management.

29.12                 Intellectual property

Each Obligor shall (and the Company shall procure that each member of the Restricted Group shall):

(a)                       preserve and maintain the subsistence and validity of the Intellectual Property which are material to the business of the relevant Restricted Group member;

(b)                       take such steps as are necessary and commercially reasonable to prevent any infringement in any material respect of that Intellectual Property;

(c)                        make registrations and pay all registration fees and taxes necessary to maintain that Intellectual Property which is material to the business in full force and effect and record its interest in that Intellectual Property;

(d)                       not use or permit that Intellectual Property to be used in a way or take any step or omit to take any step in respect of that Intellectual Property which may materially and adversely affect the existence or value of that Intellectual Property or imperil the right of any member of the Restricted Group to use such property; and

(e)                        not discontinue the use of that Intellectual Property which is material to the business,

other than where the failure to comply with any of the above undertakings would have a Material Adverse Effect.

29.13                 Amendments

No Obligors shall (and the Company shall ensure that no member of the Restricted Group will) amend, vary, novate, supplement, supersede, waive or terminate any term of:

(a)                       the Note Documents, so as to bring forward the maturity or any amortisation of the Notes or reduce the Weighted Average Life to Maturity (as defined in Schedule 17 (Restrictive Covenants)) of the Notes; or

(b)                       the Existing Hedging Agreements,

except in a way which is not reasonably likely to materially and adversely affect the interests of the Lenders.

29.14                 Guarantors

(a)                       The Company shall ensure that at all times:

(i)                             all Material Companies which are members of the Restricted Group (other than an Excluded Subsidiary), Holding Companies of Material Companies (other than the Holding Company of the Company) and any member of the Restricted Group that is or becomes a guarantor in respect of the Notes, are Guarantors (in the case of any member of the Restricted Group that is or becomes a guarantor in respect of the Notes, simultaneously to becoming guarantors in respect of the Notes); and

(ii)                          subject to paragraph (d) below, the aggregate of the earnings before interest, tax, depreciation and amortisation (calculated on the same basis as Consolidated EBITDA) of the Guarantors, the aggregate gross assets and the aggregate turnover of the Guarantors (in each case calculated on an unconsolidated basis and excluding all intra-Restricted Group items) represents not less than 90 per cent. of Consolidated EBITDA, consolidated gross assets and consolidated turnover of all members of the Restricted Group, in each case calculated by reference to the Original Financial Statements of the Company prior to the Closing Date; and (ii) thereafter, with each set of audited annual financial statements delivered under Clause 27.1 (Financial Statements).

(b)                       The Company shall not have any obligation to procure that any member of the Restricted Group becomes an Additional Guarantor unless the Annual Financial Statements demonstrate that the same would be necessary in order to comply with the requirements of this Clause 29.14.

(c)                        The Company shall not be in breach of sub-paragraph (a)(ii) of this Clause 29.14 if the only reason the 90 per cent. threshold set out therein is not met is that the Excluded Subsidiaries (taken together) have earnings before interest, tax, depreciation and amortisation (calculated on the same basis as Consolidated EBITDA), gross assets and turnover representing more than 10 per cent of Consolidated EBITDA or gross assets or turnover (excluding intra-Restricted Group items) representing more than 10 per cent. of the gross assets or turnover of the Restricted Group, in each case calculated on a consolidated basis.

(d)                       The Company need only perform its obligations under paragraph (a) above, to the extent it is not unlawful for the relevant person to become a Guarantor and that person becoming a Guarantor would not result in personal liability for that person’s directors or other management. Each Obligor must use, and must procure that the relevant person uses, all reasonable endeavours lawfully available to avoid any such unlawfulness or personal liability. This includes agreeing to a limit on the amount guaranteed. The Agent may (but shall not be obliged to) agree to such a limit if, in its opinion, to do so would avoid the relevant unlawfulness or personal liability.

(e)                        Any member of the Restricted Group (other than an Excluded Subsidiary) that becomes a Material Company and any Material Company (other than an Excluded Subsidiary) acquired in accordance with this Agreement after the Closing Date shall become a Guarantor and grant Security as the Agent may require and shall accede to the Intercreditor Agreement within 20 Business Days of delivery of any Compliance Certificate accompanying the audited annual financial statements delivered under Clause 27.1 (Financial Statements) or within 20 Business Days of its acquisition, as the case may be.

(f)                         Nothing in this Agreement shall require any Excluded Subsidiary to accede as a Guarantor for so long as it is an Excluded Subsidiary.

29.15                 Designation of Unrestricted Subsidiaries

(a)                       The Company will not designate MUL or any Subsidiary of MUL as an Unrestricted Subsidiary without the prior written consent of the Majority Lenders (and, for the avoidance of doubt, any designation of an Obligor as an Unrestricted Subsidiary would require the consent of the Super Majority Lenders).

(b)                       Nothing in this Agreement shall restrict the Company from designating any of its Subsidiaries which are not in the MUL Group from being Unrestricted Subsidiaries provided that such Subsidiary meets the requirements for such designation set out in Schedule 17 (Restrictive Covenants).

(c)                        If a member of the Group is designated as an Unrestricted Subsidiary, each Obligor will (i) ensure that the Unrestricted Subsidiary does not (and will, for so long as it is an Unrestricted Subsidiary, not) legally or beneficially own shares in any Restricted Subsidiaries; and (ii) use its reasonable endeavors to ensure that no member of the Restricted Group has any material liabilities (including pension, environmental and tax liabilities) to or in respect of the Unrestricted Subsidiary and if any such material liability arises the Company will promptly notify the Agent and procure that the Unrestricted Subsidiary becomes a Restricted Subsidiary as soon as reasonably practicable and in any event within 20 Business Days of the first date on which the Company is aware of the material liability.

29.16                 Further assurance

(a)                       Each Obligor shall (and the Company shall procure that each member of the Restricted Group shall) at all times promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Security Trustee may reasonably specify (and in such form as the Security Trustee may reasonably require in favour of the Security Trustee or its nominee(s)):

(i)         to perfect the Security created or intended to be created under or evidenced by the Transaction Security Documents (which may include the execution of a mortgage, charge, assignment or other Security over all or any of the assets which are, or are intended to be, the subject of the Transaction Security) or for the exercise of any rights powers and remedies of the Security Trustee or the Finance Parties provided by or pursuant to the Finance Documents or by law;

(ii)        to confer on the Security Trustee or confer on the Finance Parties Security over any property and assets of that Obligor located in any jurisdiction equivalent or similar to the Security intended to be conferred by or pursuant to the Transaction Security Documents; and/or

(iii)       to facilitate the realisation of the assets which are, or are intended to be, the subject of the Transaction Security.

(b)                       Each Obligor shall (and the Company shall procure that each member of the Restricted Group shall) at all times take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security conferred or intended to be conferred on the Security Trustee or the Finance Parties by or pursuant to the Finance Documents.

(c)                        The Company need only perform its obligations under paragraphs (a) and (b) above, to the extent it is not unlawful and would not result in personal liability for that person’s directors or other management. Each Obligor must use, and must procure that the relevant person uses, all reasonable endeavours lawfully available to avoid any such unlawfulness or personal liability.

29.17                 Use of Stadium

The Company shall procure that Manchester United Football Club’s first XI team shall play all its home Premier League fixtures and all its competitive home, domestic, European and continental cup and league matches at the Stadium save as otherwise required by any regulatory authority having the recognised power to regulate such matters or as a result of circumstances beyond the Restricted Group’s control.

29.18                 Note Purchase Condition

No member of the Restricted Group may prepay, purchase, defease or redeem (or otherwise retire for value) any Notes, Replacement Debt or Term Debt (or offer to do so) unless:

(a)                       either (i) immediately following such prepayment, purchase, defeasance or redemption (or other retirement for value), the aggregate of the principal amount of Notes and Term Debt prepaid, purchased, defeased or redeemed (or otherwise retired for value) since the Closing Date (other than from (1) the proceeds of Replacement Debt (excluding any Replacement Debt that is legally or beneficially owned by a member of the Restricted Group); and (2) Relevant Equity invested into the Restricted Group by the Investors or their Affiliates) would be less than £50,000,000 or (ii) to the extent that the aggregate principal amount of such prepayments, purchases, defeasances or redemptions (or other retirements for value) exceeds £50,000,000, an equivalent amount of the Commitments are cancelled (and, if applicable, Utilisations are prepaid) (or, in the case of an Asset Sale, an offer is made to cancel (and, if applicable, prepay) the Commitments in an equivalent amount);

(b)                       Consolidated EBITDA for the Relevant Period ending on the most recent Quarter Date in relation to which financial statements have been (or are required to have been) provided by the Company in accordance with Clause 27.1 (Financial statements) was greater than £82,500,000; and

(c)                        no Event of Default is continuing or would result from the prepayment, purchase, defeasance or redemption (or other retirement for value).

29.19                 Condition Subsequent

(a)                         Within 30 days of the Closing Date, the Company will provide to the Agent a letter from the Company to the Agent specifying the Mandatory Prepayment Account including details of the account name, account number and the name and address of the bank where each account is held.

(b)                         Within 10 Business Days of the Closing Date, (i) the Company will provide the Agent with a duplicate of the share certificates representing 97,626 ordinary shares in Manchester United Limited held by the Company and (ii) MUL with provide the Agent with the original share certificate representing all the shares in MU Finance and with the original share certificate representing all the shares in Manchester United Commercial Enterprises (Ireland) Limited.

(c)                        Within 10 Business Days of the Closing Date the Company shall provide to the Agent the results of a land registry search in favour of the Security Trustee on the appropriate forms against title number GM690578 giving not less than twenty five Business Days’ priority beyond the date the Real Property became subject to the Security and/or Finance Documents and showing no subsisting charges (other than those to be released on grant of the supplemental mortgages forming part of the Transaction Security) or any restrictions against the title which would prevent registration of those supplemental mortgages at the land registry.

30.                               EVENTS OF DEFAULT

Each of the events or circumstances set out in this Clause 30 (save for Clause 30.17 (Acceleration)) is an Event of Default.

30.1                        Non-payment

An Obligor does not pay:

(a)                       on the due date any amount of principal; or

(b)                       within 30 days of the due date, any other amount payable pursuant to a Finance Document,

at the place at and in the currency in which it is expressed to be payable unless, in the case of a payment of principal:

(i)                           its failure to pay is caused by administrative or technical error or a Disruption Event; and

(ii)                        payment is made within three Business Days of its due date.

30.2                        Breach of certain obligations

Any requirement of Clause 28 (Financial covenant) is not satisfied.

30.3                        Other obligations

An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 30.1 (Non-payment) and Clause 30.2 (Breach of certain obligations)) unless such non-compliance is capable of remedy and is remedied within 30 Business Days, of the earlier of the Agent giving notice thereof to the Company or any Obligor becoming aware of the failure to comply.

30.4                        Misrepresentation

Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or in any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading (in the case of any representation or statement which is not subject to a materiality threshold in accordance with its terms, in any material respect) when made or deemed to be made and, if the circumstances causing such misrepresentation are capable of remedy within such period, such Obligor shall have failed to remedy such circumstances within 15 Business Days after the earlier of the Agent giving notice to the Company or the Company becoming aware of such misrepresentation.

30.5                        Cross default

(a)                       Any Financial Indebtedness of any member of the Restricted Group is not paid when due nor within any originally applicable grace period.

(b)                       Any Financial Indebtedness of any member of the Restricted Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)                        Any commitment for any Financial Indebtedness of any member of the Restricted Group is cancelled or suspended by a creditor of any member of the Restricted Group as a result of an event of default (however described).

(d)                       Any creditor of any member of the Restricted Group becomes entitled to declare any Financial Indebtedness of any member of the Restricted Group due and payable prior to its specified maturity as a result of an event of default (however described).

(e)                        No Event of Default will occur under this Clause 30.5 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (d) above is less than £2,000,000 (or its equivalent in any other currency or currencies).

30.6                        Insolvency

(a)                       A Material Company is unable or admits inability to pay its debts as they fall due or is declared to be unable to pay its debts under applicable law, suspends or threatens to suspend making payments on any of its debts as they fall due or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

(b)                       Any Material Company is or is deemed to be insolvent under any applicable law (other than Section 123(2) of the Insolvency Act 1986) or (save the extent the same is frivolous or vexatious or is discharged, stayed or dismissed within 30 days of commencement) or where written demand is made in respect of an aggregate amount of not less than £5,000,000 (taking into account contingent and prospective liabilities).

(c)                        A moratorium is declared in respect of any indebtedness of any Material Company.

30.7                        Insolvency proceedings

(a)                       Any corporate action, legal proceedings or other formal procedure or step is taken in relation to:

(i)                            the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Material Company other than a solvent liquidation or reorganisation of any Material Company which is not an Obligor or a Permitted Reorganisation;

(ii)                         a composition, compromise, assignment or arrangement with any creditor of any Material Company;

(iii)                      the appointment of a liquidator (other than in respect of a solvent liquidation of a Material Company which is not an Obligor or a Permitted Reorganisation), receiver, administrator, administrative receiver, compulsory manager or other similar officer in respect of any Material Company or any of its assets having an aggregate value of £5,000,000 or greater;

(iv)                     enforcement of any Security over any assets having an aggregate value of £2,500,000 or greater of any Material Company,

or any analogous procedure or step is taken in any jurisdiction.

(b)                       Paragraph (a) shall not apply to:

(i)                            any procedure or step in relation to a Dormant Subsidiary;

(ii)                         any winding-up petition or (to the extent relevant) other procedural step in relation to the appointment of a receiver, administrator, administrative receiver, compulsory manager or similar officer (but not excluding the actual appointment thereof) which is frivolous or vexatious or is discharged, stayed or dismissed within 30 days of commencement; or

(iii)                      any application for the appointment of an administrator is discharged at least five days prior to the first hearing of that application.

30.8                        Creditors’ process

Any expropriation, attachment, sequestration, distress or execution (including enforcement of Security) or any analogous process in any jurisdiction affects any asset or assets of Material Companies having an aggregate value of £2,500,000 and is not discharged within 30 days.

30.9                        Unlawfulness and invalidity

(a)                       It is or becomes unlawful for an Obligor or, in the case of the Intercreditor Agreement, a member of the Restricted Group, to perform any of its material obligations under any of the Finance Documents or any of the Transaction Security created or expressed to be created or evidenced by the Transaction Security Documents ceases to be valid or becomes unlawful.

(b)                       Any obligation or obligations of any Obligor under any Finance Documents or any member of the Restricted Group under the Intercreditor Agreement are not or cease to be legal, valid, binding or enforceable (other than as provided in the Legal Reservations) and the cessation individually or cumulatively materially and adversely affects the interests of the Lenders under the Finance Documents.

(c)                        Any Finance Document ceases to be in full force and effect or any Transaction Security or any subordination created under this Agreement or the Intercreditor Agreement ceases to be legal, valid, binding, enforceable or effective (other than as provided in the Legal Reservations) and the cessation individually or cumulatively materially and adversely affects the interests of the Lenders under the Finance Documents.

30.10                 Intercreditor Agreement

(a)                       Any member of the Restricted Group or Subordinated Creditor (as defined in the Intercreditor Agreement) fails to comply with the provisions of, or does not perform its obligations under, the Intercreditor Agreement; or

(b)                       a representation or warranty given by a member of the Restricted Group or Subordinated Creditor in the Intercreditor Agreement is incorrect in any material respect,

and, if the non-compliance or circumstances giving rise to the misrepresentation are capable of remedy, it is not remedied within 15 Business Days of the earlier of the Agent giving notice to that party or that party becoming aware of the non-compliance or misrepresentation.

30.11                 Repudiation

An Obligor repudiates a Finance Document or evidences an intention to repudiate a Finance Document.

30.12                 Cessation of business

The Restricted Group (taken as a whole) ceases (or threatens to suspend or cease) to carry on all or a substantial part of its business other than as part of a disposal which is permitted under this Agreement.

30.13                 Amending articles of association

Any Obligor amends, its articles of association without the prior written consent of the Majority Lenders if such modification is reasonably likely to be materially adverse to the interests of the Finance Parties under the Finance Documents.

30.14                 Audit qualification

The Auditors of the Restricted Group adversely qualify the audited annual consolidated financial statements of the Company and:

(a)                       the qualification is made because those Auditors did not have access to adequate or reliable information; or

(b)                       in the opinion of the Majority Lenders (acting reasonably), the qualification is material in the context of the Finance Documents and the transactions contemplated in those documents.

30.15                 Material adverse change

Any event or circumstance occurs which has a Material Adverse Effect.

30.16                 Pensions

The Pensions Regulator issues a Financial Support Direction or a Contribution Notice to any member of the Restricted Group which has or is reasonably likely to have a Material Adverse Effect.

30.17                 Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Agent may, and shall if so directed by the Majority Lenders, by notice to the Company:

(a)                       cancel all or part of the Total Commitments and/or Ancillary Commitments at which time they shall immediately be cancelled provided that such cancellation shall be made pro rata between the Facility A Commitments and the Facility B Commitments;

(b)                       declare that all or part of the Utilisations, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, at which time they shall become immediately due and payable;

(c)                        declare that all or part of the Utilisations be payable on demand, at which time they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders;

(d)                       declare that cash cover in respect of each Letter of Credit and the Syndicated Portion of each Alternative L/C Utilisation is immediately due and payable at which time it shall become immediately due and payable;

(e)                        declare that the cash cover in respect of each Letter of Credit and the Syndicated Portion of each Alternative L/C Utilisation is payable on demand at which time it shall immediately become due and payable on demand by the Agent on the instructions of the Majority Lenders;

(f)                         declare all or any part of the amounts (or cash cover in relation to hose amounts) outstanding under the Ancillary Facilities to be immediately due and payable at which time they shall become immediately due and payable;

(g)                        declare that all or any part of the amounts (or cash cover in relation to those amounts) outstanding under the Ancillary Facilities be payable on demand, at which time they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders; and/or

(h)                       exercise or direct the Security Trustee to exercise any or all of its rights, remedies, powers or discretions under the Finance Documents.

SECTION 9

CHANGES TO PARTIES

31.                               CHANGES TO THE LENDERS

31.1                        Assignments and transfers by the Lenders

Subject to this Clause 31 a Lender (the “Existing Lender”) may:

(a)                       assign any of its rights;

(b)                       transfer by novation any of its rights and obligations; or

(c)                        enter into a sub-participation in relation to its rights and obligations,

under any Finance Document to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets or to any other person (the “New Lender”) which in each case, unless an Event of Default is continuing, is a US Qualifying Lender (as defined in Clause 20.1).

31.2                        Conditions of assignment or transfer

(a)                       The consent of the Company is required for an assignment, transfer or sub-participation by an Existing Lender, unless the assignment, transfer or sub-participation is:

(i)                            to another Lender or an Affiliate of a Lender;

(ii)                         if the Existing Lender disposing of its interest by sub-participation in any commitments or undertakings retains (x) all of the voting rights with respect to such commitments or undertakings and (y) more than two thirds of the economic interest in the commitments or undertakings; or

(iii)                      made at a time when an Event of Default is continuing.

(b)                       The consent of the Company to an assignment or transfer must not be unreasonably withheld or delayed. The Company will be deemed to have given its consent five Business Days after the Existing Lender has requested it unless consent is expressly refused by the Company within that time in accordance with this paragraph (b).

(c)                        The consent of the Company to an assignment or transfer must not be withheld solely because the assignment or transfer may result in an increase to the Mandatory Costs.

(d)                       The consent of the Issuing Bank (if one has been appointed) (with such consent not to be unreasonably withheld or delayed) is required for any assignment or transfer by an Existing Lender of any of its rights and/or obligations under the Facilities.

(e)                        The consent of the Alternative L/C Fronting Bank (not to be unreasonably withheld or delayed) is required for any assignment or transfer by any Existing Lender that is a Fronted Alternative L/C Lender of any of its rights and/or obligations under the Facilities.

(f)                         Unless the Company and the relevant Existing Lender otherwise agree in respect of transfers between Existing Lenders and their Affiliates a transfer of part of a Commitment or Commitments by the Existing Lender must be of a minimum amount of £1,000,000, provided that if the Existing Lender retains any Commitment or Commitments it is (or they are) of a minimum amount of £1,000,000 in aggregate across the Facilities.

(g)                        In determining whether the requirements of paragraph (f) above as to the minimum amount in respect of any Facility or Facilities to be retained by an Existing Lender are satisfied, the amount of any Commitment or Commitments of any Affiliate of the relevant Existing Lender to be retained shall be aggregated with the Commitment or Commitments of the Existing Lender to be transferred and/or retained (as the case may be).

(h)                       An assignment will only be effective on:

(i)                            receipt by the Agent (whether in the Assignment Agreement or otherwise) of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties and the other Secured Parties as it would have been under if it was an Original Lender;

(ii)                         the New Lender entering into the documentation required for it to accede as a party to the Intercreditor Agreement; and

(iii)                      the performance by the Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.

(i)                           A transfer will only be effective on:

(i)                            the New Lender entering into the documentation required for it to accede as a party to the Intercreditor Agreement; and

(ii)                         procedure set out in Clause 31.5 (Procedure for transfer) being complied with.

(j)                          If:

(i)                            a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)                         as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 21 (Increased Costs),

then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under that Clause to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

(k)                       Each New Lender, by executing the relevant Transfer Certificate or Assignment Agreement, confirms, for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer or assignment becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

31.3                        Assignment or transfer fee

Unless the Agent otherwise agrees and excluding an assignment or transfer (i) to an Affiliate of a Lender, (ii) to a Related Fund or (iii) made in connection with primary syndication of the Facilities, the New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of £1,500.

31.4                        Limitation of responsibility of Existing Lenders

(a)                       Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)                            the legality, validity, effectiveness, adequacy or enforceability of the Transaction Documents, the Transaction Security or any other documents;

(ii)                         the financial condition of any Obligor;

(iii)                      the performance and observance by any Obligor or any other member of the Restricted Group of its obligations under the Transaction Documents or any other documents; or

(iv)                     the accuracy of any statements (whether written or oral) made in or in connection with any Transaction Document or any other document,

and any representations or warranties implied by law are excluded.

(b)                       Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)                            has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender or any other Finance Party in connection with any Transaction Document or the Transaction Security; and

(ii)                         will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)                        Nothing in any Finance Document obliges an Existing Lender to:

(i)                            accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this Clause 31; or

(ii)                         support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

31.5                        Procedure for transfer

(a)                       Subject to the conditions set out in Clause 31.2 (Conditions of assignment or transfer) a transfer is effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender and update the Register in accordance with Clause 34.21 (Register). The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)                       The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(c)                        Subject to Clause 31.10 (Pro rata interest settlement), on the Transfer Date:

(i)                            to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents and in respect of the Transaction Security each of the Obligors and other members of the Restricted Group party to any Finance Document and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and in respect of the Transaction Security and their respective rights against one another under the Finance Documents and in respect of the Transaction Security shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)                         each of the Obligors and other members of the Restricted Group party to any Finance Document and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor or other member of the Restricted Group and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(iii)                      the Agent, the Arranger, the Security Trustee, the New Lender, the other Lenders, the Issuing Bank, the Alternative L/C Fronting Bank and any relevant Ancillary Lender shall acquire the same rights and assume the same obligations between themselves and in respect of the Transaction Security as they would have acquired and assumed had the New Lender been an Original Lender with the rights, and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Arranger, the Security Trustee, the Issuing Bank , the Alternative L/C Fronting Bank and any relevant Ancillary Lender and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)                     the New Lender shall become a Party as a “Lender”.

31.6                        Procedure for assignment

(a)                       Subject to the conditions set out in Clause 31.2 (Conditions of assignment or transfer) an assignment may be effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Assignment Agreement delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Assignment Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Assignment Agreement.

(b)                       The Agent shall only be obliged to execute an Assignment Agreement delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assignment to such New Lender.

(c)                        Subject to Clause 31.10 (Pro rata interest settlement), on the Transfer Date:

(i)                            the Existing Lender will assign absolutely to the New Lender its rights under the Finance Documents and in respect of the Transaction Security expressed to be the subject of the assignment in the Assignment Agreement;

(ii)                         the Existing Lender will be released from the obligations (the “Relevant Obligations”) expressed to be the subject of the release in the Assignment Agreement (and any corresponding obligations by which it is bound in respect of the Transaction Security); and

(iii)                      the New Lender shall become a Party as a “Lender” and will be bound by obligations equivalent to the Relevant Obligations.

(d)                       Lenders may utilise procedures other than those set out in this Clause 31.6 to assign their rights under the Finance Documents (but not, without the consent of the Company or unless in accordance with Clause 31.5 (Procedure for transfer), to obtain a release by each Obligor from the obligations owed to that Obligor by the Lenders nor the assumption of equivalent obligations by a New Lender) provided that they comply with the conditions set out in Clause 31.2 (Conditions of assignment or transfer).

31.7                        Copy of Transfer Certificate or Assignment Agreement to Company

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate or an Assignment Agreement, send to the Company a copy of that Transfer Certificate or Assignment Agreement.

31.8                        Replacement of existing Alternative Letters of Credit

(a)                       Promptly following receipt of a notice from the Agent that:

(i)                            an Alternative L/C Lender or the Alternative L/C Fronting Bank has entered into the necessary documentation to effect a transfer or assignment to a New Lender in accordance with this Clause 31 attaching (and the Alternative L/C Lender or Alternative L/C Fronting Bank shall be obliged to attach) the requisite number of originals of a replacement letter of credit on substantially the same terms as an existing Alternative Letter of Credit (but providing that it will not take effect until the beneficiary returns an original of the existing Alternative Letter of Credit to the respective Alternative L/C Lenders and the Alternative L/C Fronting Bank) executed by the New Lender; or

(ii)                         a Fronted Alternative L/C Lender has entered into the necessary documentation to effect a transfer or assignment to a New Lender which is capable of issuing Alternative Letters of Credit under the Facilities in accordance with this Clause 31 attaching (and the Fronted Alternative L/C Lender shall be obliged to attach) the requisite number of originals of a replacement letter of credit on substantially the same terms as an existing Alternative Letter of Credit (but providing that it will not take effect until the beneficiary returns an original of the existing Alternative Letter of Credit to the respective Alternative L/C Lenders and the Alternative L/C Fronting Bank) executed by the New Lender, each other Alternative L/C Lender and Alternative L/C Fronting Bank that was party to the existing Alternative Letter of Credit shall execute the replacement letter of credit and return the originals to the Agent (and on the date on which the replacement letter of credit becomes effective, it will be treated as an Alternative Letter of Credit in place of the existing Alternative Letter of Credit which it replaced).

(b)                       The Company shall procure that each Obligor shall use its reasonable endeavours to procure the replacement of each such Alternative Letter of

Credit pursuant to paragraph (a) above (including the return of the originals of the Alternative Letters of Credit from the relevant beneficiaries).

31.9                        Security over Lenders’ rights

In addition to the other rights provided to Lenders under this Clause 31, each Lender may without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(a)                                 any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and

(b)                                 in the case of any Lender which is a fund, any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security shall:

(i)                                     release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or other Security for the Lender as a party to any of the Finance Documents; or

(ii)                                  require any payments to be made by an Obligor or grant to any person any more extensive rights than those required to be made or granted to the relevant Lender under the Finance Documents.

31.10                 Pro rata interest settlement

If the Agent has notified the Lenders that it is able to distribute interest payments on a “pro rata basis” to Existing Lenders and New Lenders then (in respect of any transfer pursuant to Clause 31.5 (Procedure for transfer) or any assignment pursuant to Clause 31.6 (Procedure for assignment) the Transfer Date of which, in each case, is after the date of such notification and is not on the last day of an Interest Period):

(a)                                 any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favour of the Existing Lender up to but excluding the Transfer Date (“Accrued Amounts”) and shall become due and payable to the Existing Lender (without further interest accruing on them) on the last day of the current Interest Period (or, if the Interest Period is longer than six Months, on the next of the dates which falls at six-Monthly intervals after the first day of that Interest Period); and

(b)                                 the rights assigned or transferred by the Existing Lender will not include the right to the Accrued Amounts so that, for the avoidance of doubt:

(i)                                     when the Accrued Amounts become payable, those Accrued Amounts will be payable for the account of the Existing Lender; and

(ii)                                  the amount payable to the New Lender on that date will be the amount which would, but for the application of this Clause 31.10, have been payable to it on that date, but after deduction of the Accrued Amounts.

32.                               RESTRICTION ON DEBT PURCHASE TRANSACTIONS

32.1                        Prohibition on Debt Purchase Transactions by the Restricted Group

The Company shall not, and shall procure that each other member of the Restricted Group shall not, enter into any Debt Purchase Transaction or beneficially own all or any part of the share capital of a company that is a Lender or a party to a Debt Purchase Transaction of the type referred to in paragraphs (b) or (c) of the definition of Debt Purchase Transaction.

32.2                        Disenfranchisement on Debt Purchase Transactions entered into by Investor Affiliates

(a)                                 For so long as an Investor Affiliate (i) beneficially owns a Commitment or (ii) has entered into a sub-participation agreement relating to a Commitment or other agreement or arrangement having a substantially similar economic effect and such agreement or arrangement has not been terminated:

(i)                                     in ascertaining the Majority Lenders or whether any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents such Commitment shall be deemed to be zero; and

(ii)                                  for the purposes of Clause 43.3 (Exceptions), such Investor Affiliate or the person with whom it has entered into such sub-participation, other agreement or arrangement shall be deemed not to be a Lender (unless in the case of a person not being an Investor Affiliate it is a Lender by virtue otherwise than by beneficially owning the relevant Commitment).

(b)                                 Each Lender shall, unless such Debt Purchase Transaction is an assignment or transfer, promptly notify the Agent in writing if it knowingly enters into a Debt Purchase Transaction with a Investor Affiliate (a “Notifiable Debt Purchase Transaction”), such notification to be substantially in the form set out in Part I of Schedule 15 (Forms of Notifiable Debt Purchase Transaction Notice).

(c)                                  A Lender shall promptly notify the Agent if a Notifiable Debt Purchase Transaction to which it is a party:

(i)                                     is terminated; or

(ii)                                  ceases to be with an Investor Affiliate,

such notification to be substantially in the form set out in Part II of Schedule 15 (Forms of Notifiable Debt Purchase Transaction Notice).

(d)                                 Each Investor Affiliate that is a Lender agrees that:

(i)                                     in relation to any meeting or conference call to which all the Lenders are invited to attend or participate, it shall not attend or participate in the same if so requested by the Agent or, unless the Agent otherwise agrees, be entitled to receive the agenda or any minutes of the same; and

(ii)                                  in its capacity as Lender, unless the Agent otherwise agrees, it shall not be entitled to receive any report or other document prepared at the request of, or on the instructions of, the Agent or one or more of the Lenders.

33.                               CHANGES TO THE OBLIGORS

33.1                        Assignment and transfers by Obligors

No Obligor or any other member of the Restricted Group may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

33.2                        Additional Borrowers

(a)                                 Subject to compliance with the provisions of paragraphs (c) and (d) of Clause 27.11 (“Know your customer” checks), the Company may request that any of its wholly owned Subsidiaries which is a member of the Restricted Group becomes a Borrower. That Restricted Subsidiary shall become a Borrower if:

(i)                                     it is incorporated in the same jurisdiction as an existing Borrower, the United States (subject to reaching agreement as contemplated in paragraph (d)) or a jurisdiction agreed upon between the Company and all the Lenders, or otherwise if all the Lenders approve the addition of that Restricted Subsidiary;

(ii)                                  the Company and that Restricted Subsidiary deliver to the Agent a duly completed and executed Accession Deed;

(iii)                               the Restricted Subsidiary is (or becomes) a Guarantor prior to becoming a Borrower;

(iv)                              the Company confirms that no Default is continuing or would occur as a result of that Restricted Subsidiary becoming an Additional Borrower; and

(v)                                 the Agent has received all of the documents and other evidence listed in Part III of Schedule 2 (Conditions Precedent) in relation to that Additional Borrower, each in form and substance satisfactory to the Agent.

(b)                                 The Agent shall notify the Company and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part III of Schedule 2 (Conditions Precedent).

(c)                                  In the event that an Additional Borrower is resident outside the United Kingdom for United Kingdom tax purposes, the Company and the Lenders undertake to negotiate in good faith such changes to be made to the definition of Qualifying Lender and to any other relevant provision in this Agreement in relation to any exemptions from withholding or similar taxes in the jurisdiction in which the Additional Borrower is resident as will give an equivalent level of protection for the Additional Borrower and the Lenders as that afforded in respect of Borrowers resident in the United Kingdom under the existing definition of Qualifying Lender (insofar as is commercially appropriate given the differences between the withholding tax regime in the UK and that in such other jurisdiction).

(d)                                 If the Company gives written notice to the Agent that it would like one of its wholly owned Subsidiaries incorporated or established in the United States of America to become an Additional Borrower, the Company and the Lenders shall enter into negotiations in good faith and acting reasonably for no more than 30 days with a view to agreeing appropriate amendments to this Agreement to reflect the inclusion of such Additional Borrower.

33.3                        Resignation of a Borrower

(a)                                 In this Clause 33.3, Clause 33.5 (Resignation of a Guarantor) and Clause 33.7 (Resignation and release of Security on disposal), “Third Party Disposal” means the disposal of an Obligor to a person which is not a member of the Restricted Group where that disposal is permitted under this Agreement (and the Company has confirmed this is the case) or made with the approval of the Majority Lenders.

(b)                                 The Company may request that a Borrower (other than MUL or MUFC) ceases to be u Borrower by delivering to the Agent a Resignation Letter if:

(i)                                     that Borrower is the subject of a Third Party Disposal; or

(ii)                                  all the Lenders have consented to the resignation of that Borrower.

(c)                                  The Agent shall accept a Resignation Letter and notify the Company and the other Finance Parties of its acceptance if:

(i)                                     the Company has confirmed that no Default is continuing or would result from the acceptance of the Resignation Letter;

(ii)                                  the Borrower is (or shall, following its disposal, be) under no actual or contingent obligations as a Borrower under any Finance Documents;

(iii)                               where the Borrower is also a Guarantor (unless its resignation has been accepted in accordance with Clause 33.5 (Resignation of a Guarantor)), its obligations in its capacity as Guarantor continue to be legal, valid, binding and enforceable and in full force and effect (subject to the Legal Reservations) and the amount guaranteed by it as a Guarantor is not decreased (and the Company has confirmed this is the case); and

(iv)                              (unless the requisite proportion of Lenders have consented under paragraph (d) of Clause 43.3 (Exceptions)) the Company has confirmed that it shall ensure that any relevant Excess Proceeds will be applied in accordance with Clause 14.2 (Excess Proceeds and Insurance Proceeds).

(d)                                 Subject to paragraph (e) below, upon notification by the Agent to the Company of its acceptance of a Resignation Letter, that company shall cease to be a Borrower and shall have no further rights or obligations under the Finance Documents as a Borrower

(e)                                  The resignation of a Borrower which is the subject of a Third Party Disposal shall not take effect (and the Borrower will continue to have rights and obligations under the Finance Documents) until the date on which the Third Party Disposal takes effect.

(f)                                   The Agent (acting reasonably) may, at the cost and expense of the Company, require a legal opinion from counsel to the Agent confirming the matters set out in paragraph (c)(iii) above and the Agent shall be under no obligation to accept a Resignation Letter until it has obtained such opinion in form and substance satisfactory to it.

33.4                        Additional Guarantors

(a)                                 Subject to compliance with the provisions of paragraphs (c) and (d) of Clause 27.11 (“Know your customer” checks), the Company may request that any of its Subsidiaries which is a member of the Restricted Group become a Guarantor.

(b)                                 A member of the Restricted Group shall become an Additional Guarantor if:

(i)                                     the Company and the proposed Additional Guarantor deliver to the Agent a duly completed and executed Accession Deed; and

(ii)                                  the Agent has received all of the documents and other evidence listed in Part III of Schedule 2 (Conditions Precedent) in relation to that Additional Guarantor, each in form and substance satisfactory to the Agent.

(c)                                  The Agent shall notify the Company and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part III of Schedule 2 (Conditions Precedent).

33.5                        Resignation of a Guarantor

(a)                                 The Company may request that a Guarantor (other than the Company or the Company) ceases to be a Guarantor by delivering to the Agent a Resignation Letter if:

(i)                                     that Guarantor is being disposed of by way of a Third Party Disposal (as defined in Clause 33.3 (Resignation of a Borrower)) and the Company has confirmed this is the case; or

(ii)                                  all the Lenders have consented to the resignation of that Guarantor.

(b)                                 The Agent shall accept a Resignation Letter and notify the Company and the Lenders of its acceptance if:

(i)                                     the Company has confirmed that no Default is continuing or would result from the acceptance of the Resignation Letter;

(ii)                                  no payment is due from the Guarantor under Clause 25.1 (Guarantee and indemnity);

(iii)                               where the Guarantor is also a Borrower, it is (or shall, following its disposal, be) under no actual or contingent obligations as a Borrower and has resigned and ceased to be a Borrower under Clause 33.3 (Resignation of a Borrower); and

(iv)                              (unless the requisite proportion of Lenders have consented under paragraph (d) of Clause 43.3 (Exceptions)) the Company has confirmed that it shall ensure that the Excess Proceeds will be applied in accordance with Clause 14.2 (Excess Proceeds and Insurance Proceeds).

(c)                                  Subject to paragraph (d) below, upon notification by the Agent to the Company of its acceptance of the Resignation Letter, that company shall cease to be a Guarantor and shall have no further rights or obligations under the Finance Documents as a Guarantor.

(d)                                 The resignation of a Guarantor which is the subject of a Third Party Disposal shall not take effect (and the Guarantor will continue to have rights and obligations under the Finance Documents) until the date on which the Third Party Disposal takes effect.

33.6                        Repetition of Representations

Delivery of an Accession Deed constitutes confirmation by the relevant Restricted Subsidiary that the representations and warranties referred to in paragraph (c) of Clause 26.32 (Times at which representations are made) are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

33.7                        Resignation and release of Security on disposal

Without prejudice to the provisions of the Intercreditor Agreement, if a Borrower or Guarantor is or is proposed to be the subject of a Third Party Disposal then:

(a)                                 where that Borrower or Guarantor created Transaction Security over any of its assets or business (including the assets or business of any of its Subsidiaries that is to cease to be a member of the Restricted Group as a result of the disposal in favour of the Security Trustee), or Transaction Security in favour of the Security Trustee was created over the shares (or equivalent) of that Borrower or Guarantor (or any of its Subsidiaries that is to cease to be a member of the Restricted Group as a result of the disposal), the Security Trustee may, at the cost and request of the Company, release those assets, business or shares (or equivalent) and issue certificates of non-crystallisation in accordance with the Intercreditor Agreement;

(b)                                 the resignation of that Borrower or Guarantor and related release of Transaction Security referred to in paragraph (a) above shall not become effective until the date of that disposal; and

(c)                                  if the disposal of that Borrower or Guarantor is not made, the Resignation Letter of that Borrower or Guarantor and the related release of Transaction Security referred to in paragraph (a) above shall have no effect and the obligations of the Borrower or Guarantor and the Transaction Security created or intended to be created by or over that Borrower or Guarantor and its Subsidiaries shall continue in such force and effect as if that release had not been effected.

SECTION 10

THE FINANCE PARTIES

34.                               ROLE OF THE AGENT, THE ARRANGER, THE ISSUING BANK, THE ALTERNATIVE L/C FRONTING BANK AND OTHERS

34.1                        Appointment of the Agent

(a)                                 Each of the Arranger, the Lenders, the Issuing Bank and the Alternative L/C Fronting Bank appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b)                                 Each of the Arranger, the Lenders, the Issuing Bank and the Alternative L/C Fronting Bank authorises the Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

34.2                        Duties of the Agent

(a)                                 Subject to paragraph (b) below, the Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(b)                                 Without prejudice to Clause 31.7 (Copy of Transfer Certificate or Assignment Agreement to Company) and paragraph (e) of Clause 8.4 (Cash Collateral by Non-Acceptable L/C Lender), paragraph (a) above shall not apply to any Transfer Certificate or any Assignment Agreement.

(c)                                  Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(d)                                 If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

(e)                                  If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent, the Arranger or the Security Trustee) under this Agreement it shall promptly notify the other Finance Parties.

(f)                                   The Agent shall provide to the Company within 10 Business Days of a request by the Company (but no more frequently than once per calendar month), a list (which may be in electronic form) setting out the names of the Lenders as at the date of that request, their respective Commitments, the address and fax number (and the department or officer, if any, for whose attention any communication is to be made) of each Lender for any communication to be made or document to be delivered under or in connection with the Finance Documents, the electronic mail address and/or any other information required to enable the sending and receipt of information by electronic mail or other electronic means to and by each Lender to whom any communication under or in connection with the Finance Documents may be made by that means and the account details of each Lender for any payment to be distributed by the Agent to that Lender under the Finance Documents.

(g)                                  The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

34.3                        Role of the Arranger

Except as specifically provided in the Finance Documents, the Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.

34.4                        No fiduciary duties

(a)                                 Nothing in this Agreement constitutes the Agent, the Issuing Bank and/or the Alternative L/C Fronting Bank as a trustee or fiduciary of any other person.

(b)                                 None of the Agent, the Security Trustee, the Arranger, the Issuing Bank or the Alternative L/C Fronting Bank or any Ancillary Lender shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

34.5                        Business with the Group

The Agent, the Security Trustee, the Arranger, the Issuing Bank and each Ancillary Lender may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

34.6                        Rights and discretions

(a)                                 The Agent, the Issuing Bank and the Alternative L/C Fronting Bank may rely on:

(i)                                     any representation, notice or document (including, without limitation, any notice given by a Lender pursuant to paragraph (b) or paragraph (c) of Clause 32.2 (Disenfranchisement on Debt Purchase Transactions entered into by Investor Affiliates) believed by it to be genuine, correct and appropriately authorised; and

(ii)                                  any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(b)                                 The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)                                     no Default has occurred (unless it has actual knowledge of a Default arising under Clause 30.1 (Non-payment));

(ii)                                  any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised;

(iii)                               any notice or request made by the Company (other than a Utilisation Request) is made on behalf of and with the consent and knowledge of all the Obligors; and

(iv)                              no Notifiable Debt Purchase Transaction:

(A)                               has been entered into;

(B)                               has been terminated; or

(C)                               has ceased to be with a Investor Affiliate.

(c)                                  The Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)                                 The Agent may act in relation to the Finance Documents through its personnel and agents.

(e)                                  The Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(f)                                   Without prejudice to the generality of paragraph (e) above, the Agent may disclose the identity of a Defaulting Lender to the other Finance Parties and the Company and shall disclose the same upon the written request of the Company or the Majority Lenders.

(g)                                  Notwithstanding any other provision of any Finance Document to the contrary, none of the Agent, the Arranger, the Issuing Bank or the Alternative L/C Fronting Bank is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

(h)                                 The Agent is not obliged to disclose to any Finance Party any details of the rate notified to the Agent by any Lender or Alternative Reference Bank or the identity of any such Lender or Alternative Reference Bank for the purpose of paragraph (a)(ii) of Clause 18.2 (Market disruption).

34.7                        Majority Lenders’ instructions

(a)                                 Unless a contrary indication appears in a Finance Document, the Agent shall (i) exercise any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

(b)                                 Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties other than the Security Trustee.

(c)                        The Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

(d)                       In the absence of instructions from the Majority Lenders, (or, if appropriate, the Lenders) the Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

(e)                        The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document. This paragraph (e) shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Transaction Security Documents or enforcement of the Transaction Security or Transaction Security Documents.

34.8                        Responsibility for documentation

None of the Agent, the Arranger, the Issuing Bank, the Alternative L/C Fronting Bank or any Ancillary Lender:

(a)                       is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, the Arranger, the Issuing Bank, the Alternative L/C Fronting Bank, an Ancillary Lender, an Obligor or any other person given in or in connection with any Finance Document or the transactions contemplated in the Finance Documents;

(b)                       is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document or the Transaction Security; or

(c)                        is responsible for any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

34.9                        Exclusion of liability

(a)                       Without limiting paragraph (b) below (and without prejudice to the provisions of paragraph (e) of Clause 37.11 (Disruption to Payment Systems etc.)), none of the Agent, the Issuing Bank, the Alternative L/C Fronting Bank or any Ancillary Lender will be liable (including, without limitation, for negligence or any other category of liability whatsoever) for any action taken by it under or in connection with any Finance Document or the Transaction Security, unless directly caused by its gross negligence or wilful misconduct or wilful breach of any Finance Document.

(b)                       No Party (other than the Agent, the Issuing Bank, the Alternative L/C Fronting Bank or an Ancillary Lender (as applicable)) may take any proceedings against any officer, employee or agent of the Agent, the Issuing Bank, the Alternative L/C Fronting Bank or any Ancillary Lender, in respect of any claim it might have against the Agent, the Issuing Bank, the Alternative L/C Fronting Bank or an Ancillary Lender or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document or any Transaction Document and any officer, employee or agent of the Agent, the Issuing Bank, the Alternative L/C Fronting Bank or any Ancillary Lender may rely on this Clause subject to Clause 1.4 (Third party rights) and the provisions of the Third Parties Act.

(c)                        The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

(d)                       Nothing in this Agreement shall oblige the Agent or the Arranger to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Agent and the Arranger that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or the Arranger.

34.10                 Lenders’ indemnity to the Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three Business Days of demand, against any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to Clause 37.11 (Disruption to Payment Systems etc.) notwithstanding the Agent’s negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document).

34.11                 Resignation of the Agent

(a)                       The Agent may resign and appoint one of its Affiliates acting through an office in the United Kingdom as successor by giving notice to the Lenders and the Company.

(b)                       Alternatively the Agent may resign by giving notice to the Lenders and the Company, in which case the Majority Lenders (after, to the extent reasonably practicable, consultation with the Company for no more than 5 Business Days) may appoint a successor Agent.

(c)                        If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within 30 days after notice of resignation was given,

the retiring Agent (after consultation with the Company) may appoint a successor Agent (acting through an office in the United Kingdom).

(d)                       If the Agent wishes to resign because (acting reasonably) it has concluded that it is no longer appropriate for it to remain as agent and the Agent is entitled to appoint a successor Agent under paragraph (c) above, the Agent may (if it concludes (acting reasonably) that it is necessary to do so in order to persuade the proposed successor Agent to become a party to this Agreement as Agent) agree with the proposed successor Agent amendments to this Clause 34 and any other term of this Agreement dealing with the rights or obligations of the Agent consistent with the current market practice for the appointment and protection of corporate trustees together with any reasonable amendments to the agency fee payable under this Agreement which are consistent with the successor Agent’s normal fee rates and those amendments will bind the Parties.

(e)                        The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(f)                         The Agent’s resignation notice shall only take effect upon the appointment of a successor.

(g)                        Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 34. Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(h)                       After, to the extent reasonably practicable, consultation with the Company for not more than 5 Business Days, the Majority Lenders may, by notice to the Agent, require it to resign in accordance with paragraph (b) above. In this event, the Agent shall resign in accordance with paragraph (b) above but the cost referred to in paragraph (e) above shall be for the account of the Company.

34.12                 Replacement of the Agent

(a)                       After consultation with the Company, the Majority Lenders may, by giving 30 days’ notice to the Agent (or, at any time the Agent is an Impaired Agent, by giving any shorter notice determined by the Majority Lenders) replace the Agent by appointing a successor Agent (acting through an office in the United Kingdom).

(b)                       The retiring Agent shall (at its own cost if it is an Impaired Agent and otherwise at the expense of the Lenders) make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(c)                        The appointment of the successor Agent shall take effect on the date specified in the notice from the Majority Lenders to the retiring Agent. As from this date, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 34 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date).

(d)                       Any successor Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

34.13                 Resignation of the Alternative L/C Fronting Bank

If, in respect of JPMorgan Chase Bank N.A. or any other Lender that has agreed to act as Alternative L/C Fronting Bank (the “Relevant Fronting Bank”), such person and its Affiliates cease to have any Commitments then:

(a)                       the Relevant Fronting Bank shall no longer be required to issue any Alternative Letters of Credit; and

(b)                       in relation to any Alternative Letters of Credit issued by the Relevant Fronting Bank and which are outstanding:

(i)          the Company shall use all reasonable endeavours to appoint a successor to act as Alternative L/C Fronting Bank (the “Successor Alternative L/C Fronting Bank”) and to issue replacement Alternative Letters of Credit in place of any such Alternative Letter of Credit issued by the Relevant Fronting Bank; and

(ii)         upon receipt by the Relevant Fronting Bank of the original Alternative Letters of Credit issued by it and issuance of the replacement Alternative Letters of Credit by the Successor Alternative L/C Fronting Bank, the Relevant Fronting Bank shall transfer, on request, the proceeds of the relevant Alternative Loans held by it as cash cover in accordance with paragraph (a)(i) of Clause 7.5 (Issue and making of Alternative L/C Utilisations) to an account of the Borrower with the Successor Alternative L/C Fronting Bank to constitute cash cover, and the Borrower hereby authorises such transfer.

34.14                 Confidentiality

(a)                       In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)                       If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

(c)                        Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor the Arranger is obliged to disclose to any other person (i) any confidential information or (ii) any other information if the disclosure would or might in its reasonable opinion constitute a breach of any law or a breach of a fiduciary duty.

34.15                 Relationship with the Lenders

(a)                       Subject to Clause 31.10 (Pro rata interest settlement), the Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Agent’s principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:

(i)          entitled to or liable for any payment due under any Finance Document on that day; and

(ii)         entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day,

unless it has received not less than five Business Days’ prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)                       Each Lender shall supply the Agent with any information required by the Agent in order to calculate the Mandatory Cost in accordance with Schedule 4 (Mandatory Cost Formula).

(c)                        Each Lender shall supply the Agent with any information that the Security Trustee may reasonably specify (through the Agent) as being necessary or desirable to enable the Security Trustee to perform its functions as Security Trustee. Each Lender shall deal with the Security Trustee exclusively through the Agent and shall not deal directly with the Security Trustee.

(d)                       Any Lender may by notice to the Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents. Such notice shall contain the address, fax number and (where communication by electronic mail or other electronic means is permitted under Clause 39.6 (Electronic communication)) electronic mail address and/or any other information required to enable the sending and receipt of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, fax number, electronic mail address, department and officer by that Lender for the purposes of Clause 39.2 (Addresses) and paragraph (a)(iii) of Clause 39.6 (Electronic communication) and the Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

34.16                 Credit appraisal by the Lenders, Issuing Bank, Alternative L/C Fronting Bank and Ancillary Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender, Issuing Bank,

Alternative L/C Fronting Bank and Ancillary Lender confirms to the Agent, the Arranger, the Issuing Bank, the Alternative L/C Fronting Bank and each Ancillary Lender that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)                       the financial condition, status and nature of each member of the Group;

(b)                       the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and the Transaction Security and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security;

(c)                        whether that Finance Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the Transaction Security or the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(d)                       the adequacy, accuracy and/or completeness of any information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(e)                          the right or title of any person in or to, or the value or sufficiency of any part of the Charged Property, the priority of any of the Transaction Security or the existence of any Security affecting the Charged Property.

34.17                 Base Reference Banks and Alternative Reference Banks

If a Base Reference Bank or Alternative Reference Bank (or, if a Base Reference Bank or Alternative Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Agent shall (in consultation with the Company) appoint another Lender or an Affiliate of a Lender to replace that Base Reference Bank or Alternative Reference Bank.

34.18                 Agent’s management time

(a)                       Any amount payable to the Agent under Clause 22.3 (Indemnity to the Agent), Clause 24 (Costs and expenses) and Clause 34.10 (Lenders’ indemnity to the Agent) shall include the cost of utilising the Agent’s management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Agent may notify to the Company and the Lenders, and is in addition to any fee paid or payable to the Agent under Clause 19 (Fees).

(b)                       Any cost of utilising the Agent’s management time or other resources shall include, without limitation, any such costs in connection with Clause 32.2

(Disenfranchisement on Debt Purchase Transactions entered into by Investor Affiliates).

34.19                 Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

34.20                 Reliance and engagement letters

Each Finance Party confirms that each of the Arranger and the Agent has authority to accept on its behalf (and ratifies the acceptance on its behalf of any letters or reports already accepted by the Arranger or Agent) any reports or letters provided by accountants in connection with the Finance Documents or the transactions contemplated in the Finance Documents and to bind it in respect of those reports or letters and to sign such letters on its behalf and further confirms that it accepts the terms and qualifications set out in such letters.

34.21                 Register

(a)                       The Agent, on behalf of the Borrower, shall maintain a register (the “Register”) for the registration and transfer of the Loans, and shall enter the names and addresses of the registered holders of the Loans, the transfers, of the Loan and the names and addresses of the transferees (including all assignees, successors and participants) of the Loans.

(b)                       The Borrower shall be provided reasonable opportunities to inspect the Register from time to time.

(c)                        The Borrower shall treat any registered holder as the absolute owner of any Loans held by such holder, as indicated in the Register (absent manifest error), for the purpose of receiving payment of all amounts payable with respect to such Loans and for all other purposes.

(d)                       The Loans are registered obligations and the right, title and interest of any Lender and its assignees in and to such Loans, shall be transferable only upon notation of such transfer in the Register.

(e)                        Solely for the purposes of this Clause 34.21 the Agent shall be the Borrowers’ agent for purposes of maintaining the Register.

(f)                         This Clause 34.21 shall be construed so that the Loans are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related regulations (and any other relevant or successor provisions of the Code or such regulations).

35.                               CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

(a)                       interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)                       oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)                        oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

36.                               SHARING AMONG THE FINANCE PARTIES

36.1                        Payments to Finance Parties

(a)                       Subject to paragraph (b) below, if a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from an Obligor other than in accordance with Clause 37 (Payment mechanics) (a “Recovered Amount”) and applies that amount to a payment due under the Finance Documents then:

(i)          the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery to the Agent;

(ii)         the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 37 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(iii)        the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 37.6 (Partial payments).

(b)                       Paragraph (a) above shall not apply to any amount received or recovered by an Issuing Bank, Alternative L/C Fronting Bank or an Ancillary Lender in respect of any cash cover provided for the benefit of that Issuing Bank, that Alternative L/C Fronting Bank or that Ancillary Lender.

36.2                        Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) (the “Sharing Finance Parties”) in accordance with Clause 37.6 (Partial payments) towards the obligations of that Obligor to the Sharing Finance Parties.

36.3                        Recovering Finance Party’s rights

On a distribution by the Agent under Clause 36.2 (Redistribution of payments), of a payment received by a Recovering Finance Party from an Obligor, as between the relevant Obligor and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Obligor.

36.4                        Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)                         each Sharing Finance Party shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the “Redistributed Amount”); and

(b)                         as between the relevant Obligor and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Obligor.

36.5                        Exceptions

(a)                       This Clause 36 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

(b)                       A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)          it notified the other Finance Party of the legal or arbitration proceedings; and

(ii)         the other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

36.6                        Ancillary Lenders

(a)                         This Clause 36 shall not apply to any receipt or recovery by a Lender in its capacity as an Ancillary Lender at any time prior to service of notice under Clause 30.17 (Acceleration).

(b)                       Following service of notice under Clause 30.17 (Acceleration), this Clause 36 shall apply to all receipts or recoveries by Ancillary Lenders except to the extent that the receipt or recovery represents a reduction from the Designated Gross Amount for an Ancillary Facility to its Designated Net Amount.

SECTION 11

ADMINISTRATION

37.                               PAYMENT MECHANICS

37.1                        Payments to the Agent

(a)                       On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, excluding a payment under the terms of an Ancillary Document, that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)                       Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in a principal financial centre in a Participating Member State or London) with such bank as the Agent specifies.

37.2                        Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 37.3 (Distributions to an Obligor) and Clause 37.4 (Clawback) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days’ notice with a bank in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre of a Participating Member State or London).

37.3                        Distributions to an Obligor

The Agent may (with the consent of the Obligor or in accordance with Clause 38 (Set-Off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

37.4                        Clawback

(a)                       Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)                       If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

37.5                           Impaired Agent

(a)                        If, at any time, the Agent becomes an Impaired Agent, an Obligor or a Lender which is required to make a payment under the Finance Documents to the Agent in accordance with Clause 37.1 (Payments to the Agent) may instead either pay that amount direct to the required recipient or pay that amount to an interest-bearing account held with an Acceptable Bank within the meaning of paragraph (a) of the definition of “Acceptable Bank” and in relation to which no Insolvency Event has occurred and is continuing, in the name of the Obligor or the Lender making the payment and designated as a trust account for the benefit of the Party or Parties beneficially entitled to that payment under the Finance Documents. In each case such payments must be made on the due date for payment under the Finance Documents.

(b)                       All interest accrued on the amount standing to the credit of the trust account shall be for the benefit of the beneficiaries of that trust account pro rata to their respective entitlements.

(c)                        A Party which has made a payment in accordance with this Clause 37.5 shall be discharged of the relevant payment obligation under the Finance Documents and shall not take any credit risk with respect to the amounts standing to the credit of the trust account.

(d)                       Promptly upon the appointment of a successor Agent in accordance with Clause 34.12 (Replacement of the Agent), each Party which has made a payment to a trust account in accordance with this Clause 37.5 shall give all requisite instructions to the bank with whom the trust account is held to transfer the amount (together with any accrued interest) to the successor Agent for distribution in accordance with Clause 37.2 (Distributions by the Agent).

37.6                           Partial payments

(a)                        If the Agent receives a payment for application against amounts due in respect of any Finance Documents that is insufficient to discharge all the amounts then due and payable by an Obligor under those Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under those Finance Documents in the following order:

(i)             first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent and the Arranger, the Issuing Bank, the Alternative L/C Fronting Bank and the Security Trustee under those Finance Documents and any costs and expenses incurred by an Alternative L/C Lender in issuing an Alternative Letter of Credit;

(ii)            secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under those Finance Documents;

(iii)           thirdly, in or towards payment pro rata of any principal due but unpaid under those Finance Documents and any amount due but unpaid under Clause 8.2 (Claims under a Letter of Credit), Clause 8.3 (Indemnities)

and Clause 9.2 (Claims under an Alternative Letter of Credit) and Clause 9.3 (Indemnities); and

(iv)        fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)                       The Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (iv) above.

(c)                        Paragraphs (a) and (b) above will override any appropriation made by an Obligor.

37.7                           Set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

37.8                           Business Days

(a)                        Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)                       During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

37.9                           Currency of account

(a)                        Subject to paragraphs (b) to (e) below, the Base Currency is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)                       A repayment of a Utilisation or Unpaid Sum or a part of a Utilisation or Unpaid Sum shall be made in the currency in which that Utilisation or Unpaid Sum is denominated on its due date.

(c)                        Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

(d)                       Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)                        Any amount expressed to be payable in a currency other than the Base Currency shall be paid in that other currency.

37.10                     Change of currency

(a)                        Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)         any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Company); and

(ii)        any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

(b)                       If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Company) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

37.11                     Disruption to Payment Systems etc.

If either the Agent determines (in its discretion) that a Disruption Event has occurred or the Agent is notified by the Company that a Disruption Event has occurred:

(a)                        the Agent may, and shall if requested to do so by the Company, consult with the Company with a view to agreeing with the Company such changes to the operation or administration of the Facilities as the Agent may deem necessary in the circumstances;

(b)                       the Agent shall not be obliged to consult with the Company in relation to any changes mentioned in paragraph (a) if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)                        the Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)                       any such changes agreed upon by the Agent and the Company shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 43 (Amendments and Waivers);

(e)                        the Agent shall not be liable for any damages, costs or losses whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 37.11; and

(f)                          the Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.

38.                                 SET-OFF

(a)                        Whilst an Event of Default is continuing, a Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

(b)                       Any credit balances taken into account by an Ancillary Lender when operating a net limit in respect of any overdraft under an Ancillary Facility shall on enforcement of the Finance Documents be applied first in reduction of the overdraft provided under that Ancillary Facility in accordance with its terms.

39.                                 NOTICES

39.1                           Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by electronic mail, fax or letter.

39.2                           Addresses

The address, email address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)                        in the case of the Company or the Company, that identified with its name below;

(b)                       in the case of each Lender, the Issuing Bank, the Alternative L/C Fronting Bank, each Ancillary Lender or any other Obligor, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

(c)                        in the case of the Agent or the Security Trustee, that identified with its name below,

or any substitute address, email address, fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days’ notice.

39.3                           Delivery

(a)                        Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)         if by way of fax, when received in legible form; or

(ii)        if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under Clause 39.2 (Addresses), if addressed to that department or officer.

(b)                       Any communication or document to be made or delivered to the Agent or the Security Trustee will be effective only when actually received by the Agent or Security Trustee and then only if it is expressly marked for the attention of the department or officer identified with the Agent’s or Security Trustee’s signature below (or any substitute department or officer as the Agent or Security Trustee shall specify for this purpose).

(c)                        All notices from or to an Obligor shall be sent through the Agent.

(d)                       Any communication or document made or delivered to the Company in accordance with this Clause 39.3 will be deemed to have been made or delivered to each of the Obligors.

39.4                           Notification of address and fax number

Promptly upon receipt of notification of an address, email address or fax number or change of address, email address or fax number pursuant to Clause 39.2 (Addresses) or changing its own address, email address or fax number, the Agent shall notify the other Parties.

39.5                           Communication when Agent is Impaired Agent

If the Agent is an Impaired Agent the Parties may, instead of communicating with each other through the Agent, communicate with each other directly and (while the Agent is an Impaired Agent) all the provisions of the Finance Documents which require communications to be made or notices to be given to or by the Agent shall be varied so that communications may be made and notices given to or by the relevant Parties directly. This provision shall not operate after a replacement Agent has been appointed.

39.6                           Electronic communication

(a)                        Any communication to be made between the Agent or the Security Trustee and a Lender or Obligor under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Agent, the Security Trustee and the relevant Lender or Obligor:

(i)         agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)        notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)       notify each other of any change to their address or any other such information supplied by them.

(b)                       Any electronic communication made between the Agent and a Lender or the Security Trustee or an Obligor will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender or an Obligor to the Agent or the Security Trustee and/or any member of the Restricted Group only if it is addressed in such a manner as the Agent or Security Trustee shall specify for this purpose.

39.7                           Use of websites

(a)                        The Company may satisfy its obligation under this Agreement to deliver any information in relation to those Lenders (the “Website Lenders”) who accept this method of communication by posting this information onto an electronic website designated by the Company and the Agent (the “Designated Website”) if:

(i)         the Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

(ii)        both the Company and the Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(iii)       the information is in a format previously agreed between the Company and the Agent.

If any Lender (a “Paper Form Lender”) does not agree to the delivery of information electronically then the Agent shall notify the Company accordingly and the Company shall, at its own cost, supply the information to the Agent (in sufficient copies for each Paper Form Lender) in paper form. In any event the Company shall, at its own cost, supply the Agent with at least one copy in paper form of any information required to be provided by it.

(b)                       The Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Company and the Agent.

(c)                        The Company shall promptly upon becoming aware of its occurrence notify the Agent if:

(i)         the Designated Website cannot be accessed due to technical failure;

(ii)        the password specifications for the Designated Website change;

(iii)       any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(iv)       any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(v)        the Company becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

If the Company notifies the Agent under paragraph (c)(i) or paragraph (c)(v) above, all information to be provided by the Company under this Agreement after the date of that notice shall be supplied in paper form unless and until the Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

(d)                       Any Website Lender may request, through the Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The Company shall at its own cost comply with any such request within ten Business Days.

39.8                           English language

(a)                        Any notice given under or in connection with any Finance Document must be in English.

(b)                       All other documents provided under or in connection with any Finance Document must be:

(i)         in English; or

(ii)        if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

40.                                 CALCULATIONS AND CERTIFICATES

40.1                           Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

40.2                           Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

40.3                           Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

40.4                           Personal Liability

If an individual signs a certificate on behalf of any member of the Group and the certificates proves to be incorrect, the individual will incur no personal liability as a result, unless the individual acted fraudulently or recklessly in giving the certificate. In this case any liability of the individual will be determined in accordance with applicable law.

41.                                 PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

42.                                 REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party or Secured Party, any right or remedy under the Finance Documents shall operate as a waiver of any such right or remedy or constitute an election to affirm any of the Finance Documents. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

43.                                 AMENDMENTS AND WAIVERS

43.1                           Intercreditor Agreement

This Clause 43 is subject to the terms of the Intercreditor Agreement.

43.2                           Required consents

(a)                        Subject to Clause 43.3 (Exceptions) any term of the Finance Documents (other than the Mandate Letter) may be amended or waived only with the consent of the Majority Lenders and the Company and any such amendment or waiver will be binding on all Parties.

(b)                       The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 43.

(c)                        Each Obligor agrees to any such amendment or waiver permitted by this Clause 43 which is agreed to by the Company. This includes any amendment or waiver which would, but for this paragraph (c), require the consent of all of the Guarantors.

43.3                           Exceptions

(a)                        An amendment or waiver that has the effect of changing or which relates to:

(i)         the definitions of “Majority Lenders” and “Super Majority Lenders” in Clause 1.1 (Definitions);

(ii)        an extension to the date of scheduled payment of any amount under the Finance Documents;

(iii)       an extension of the Availability Period;

(iv)       a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable (other than as a result of the application of the Margin ratchet);

(v)        a change in currency of payment of any amount under the Finance Documents;

(vi)       an increase in or an extension of any Commitment or Total Commitments;

(vii)      a change to the Borrowers or Guarantors other than in accordance with Clause 33 (Changes to the Obligors);

(viii)     any provision which expressly requires the consent of all the Lenders;

(ix)        Clause 2.2 (Finance Parties’ rights and obligations), Clause 29.13 (Amendments), Clause 31 (Changes to the Lenders), Clause 36 (Sharing among the Finance Parties) or this Clause 43;

(x)         subject to the terms of the Intercreditor Agreement, any amendment to the order of priority or subordination under the Intercreditor Agreement or the manner in which the proceeds of enforcement of the Transaction Security are distributed;

shall not be made without the prior consent of all the Lenders.

(b)                       An amendment or waiver which relates to the rights or obligations of the Agent, the Arranger, the Issuing Bank, the Alternative L/C Fronting Bank, the Security Trustee, any Alternative L/C Lender, any Fronted Alternative L/C Lender or any Ancillary Lender (each in their capacity as such) may not be effected without the consent of the Agent, the Arranger, the Issuing Bank, the Alternative L/C Fronting Bank, the Security Trustee, that Alternative L/C

Lender, that Fronted Alternative L/C Lender or, as the case may be, that Ancillary Lender.

(c)                        Any amendment or waiver that has the effect of changing or that relates to:

(i)         subject to the terms of the Intercreditor Agreement, the nature or scope of the Charged Property (except insofar as it relates to a sale or disposal of an asset which is the subject of the Transaction Security where such sale or disposal is expressly permitted under this Agreement or any other Finance Document);

(ii)        the nature or scope of or release of any guarantee and indemnity granted under Clause 25 (Guarantee and indemnity) or, subject to the terms of the Intercreditor Agreement, of any Transaction Security unless permitted under this Agreement or any other Finance Document or relating to a sale or disposal of an asset which is the subject of the Transaction Security where such sale or disposal is expressly permitted under this Agreement or any other Finance Document;

(iii)       any change to the requirements set out in Clause 1.6 of Schedule 17 (Restrictive Covenants);

(iv)       any provision which expressly requires the consent of the Super Majority Lenders (save for this Clause 43);

(v)        any change to the restrictions set out in Clause 29.15 (Designation of Unrestricted Subsidiaries); or

may only be made with the consent of the Super Majority Lenders.

(d)                       Any amendment or waiver that has the effect of changing or that relates to a change to Clause 14 (Mandatory prepayments) (including, subject to compliance by the Lenders and the Agent with any “know your client” or other requirements, the definition of “Change of Control”) or Clause 29.18 (Note Purchase Condition) may only be made with the consent of a Lender or Lenders whose Commitments aggregate more than 80 per cent. of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 80 per cent. of the Total Commitments immediately prior to that reduction).

(e)                        If a Lender does not accept or reject a request for consent within 15 Business Days (unless the Company and the Agent agree to a longer time period in relation to any request) of that request being made and Lenders whose Commitments aggregate more than 50 per cent. of the Total Commitments have given their consent, its Commitment shall not be included for the purpose of calculating the Total Commitments or participations under the Facilities when ascertaining whether the requisite level of Total Commitments has been obtained to approve that request.

43.4                           Replacement of Lender

(a)                        If at any time:

(i)                            any Lender becomes a Non-Consenting Lender (as defined in paragraph (c) below); or

(ii)                         an Obligor becomes obliged to repay any amount in accordance with Clause 13.1 (Illegality) or to pay additional amounts pursuant to Clause 21.1 (Increased Costs) or Clause 20.2 (Tax gross-up) to any Lender in excess of amounts payable to the other Lenders generally, then the Company may, on 10 Business Days’ prior written notice to the Agent and such Lender, replace such Lender by requiring such Lender to (and such Lender shall) transfer pursuant to Clause 31 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank, financial institution, trust, fund or other entity (a “Replacement Lender”) selected by the Company, and which is acceptable to (in the case of any transfer of a Commitment) (i) the Issuing Bank (if one has been appointed) and (ii) the Alternative L/C Fronting Bank (in the case of a transfer from an Fronted Alternative L/C Lender each acting reasonably) which confirms its willingness to assume and does assume all the obligations of the transferring Lender (including the assumption of the transferring Lender’s participations on the same basis as the transferring Lender) for a purchase price in cash payable at the time of transfer equal to the outstanding principal amount of such Lender’s participation in the outstanding Utilisations and all accrued interest and/or Letter of Credit fees and/or Alternative L/C Utilisation fees, Break Costs and other amounts payable in relation thereto under the Finance Documents.

(b)                       The replacement of a Lender pursuant to this Clause shall be subject to the following conditions:

(i)                            the Company shall have no right to replace the Agent or Security Trustee;

(ii)                         neither the Agent nor the Lender shall have any obligation to the Company to find a Replacement Lender;

(iii)                      in the event of a replacement of a Non-Consenting Lender such replacement must take place no later than 20 Business Days after the date the Non-Consenting Lender notifies the Company and the Agent of its failure or refusal to give a consent in relation to, or agree to any waiver or amendment to the Finance Documents requested by the Company;

(iv)                     in the event of a replacement of a Non-Consenting Lender immediately following the transfer of a transferring Lender’s participations to the Replacement Lender, unanimous consent to the request for consent, waiver or amendment will be obtained; and

(v)                        in no event shall the Lender replaced under this paragraph (b) be required to pay or surrender to such Replacement Lender any of the fees received by such Lender pursuant to the Finance Documents.

(c)                        In the event that:

(i)                            the Company or the Agent (at the request of the Company) has requested the Lenders to give a consent in relation to, or to agree to a waiver or amendment of, any provisions of the Finance Documents;

(ii)                         the consent, waiver or amendment in question requires the approval of all the Lenders; and

(iii)                      Lenders whose Commitments aggregate more than 85 per cent. of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 85 per cent. of the Total Commitments prior to that reduction) have consented or agreed to such waiver or amendment, then any Lender who does not and continues not to consent or agree to such waiver or amendment shall be deemed a “Non-Consenting Lender” on the date falling 10 Business Days after the date on which such consent, waiver or amendment was requested.

43.5                           Disenfranchisement of Defaulting Lenders

(a)                        For so long as a Defaulting Lender has any Available Commitment, in ascertaining the Majority Lenders or whether any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents, that Defaulting Lender’s Commitments will be reduced by the amount of its Available Commitments in relation to each Facility.

(b)                       For the purposes of this Clause 43.5, the Agent may assume that the following Lenders are Defaulting Lenders:

(i)                            any Lender which has notified the Agent that it has become a Defaulting Lender;

(ii)                         any Lender in relation to which it is aware that any of the events or circumstances referred to in paragraphs (a), (b) or (c) of the definition of “Defaulting Lender” has occurred, unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Agent) or the Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender.

43.6                           Replacement of a Defaulting Lender

(a)                        The Company may, at any time a Lender has become and continues to be a Defaulting Lender, by giving 5 Business Days’ prior written notice to the Agent and such Lender:

(i)                            replace such Lender by requiring such Lender to (and such Lender shall) transfer pursuant to Clause 31 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement;

(ii)                         require such Lender to (and such Lender shall) transfer pursuant to Clause 31 (Changes to the Lenders) all (and not part only) of the undrawn Commitment of the Lender; or

(iii)                      require such Lender to (and such Lender shall) transfer pursuant to Clause 31 (Changes to the Lenders) all (and not part only) of its rights and obligations in respect of the Facilities, to a Lender or other bank, financial institution, trust, fund or other entity (a “Replacement Lender”) selected by the Company, and which is acceptable to (in the case of any transfer of a Commitment) (i) the Issuing Bank (if one has been appointed) and (ii) the Alternative L/C Fronting Bank (if the Defaulting Lender is a Fronted Alternative L/C Lender) each acting reasonably, which confirms its willingness to assume and does assume all the obligations or all the relevant obligations of the transferring Lender (including the assumption of the transferring Lender’s participations or unfunded participations (as the case may be) on the same basis as the transferring Lender) for a purchase price in cash payable at the time of transfer equal to the outstanding principal amount of such Lender’s participation in the outstanding Utilisations and all accrued interest and/or Letter of Credit fees, Alternative L/C Utilisation fees, Break Costs and other amounts payable in relation thereto under the Finance Documents (or such lesser amount as the transferor and transferee may agree).

(b)                       Any transfer of rights and obligations of a Defaulting Lender pursuant to this Clause shall be subject to the following conditions:

(i)                            the Company shall have no right to replace the Agent or Security Trustee;

(ii)                         neither the Agent nor the Defaulting Lender shall have any obligation to the Company to find a Replacement Lender;

(iii)                      the transfer must take place no later than 20 Business Days after the notice referred to in paragraph (a) above; and

(iv)                     in no event shall the Defaulting Lender be required to pay or surrender to the Replacement Lender any of the fees received by the Defaulting Lender pursuant to the Finance Documents.

44.                                 CONFIDENTIALITY

44.1                           Confidential Information

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 44.2 (Disclosure of Confidential Information) and Clause 44.3 (Disclosure to numbering service providers), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

44.2                           Disclosure of Confidential Information

Any Finance Party may disclose:

(a)                        to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)                       to any person:

(i)                            to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(ii)                         with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(iii)                      appointed by any Finance Party or by a person to whom paragraph (b)(i) or (ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under paragraph (d) of Clause 34.15 (Relationship with the Lenders));

(iv)                     who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (b)(i) or (b)(ii) above;

(v)                        to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)                     to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 31.9 (Security over Lenders’ rights);

(vii)                  to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(viii)               who is a Party; or

(ix)                       with the consent of the Company;

in each case, such Confidential Information as that Finance Party shall consider appropriate if:

(A)                      in relation to paragraphs (b)(i), (b)(ii) and (b)(iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)                        in relation to paragraph (b)(iv) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(C)                        in relation to paragraphs (b)(v), (b)(vi) and (b)(vii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party (acting reasonably), it is not practicable so to do in the circumstances;

(c)                        to any person appointed by that Finance Party or by a person to whom paragraph (b)(i) or (b)(ii)above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for

Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Company and the relevant Finance Party;

(d)                       to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information; and

(e)                        the size and term of the Facilities and the name of each of the Obligors to any investor or a potential investor in a securitisation (or similar transaction of broadly equivalent economic effect) of that Lender’s rights or obligations under the Finance Documents.

44.3                           Disclosure to numbering service providers

(a)                        Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facilities and/or one or more Obligors the following information:

(i)                            names of Obligors;

(ii)                         country of domicile of Obligors;

(iii)                      place of incorporation of Obligors;

(iv)                     date of this Agreement;

(v)                        the names of the Agent and the Arranger;

(vi)                     date of each amendment and restatement of this Agreement;

(vii)                  amount of Total Commitments;

(viii)               currencies of the Facilities;

(ix)                       type of Facility;

(x)                          ranking of Facility;

(xi)                       Termination Date for Facility;

(xii)                    changes to any of the information previously supplied pursuant to paragraphs (i) to (xi) above; and

(xiii)                 such other information agreed between such Finance Party and the Company,

to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

(b)                       The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facilities and/or one or more Obligors by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

(c)                        Each Obligor represents that none of the information set out in paragraphs (i) to (xiii) of paragraph (a) above is, nor will at any time be, unpublished price sensitive information.

(d)                       The Agent shall notify the Company and the other Finance Parties of:

(i)                            the name of any numbering service provider appointed by the Agent in respect of this Agreement, the Facilities and/or one or more Obligors; and

(ii)                         the number or, as the case may be, numbers assigned to this Agreement, the Facilities and/or one or more Obligors by such numbering service provider.

44.4                           Entire agreement

This Clause 44 (Confidentiality) constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

44.5                           Inside information

Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

44.6                           Notification of disclosure

Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Company:

(a)                        of the circumstances of any disclosure of Confidential Information made pursuant to paragraph (b)(v) of Clause 44.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)                       upon becoming aware that Confidential Information has been disclosed in breach of this Clause 44 (Confidentiality).

44.7                           Continuing obligations

The obligations in this Clause 44 (Confidentiality) are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of twelve months from the earlier of:

(a)                        the date on which all amounts payable by the Obligors under or in connection with the Finance Documents have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

(b)                       the date on which such Finance Party otherwise ceases to be a Finance Party.

45.                                 COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

SECTION 12

GOVERNING LAW AND ENFORCEMENT

46.                                 GOVERNING LAW

(a)                        Subject to paragraph (b) below, this Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

(b)                       Schedule 17 (Restrictive Covenants) of this Agreement and any non-contractual obligations arising out of or in connection with it are governed by the laws of the State of New York.

47.                                 ENFORCEMENT

47.1                           Jurisdiction of English courts

(a)                        The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or the consequences of its nullity) or any non-contractual obligations arising out of or in connection with this Agreement (a “Dispute”).

(b)                       The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)                        This Clause 47.1 is for the benefit of the Finance Parties and any Receiver or Delegate only. As a result, no Finance Party, Receiver or Delegate shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties, Receivers and Delegates may take concurrent proceedings in any number of jurisdictions.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

THE ORIGINAL PARTIES

PART I

THE ORIGINAL OBLIGORS

Name of Original Borrower	Place of Incorporation	Registration Number
		(or equivalent, if any)
Manchester United Limited	England & Wales	2570509

Manchester United Football Club Limited	England & Wales	95489

Name of Original Guarantor	Place of Incorporation	Registration Number
		(or equivalent, if any)
Red Football Limited	England & Wales	5370076

Manchester United Limited	England & Wales	2570509

Red Football Junior Limited	England & Wales	5370078

Manchester United Football Club Limited	England & Wales	95489

MU Finance plc	England & Wales	07088267

PART II

THE ORIGINAL LENDERS

Name of Original Lender	Facility A Commitment (£)	Facility B Commitment (£)	Status (Non-Acceptable L/C Lender: Yes/No)

Bank of America, N.A.	2,110,000	8,890,000	No

Deutsche Bank AG, acting through its London branch	2,110,000	8,890,000	No

GE Corporate Finance Bank SAS	13,500,000	1,500,000	No

Goldman Sachs International Bank	1,530,000	6,470,000	No

JPMorgan Chase Bank, N.A.	2,875,000	12,125,000	No

The Royal Bank of Scotland plc acting as agent for National Westminster Bank Plc	2,875,000	12,125,000	No

Total	25,000,000	50,000,000

SCHEDULE 2

CONDITIONS PRECEDENT

PART I

CONDITIONS PRECEDENT TO SIGNING OF THE AGREEMENT

1.                                        Obligors

(a)                                 A copy of the Constitutional Documents and of the constitutional documents of each Original Obligor and RFJVL.

(b)                                 A copy of a resolution of the board of directors (or, if applicable, a committee of the board) of each Original Obligor and RFJVL:

(i)                     approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute, deliver and perform the Finance Documents to which it is a party;

(ii)                  authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf;

(iii)               authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party; and

(iv)              in the case of an Obligor other than the Company, authorising the Company to act as its agent in connection with the Finance Documents.

(c)                                  If applicable, a copy of a resolution of the board of directors of the Original Obligor, establishing the committee referred to in paragraph (b) above.

(d)                                 A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above in relation to the Finance Documents and related documents.

(e)                                  A copy of a resolution signed by all the holders of the issued shares in each Original Guarantor, approving the terms of, and the transactions contemplated by, the Finance Documents to which the Original Guarantor is a party.

(f)                                   A copy of a resolution of the board of directors of each corporate shareholder of each Original Guarantor approving the terms of the resolution referred to in paragraph (e) above.

(g)                                  A certificate of an authorised signatory of the Company confirming that borrowing or guaranteeing or securing, as appropriate, the Total Commitments would not cause any borrowing, guarantee, security or similar limit binding on any Original Obligor to be exceeded.

(h)                                 A certificate of an authorised signatory of the Company, each Original Obligor and RFJVL certifying that each copy document relating to it specified in this Part I of Schedule 2 is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of this Agreement.

2.                                      Transaction Documents

(a)                                 A copy of the Senior Note Indenture.

(b)                                 A copy of the offering memorandum for the Notes.

(c)                                  A copy of the Senior Note Guarantee.

(d)                                 A copy of each Existing Hedging Agreement in a form agreed with the Hedge Counterparties executed by the Company.

(e)                                  The Intercreditor Agreement executed by the members of the Group party to that Agreement.

(f)                                   A copy of each Material Contract.

3.                                      Finance Documents

(a)                                 This Agreement executed by the members of the Group party to this Agreement.

(b)                                 The Fee Letters executed by the Company.

4.                                      Insurance

Letters from Aon Limited and SBJ Sports dated the date of this Agreement addressed to the Agent, the Arrangers, the Security Trustee and the Lenders listing the insurance policies of the Restricted Group and confirming that they are on risk and that the insurance for the Restricted Group at the date of this Agreement is at a level acceptable to the Majority Lenders and covering appropriate risks for the business carried out by the Restricted Group.

5.                                      Real Property

(a)                                 An undertaking from Brabners Chaffe Street LLP to hold the title deeds to the Real Property to the order of the Security Trustee

(b)                                 The results of (i) land registry searches in favour of the Security Trustee on the appropriate forms against all of the registered titles comprising the Real Property (save that the result of land registry search with respect to title number GM690578 may be given in the form of a telephone confirmation) giving not less than twenty five Business Days’ priority beyond the date the Real Property became subject to the Security and/or Finance Documents and showing no subsisting charges (other than those to be released on grant of the supplemental mortgages forming part of the Transaction Security) or any restrictions against the title which would prevent registration of those supplemental mortgages at the land registry and (ii) Land Registry PN1 searches in respect of each Obligor in its current name and any previous name.

(c)                                  An effective discharge in land registry form DS1 of the Security granted in connection with the Existing Facility.

(d)                                 An undertaking from the Borrowers’ solicitors to submit within the priority periods afforded to the Security Trustee by the priority searches referred to above, completed applications (subject to receipt of the Initial Mortgage) to register the Security created in respect of the Real Property under the Finance Documents at the Land Registry (including applications to enter on the register the restriction against dealings and the obligation to make further advances) and to use reasonable endeavours to satisfy any requisitions raised by the Land Registry in respect of those applications.

6.                                      Legal opinions

The following legal opinions, each addressed to the Agent, the Security Trustee and the Original Lenders.

(a)                                 A legal opinion of Clifford Chance LLP, legal advisers to the Agent and the Arranger as to English law substantially in the form distributed to the Original Lenders prior to signing this Agreement.

(b)                                 A legal opinion of Clifford Chance US LLP as to New York law substantially in the form distributed to the Original Lenders prior to signing this Agreement.

7.                                      Other documents and evidence

(a)                                 The Funds Flow Statement.

(b)                                 At least 3 originals of the following Transaction Security Documents:

(i)                     a composite debenture in agreed form executed by the Original Obligors; and

(ii)                  a supplemental mortgage executed by MUL and MUFC to be entered into in the agreed form together with a notice of charge to the landlord of each leasehold property charged by such supplemental mortgage.

(c)                                  A copy of all notices, required to be sent under the Transaction Security Documents executed by the relevant Original Obligor.

(d)                                 Original share certificates (save that (i) the share certificates required in respect of MU Finance and the share certificates required in respect of Manchester United Commercial Enterprises (Ireland) Limited held by MUL and (ii) the share certificate representing 97,626 ordinary shares in Manchester United Limited held by the Company, can be provided in copy form) and a copy of all transfers and stock transfer forms or equivalent duly executed by the relevant Obligor in blank in relation to the assets subject to or expressed to be subject to the Transaction Security and other documents of title to be provided under the Transaction Security Documents.

(e)                                  The Group Structure Chart.

(f)                                   The Structure Memorandum.

(g)                                  The Champions League Adjustment Spreadsheet

(h)                                 The Base Case Model.

(i)                                     A copy of the Original Financial Statements (if any) of each Obligor.

(j)                                    A Certificate of an authorised signatory of the Company addressed to the Finance Parties confirming which companies within the Restricted Group are Material Companies and that (i) the aggregate of earnings before interest, tax, depreciation and amortisation (calculated on the same basis as Consolidated EBITDA), the aggregate gross assets and the aggregate turnover of the Original Guarantors (in each case calculated on an unconsolidated basis and excluding all intra-Restricted Group items) exceeds 90 per cent. of the Consolidated EBITDA, the consolidated gross assets and consolidated turnover of all the members of the Restricted Group (ii) or that the conditions set out in paragraph (c) of Clause 29.14 (Guarantors) are met.

(k)                                 “know your customer” information in respect of the Original Obligors.

PART II

CONDITIONS PRECEDENT TO INITIAL UTILISATION

1.                                      Other documents and evidence

(a)                                 Evidence that the fees, costs and expenses then due from the Company pursuant to Clause 19 (Fees), Clause 19.5 (Fees payable in respect of Letters of Credit and Alternative L/C Utilisations), Clause 19.6 (Interest, commission and fees on Ancillary Facilities), Clause 20.6 (Stamp taxes) and Clause 24 (Costs and expenses) have been paid or will be paid by the Closing Date.

(b)                                 Evidence that Notes in an aggregate principal amount of not more than £550,000,000 (or its equivalent in dollars) and not less than £400,000,000 (or its equivalent in dollars) have been issued and subscribed to.

(c)                                  The following documents in relation to Financial Indebtedness, Security and Guarantees:

(i)                     notice of prepayment and cancellation providing for the prepayment of all outstanding amounts under the Existing Facility on or before the Closing Date executed by the parties thereto;

(ii)                  a copy of the Global Deed of Release;

(iii)               a copy of the MG02s relating to the Global Deed of Release to be filed at Companies House; and

(iv)              evidence that the fees, costs and expenses then due in relation to the Existing Facility have been paid or will be paid by the Closing Date.

PART III

CONDITIONS PRECEDENT REQUIRED TO BE

DELIVERED BY AN ADDITIONAL OBLIGOR

1.                      An Accession Deed executed by the Additional Obligor and the Company.

2.                      A copy of the constitutional documents of the Additional Obligor.

3.                      A copy of a resolution of the board or, if applicable, a committee of the board of directors of the Additional Obligor:

(a)                approving the terms of, and the transactions contemplated by, the Accession Deed and the Finance Documents and resolving that it execute, deliver and perform the Accession Deed and any other Finance Document to which it is a party;

(b)                authorising a specified person or persons to execute the Accession Deed and other Finance Documents on its behalf;

(c)                 authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices (including, in relation to an Additional Borrower, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party; and

(d)                authorising the Company to act as its agent in connection with the Finance Documents.

4.                      If applicable, a copy of a resolution of the board of directors of the Additional Obligor, establishing the committee referred to in paragraph 3 above.

5.                      A specimen of the signature of each person authorised by the resolution referred to in paragraph 3 above.

6.                      A copy of a resolution signed by all the holders of the issued shares of the Additional Guarantor, approving the terms of, and the transactions contemplated by, the Finance Documents to which the Additional Guarantor is a party.

7.                      A copy of a resolution of the board of directors of each corporate shareholder of each Additional Guarantor approving the terms of the resolution referred to in paragraph 6 above.

8.                      A certificate of an Authorised Signatory of the Additional Obligor confirming that borrowing or guaranteeing or securing, as appropriate, the Total Commitments would not cause any borrowing, guarantee, security or similar limit binding on it to be exceeded.

9.                      A certificate of an authorised signatory of the Additional Obligor certifying that each copy document listed in this Part III of Schedule 2 is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of the Accession Deed.

10.               A copy of any other authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration or other document, opinion or assurance which the Agent considers to be necessary or desirable in connection with the entry into and performance of the transactions contemplated by the Accession Letter or for the validity and enforceability of any Finance Document.

11.               If available, the latest audited financial statements of the Additional Obligor.

12.               The following legal opinions, each addressed to the Agent, the Security Trustee and the Lenders:

(a)                                 A legal opinion of the legal advisers to the Agent in England, as to English law in the form distributed to the Lenders prior to signing the Accession Deed.

(b)                                 If the Additional Obligor is incorporated in or has its “centre of main interest” or “establishment” (as referred to in Clause 26.29 (Centre of main interests and establishments)) in a jurisdiction other than England and Wales or is executing a Finance Document which is governed by a law other than English law, a legal opinion of the legal advisers to the Agent in the jurisdiction of its incorporation, “centre of main interest” or “establishment” (as applicable) or, as the case may be, the jurisdiction of the governing law of that Finance Document (the “Applicable Jurisdiction”) as to the law of the Applicable Jurisdiction and in the form distributed to the Lenders prior to signing the Accession Deed.

13.                       Any security documents which are required by the Agent to be executed by the proposed Additional Obligor.

14.                       Any notices or documents required to be given or executed under the terms of those security documents.

15.                       If the Additional Obligor is incorporated in England and Wales, Scotland or Northern Ireland evidence that the Additional Obligor has done all that is necessary (including, without limitation, by re-registering as a private company) to comply with sections 677 to 683 of the Companies Act 2006 in order to enable that Additional Obligor to enter into the Finance Documents and perform its obligations under the Finance Documents.

SCHEDULE 3

REQUESTS AND NOTICES

PART I

UTILISATION REQUEST LOANS

From:	[Borrower] [Company]*

To:	[Agent]

Dated:

Dear Sirs

[Company] — £75,000,000 Revolving Facilities Agreement

dated [•] (the “Facilities Agreement”)

1.                                      We refer to the Facilities Agreement. This is a Utilisation Request. Terms defined in the Facilities Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.                                      We wish to borrow a Loan on the following terms***:

(a)	Borrower:	[•]

(b)	Proposed Utilisation Date:	[•] (or, if that is not a Business Day, the next Business Day)

(c)	Facility to be utilised:	[Facility A]/[Facility B]

(d)	Currency of Loan:	[•]

(e)	Amount:	[•] or, if less, the Available Facility

(f)	Interest Period:	[•]

3.                                      We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

4.                                      [The proceeds of this Loan should be credited to [account]].

5.                                      This Utilisation Request is irrevocable.

Yours faithfully

authorised signatory for

[the Company on behalf of] [insert name of Borrower]*

NOTES:

*                      Amend as appropriate. The Utilisation Request can be given by the Borrower or by the Company.

**               Select the Facility to be utilised and delete references to the other Facilities.

***        Where Facility A is to be utilised, a Matching Utilisation may be requested in the same Utilisation Request and this section of the Utilisation Request should be duplicated for the Matching Utilisation.

PART II

UTILISATION REQUEST - LETTERS OF CREDIT

From:	[Borrower] [Company]*

To:	[Agent]

Dated:

Dear Sirs

[Company] - £75,000,000 Revolving Facilities Agreement

dated [•] (the “Facilities Agreement”)

1.                                       We refer to the Facilities Agreement. This is a Utilisation Request. Terms defined in the Facilities Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.                                       We wish to arrange for a Letter of Credit to be [issued]/[renewed] by the Issuing Bank specified below (which has agreed to do so) on the following terms**:

(a)	Borrower:	[•]

(b)	Issuing Bank:	[•]

(c)	Proposed Utilisation Date:	[•] (or, if that is not a Business Day, the next Business Day)

(d)	Currency of Letter of Credit:	[•]

(e)	Amount:	[•] or, if less, the Available Facility:

(f)	Term:	[•]

3.                                       We confirm that each condition specified in paragraph (b) (or, to the extent applicable, paragraph (c)) of Clause 6.5 (Issue of Letters of Credit) is satisfied on the date of this Utilisation Request.

4.                                       We attach a copy of the proposed Letter of Credit.

5.                                       This Utilisation Request is irrevocable.

6.                                       Delivery instructions:

[Specify delivery instructions.]

Yours faithfully,

authorised signatory for

[the Company on behalf of] [insert name of relevant Borrower]*

NOTES:

*                         Amend as appropriate. The Utilisation Request can be given by the Borrower or by the Company.

**                  Where Facility A is to be utilised, a Matching Utilisation may be requested in the same Utilisation Request and this section of the Utilisation Request should be duplicated for the Matching Utilisation.

PART III

UTILISATION REQUEST — ALTERNATIVE L/C UTILISATIONS

From:	[Borrower] [Company]*

To:	[Agent]

Dated:

Dear Sirs

[Company] - £75,000,000 Revolving Facilities Agreement

dated [•] (the “Facilities Agreement”)

1.                                       We refer to the Facilities Agreement. This is a Utilisation Request. Terms defined in the Facilities Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.                                       We wish to request an Alternative L/C Utilisation which will comprise:

(a)                                  the issuance/renewal of the attached Alternative Letter of Credit; and

(b)                                 the making of an Alternative Loan by the Fronted Alternative L/C Lenders.

3.                                       The Alternative Letter of Credit to be issued by the Alternative L/C Lenders and the Alternative L/C Fronting Bank is to be on the following terms**:

(a)	Borrower:	[•]

(b)	Proposed Utilisation Date:	[•] (or, if that is not a Business Day, the next Business Day)

(c)	Currency of Alternative L/C Utilisation:	[•]

(d)	Amount:	[•] or, if less, the Available Facility:

(e)	Term:	[•]

4.                                       The Alternative Loan is to be on the following terms [•].

5.                                       We confirm that each condition specified in paragraph (b) (or, to the extent applicable, paragraph (c) of Clause 7.5 (Issue and making of Alternative L/C Utilisations) is satisfied on the date of this Utilisation Request.

6.                                       We attach a copy of the proposed Alternative L/C Utilisation.

7.                                       The proceeds of the Alternative Loan shall be credited to [•].

8.                                       This Utilisation Request is irrevocable.

9.                                       Delivery instructions:

[Specify delivery instructions.]

Yours faithfully,

authorised signatory for

[the Company on behalf of] [insert name of relevant Borrower]*

NOTES:

*                         Amend as appropriate. The Utilisation Request can be given by the Borrower or by the Company.

**                  Where Facility A is to be utilised, a Matching Utilisation may be requested in the same Utilisation Request and this section of the Utilisation Request should be duplicated for the Matching Utilisation.

SCHEDULE 4

MANDATORY COST FORMULA

1.                               The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.                               On the first day of each Interest Period (or as soon as possible thereafter) the Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan or Alternative Loan) and will be expressed as a percentage rate per annum.

3.                               The Additional Cost Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Agent. This percentage will be certified by that Lender in its notice to the Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans or Alternative Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

4.                               The Additional Cost Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Agent as follows:

(a)                                          in relation to a sterling Loan or Alternative Loan:

(b)                                         in relation to a Loan or Alternative Loan in any currency other than sterling:

Where:

A                                      is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B                                        is the percentage rate of interest (excluding the Margin and the Mandatory Cost and, if the Loan is an Unpaid Sum, the additional rate of interest specified in paragraph (a) of Clause 16.3 (Default interest)) payable for the relevant Interest Period on the Loan or Alternative Loan.

C                                        is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D                                       is the percentage rate per annum payable by the Bank of England to the Agent on interest bearing Special Deposits.

E                                         is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Agent as being the average of the most recent rates of charge supplied by the Base Reference Banks to the Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5.                               For the purposes of this Schedule:

(a)                                  “Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)                                 “Fees Rules” means the rules on periodic fees contained in the FSA Fees Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)                                  “Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(d)                                 “Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6.                               In application of the above formula, A, B, C and D will be included in the formula as percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7.                               If requested by the Agent, each Base Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Agent, the rate of charge payable by that Base Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant Financial Year of the Financial Services Authority (calculated for this purpose by that Base Reference Bank as being the average of the Fee Tariffs applicable to that Base Reference Bank for that Financial Year) and expressed in pounds per £1,000,000 of the Tariff Base of that Base Reference Bank.

8.                               Each Lender shall supply any information required by the Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

(a)                                          the jurisdiction of its Facility Office; and

(b)                                         any other information that the Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Agent of any change to the information provided by it pursuant to this paragraph.

9.                               The percentages of each Lender for the purpose of A and C above and the rates of charge of each Base Reference Bank for the purpose of E above shall be determined by the Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

10.                         The Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Base Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.                         The Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Base Reference Bank pursuant to paragraphs 3, 7 and 8 above.

12.                         Any determination by the Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all Parties.

13.                         The Agent may from time to time, after consultation with the Company and the Lenders, determine and notify to all Parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

SCHEDULE 5

FORM OF TRANSFER CERTIFICATE

To:	[•] as Agent and [•] as Security Trustee

From:	[The Existing Lender] (the “Existing Lender”) and [The New Lender] (the “New Lender”)

Dated:

[Company] — £75,000,000 Revolving Facilities Agreement

dated [•] (the “Facilities Agreement”)

1.                                       We refer to the Facilities Agreement and to the Intercreditor Agreement (as defined in the Facilities Agreement). This agreement (the “Agreement”) shall take effect as a Transfer Certificate for the purpose of the Facilities Agreement and as a Creditor/Agent Accession Undertaking for the purposes of the Intercreditor Agreement (and as defined in the Intercreditor Agreement). Terms defined in the Facilities Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement.

2.                                       We refer to clause 29.5 (Procedure for transfer) of the Facilities Agreement:

(a)                                  The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation all or part of the Existing Lender’s Commitment, rights and obligations referred to in the Schedule in accordance with clause 29.5 (Procedure for transfer) of the Facilities Agreement.

(b)                                 The proposed Transfer Date is [•].

(c)                                  The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of clause 37.2 (Addresses) of the Facilities Agreement are set out in the Schedule.

3.                                       The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of clause 29.4 (Limitation of responsibility of Existing Lenders) of the Facilities Agreement.

4.                                       The New Lender confirms, for the benefit of the Agent and without liability to any Obligor, that it is:

(a)                                  [a Qualifying Lender other than a UK Treaty Lender;]

(b)                                 [a UK Treaty Lender;]

(c)                                  [not a Qualifying Lender].*

5.                                       The New Lender confirms that it [is]/[is not] an Investor Affiliate.

*                         Delete as applicable - each New Lender is required to confirm which of these three categories it falls within.

6.                                       [The New Lender confirms that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:

(a)                                  a company resident in the United Kingdom for United Kingdom tax purposes;

(b)                                 a partnership each member of which is:

(i)                                     a company so resident in the United Kingdom; or

(ii)                                  a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(c)                                  a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that Company.]

[6./7.]                  The New Lender confirms that it [is]/[is not]** a Non-Acceptable L/C Lender.

[7./8.]                  The New Lender confirms that it is a US Qualifying Lender.

[8./9.]                  The New Lender confirms that it [is]/[is not] able to issue Alternative Letters of Credit, and therefore [is]/[is not] a Fronted Alternative L/C Lender. ***

[9./10.]            We refer to clause [19.5] (Change of RCF Lender) of the Intercreditor Agreement.

In consideration of the New Lender being accepted as an RCF Lender for the purposes of the Intercreditor Agreement (and as defined therein), the New Lender confirms that, as from the Transfer Date, it intends to be party to the Intercreditor Agreement as an RCF Lender, and undertakes to perform all the obligations expressed in the Intercreditor Agreement to be assumed by an RCF Lender and agrees that it shall be bound by all the provisions of the Intercreditor Agreement, as if it had been an original party to the Intercreditor Agreement.

[10./11.]      This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

[11./12..] This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

[12./13.]      This Agreement has been entered into on the date stated at the beginning of this Agreement.

**                  Delete as applicable.

***           Include if transferor is a Fronted Alternative L/C Lender.

Note:                   The execution of this Transfer Certificate may not transfer a proportionate share of the Existing Lender’s interest in the Transaction Security in all jurisdictions. It is the responsibility of the New Lender to ascertain whether any other documents or other formalities are required to perfect a transfer of such a share in the Existing Lender’s Transaction Security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

THE SCHEDULE

Commitment/rights and obligations to be transferred

[insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments]

[Existing Lender]	[New Lender]

By:	By:

This Agreement is accepted as a Transfer Certificate for the purposes of the Facilities Agreement by the Agent, and as a Creditor/Agent Accession Undertaking for the purposes of the Intercreditor Agreement by the Security Trustee, and the Transfer Date is confirmed as [•].

[Agent]

By:

[Security Trustee]

By:

SCHEDULE 6

FORM OF ASSIGNMENT AGREEMENT

To:                              [•] as Agent, [•] as Security Trustee and [•] as Company for and on behalf of each Obligor

From:                  [the Existing Lender] (the “Existing Lender”) and [the New Lender] (the “New Lender”)

Dated:

[Company] - £75,000,000 Revolving Facilities Agreement

dated [•] (the “Facilities Agreement”)

1.                                       We refer to the Facilities Agreement and to the Intercreditor Agreement (as defined in the Facilities Agreement). This is an Assignment Agreement. This agreement (the “Agreement”) shall take effect as an Assignment Agreement for the purpose of the Facilities Agreement and as a Creditor/Agent Accession Undertaking for the purposes of the Intercreditor Agreement (and as defined in the Intercreditor Agreement). Terms defined in the Facilities Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement.

2.                                       We refer to clause 29.6 (Procedure for assignment) of the Facilities Agreement:

(a)                                  The Existing Lender assigns absolutely to the New Lender all the rights of the Existing Lender under the Facilities Agreement, the other Finance Documents and in respect of the Transaction Security which correspond to that portion of the Existing Lender’s Commitments and participations in Utilisations under the Facilities Agreement as specified in the Schedule.

(b)                                 The Existing Lender is released from all the obligations of the Existing Lender which correspond to that portion of the Existing Lender’s Commitments and participations in Utilisations under the Facilities Agreement specified in the Schedule.

(c)                                  The New Lender becomes a Party as a Lender and is bound by obligations equivalent to those from which the Existing Lender is released under paragraph (b) above.

3.                                       The proposed Transfer Date is [•].

4.                                       On the Transfer Date the New Lender becomes:

(a)                                  party to the relevant Finance Documents (other than the Intercreditor Agreement) as a Lender; and

(b)                                 party to the Intercreditor Agreement as an RCF Lender.

5.                                       The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of clause 37.2 (Addresses) of the Facilities Agreement are set out in the Schedule.

6.                                       The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of clause 29.4 (Limitation of responsibility of Existing Lenders) of the Facilities Agreement.

7.                                       The New Lender confirms, for the benefit of the Agent and without liability to any Obligor, that it is:

(a)                                  [a Qualifying Lender falling within paragraph (i)(A) [or paragraph (ii)] of the definition of Qualifying Lender;]

(b)                                 [a UK Treaty Lender;]

(c)                                  [not a Qualifying Lender].

8.                                       [The New Lender confirms that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:

(a)                                  a company resident in the United Kingdom for United Kingdom tax purposes;

(b)                                 a partnership each member of which is:

(i)                                     a company so resident in the United Kingdom; or

(ii)                                  a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(c)                                  a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.]

[8./9.]     The New Lender confirms that it [is]/[is not]* an Investor Affiliate.

[9./10.]   The New Lender confirms that it [is]/[is not]** a Non-Acceptable L/C Lender.

[10./11.] The New Lender confirms that it is a US Qualifying Lender.

[11./12.] We refer to clause [19.5] (Change of RCF Lender) of the Intercreditor Agreement.

In consideration of the New Lender being accepted as an RCF Lender for the purposes of the Intercreditor Agreement (and as defined in the Intercreditor Agreement), the New Lender confirms that, as from the Transfer Date, it intends to be party to the Intercreditor Agreement as an RCF Lender, and undertakes to perform all

*      Delete as applicable.

**   Delete as applicable.

*** Include if transferor is a Fronted Alternative L/C Lender.

the obligations expressed in the Intercreditor Agreement to be assumed by an RCF Lender and agrees that it shall be bound by all the provisions of the Intercreditor Agreement, as if it had been an original party to the Intercreditor Agreement.

[12./13.]    The New Lender confirms that it [is]/[is not] able to issue Alternative Letters of Credit, and therefore [is]/[is not] a Fronted Alternative L/C Lender. ***

[13./14.]    This Agreement acts as notice to the Agent (on behalf of each Finance Party) and, upon delivery in accordance with Clause 31.7 (Copy of Transfer Certificate or Assignment Agreement to Company), to the Company (on behalf of each Obligor) of the assignment referred to in this Agreement.

[14./15.]    This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

[15./16.]    This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

[16/17]      This Agreement has been entered into on the date stated at the beginning of this Agreement.

Note:                          The execution of this Assignment Agreement may not transfer a proportionate share of the Existing Lender’s interest in the Transaction Security in all jurisdictions. It is the responsibility of the New Lender to ascertain whether any other documents or other formalities are required to perfect a transfer of such a share in the Existing Lender’s Transaction Security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

THE SCHEDULE

Commitment/rights and obligations to be transferred by assignment,

release and accession

[insert relevant details]

[Facility office address, fax number and attention details for notices and account details for payments]

[Existing Lender]	[New Lender]

By:	By:

This Agreement is accepted as an Assignment Agreement for the purposes of the Facilities Agreement by the Agent, and as a Creditor/Agent Accession Undertaking for the purposes of the Intercreditor Agreement by the Security Trustee, and the Transfer Date is confirmed as [•].

Signature of this Agreement by the Agent constitutes confirmation by the Agent of receipt of notice of the assignment referred to in this Agreement, which notice the Agent receives on behalf of each Finance Party.

[Agent]

By:

[Security Trustee]

By:

SCHEDULE 7

FORM OF ACCESSION DEED

To:	[ ] as Agent and [ ] as Security Trustee for itself and each of the other parties to the Intercreditor Agreement referred to below

From:	[Restricted Subsidiary] and [Company]

Dated:

Dear Sirs

[Company] — £75,000,000 Revolving Facilities Agreement

dated [•] (the “Facilities Agreement”)

1.                                       We refer to the Facilities Agreement and to the Intercreditor Agreement. This deed (the “Accession Deed”) shall take effect as an Accession Deed for the purposes of the Facilities Agreement and as a Debtor Accession Deed for the purposes of the Intercreditor Agreement (and as defined in the Intercreditor Agreement). Terms defined in the Facilities Agreement have the same meaning in paragraphs 1 to 3 of this Accession Deed unless given a different meaning in this Accession Deed.

2.                                       [Restricted Subsidiary] agrees to become an Additional [Borrower]/[Guarantor] and to be bound by the terms of the Facilities Agreement and the other Finance Documents (other than the Intercreditor Agreement) as an Additional [Borrower]/[Guarantor] pursuant to clause [31.2 (Additional Borrowers)]/[clause 31.4 (Additional Guarantors)] of the Facilities Agreement. [Restricted Subsidiary] is a company duly incorporated under the laws of [name of relevant jurisdiction] and is a limited liability company and registered number [              ].

3.                                       [Restricted Subsidiary’s] administrative details for the purposes of the Facilities Agreement and the Intercreditor Agreement are as follows:

Address:

Fax No.:

Attention:

4.                                       [Restricted Subsidiary] (for the purposes of this paragraph 4, the “Acceding Debtor”) intends to [incur Liabilities under the following documents]/[give a guarantee, indemnity or other assurance against loss in respect of Liabilities under the following documents];

[Insert details (date, parties and description) of relevant documents]

the “Relevant Documents”.

IT IS AGREED as follows:

(a)                                  Terms defined in the Intercreditor Agreement shall, unless otherwise defined in this Accession Deed, bear the same meaning when used in this paragraph 4.

(b)                                 The Acceding Debtor and the Security Trustee agree that the Security Trustee shall hold:

(i)                                     [any Security in respect of Liabilities created or expressed to be created pursuant to the Relevant Documents;

(ii)                                  all proceeds of that Security; and]

(iii)                               all obligations expressed to be undertaken by the Acceding Debtor to pay amounts in respect of the Liabilities to the Security Trustee as trustee for the Secured Parties (in the Relevant Documents or otherwise) and secured by the Transaction Security together with all representations and warranties expressed to be given by the Acceding Debtor (in the Relevant Documents or otherwise) in favour of the Security Trustee as trustee for the Secured Parties, on trust for the Secured Parties on the terms and conditions contained in the Intercreditor Agreement.

(c)                                  The Acceding Debtor confirms that it intends to be party to the Intercreditor Agreement as a Debtor, undertakes to perform all the obligations expressed to be assumed by a Debtor under the Intercreditor Agreement and agrees that it shall be bound by all the provisions of the Intercreditor Agreement as if it had been an original party to the Intercreditor Agreement.

(d)                                 [In consideration of the Acceding Debtor being accepted as an Intra-Group Lender for the purposes of the Intercreditor Agreement, the Acceding Debtor also confirms that it intends to be party to the Intercreditor Agreement as an Intra-Group Lender, and undertakes to perform all the obligations expressed in the Intercreditor Agreement to be assumed by an Intra-Group Lender and agrees that it shall be bound by all the provisions of the Intercreditor Agreement, as if it had been an original party to the Intercreditor Agreement],

[4]/[5] This Accession Deed and any non-contractual obligations arising out of or in connection with it are governed by English law.

THIS ACCESSION DEED has been signed on behalf of the Security Trustee (for the purposes of paragraph 4 above only), signed on behalf of the Company and executed as a deed by [Restricted Subsidiary] and is delivered on the date stated above.

[Restricted Subsidiary]

[EXECUTED AS A DEED	)
By: [Subsidiary]	)

Director

Director/Secretary

OR

[EXECUTED AS A DEED

By: [Subsidiary]

Signature of Director

Name of Director

in the presence of

Signature of witness

Name of witness

Address of witness

Occupation of witness]

The Company

[Company]

By:

The Security Trustee

[Full Name of Current Security Trustee]

By:

Date:

SCHEDULE 8

FORM OF RESIGNATION LETTER

To:	[•] as Agent

From:	[resigning Obligor] and [Company]

Dated:

Dear Sirs

[Company] - £75,000,000 Revolving Facilities Agreement
dated [•] (the “Facilities Agreement”)

1.                                       We refer to the Facilities Agreement. This is a Resignation Letter. Terms defined in the Facilities Agreement have the same meaning in this Resignation Letter unless given a different meaning in this Resignation Letter.

2.                                       Pursuant to [clause 31.3 (Resignation of a Borrower)]/[clause 31.5 (Resignation of a Guarantor)], we request that [resigning Obligor] be released from its obligations as a [Borrower]/[Guarantor] under the Facilities Agreement and the Finance Documents (other than the Intercreditor Agreement).

3.                                       We confirm that:

(a)                                  no Default is continuing or would result from the acceptance of this request; and

(b)                                 [this request is given in relation to a Third Party Disposal of [resigning Obligor];]*

(c)                                  [the Excess Proceeds have been or will be applied in accordance with Clause 14.2 (Excess Proceeds and Insurance Proceeds);]* *

(d)                                 [•]***

4.                               This Resignation Letter and any non-contractual obligations arising out of or in connection with it are governed by English law.

5.                               The Company agrees to indemnify the Finance Parties and any Receivers or Delegates for any costs, expenses, or liabilities which would have been payable by [resigning Obligor] in connection with the Finance Documents but for the release set out in paragraph 1 above.

[Company]	[resigning Obligor]

By:	By:

NOTES:

*                           Insert where resignation as a result of a Third Party Disposal.

**                    Insert where resignation as a result of a Third Party Disposal. Amend as appropriate, e.g. to reflect agreed procedure for payment of proceeds into a specified account.

***             Insert any other conditions required by the Facilities Agreement.

SCHEDULE 9

FORM OF COMPLIANCE CERTIFICATE

To:	[•] as Agent

From:	[Company]

Dated:

Dear Sirs

[Company] - £75,000,000 Revolving Facilities Agreement
dated [•] (the “Facilities Agreement”)

1.                               We refer to the Facilities Agreement. This is a Compliance Certificate. Terms defined in the Facilities Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.                               We confirm that Consolidated EBITDA for the most recently completed Relevant Period was [•] and we set out in the Schedule (Calculation of Consolidated EBITDA and Total Net Leverage Ratio) hereto detail of the calculation of this amount.

3.                               [We confirm that no Default is continuing.]*

4.                               [We confirm that the following companies constitute Material Companies for the purposes of the Facilities Agreement: [•].]

5.                               [We confirm that the aggregate of the earnings before interest, tax, depreciation and amortisation (calculated on the same basis as Consolidated EBITDA ), the aggregate gross assets and the aggregate turnover of the Guarantors (calculated on an unconsolidated basis and excluding all intra-Restricted Group items and investments in Restricted Subsidiaries of any member of the Restricted Group) represents not less than 90 per cent of Consolidated EBITDA, consolidated gross assets and consolidated turnover of the Restricted Group/the conditions set out in paragraph (c) of Clause 29.14 (Guarantors) are met.]

6.                               We confirm that the Total Net Leverage Ratio for the most recently completed Relevant Period was [•] and we set out in the Schedule (Calculation of Consolidated EBITDA and Total Net Leverage Ratio) hereto detail of the calculation of this amount.

Signed
Director	Director
of	of
[Company]	[Company]

[insert applicable certification language]

for and on behalf of
[name of auditors of the Company]

NOTES:

*                         If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.

THE SCHEDULE

CALCULATION OF CONSOLIDATED EBITDA

1.               Calculation of Consolidated EBITDA

Relevant line item	Amount (£)
The consolidated profits of the Restricted Group from ordinary activities before taxation in respect of that Relevant Period	[•]
any amount attributable to the amortisation or impairment of intangible assets or the depreciation or impairment of tangible assets	[•]
any Consolidated Net Finance Charges	[•]

any one-off expenses or charges incurred in connection with the incurrence or issuance of (i) any Financial Indebtedness under or which is permitted by the Finance Documents or (ii) any other equity issuance which is permitted by the Finance Documents

[•]
any items treated as exceptional or extraordinary items	[•]
any accrued interest received by or owing to any member of the Restricted Group	[•]
any realised and unrealised exchange gains and losses including those arising on translation of currency debt	[•]
any gain or loss arising from an upward or downward revaluation of any asset or arising from the acquisition or disposal of player registrations	[•]
any profit of any member of the Restricted Group which is attributable to minority interests	[•]

any profit of any investment or entity (which is not itself a member of the Restricted Group) in which any member of the Restricted Group has an ownership interest to the extent that the amount of such profit included in the financial statements of the Restricted Group exceeds the amount (net of applicable withholding tax) received in cash by members of the Restricted Group through distributions by such investment or entity

[•]
the amount of any profit or loss which is attributable to any Material Disposal made in the Relevant Period	[•]
to the extent not already taken into account, all rent and other property costs of a revenue nature	[•]
Consolidated EBITDA	[•]

2.               Calculation of Total Net Leverage Ratio

Relevant line item	Amount (£)
the aggregate amount of all obligations of the Restricted Group for or in respect of the principal amount of Borrowings	[•]
obligations to any other member of the Restricted Group	[•]
in the case of finance leases, only the capitalised value thereof	[•]
aggregate amount of Cash and Cash Equivalent Investments held by any member of the Restricted Group at that time	[•]
Consolidated EBITDA	[•]
Total Net Leverage Ratio	[•]

SCHEDULE 10

TIMETABLES

PART I

LOANS

	Loans in euro	Loans in sterling	Loans in other currencies

Agent notifies the Company if a currency is approved as an Optional Currency in accordance with Clause 4.3 (Conditions relating to Optional Currencies)	—	—	U-4

Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of a Utilisation Request))	U-3 9.30am	U-1 9.30am	U-3 9.30am

Agent determines (in relation to a Utilisation) the Base Currency Amount of the Loan, if required under Clause 5.4 (Lenders’ participation) and notifies the Lenders of the Loan in accordance with Clause 5.4 (Lenders’ participation)

	U-3 noon	U-1 noon	U-3 noon

Agent receives a notification from a Lender under Clause 10.2 (Unavailability of a currency)	Quotation Day 9.30am	—	Quotation Day 9.30am

Agent gives notice in accordance with Clause 10.2 (Unavailability of a currency)	Quotation Day 5.30pm	—	Quotation Day 5.30pm

LIBOR or EURIBOR is fixed	Quotation Day as of 11:00 a.m. in respect of LIBOR and as of 11.00 a.m. (Brussels time) in respect of EURIBOR	Quotation Day as of 11:00 a.m.	Quotation Day as of 11:00 a.m.

“U”                           =                                    date of Utilisation

“U - X”      =                                         X Business Days prior to date of Utilisation

PART II

LETTERS OF CREDIT

Letters of Credit

Delivery of a duly completed Utilisation Request (Clause 6.2 (Delivery of a Utilisation Request for Letters of Credit))	U-3 9.30am

Agent determines (in relation to a Utilisation) the Base Currency Amount of the Letter of Credit if required under paragraph (d) of Clause 6.5 (Issue of Letters of Credit) and notifies the Issuing Bank and Lenders of the Letter of Credit in accordance with paragraph (d) of Clause 6.5 (Issue of Letters of Credit).

U-1 noon

Delivery of duly completed Renewal Request (Clause 6.6 (Renewal of a Letter of Credit))	U-3 9.30am

“U”                           =                                         date of utilisation, or, if applicable, in the case of a Letter of Credit to be renewed in accordance with Clause 6.6(c) (Renewal of a Letter of Credit), the first day of the proposed term of the renewed Letter of Credit

“U-X”              =                                         Business Days prior to date of utilisation

PART III

ALTERNATIVE L/C UTILISATIONS

	Utilisations in	Utilisations in	Utilisations in
	euro	sterling	other currencies

Agent notifies the Company if a currency is approved as an Optional Currency in accordance with Clause 4.3 (Conditions relating to Optional Currencies)	—	—	U-4

Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of a Utilisation Request for Alternative L/C Utilisations))	U-3 9.30am	U-1 9.30am	U-3 9.30am

Agent determines (in relation to a Utilisation) the Base Currency Amount of the Alternative L/C Utilisation, if required under paragraph (d) of Clause 7.5 (Issue and making of Alternative L/C Utilisations) and notifies the Lenders and the Alternative L/C Fronting Bank of the Alternative L/C Utilisation in accordance with paragraph (d) of Clause 7.5 (Issue and making of Alternative L/C Utilisations)

	U-3 noon	U-1 noon	U-3 noon

Agent receives a notification from a Lender under Clause 10.2 (Unavailability of a currency)	Quotation Day 9.30am	—	Quotation Day 9.30am

Agent gives notice in accordance with Clause 10.2 (Unavailability of a currency)	Quotation Day 5.30pm	—	Quotation Day 5.30pm

LIBOR or EURIBOR is fixed	Quotation Day as of 11:00 am. in respect of LIBOR and as of 11.00 a.m. (Brussels time) in respect of EURIBOR	Quotation Day as of 11:00 am.	Quotation Day as of 11:00 am.

	Utilisations in	Utilisations in	Utilisations in
	euro	sterling	other currencies

Delivery of duly completed Renewal Request Clause 7.6 (Renewal of an Alternative L/C Utilisation)	U-3 9.30am	U-1 9.30am	U-3 9.30am

“U”                           =                                         date of Utilisation

“U - X”        =                                         X Business Days prior to date of Utilisation

SCHEDULE 11

FORM OF LETTER OF CREDIT

To:                                                      [Beneficiary](the “Beneficiary”)

Date

Irrevocable Standby Letter of Credit no. [•]

At the request of [•], [Issuing Bank] (the “Issuing Bank”) issues this irrevocable standby Letter of Credit (“Letter of Credit”) in your favour on the following terms and conditions:

1.                                       Definitions

In this Letter of Credit:

“Business Day” means a day (other than a Saturday or a Sunday) on which banks are open for general business in [London].*

“Demand” means a demand for a payment under this Letter of Credit in the form of the schedule to this Letter of Credit.

“Expiry Date” means [•].

“Total L/C Amount” means [•].

2.                                       Issuing Bank’s agreement

(a)                                  The Beneficiary may request a drawing or drawings under this Letter of Credit by giving to the Issuing Bank a duly completed Demand. A Demand must be received by the Issuing Bank by no later than [•] p.m. ([London] time) on the Expiry Date.

(b)                                 Subject to the terms of this Letter of Credit, the Issuing Bank unconditionally and irrevocably undertakes to the Beneficiary that, within 5 Business Days of receipt by it of a Demand, it must pay to the Beneficiary the amount demanded in that Demand.

(c)                                  The Issuing Bank will not be obliged to make a payment under this Letter of Credit if as a result the aggregate of all payments made by it under this Letter of Credit would exceed the Total L/C Amount.

3.                                       Expiry

(a)                                  The Issuing Bank will be released from its obligations under this Letter of Credit on the date (if any) notified by the Beneficiary to the Issuing Bank as the date upon which the obligations of the Issuing Bank under this Letter of Credit are released.

(b)                                 Unless previously released under paragraph (a) above, on [•] p.m.([London] time) on the Expiry Date the obligations of the Issuing Bank under this Letter of Credit will cease with no further liability on the part of the Issuing Bank except for any Demand validly presented under the Letter of Credit that remains unpaid.

(c)                                  When the Issuing Bank is no longer under any further obligations under this Letter of Credit, the Beneficiary must return the original of this Letter of Credit to the Issuing Bank.

4.                                       Payments

All payments under this Letter of Credit shall be made in [•] and for value on the due date to the account of the Beneficiary specified in the Demand.

5.                                       Delivery of Demand

Each Demand shall be in writing, and, unless otherwise stated, may be made by letter, fax or telex and must be received in legible form by the Issuing Bank at its address and by the particular department or office (if any) as follows:

[

]

6.                                       Assignment

The Beneficiary’s rights under this Letter of Credit may not be assigned or transferred.

7.                                       ISP

Except to the extent it is inconsistent with the express terms of this Letter of Credit, this Letter of Credit is subject to the International Standby Practices (ISP 98), International Chamber of Commerce Publication No. 590.

8.                                       Governing Law

This Letter of Credit [and any non-contractual obligations arising out of or in connection with it][is/are] governed by English law.

9.                                       Jurisdiction

The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Letter of Credit (including a dispute relating to any non-contractual obligation arising out of or in connection with this Letter of Credit).

Yours faithfully

[Issuing Bank]

By:

NOTES:

*                         This may need to be amended depending on the currency of payment under the Letter of Credit.

THE SCHEDULE

FORM OF DEMAND

To:                                                      [Issuing Bank]

[Date]

Dear Sirs

Standby Letter of Credit no. [•] issued in favour of [Beneficiary] (the “Letter of Credit”)

We refer to the Letter of Credit. Terms defined in the Letter of Credit have the same meaning when used in this Demand.

1.                                       We certify that the sum of [•] is due [and has remained unpaid for at least [•] Business Days] [under [set out underlying contract or agreement]]. We therefore demand payment of the sum of [•].

2.                                       Payment should be made to the following account:

Name:

Account Number:

Bank:

3.                                       The date of this Demand is not later than the Expiry Date.

Yours faithfully

(Authorised Signatory)	(Authorised Signatory)

For

[Beneficiary]

SCHEDULE 12

FORM OF ALTERNATIVE LETTER OF CREDIT

To:                                                      [Beneficiary](the “Beneficiary”)

Date

Irrevocable Standby Letter of Credit no. [•]

At the request of [•], the financial institutions listed in Schedule 1 (the “L/C Provider” and each an “L/C Provider”) issue this irrevocable standby Letter of Credit (“Letter of Credit”) in your favour on the following terms and conditions:

1.                                       Definitions

In this Letter of Credit:

“Business Day” means a day (other than a Saturday or a Sunday) on which banks are open for general business in [London].*

“Demand” means a demand for a payment under this Letter of Credit in the form of Schedule 2 to this Letter of Credit.

“Expiry Date” means [•].

“Facilities Agreement” means the revolving facilities agreement dated [•] 2010 between inter alia, Manchester United Limited as company, the institutions listed therein as arrangers and lenders and J.P. Morgan Europe Limited as agent and security trustee.

“Total L/C Amount” means [•].

2.                                       L/C Providers’ agreement

(a)                          The Beneficiary may request a drawing or drawings under this Letter of Credit by giving to the L/C Providers a duly completed Demand. A Demand must be received by the L/C Providers by no later than [•] p.m. ([London] time) on the Expiry Date.

(b)                         Subject to the terms of this Letter of Credit, each L/C Provider unconditionally and irrevocably undertakes to the Beneficiary that, within [five] Business Days of receipt by it of a Demand, it must pay to the Beneficiary that proportion of the amount demanded in that Demand which is equal to the proportion which its commitment (each a “Commitment”, together the “Commitments”) set out in Schedule 1 to this Letter of Credit bears to the aggregate Commitments of all the L/C Providers provided that the obligations of the L/C Providers under this Letter of Credit will be several and no L/C Provider shall be required to pay an amount exceeding its Commitments and the L/C Providers shall not be obliged to make payments hereunder in aggregate exceeding the Total L/C Amount.

3.                                       Expiry

(a)                          The L/C Providers will be released from their obligations under this Letter of Credit on the date (if any) notified by the Beneficiary to the L/C Providers as the date upon which the obligations of the L/C Providers under this Letter of Credit are released.

(b)                         Unless previously released under paragraph (a) above, on [•] p.m.([London] time) on the Expiry Date the obligations of the L/C Providers under this Letter of Credit will cease with no further liability on the part of the L/C Providers except for any Demand validly presented under the Letter of Credit that remains unpaid.

(c)                          When the L/C Providers are no longer under any further obligations under this Letter of Credit, the Beneficiary must return an original of this Letter of Credit to each L/C Provider.

(d)                         If any L/C Provider gives written notice to the Beneficiary that it has entered into the necessary documentation to effect a transfer or assignment of some or all of its rights and obligations under the Facilities Agreement to another person or that another person has agreed or is obliged to issue a letter of credit replacing the L/C Provider’s portion of the Letter of Credit (such other person being the “Incoming L/C Provider”) and provides a letter of credit in substantially the same form as the Letter of Credit executed by the other L/C Providers and the Incoming L/C Provider and taking effect upon return of an original of this Letter of Credit to each L/C Provider, the Beneficiary must return an original of this Letter of Credit to each L/C Provider within [3] Business Days of receipt by it of the notice.

4.                                       Payments

All payments under this Letter of Credit shall be made in [•] and for value on the due date to the account of the Beneficiary specified in the Demand.

5.                                       Delivery of Demand

Each Demand shall be in writing, and, unless otherwise stated, may be made by letter, fax or telex and must be received in legible form by the L/C Providers at their address and by the particular department or office (if any) indicated in Schedule I to this Letter of Credit.

6.                                       Assignment

The Beneficiary’s rights under this Letter of Credit may not be assigned or transferred.

7.                                       ISP

Except to the extent it is inconsistent with the express terms of this Letter of Credit, this Letter of Credit is subject to the International Standby Practices (ISP 98), International Chamber of Commerce Publication No. 590.

8.                                       Governing Law

This Letter of Credit [and any non-contractual obligations arising out of or in connection with it][is/are] governed by English law.

9.                                       Jurisdiction

The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Letter of Credit (including a dispute relating to any non-contractual obligation arising out of or in connection with this Letter of Credit).

Yours faithfully

[L/C Provider]

By:

NOTES:

*                        This may need to be amended depending on the currency of payment under the Letter of Credit.

SCHEDULE 1

L/C PROVIDERS’ COMMITMENTS

Name and address of L/C Provider	Commitment (Pounds Sterling)

[•]	[•]

[•] in its capacity as Alternative L/C Fronting Bank	[•]

Total Commitments

SCHEDULE 2

FORM OF DEMAND

To:                                                      [L/C Provider]

[Date]

Dear Sirs

Standby Letter of Credit no. [•] issued in favour of [Beneficiary] (the “Letter of Credit”)

We refer to the Letter of Credit. Terms defined in the Letter of Credit have the same meaning when used in this Demand.

1.                               We certify that the sum of [•] is due [and has remained unpaid for at least [•] Business Days] [under [set out underlying contract or agreement]]. We therefore demand payment of the sum of [•].

2.                               Payment should be made to the following account:

Name:

Account Number:

Bank:

3.                               The date of this Demand is not later than the Expiry Date.

Yours faithfully

(Authorised Signatory)	(Authorised Signatory)

For

[Beneficiary]

SCHEDULE 13

MATERIAL COMPANIES

Red Football Limited

Red Football Junior Limited

Manchester United Limited

Manchester United Football Club Limited

MU Finance plc

SCHEDULE 14

ALTERNATIVE REFERENCE BANKS

PART I

ALTERNATIVE REFERENCE BANKS IN RELATION TO LOANS OR

ALTERNATIVE LOANS IN CURRENCIES OTHER THAN STERLING

DEUTSCHE BANK AG

J.P. MORGAN PLC

THE ROYAL BANK OF SCOTLAND PLC

PART II

ALTERNATIVE REFERENCE BANKS IN RELATION TO LOANS OR

ALTERNATIVE LOANS IN STERLING

DEUTSCHE BANK AG

J.P. MORGAN PLC

THE ROYAL BANK OF SCOTLAND PLC

SCHEDULE 15

FORMS OF NOTIFIABLE DEBT PURCHASE TRANSACTION NOTICE

PART I

FORM OF NOTICE ON ENTERING INTO NOTIFIABLE DEBT PURCHASE

TRANSACTION

To:	[ ] as Agent

From:	[The Lender]

Dated:

[Company] — £75,000,000 Revolving Facilities Agreement

dated [              ] (the “Facilities Agreement”)

1.                               We refer to paragraph (b) of clause 32.2 (Disenfranchisement on Debt Purchase Transactions entered into by Investor Affiliates) of the Facilities Agreement. Terms defined in the Facilities Agreement have the same meaning in this notice unless given a different meaning in this notice.

2.                               We have entered into a Notifiable Debt Purchase Transaction.

3.                               The Notifiable Debt Purchase Transaction referred to in paragraph 2 above relates to the amount of our Commitment(s) as set out below.

Commitment	Amount of our Commitment to which Notifiable Debt Purchase Transaction relates (Base Currency)

[insert amount (of that Commitment) to which the relevant Debt Purchase Transaction applies]

[Lender]

By:

PART II

FORM OF NOTICE ON TERMINATION OF NOTIFIABLE DEBT PURCHASE

TRANSACTION / NOTIFIABLE DEBT PURCHASE TRANSACTION CEASING TO

BE WITH INVESTOR AFFILIATE

To:	[ ] as Agent

From:	[The Lender]

Dated:

[Company] — [              ] Revolving Facilities Agreement

dated [              ] (the “Facilities Agreement”)

1.                               We refer to paragraph (c) of clause 32.2 (Disenfranchisement on Debt Purchase Transactions entered into by Investor Affiliates) of the Facilities Agreement. Terms defined in the Facilities Agreement have the same meaning in this notice unless given a different meaning in this notice.

2.                               A Notifiable Debt Purchase Transaction which we entered into and which we notified you of in a notice dated [•] has [terminated]/[ceased to be with a Investor Affiliate]. *

3.                               The Notifiable Debt Purchase Transaction referred to in paragraph 2 above relates to the amount of our Commitment(s) as set out below.

Commitment	Amount of our Commitment to which Notifiable Debt Purchase Transaction relates (Base Currency)

[insert amount (of that Commitment) to which the relevant Debt Purchase Transaction applies]

[Lender]

By:

*      Delete as applicable

SCHEDULE 16

TABLE OF VALUES FOR X

1.                                      The value of X in any Financial Year will be the amount determined using the Champions League Adjustment Spreadsheet and set out in the row labelled “EBITDA” in the column corresponding to that Financial Year after the following adjustments (the “Adjustments”) have been made in the electronic version of the spreadsheet (and, for the avoidance of doubt, with no other adjustments):

(a)                          the figure in the Total Match Day income row of the spreadsheet for a Financial Year (the “Relevant Year”) will be determined by: (i) adjusting the revenue in the line item entitled “European Cups” in the Annual Financial Statements for the most recent Financial Year in which the first team of MUFC participated in the Champions League (the “Previous Year”) to reflect any increase or decrease in ticket prices announced prior to the start of the Relevant Year that would be applicable in the Relevant Year; (ii) aggregating the amount described in paragraph (i) above with the revenue (increased or decreased for the then prevailing rate (RPI) of inflation or deflation) in the line items entitled “Hospitality — Match Day” and “Catering (match day)” (minus any intra-Restricted Group items) in the Annual Financial Statements for the Previous Year; (iii) dividing the sum of the amount described in paragraph (ii) by the number of Champions League matches played at the Stadium in the Previous Year; and (iv) multiplying the product of paragraph (iii) by four;

(b)                         any increase or decrease in the Sterling Equivalent (as defined in Schedule 17 (Restrictive Covenants)) of Media and sponsorship revenues that would have been received by the Restricted Group from UEFA in respect of the Champions League (or, in each case, any replacement body or competition) had the first team of MUFC finished third in the FAPL (or any replacement competition) and qualified for the first knock-out stage of the Champions League will be taken into account in calculating the figure in the row labelled “European TV & Radio” in the column corresponding to that Financial Year; and

(c)                          any increase or decrease in the portion of revenue from the Material Contract described in paragraph (a) of the definition thereof (or any replacement contract) that is dependent on the first team of MUFC qualifying for the Champions League in a Financial Year will be taken into account in calculating the figure in the row labelled “Nike” in the column corresponding to that Financial Year.

2.                               The add back in respect of each Financial Year shall be applied according to the following quarterly schedule:

Financial Quarter Ending	Percentage Application

September	20.0%

December	45.0%

March	35.0%

June	0.0%

SCHEDULE 17

RESTRICTIVE COVENANTS

1.                                     ASSET SALES

1.1                              The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, consummate an Asset Sale unless:

(a)                        the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value (measured as of the date of the definitive agreement with respect to such Asset Sale) of the assets or Equity Interests issued or sold or otherwise disposed of; and

(b)                       at least 75 per cent. of the consideration received in the Asset Sale by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following will be deemed to be cash:

(i)         any liabilities, as shown on the Company’s most recent consolidated balance sheet, of the Company or any of its Restricted Subsidiaries (other than contingent liabilities and liabilities that are by their terms subordinated to the Facilities) that are assumed by the transferee of any such assets pursuant to a customary novation or indemnity agreement that releases the Company or such Restricted Subsidiary from or indemnifies against further liability;

(ii)        any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash or Cash Equivalents within 90 days following the closing of the Asset Sale, to the extent of the cash or Cash Equivalents received in that conversion;

(iii)       Indebtedness of any Restricted Subsidiary of the Company or preferred stock of an Obligor other than the Company, in each case that is no longer a Restricted Subsidiary of the Company as a result of such Asset Sale, to the extent that the Company and its Restricted Subsidiaries following such Asset Sale are released from any guarantee of such Indebtedness or preferred stock in connection with such Asset Sale;

(iv)       consideration consisting of Indebtedness of the Company or any of its Restricted Subsidiaries or preferred stock of an Obligor other than the Company which is either repaid in full or cancelled in connection with such Asset Sale; and

(v)        any Capital Stock or assets of the kind referred to in paragraphs (b) or (d) of Clause 1.2 below,

provided that, in no event will the Company or any of its Restricted Subsidiaries sell, lease, convey or otherwise dispose of all or part of the Specified Asset other than (i) to an Obligor or (ii) in a sale and lease back transaction permitted by Clause 5 (Limitation on sale and leaseback transactions) (a “Specified Asset Sale and Leaseback”) where the Facilities are cancelled in full and all amounts outstanding thereunder are repaid in accordance with Clause 14.1 (Exit) of the Facilities Agreement.

1.2                               Within 360 days after the receipt of any Net Proceeds from an Asset Sale, the Company (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Proceeds:

(a)                          to repay, repurchase, prepay or redeem (i) Indebtedness under the Facilities and correspondingly reduce commitments with respect thereto, (ii) subject to the Note Purchase Condition, Indebtedness of a Restricted Subsidiary of the Company that is not a Guarantor, or (iii) subject to the Note Purchase Condition, the Notes pursuant to an offer to all holders of Notes at a purchase price equal to 100 per cent. of the principal amount, plus accrued and unpaid interest and Additional Amounts, if any, to the date of purchase (a “Notes Offer”);

(b)                         to acquire (or enter into a binding agreement to acquire, provided that such commitment will be subject only to customary conditions (other than financing) and such acquisition will be consummated within 180 days after the end of such 360 day period) all or substantially all of the assets of, or any Capital Stock of, another Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary of the Company;

(c)                          to make a capital expenditure; or

(d)                         to acquire (or enter into a binding agreement to acquire, provided that such commitment will be subject only to customary conditions (other than financing) and such acquisition will be consummated within 180 days after the end of such 360 day period) other assets (other than Capital Stock) that are not classified as current assets under GAAP and that are used or useful in a Permitted Business.

1.3                               Pending the final application of any Net Proceeds, the Company (or the applicable Restricted Subsidiary) may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the Finance Documents.

1.4                               Any Net Proceeds from Asset Sales that are not applied or invested as provided in Clause 1.2 will constitute “Excess Proceeds”.

1.5                               No member of the Restricted Group will issue or sell any Equity Interests, Disqualified Stock or preference shares to another member of the Restricted Group unless, where the shares in the relevant Restricted Subsidiary are the subject of Transaction Security, the newly issued Equity Interests, Disqualified Stock or preference shares also become subject to the Transaction Security on the same terms.

1.6                               Notwithstanding any other provision of the Finance Documents, the Company will ensure that at all times:

(a)                        MUL and Manchester United Football Club Limited are Obligors and wholly owned Restricted Subsidiaries of the Company (and, for the avoidance of doubt, do not issue any Capital Stock or preferred stock to any person except their immediate Holding Company);

(b)                       The Specified Asset is legally and beneficially owned by a wholly owned member of the Restricted Group that is not an Excluded Subsidiary (a “Relevant Group Member”) (save that any lease, licence, right of use or derogation may be granted to any member of the Restricted Group who is not a Relevant Group Member in respect of the Specified Asset provided it reverts to a Relevant Group Member on an enforcement of the Transaction Security) and the Specified Asset will remain registered with the Football Association Premier League Limited (“FAPL”);

(c)                        all material Intellectual Property rights owned by or used in the business of a member of the Group are legally and beneficially owned by a Relevant Group Member (save that any lease, licence, right of use or derogation may be granted to any member of the Restricted Group who is not a Relevant Group Member in respect of material Intellectual Property so long as it reverts to a Relevant Group Member on an enforcement of the Transaction Security) provided that any lease, licence, right of use or derogation granted in favour of MUTV existing on the Closing Date or which is on terms which are similar in all material respects to those in existence at the Closing Date is permitted whether or not it reverts to a Relevant Group Member on an enforcement of the Transaction Security). Notwithstanding the above, MUTV may own:

(i)         the copyright in non-competitive matches where MUTV has acted as the host broadcaster;

(ii)        original content material created by MUTV for broadcasting projects including documentary programming; and

(iii)       the “MUTV” trademarks and registered designs.

(d)                       all of the Group’s right, title and interest in respect of Media rights (and the right to receive all revenues in respect of such rights) relating to or arising from rights sales and/or licensing conducted by, on behalf of or in respect of:

(i)         FAPL or any of its group undertakings) (including without limitation in the case of FAPL all right title and interest to UK Broadcasting Money, Overseas Broadcasting Money, Title Sponsor Money, Radio Contract Money and Commercial Contract Money (as defined in the rules of the FAPL from time to time));

(ii)        the Football Association Limited; and

(iii)       the UEFA Champions League competition, the Europa Cup or any other competition organised by or on behalf of UEFA,

and, in each case, any replacement or successor body or competition (including (A) any Media rights (and the right to receive all revenues in respect of such rights) where any or all clubs participating in a competition or any third party or parties substantially replace or change the sale and/or licensing of any Media rights by the organiser of the competition; and (B) Media rights (and the right to receive all revenues in respect of such rights) licensed or sold to any member of the Group or any other club) is legally and beneficially owned by a Relevant Group Member (save that any lease, licence, right of use or derogation may be granted to any member of the Restricted Group who is not a Relevant Group Member in respect of such rights so long as it reverts to a Relevant Group Member on an enforcement of the Transaction Security) provided that any lease, licence, right of use or derogation granted in favour of MUTV existing on the Closing Date or which is on terms which are similar in all material respects to those in existence at the Closing Date is permitted whether or not it reverts to a Relevant Group Member on an enforcement of the Transaction Security). Notwithstanding the above, MUTV may own:

(i)         the copyright in non-competitive matches where MUTV has acted as the host broadcaster;

(ii)        original content material created by MUTV for broadcasting projects including documentary programming; and

(iii)       the “MUTV” trademarks and registered designs.

(e)                        all players that are registered to play for any member of the Group in the Football Association Limited, FAPL and/or any competition organised by UEFA (or, in each case, any similar, replacement or successor competition) are employed by, and are registered to play for, a Relevant Group Member; and

(f)                          all memberships of and registrations with the Football Association Limited, the FAPL and UEFA (including UEFA Club License as defined in the FAPL rules) held by any member of the Group are held by a Relevant Group Member.

In this Clause 1.6, “Media” means any form of audio and/or audiovisual media now known or to be invented including without limitation any form of communication via an electronic communication network, television, radio, the internet, live presentation, theatrical motion picture and hard copy and electronic analogue storage media.

2.                                     RESTRICTED PAYMENTS

2.1                               The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly:

(a)                                  declare or pay any dividend or make any other payment or distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or

to the direct or indirect holders of the Company’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company and other than dividends or distributions payable to the Company or any of its Restricted Subsidiaries);

(b)                       purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent entity of the Company;

(c)                        make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of the Company or any Obligor that is contractually subordinated to the Facilities (excluding (i) any intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries or (ii) the purchase, repurchase, redemption, defeasance or other acquisition or retirement of any Indebtedness of the Company or any Obligor that is contractually subordinated to the Facilities purchased in anticipation of satisfying a sinking fund obligation, principal instalment or final maturity, in each case due within one year of the date of purchase, repurchase, redemption, defeasance or other acquisition or retirement);

(d)                       make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Subordinated Shareholder Funding; or

(e)                        make any Restricted Investment,

(all such payments and other actions set forth in these paragraphs (a) to (e) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(i)         no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(ii)        the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least £1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Clause 3.1 below; and

(iii)       such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries since the Issue Date (excluding Restricted Payments permitted by paragraphs (b), (c), (e), (f), (g), (h), (i), (j), (k), (m) and (n) of Clause 2.2) is less than the sum, without duplication, of:

(A)                      50 per cent. of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the Issue Date to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100 per cent. of such deficit); plus

(B)                        100 per cent. of the aggregate net cash proceeds received by the Company since the Issue Date as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock and Excluded Contributions) or from Subordinated Shareholder Funding or from the issue or sale of convertible or exchangeable Disqualified Stock of the Company or convertible or exchangeable debt securities of the Company, in each case that have been converted into or exchanged for Equity Interests of the Company (including such cash proceeds received in connection with any such conversion or exchange) (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of the Company), excluding, in each case, (i) any such contribution, issue or sale made in connection with the Closing Funds Flow; and (ii) any such contribution that constitutes Relevant Equity; plus

(C)                        to the extent that Restricted Investments that were made after the date of the Facilities Agreement are sold for cash and/or Cash Equivalents or otherwise liquidated or repaid for cash and/or Cash Equivalents, the lesser of (A) the cash return of capital with respect to such Restricted Investments (less the cost of disposition, if any) and (B) the initial amount of such Restricted Investments; plus

(D)                       to the extent that any Unrestricted Subsidiary of the Company designated as such after the date of the Facilities Agreement is redesignated as a Restricted Subsidiary after the date of the Facilities Agreement, the lesser of (i) the Fair Market Value of the Company’s Investment in such Subsidiary as of the date of such redesignation or (ii) such Fair Market Value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary after the date of the Facilities Agreement; plus

(E)                         upon the full and unconditional release of a Restricted Investment that is a guarantee made by the Company or one of its Restricted Subsidiaries to any Person, an amount equal to the amount of such guarantee; plus

(F)                         the initial amount of any Restricted Investment made after the Issue Date in a Person that becomes a Restricted Subsidiary; plus

(G)                        100 per cent. of any dividends received in cash by the Company or a Restricted Subsidiary after the Issue Date from an Unrestricted Subsidiary, to the extent that such dividends were not otherwise included in the Consolidated Net Income of the Company for such period.

2.2                                 The preceding provisions will not prohibit:

(a)                        the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of the Finance Documents;

(b)                       the making of any Restricted Payment in exchange for, or out of or with the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, Equity Interests of the Company (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital or Subordinated Shareholder Funding to the Company; (excluding any such sale or contribution made in connection with the Closing Funds Flow or contribution that constitutes Relevant Equity) provided that the amount of any such net cash proceeds that are utilised for any such Restricted Payment will be excluded from paragraph (iii)(B) of Clause 2.1 above;

(c)                        the repurchase, redemption, defeasance or other acquisition or retirement for value of (i) Indebtedness of the Company or any Obligor that is contractually subordinated to the Facilities with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness; or (ii) Indebtedness of the Company or any Obligor that is subordinated in right of payment to the Facilities (other than any Indebtedness so subordinated and held by Affiliates of the Company) upon an Asset Sale to the extent required by the agreements governing such Indebtedness, but only if the Issuer shall have complied with its obligations under Clause 1 (Asset Sales) and the Obligors shall have complied with the terms of the Facilities Agreement prior to offering to purchase, purchasing or repaying such Indebtedness;

(d)                       the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company, any of its Restricted Subsidiaries or any Parent Entity held by any current or former officer, director, employee or consultant of the Company or any of its Restricted Subsidiaries pursuant to any equity subscription agreement, stock option agreement, shareholders’ agreement, employment agreements, or similar agreements or stock option plans; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed £3.0 million in any twelve month period; provided, further, that such amount in any twelve-month period may be increased by an amount not to exceed the cash proceeds received by the Company or any of its Restricted Subsidiaries from the sale of Equity Interests of the Company, any of its Restricted Subsidiaries or any Parent Entity to current or former officers, directors, employees or consultants of the Company, any of its Restricted Subsidiaries or any Parent Entity to the

extent the cash proceeds from the sale of Equity Interests have not otherwise been applied to the making of Restricted Payments pursuant to paragraph (iii) of Clause 2.1 and do not constitute Relevant Equity;

(e)                        the repurchase of Equity Interests of the Company or any Parent Entity deemed to occur upon the exercise of stock options to the extent such Equity Interests represent a portion of the exercise price of those stock options;

(f)                          the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of the Company or any preferred stock of any Restricted Subsidiary issued on or after the Issue Date in accordance with the Fixed Charge Coverage Ratio test described below under Clause 3.1;

(g)                       payments of cash, dividends, distributions, advances or other Restricted Payments by the Company or any of its Restricted Subsidiaries to allow the payment of cash in lieu of the issuance of fractional shares upon (i) the exercise of options or warrants or (ii) the conversion or exchange of Capital Stock of any such Person;

(h)                       the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of the Company to the holders of its Equity Interests on a pro rata basis;

(i)                           payments pursuant to any tax sharing agreement or arrangement among the Company and its Subsidiaries and other Persons with which the Company or any of its Subsidiaries is required or permitted to file a consolidated tax return or with which the Company or any of its Restricted Subsidiaries is a part of a group for tax purposes; provided, however, that such payments will not exceed the amount of tax that the Company and its Subsidiaries would owe on a standalone basis and the related tax liabilities of the Company Guarantor and its Subsidiaries are relieved thereby;

(j)                           the declaration and payment of dividends or other distributions, or the making of loans, by the Company or any of its Restricted Subsidiaries to any Parent Entity in amounts and at times required to pay:

(i)         franchise taxes and other fees, taxes and expenses required to maintain the corporate existence of any Parent Entity;

(ii)        general corporate overhead expenses of any Parent Entity to the extent such expenses are attributable to the ownership or operation of the Company and its Restricted Subsidiaries or related to the proper administration of such Parent Entity, including (i) fees and expenses properly incurred in the ordinary course of business to auditors and legal advisors; and (ii) payments in respect of services provided by directors, officers or employees of any such Parent Entity, not to exceed £3.0 million in any calendar year;

(iii)       any income taxes, to the extent such income taxes are attributable to the income of the Company and any of its Restricted Subsidiaries and,

to the extent of the amount actually received in cash from its Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of such Unrestricted Subsidiaries;

(iv)       costs (including all professional fees and expenses) incurred by any Parent Entity in connection with reporting obligations under or otherwise incurred in connection with compliance with applicable laws, rules or regulations of any governmental, regulatory or self-regulatory body or stock exchange, the Finance Documents or any other agreement or instrument relating to Indebtedness of the Company or any of its Restricted Subsidiaries, including in respect of any reports filed with respect to the US Securities Act, US Exchange Act or the respective rules and regulations promulgated thereunder; and

(v)        fees and expenses of any Parent Entity incurred in relation to any public offering or other sale of Capital Stock or Indebtedness (i) where the net proceeds of such offering or sale are intended to be received by or contributed to the Company or any of its Restricted Subsidiaries; (ii) in a prorated amount of such expenses in proportion to the amount of such net proceeds intended to be so received or contributed; or (iii) otherwise on an interim basis prior to completion of such offering so long as any Parent Entity will cause the amount of such expenses to be repaid to the Company or the relevant Restricted Subsidiary out of the proceeds of such offering promptly if completed;

(k)                        Permitted Transactions;

(l)                           so long as no Default has occurred and is continuing or would be caused thereby, following a Public Equity Offering that results in a Public Market of the Capital Stock of the Company or any Company Entity, the payment of dividends on the Capital Stock of the Company up to 6 per cent. per annum of the net cash proceeds received by the Company in any such Public Equity Offering or any subsequent public offering of such Capital Stock, or the net cash proceeds of any such Public Equity Offering or subsequent public offering of such Capital Stock of any Parent Entity that are contributed in cash to the Company’s equity (other than through the issuance of Disqualified Stock); provided that if such Public Equity Offering was of Capital Stock of a Parent Entity, the net proceeds of any such dividend are used to fund a corresponding dividend in equal or greater amount on the Capital Stock of such Parent Entity;

(m)                     the declaration and payment of dividends or other distributions, or the making of loans, by the Company or any of its Restricted Subsidiaries to Red Football Joint Venture Limited in an aggregate amount not to exceed £70.0 million since the Issue Date; or

(n)                       so long as no Default or Event of Default has occurred and is continuing, other Restricted Payments in an aggregate amount not to exceed £25.0 million since the Issue Date.

2.3                                 The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.

3.                                       INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF PREFERRED STOCK

3.1                                 The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, incur) any Indebtedness (including Acquired Debt), and the Company will not and will not permit any other Obligor to, issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that:

(a)                        subject to Clauses 3.3 and 3.4 below, the Company may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, the Obligors (other than the Company) may issue Disqualified Stock, and the Obligors (other than the Company) may incur Indebtedness (including Acquired Debt) or issue preferred stock, if the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or such preferred stock is issued, as the case may be, would have been at least 2.0 to 1.0, in each case, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or the preferred stock had been issued, as the case may be, at the beginning of such four-quarter period; and

(b)                       if the Indebtedness to be incurred is Senior Secured Indebtedness, subject to Clause 3.4 below, the Obligors may incur such Senior Secured Indebtedness if the Consolidated Senior Secured Leverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred is less than 4.0 to 1.0 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the Indebtedness had been incurred at the beginning of such four-quarter period.

3.2                                 Subject to Clauses 3.3 and 3.4 below, Clause 3.1 will not prohibit the incurrence of any of the following items of Indebtedness (collectively, the “Permitted Debt”):

(a)                          the incurrence of Indebtedness under the Facilities;

(b)                         the incurrence by the Company and its Restricted Subsidiaries of Existing Indebtedness;

(c)                          the incurrence by the Obligors of Indebtedness represented by the Notes and the related Note Guarantees to be issued on the Issue Date;

(d)                       the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing or refinancing all or any part of the purchase price or cost of design, construction, lease, installation or improvement of property (real or personal), plant or equipment used or useful in a Permitted Business, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred in exchange for, or the net proceeds of which were used to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this paragraph (d), not to exceed £50.0 million at any time outstanding;

(e)                        the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by the Finance Documents to be incurred under Clause 3.1 or paragraphs (b), (c), (e) or (l) of this Clause 3.2;

(f)                          the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of such Restricted Subsidiaries; provided, however, that:

(i)         if any Obligor is the obligor on such Indebtedness and the payee is not an Obligor, such Indebtedness must be unsecured and expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the Facilities and the Finance Documents; and

(ii)        (A) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary of the Company and (B) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary of the Company, will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this paragraph (f);

(g)                       the issuance by any Restricted Subsidiary of the Company to the Company or to any of its Restricted Subsidiaries of shares of preferred stock in compliance with Clause 1.5; provided, however, that:

(i)         any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than the Company or any of its Restricted Subsidiaries; and

(ii)        any sale or other transfer of any such preferred stock to a Person that is not either the Company or any of its Restricted Subsidiaries,

will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this paragraph (g);

(h)                       the incurrence by the Company or any Restricted Subsidiary of Hedging Obligations in the ordinary course of business and not for speculative purposes;

(i)                           the Guarantee by the Company or any of its Restricted Subsidiaries of Indebtedness of the Company or any of its Restricted Subsidiaries to the extent that the guaranteed Indebtedness was permitted to be incurred by another provision of this Clause 3.2; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the Facilities, then the Guarantee must be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed (and ranking below indebtedness under the Finance Documents in the payment waterfall in clause 14 (Application of Proceeds) of the Intercreditor Agreement);

(j)                           the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness in respect of workers’ compensation claims, self-insurance obligations, bankers’ acceptances, customs, VAT and other tax guarantees, performance and surety bonds in the ordinary course of business;

(k)                        the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness arising from the honouring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five Business Days;

(l)                           Indebtedness of any Person outstanding on the date on which such Person becomes a Restricted Subsidiary of the Company or is merged, consolidated, amalgamated or otherwise combined with (including pursuant to any acquisition of assets and assumption of related liabilities) the Company or any of its Restricted Subsidiaries (other than Indebtedness incurred to provide all or any portion of the funds used to consummate the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary of the Company or was otherwise acquired by the Company or any of its Restricted Subsidiaries); provided, however, with respect to this paragraph (l), that at the time of the acquisition or other transaction pursuant to which such Indebtedness was deemed to be incurred the Company would have been able to incur £1.00 of additional Indebtedness pursuant to paragraph (a) of Clause 3.1 after giving pro forma effect to the incurrence of such Indebtedness pursuant to this paragraph (l);

(m)                     Indebtedness arising from agreements of the Company or any of its Restricted Subsidiaries providing for customary indemnification, obligations in respect of earnouts or other adjustments of purchase price or, in each case, similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business or assets or Person or any Equity Interests of a Subsidiary, provided that the maximum liability of the Company and its Restricted Subsidiaries in respect of all such Indebtedness shall at no time exceed the gross proceeds, including the Fair Market Value of non-cash proceeds (measured at the time received and without giving effect to any subsequent changes in value), actually received by the Company and its Restricted Subsidiaries in connection with such disposition; and

(n)                       the incurrence by the Company and its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding not to exceed £50.0 million.

3.3                                 The Company will ensure that the aggregate outstanding amount of:

(a)                        Indebtedness of MUL and its Restricted Subsidiaries falling within Clause 3.1 and paragraphs (h), (i) (without double counting), (l) and (n) of Clause 3.2, (to the extent that the creditors in respect of such Indebtedness are not party to (and the rights of such creditors in respect of such Indebtedness are not subject to) the Intercreditor Agreement) and any Permitted Refinancing Indebtedness to the extent that it is exchanged for or the net proceeds of it are used to renew, refund, refinance, replace, defease or discharge any Indebtedness falling within this paragraph (a); and

(b)                         Disqualified Stock and preferred stock issued by Restricted Subsidiaries of MUL,

does not at any time exceed £100,000,000 (including, for this purpose, any capitalisation of interest or preferred stock dividends, the accretion or amortisation of original issue discount, the payment of interest on any such Indebtedness in the form of additional Indebtedness with the same terms and the payment of dividends on preferred stock or Disqualified Stock in the form of additional shares of the same class of preferred stock or Disqualified Stock) and for the purposes of this Clause 3.3, the outstanding amount of any Indebtedness in a currency other than Sterling at any time will be the Sterling Equivalent of that outstanding amount at that time.

3.4                                 No Obligor will incur any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of the Obligors unless such Indebtedness is also contractually subordinated in right of payment to the Facilities on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Obligors solely by virtue of being unsecured or by virtue of being secured on a junior priority basis.

3.5                                 For purposes of determining compliance with this Clause 3, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in paragraphs (a) to (n) of Clause 3.2 above, or is entitled to be incurred pursuant to paragraph (a) of Clause 3.1, the Company will be permitted to classify such item of Indebtedness on the date of its incurrence or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this Clause 3. Indebtedness under the Facilities will be deemed to have been incurred under paragraph (a) of the definition of Permitted Debt in Clause 3.2 and may not be reclassified. Save as provided in Clause 3.3, the accrual of interest or preferred stock dividends, the accretion or amortisation of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on preferred stock or Disqualified Stock in the form of additional shares of the same class of preferred stock or Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of preferred stock or Disqualified Stock for purposes of this Clause 3;

provided, in each such case, that the amount of any such accrual, accretion or payment is included in Consolidated Interest Expense of the Company as accrued. Notwithstanding any other provision of this Clause 3, the maximum amount of Indebtedness that the Company or any of its Restricted Subsidiaries may incur pursuant to this Clause 3 shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values. For the purposes of determining the outstanding amount of any Hedging Obligation falling within Clause 3.3 which is not entered into to hedge interest rate or currency risk under Indebtedness falling within Clause 3.3 on the date on which it is incurred, an estimate for the mark to market on a new hedge shall be calculated by obtaining quotations from four market makers on a theoretical hedge on the same terms as the hedge proposed to be entered into on that date, broadly in lines with the procedures for ‘Market Quotation’ as defined in the 1992 ISDA Master Agreement..

3.6                                 The amount of any Indebtedness outstanding as of any date will be:

(a)                        the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(b)                       the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(c)                        in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(i)               the Fair Market Value of such assets at the date of determination; and

(ii)              the amount of the Indebtedness of the other Person.

(d)                       For purposes of determining compliance with any sterling-denominated restriction on the incurrence of Indebtedness (other than Clause 3.3), the Sterling Equivalent of the principal amount of Indebtedness denominated in another currency will be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term Indebtedness, or first committed, in the case of Indebtedness incurred under a revolving credit facility; provided that (i) if such Indebtedness is incurred to refinance other Indebtedness denominated in a currency other than sterling, and such refinancing would cause the applicable sterling-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such sterling-denominated restriction will be deemed not to have been exceeded so long as the principal amount of such Permitted Refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced; (ii) the Sterling Equivalent of the principal amount of any such Indebtedness outstanding on the Issue Date will be calculated based on the relevant currency exchange rate in effect on the Issue Date; and (iii) if and for so long as any such Indebtedness is subject to an agreement intended to protect against fluctuations in currency exchange rates with respect to the currency in which such Indebtedness is denominated covering principal and interest on such Indebtedness, the amount of such Indebtedness, if denominated in sterling, will be the amount of the principal payment required to be made under such currency agreement and, otherwise, the Sterling Equivalent of such amount plus the Sterling Equivalent of any premium which is at such time due and payable but is not covered by such currency agreement.

4.                                      LIENS

The Company will not and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind securing Indebtedness upon any of their property or assets, now owned or hereafter acquired, except (i) in the case of any property or asset that does not constitute Collateral, Permitted Liens and (ii) in the case of any property or asset that constitutes Collateral, Permitted Collateral Liens.

5.                                      LIMITATION ON SALE AND LEASEBACK TRANSACTIONS

5.1                               The Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction with a Person (other than the Carrington Transaction) other than (subject to Clause 5.2 below) the Company or a Restricted Subsidiary of the Company; provided that (subject to Clause 5.2 below) any Obligor may enter into a sale and leaseback transaction if:

(a)                         that Obligor, as applicable, could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under the Fixed Charge Coverage Ratio test in paragraph (a) of Clause 3.1 (Incurrence of Indebtedness and issuance of preferred stock) and (b) (other than in connection with a Specified Asset Sale and Leaseback transaction) incurred a Lien to secure such Indebtedness pursuant to Clause 4 (Liens);

(b)                         the gross cash proceeds of that sale and leaseback transaction are at least equal to the Fair Market Value, as determined in good faith by the Board of Directors of the Company of the property that is the subject of that sale and leaseback transaction; and

(c)                          the transfer of assets in that sale and leaseback transaction is permitted by, and the Company applies the proceeds of such transaction in compliance with the Finance Documents.

6.                                      USE OF FACILITIES

Notwithstanding any other provision of the Finance Documents, none of the Company or any of its Restricted Subsidiaries will consummate any Asset Sale in respect of all or part of the Specified Asset or the Carrington Premises (including, without limitation, a Specified Asset Sale and Leaseback transaction or the Carrington Transaction) or enter into or consummate the Carrington Transaction unless the Company and its Restricted Subsidiaries have entered into a lease with the transferee or purchaser in respect thereto that provides for the following: (a) a term ending on a date that is not earlier than the 10-year anniversary of the Issue Date, (b) a lease, license and/or right for the Company and its Restricted Subsidiaries to continue to have substantially the same access to the Specified Asset and the Carrington Premises during the term of the lease as it has on the Issue Date, (c) for the necessary capital expenditures to be made during the term of the lease, and (d) in the case of the

Carrington Premises, aggregate rental and other payments to the landlord in respect thereof not exceeding £1,000 per annum.

7.                                      DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED SUBSIDIARIES

7.1                               The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(a)                         pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries;

(b)                         make loans or advances to the Company or any of its Restricted Subsidiaries; or

(c)                          sell, lease or transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

7.2                       However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(a)                         agreements governing Existing Indebtedness and the Facilities or any other agreement as in effect at or entered into on the Issue Date and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the Issue Date;

(b)                         the Indenture, the Notes and the Note Guarantees, the Intercreditor Agreement and the Transaction Security Documents;

(c)                          agreements governing other Indebtedness permitted to be incurred under Clause 3 “Incurrence of Indebtedness and issuance of preferred stock” and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the restrictions therein are not materially more restrictive, taken as a whole, than those contained in the Finance Documents;

(d)                         applicable law, rule, regulation or order;

(e)                          any agreement or instrument of or Capital Stock of a Person acquired by the Issuer or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such agreement or instrument was entered into or incurred in connection with or in contemplation of such acquisition) and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of any such agreement or instrument, provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are (i) no more restrictive or (ii) not materially less favourable as determined in good faith by the Issuer, than the dividend and other payment restrictions contained in such instrument at the time of such acquisition, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Finance Documents to be incurred;

(f)                           customary non-assignment provisions in contracts, leases and licenses entered into in the ordinary course of business;

(g)                          purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in paragraph (c) of Clause 5 (Limitation on sale and leaseback transactions);

(h)                         any agreement for the sale or other disposition of the Capital Stock or all or substantially all of the property and assets of a Restricted Subsidiary of the Company that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

(i)                             Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(j)                            Liens permitted to be incurred under Clause 4 (Liens) that limit the right of the debtor to dispose of the assets subject to such Liens;

(k)                         provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements (including agreements entered into in connection with a Restricted Investment) entered into with the approval of the Company’s Board of Directors, which limitation is applicable only to the assets that are the subject of such agreements;

(l)                             restrictions on cash or other deposits or net worth imposed by customers or suppliers or required by insurance, surety or bonding companies, in each case, under contracts entered into in the ordinary course of business;

(m)                     Hedging Obligations entered into from time to time;

(n)                         any mortgage financing or mortgage refinancing that imposes restrictions on the real property (including any heritage building rights) securing such Indebtedness; and

(o)                         agreements governing Indebtedness incurred pursuant to paragraphs (d) and (n) of Clause 3.2 above by a Restricted Subsidiary of the Company that is an Excluded Subsidiary under paragraph (c) of the definition thereof, provided that any encumbrance or restriction in any such agreement is not applicable to any Person, or the properties or assets of any other Person, other than such Restricted Subsidiary or its property or assets.

8.                                      MERGER, CONSOLIDATION OR SALE OF ASSETS

8.1                               None of the Company, Red Football Junior Limited or Manchester United Limited will, directly or indirectly: (a) consolidate or merge with or into another Person (whether or not the Company is the surviving corporation), or (b) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(a)                         either: (i) the Company is the surviving corporation; or (ii) the Person formed by or surviving any such consolidation or merger (if other than the Company, Red Football Junior Limited or Manchester United Limited, as the case may be) or to which such sale, assignment, transfer, conveyance or other disposition has been made is an entity organised or existing under the laws of England and Wales;

(b)                         the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of the Company, Red Football Junior Limited or Manchester United Limited, as the case may be, under the Finance Documents to which the Company, Red Football Junior Limited or Manchester United Limited (as applicable) is a party pursuant to agreements reasonably satisfactory to the Agent;

(c)                          immediately after such transaction, no Default or Event of Default exists;

(d)                         the Company, Red Football Junior Limited or Manchester United Limited, as the case may be or the Person formed by or surviving any such consolidation or merger (if other than the Company, Red Football Junior Limited or Manchester United Limited, as the case may be), or to which such sale, assignment, transfer, conveyance or other disposition has been made, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, (i) would be permitted to incur at least £1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in paragraph (a) of Clause 3.1 or (ii) the Fixed Charge Coverage Ratio would not be less than it was prior to such transaction;

(e)                          the Company delivers to the Agent an Officers’ Certificate and opinion of counsel, in each case, stating that such consolidation, merger or transfer and assumption of obligations under the Finance Documents comply with this Clause 8.1 covenant; and

(f)                           the transaction constitutes a Permitted Reorganisation.

8.2                               Any Obligor (other than the Company) may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Obligor is the surviving Person) another Person, other than the Issuer, the Company or another Obligor, unless the transaction constitutes a Permitted Reorganisation and either:

(a)                         the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger is an entity organised or existing under the laws of England and Wales and assumes all the obligations of that Obligor under the Finance Documents to which such Obligor is a party pursuant to agreements reasonably satisfactory to the Agent and immediately after giving effect to that transaction, no Default or Event of Default exists; or

(b)                         the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the Finance Documents.

8.3                               In addition, no Obligor will, directly or indirectly, lease all or substantially all of the properties and assets of it and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to any other Person.

8.4                              Paragraphs (c) and (d) of Clause 8.1 will not apply to any sale or other disposition of all or substantially all of the assets or merger or consolidation of any Obligor with or into any other Obligor and paragraph (d) of Clause 8.1 will not apply to any sale or other disposition of all or substantially all of the assets or merger or consolidation of the Issuer with or into an Affiliate solely for the purpose of reincorporating the Issuer in another jurisdiction for tax reasons.

8.5                               Any Restricted Subsidiary that is an Excluded Subsidiary falling within paragraph (d) of the definition thereof will not enter into an amalgamation, merger, demerger or other reorganisation with any other Restricted Subsidiary for so long as it is an Excluded Subsidiary.

9.                                      TRANSACTIONS WITH AFFILIATES

9.1                               The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, make any payment to or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each, an “Affiliate Transaction”), unless:

(a)                         the Affiliate Transaction is on terms that are no less favourable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable arm’s length transaction by the Company or such Restricted Subsidiary with a Person who is not an Affiliate of the Company or any of its Restricted Subsidiaries; and

(b)                         the Company delivers to the Agent:

(i)                             with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of £10.0 million, a resolution of the Board of Directors of the Company set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with this Clause 9 and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of the Company or, if there are no disinterested directors in respect of such Affiliate Transaction, an opinion as to the fairness to the Company or such Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of international standing; and

(ii)                           with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of £20.0 million, an opinion as to the fairness to the Company or such Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of international standing.

9.2                               The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(a)                         any employment agreement, collective bargaining agreement, consultant agreement, employee benefit arrangements with any employee, consultant, officer or director of the Company or any of its Restricted Subsidiaries, including under any stock option, stock appreciation rights, stock incentive or similar plans, entered into in the ordinary course of business;

(b)                         transactions between or among the Company and/or its Restricted Subsidiaries;

(c)                          transactions with a Person (other than an Unrestricted Subsidiary of the Company) that is an Affiliate of the Company solely because the Company owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(d)                         payment of reasonable and customary fees and reimbursements of expenses (pursuant to indemnity arrangements or otherwise) of officers, directors, employees or consultants of the Company or any of its Restricted Subsidiaries;

(e)                          any issuance of Equity Interests (other than Disqualified Stock) or Subordinated Shareholder Funding of the Company to Affiliates of the Company;

(f)                           Restricted Payments that do not violate the provisions described above under Clause 2 (Restricted payments);

(g)                          Permitted Investments (other than Permitted Investments described as defined in clauses (c), (m) and (o) of the definition thereof);

(h)                         transactions pursuant to, or contemplated by any agreement in effect on the Issue Date and transactions pursuant to any amendment, modification or extension to such agreement, so long as such amendment, modification or extension, taken as a whole, is not materially more disadvantageous to the Lenders than the original agreement as in effect on the Issue Date;

(i)                             transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Finance Documents that are fair to the Company or its Restricted Subsidiaries, in the reasonable determination of the members of the Board of Directors of the Company or the senior management thereof, or are on terms at least as favourable as might reasonably have been obtained at such time from an unaffiliated Person;

(j)                            any payments or other transactions pursuant to a tax sharing agreement between the Company and any other Person or a Restricted Subsidiary of the Company and any other Person with which the Company or any of its Restricted Subsidiaries files a consolidated tax return or with which the Company or any of its Restricted Subsidiaries is part of a group for tax purposes or any tax advantageous group contribution made pursuant to applicable legislation; provided, however, that any such tax sharing or arrangement and payment does not permit or require payments in excess of the amounts of tax that would be payable by the Company and its Restricted Subsidiaries on a stand-alone basis;

(k)                         payment of Management Fees and the entry into any agreement related thereto, provided that:

(i)                              any such agreement does not contain any material provision or term other than those related for the payment of such Management Fees and the performance of management, monitoring and advisory services by the counterparty thereto;

(ii)                           any such agreement terminates immediately upon a Change of Control;

(iii)                        any such agreement terminates immediately if the Restricted Subsidiary that is party to such agreement ceases to be a member of the Restricted Group; and

(iv)                       any such agreement provides that no such fee will be payable at any time at which a Default has occurred and is continuing.

(l)                             transactions permitted by, and complying with, the provisions of Clause 8 (Merger, consolidation or sale of assets); and

(m)                     Permitted Transactions.

10.                               LIMITATION ON ISSUANCES OF GUARANTEES OF INDEBTEDNESS

The Company will not cause or permit any of its Restricted Subsidiaries that are not Obligors, directly or indirectly, to guarantee, assume or in any manner become liable with respect to any other Indebtedness of the Obligors unless such Restricted Subsidiary simultaneously accedes as an Additional Guarantor under (and as defined in) the Facilities Agreement. Any such Restricted Subsidiary will pledge all of its existing and future assets to secure its obligations under the Finance Documents, and the Company will cause all of the Capital Stock in such Restricted Subsidiary owned by the Company and its Restricted Subsidiaries to be pledged to secure the obligations under the Finance Documents.

11.                               DESIGNATION OF RESTRICTED AND UNRESTRICTED SUBSIDIARIES

11.1                        Subject to Clause 29.15 of the Facilities Agreement, the Board of Directors of the Company may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary designated as Unrestricted will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under Clause 2 (Restricted Payments) or under one or more clauses of the definition of Permitted Investments, as determined by the Company. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of the Company may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.

11.2                        Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the Agent by filing with the Agent a certified copy of a resolution of the Board of Directors giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions and was permitted under Clause 2 (Restricted payments). If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the Finance Documents and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary as of such date and, if such Indebtedness is not permitted to be incurred as of such date under Clause 3 (Incurrence of Indebtedness and issuance of preferred stock) the Company will be in default of such covenant. The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Parent of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (i) such Indebtedness is permitted under Clause 3 (Incurrence of Indebtedness and issuance of preferred stock) calculated on a pro forma basis as if such designation had occurred at the beginning of the applicable reference period; and (ii) no Default or Event of Default would be in existence following such designation.

12.                               LIMITATION ON ISSUER ACTIVITIES

12.1                        The Issuer will not engage in any business activity or undertake any other activity, except any activity (i) reasonably relating to the offering, sale, issuance and servicing, purchase, redemption, refinancing or retirement of the Notes, Indebtedness under the Facilities or the incurrence of other Indebtedness permitted by the terms of the Finance Documents and distributing, lending or otherwise advancing funds to the Company or any of its Restricted Subsidiaries, (ii) undertaken with the purpose of fulfilling any other obligations under the Notes, Indebtedness under the Facilities, the Proceeds Loan Agreement, other Indebtedness permitted by the terms of the Finance

Documents, any Security Document to which it is a party or the Intercreditor Agreement; and (iii) other activities not specifically enumerated above that are de minimis in nature. The Issuer will not create, incur, assume or suffer to exist any Lien over any of its property or assets, or any proceeds therefrom, to secure Indebtedness, except for Liens to secure the Notes, the Facilities or other Indebtedness permitted to be incurred under the Finance Documents to the extent Liens securing such Indebtedness are permitted to be incurred under the Finance Documents.

12.2                        The Issuer will at all times remain a wholly-owned Restricted Subsidiary of Manchester United Limited. Except in accordance with Clause 8 (Merger, consolidation or sale of assets), the Issuer will not merge, consolidate, amalgamate or otherwise combine with or into another Person (whether or not the Issuer is the surviving corporation) or, other than in connection with the incurrence of a Permitted Collateral Lien, sell, assign, transfer, lease, convey or otherwise dispose of any material property or assets to any Person in one or more related transactions.

12.3                        Until the date on which all Commitments under (and as defined in) the Facilities Agreement have been cancelled and all amounts outstanding under the Facilities have been fully repaid, none of the Company nor any of its Restricted Subsidiaries will commence or take any action or facilitate a winding-up, liquidation or other analogous proceeding in respect of the Issuer.

13.                               LIMITATION ON HOLDING COMPANY ACTIVITIES

13.1                        The Company will not, at any time, (i) own any assets or property other than cash and Cash Equivalents, the Carrington Premises, Capital Stock in Red Football Junior Limited and Manchester United Limited, assets that will be used to make a Restricted Payment (other than a Restricted Investment) permitted by Clause 2 “Restricted payments” promptly following receipt thereof by the Company and other assets that are de minimis in nature or (ii) be the lessee in respect of a Specified Asset Sale and Leaseback transaction.

Red Football Junior Limited will not, at anytime, (i) own any assets or property other than Capital Stock in Manchester United Limited and other assets that are de minimis in nature or (ii) be the lessee in respect of a Specified Asset Sale and Leaseback transaction.

13.2                       In addition, neither the Company nor Red Football Junior Limited will trade, undertake any activity, carry on any business, own any assets, enter into any arrangement or incur any liability other than:

(a)                         the ownership of shares of Manchester United Limited and, in the case of Red Football Limited, Red Football Junior Limited;

(b)                         the provision of administrative services (excluding treasury services) to its Subsidiaries of a type customarily provided by a holding company to its Subsidiaries and the receipt of any amounts related thereto to the extent expressly permitted under the Intercreditor Agreement;

(c)                          incurring Indebtedness permitted under Clause 3 (Incurrence of Indebtedness and issuance of preferred stock) (including activities reasonably incidental thereto, including performance of the terms and conditions of such Indebtedness, to the extent such activities are otherwise permissible under the Finance Documents);

(d)                         rights and obligations arising under the Note Documents, the Intercreditor Agreement (or any additional Intercreditor Agreement entered into pursuant to the terms of the Intercreditor Agreement), the Transaction Security Documents, any Finance Document or any other agreement existing on the Issue Date to which it is a party relating to the issue and sale of the Notes issued on the Issue Date or the application of the proceeds therefrom;

(e)                          directly related or reasonably incidental to the establishment and/or maintenance of its corporate existence; or

(f)                           the holding of bank accounts, the making of loans (including activities reasonably incidental thereto) permitted by the Finance Documents, the payment of Management Fees and the entry into any agreement in relation thereto described in paragraph (k) of Clause 9, in each case to the extent that such activity is permitted under the Note Indenture (in its form as at the date of the Facilities Agreement).

14.                               GOVERNING LAW

14.1                        This Schedule is governed by the laws of the State of New York.

14.2                        This Schedule constitutes an integral part of the Facilities Agreement and the obligations under the Facilities Agreement constitute an integral part of this Schedule.

Definitions in this Schedule:

“Acquired Debt” means, with respect to any specified Person:

(a)                          Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary; and

(b)                         Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Amounts” has the meaning given to such term in the Indenture (in its form at the Issue Date).

“Affiliate” means, in relation to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control”, as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms controlling, controlled by and under common control with have correlative meanings.

“Agent” means the “Agent” under and as defined in the Facilities Agreement.

“Asset Sale” means:

(a)                          the sale, lease, conveyance or other disposition of any assets or rights by the Company or any of its Restricted Subsidiaries; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by clause 14 (Mandatory Prepayments) of the Facilities Agreement and/or Clause 8 (Merger, consolidation or sale of assets) of this Schedule and not by the provisions of Clause 1 (Asset Sales) above; and

(b)                         the issuance of Equity Interests by any Restricted Subsidiary of the Company or the sale by the Company or any of its Restricted Subsidiaries of Equity Interests in any of the Company’s Subsidiaries.

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(a)                          any single transaction or series of related transactions that involves assets having a Fair Market Value of less than £1.0 million;

(b)                         a transfer of assets between or among the Company and its Restricted Subsidiaries;

(c)                          an issuance of Equity Interests by a Restricted Subsidiary of the Company to the Company or to a Restricted Subsidiary of the Company made in accordance with Clause 1.5 (Asset Sales);

(d)                         the sale, lease, assignment or other transfer of products, services or accounts receivable in the ordinary course of business and any sale or other disposition of damaged, worn-out or obsolete assets in the ordinary course of business (including the abandonment or other disposition of intellectual property that is, in the reasonable judgment of the Company, no longer economically practicable to maintain or useful in the conduct of the business of Company and its Restricted Subsidiaries taken as whole);

(e)                          licenses and sublicenses by the Company or any of its Restricted Subsidiaries of software in the ordinary course of business;

(f)                            any surrender or waiver of contract rights or settlement, release, recovery on or surrender of contract, tort or other claims in the ordinary course of business;

(g)                         the granting of Liens not prohibited under Clause 4 (Liens);

(h)                         the sale or other disposition of cash or Cash Equivalents;

(i)                             a Restricted Payment that does not violate Clause 2 (Restricted payments) or a Permitted Investment;

(j)                             the disposition of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(k)                          the sale, lease, assignment, disposal or other transfer of player registrations;

(l)                             any licence or other right of occupation that allows the beneficiary to attend one or more sporting events (including without limitation association football matches) or other events in the ordinary course of business;

(m)                       any licence or other right of use of any intellectual property or other right if entered into in connection with the commercial exploitation of such intellectual property or other rights in the ordinary course of business;

(n)                         the monetisation of any contract or arrangement related to (1) and (m) above;

(o)                         the Carrington Transaction;

(p)                         the foreclosure, condemnation or any similar action with respect to any property or other assets or a surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind; and

(q)                         the sale of all or substantially all of the assets or merger or consolidation of the Issuer with or into an Affiliate solely for purposes of reincorporating the Issuer in another jurisdiction for tax reasons; provided any such transaction is consummated in accordance with the last paragraph of Clause 8.4 (Merger, consolidation or sale of assets).

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP; provided, however, that if such sale and leaseback transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation” below.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the US Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the US Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(a)                          with respect to a corporation, the board of directors (or analogous governing body) of the corporation or any committee thereof duly authorised to act on behalf of such board;

(b)                         with respect to a partnership, the board of directors of the general partner of the partnership;

(c)                          with respect to a limited liability company, the managing member or members (or analogous governing body) or any controlling committee of managing members thereof; and

(d)                         with respect to any other Person, the board or committee of such Person serving a similar function.

“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions in London, Luxembourg or New York or a place of payment under the Finance Documents are authorised or required by law to close.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalised on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” means:

(a)                          in the case of a corporation, corporate stock;

(b)                         in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(c)                          in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(d)                         any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Carrington Premises” means the property known as the Trafford Training Centre and Academy at Carrington Manchester (title number GM785864), including any real property and fixtures related thereto but not any personal property.

“Carrington Transaction” means the sale, lease, assignment, disposal or other transfer (including any sale and lease back transaction) of the Carrington Premises.

“Cash Equivalents” means:

(a)                          direct obligations (or certificates representing an interest in such obligations) issued by, or unconditionally guaranteed by, the government of a member state of the European Union (including any agency or instrumentality thereof) or of the United States of America (including any agency or instrumentality thereof), as the case may be, the payment of which is backed by the full faith and credit of the relevant member state of the European Union or the United States of America, as the case may be, and which are not callable or redeemable at the Company’s option;

(b)                         overnight bank deposits, time deposit accounts, certificates of deposit, banker’s acceptances and money market deposits with maturities (and similar instruments) of 12 months or less from the date of acquisition issued by a bank or trust company which is organised under, or authorised to operate as a bank or trust company under, the laws of a member state of the European Union or of the United States of America or any state thereof; provided that such bank or trust company has capital, surplus and undivided profits aggregating in excess of £500 million (or the foreign currency equivalent thereof as of the date of such investment) and whose long-term debt is rated “A-3” or higher by Moody’s or “A—” or higher by S&P or the equivalent rating category of another internationally recognised rating agency;

(c)                          repurchase obligations with a term of not more than 90 days for underlying securities of the types described in paragraphs (a) and (b) above entered into with any financial institution meeting the qualifications specified in paragraph (b) above;

(d)                         commercial paper rated at the time of acquisition thereof at least P-1 by Moody’s or at least A-1 by S&P and, in each case, maturing within one year after the date of acquisition; and

(e)                          money market funds at least 95 per cent. of the assets of which constitute Cash Equivalents of the kinds described in paragraph (a) to (d) of this definition.

“Change of Control” has the meaning given to such term in the Facilities Agreement.

“Closing Funds Flow” means (a) a loan to a Parent Entity and (b) a contribution to the equity of the Company in an equal amount with a portion of the proceeds of the Notes to effect the repayment of Indebtedness owed to the Company on the Issue Date.

“Collateral” means the rights, property and assets in which a security interest has been granted to secure the obligations of the Obligors under the Finance Documents pursuant to the Transaction Security Documents.

“Company” means Red Football Limited (registration number 05370076).

“Consolidated EBITDA” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(a)                          all gains (losses) realised in connection with any Asset Sale or the disposition of securities or the early extinguishment of Indebtedness, together with any related provision for taxes on any such gain; plus

(b)                         provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(c)                          the Consolidated Interest Expense of such Person and its Restricted Subsidiaries for such period, to the extent that such Consolidated Interest Expense were deducted in computing such Consolidated Net Income; plus

(d)                         depreciation, amortisation (including amortisation of intangibles but excluding amortisation of prepaid cash expenses that were paid in a prior period) and other non-cash charges and expenses (excluding any such non-cash charge or expense to the extent that it represents an accrual of or reserve for cash charges or expenses in any future period or amortisation of a prepaid cash charge or expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortisation and other non-cash charges or expenses were deducted in computing such Consolidated Net Income; plus

(e)                          all deferred financing costs written off and premiums paid in connection with any early extinguishment of Indebtedness to the extent such costs and premiums were deducted in computing such Consolidated Net Income; plus

(f)                            any foreign currency translation gains or losses (including gains or losses related to currency remeasurements of Indebtedness) of such Person and its

Restricted Subsidiaries for such period, to the extent that such gains or losses were taken into account in computing such Consolidated Net Income; plus

(g)                         the amount of any minority interest expense consisting of subsidiary income attributable to minority equity interests of third parties in any non-wholly owned Restricted Subsidiary in such period or any prior period, except to the extent of dividends declared or paid on, or other cash payments in respect of, Equity Interests held by such parties; minus

(h)                         non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue or the reversal of a reserve for cash charges in a future period in the ordinary course of business, in each case, on a consolidated basis and determined in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any specified Person for any period, the sum, without duplication, of:

(a)                          the consolidated interest expense of such Person and its Subsidiaries which are Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortisation of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates (excluding any non-cash interest expense on Subordinated Shareholder Funding); plus

(b)                         the consolidated interest expense of such Person and its Subsidiaries which are Restricted Subsidiaries that was capitalised during such period; plus

(c)                          any interest on Indebtedness of another Person that is guaranteed by such Person or one of its Subsidiaries which are Restricted Subsidiaries to the extent paid or secured by a Lien on assets of such Person or one of its Subsidiaries which are Restricted Subsidiaries to the extent such Lien is called upon; plus

(d)                         the product of (i) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Subsidiaries which are Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Stock) or to the Company or a Restricted Subsidiary of the Company, times (ii) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the net income (loss) of such Person and its Restricted

Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(a)                          the net income (loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of such Person and the Net Income (if negative) of any Person that is not a Restricted Subsidiary will be included only to the extent that such loss has been funded with cash by the specified Person or a Restricted Subsidiary of such Person;

(b)                         solely for the purpose of determining the amount available for Restricted Payments under paragraph (iii)(A) of Clause 2.1 any net income (loss) of any Restricted Subsidiary if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company by operation of the terms of such Restricted Subsidiary’s charter or any agreement, instrument, judgment, decree, order, statute or governmental rule or regulation applicable to such Restricted Subsidiary or its shareholders; except that the Company’s equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed or that could have been distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this clause);

(c)                          the net income (loss) arising from the sale, assignment, disposal or other transfer of player registrations will be excluded;

(d)                         any extraordinary or exceptional gain, loss or charge or any profit or loss on Asset Sales, asset impairments or early extinguishment of Indebtedness, or any charges or reserves in respect of any restructuring, redundancy, integration or severance or any expenses, charges, reserves or other costs related to acquisitions will be excluded;

(e)                          non-cash tax charges that are set off by group relief by a Company Entity will be excluded;

(f)                            the cumulative effect of a change in accounting principles will be excluded; and

(g)                         any intangible asset impairment charge and amortisation of player registrations and amortisation of goodwill will be excluded.

“Consolidated Senior Secured Leverage” means, as of any date of determination, the sum of the total amount of Senior Secured Indebtedness of the Company and its Restricted Subsidiaries on a consolidated basis.

“Consolidated Senior Secured Leverage Ratio” means as of any date of determination, the ratio of (i) the Consolidated Senior Secured Leverage of the

Company on such date to (ii) the Consolidated EBITDA of the Company for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems Disqualified Stock or preferred stock subsequent to the commencement of the period for which the Consolidated Senior Secured Leverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Consolidated Senior Secured Leverage Ratio is made (the Calculation Date), then the Consolidated Senior Secured Leverage Ratio will be calculated giving pro forma effect (as determined in good faith by the Company’s Chief Financial Officer, Chief Accounting Officer or Chief of Staff) to such incurrence, assumption, guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of Disqualified Stock or preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

Notwithstanding the foregoing, in connection with a Specified Asset Sale and Leaseback Transaction, the aggregate principal amount of Indebtedness required to be repaid, repurchased, prepaid or redeemed and the aggregate principal amount of Indebtedness subject to an Asset Sale Offer required to be made, in each case, under the Note Indenture will be deemed to have been repaid, repurchased, prepaid or redeemed on such Calculation Date, and the Consolidated Senior Secured Leverage Ratio will be calculated giving pro forma effect (as determined in good faith by the Company’s Chief Financial Officer, Chief Accounting Officer or Chief of Staff) to such repayment, repurchase, prepayment or redemption as if the same had occurred at the beginning of the applicable four-quarter reference period.

For purposes of calculating the Consolidated EBITDA for such period:

(a)                          acquisitions that have been made by the specified Person or any of its Subsidiaries which are Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Subsidiaries which are Restricted Subsidiaries acquired by the specified Person or any of its Subsidiaries which are Restricted Subsidiaries, and including all related financing transactions and including increases in ownership of Subsidiaries which are Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, or that are to be made on the Calculation Date, will be given pro forma effect (as determined in good faith by the Company’s Chief Financial Officer or Chief Accounting Officer and may include anticipated expense and cost reduction synergies) as if they had occurred on the first day of the four-quarter reference period;

(b)                         the Consolidated EBITDA attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

(c)                          any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period; and

(d)                         any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period.

“continuing” has the meaning given to such term in the Facilities Agreement.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company who:

(a)                          was a member of such Board of Directors on the Issue Date; or

(b)                         was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

“Default” has the meaning given to such term in the Facilities Agreement.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require an Obligor to repurchase such Capital Stock upon the occurrence of a Change of Control or an Asset Sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the relevant Obligor may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Clause 2 (Restricted payments). The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the Finance Documents will be the maximum amount that the Company and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Event of Default” has the meaning given to such term in the Facilities Agreement.

“Excess Proceeds” has the meaning given to such term in Clause 1.4.

“Excluded Contributions” means the net cash proceeds received by the Company after the Issue Date from (a) contributions to its common equity capital or (b) the sale (other than to a Subsidiary) of Equity Interests (other than Disqualified Stock), in each case designated as Excluded Contributions pursuant to an Officers’ Certificate (which shall be designated no later than the date on which such Excluded Contribution has been received by the Company), the cash proceeds of which are excluded from the calculation set forth in paragraph (iii)(B) of Clause 2.1.

“Excluded Subsidiary” means:

(a)                          MUTV Limited;

(b)                         Alderley Urban Investments Limited;

(c)                          a Restricted Subsidiary formed solely for the purpose of holding one or more assets or properties that are to be financed, in whole or in part, with Indebtedness incurred pursuant to paragraph (d) or (n) of Clause 3.2 if the only assets and properties (other than assets that are de minimis in value) owned by such Restricted Subsidiary are financed, in whole or in part, with Indebtedness incurred pursuant to paragraphs (d) or (n) of Clause 3.2 for so long as any such Indebtedness remains outstanding and an obligation of such Restricted Subsidiary (it being understood that promptly upon the retirement or repayment of such Indebtedness or the assumption of such Indebtedness by a Person other than such Restricted Subsidiary, such Restricted Subsidiary shall cease to be an Excluded Subsidiary and shall become an Additional Guarantor pursuant to (and as defined in) the Facilities Agreement (to the extent it would otherwise be required to do so)); and

(d)                         any Person that becomes a Restricted Subsidiary after the Issue Date as a result of the acquisition of such Person by a Restricted Subsidiary of the Company (other than Red Football Junior Limited) where such Person will have outstanding, following the consummation of such acquisition, Indebtedness permitted to be incurred pursuant to paragraph (1) of Clause 3.2 and such Person would be required to obtain the consent of the holders of such Indebtedness to become an Additional Guarantor or grant security pursuant to (and as defined in) the Facilities Agreement, for so long as any such Indebtedness remains outstanding and an obligation of such Person (it being understood that promptly upon the retirement or repayment of such Indebtedness or the assumption of such Indebtedness by a Person other than such Person, such Person shall cease to be an Excluded Subsidiary and shall become an Additional Guarantor pursuant to (and as defined in) the Finance Documents (to the extent it would otherwise be required to do so)).

“Existing Hedging Agreements” means the interest rate transactions entered into between the Company and each of J.P. Morgan Chase Bank, N.A., National Westminster Bank plc and Deutsche Bank, AG London Branch on or about the Issue Date, in each case documented under and subject to the terms of a 2002 ISDA Master Agreement (as published by the International Swaps and Derivatives Association, Inc.) and Schedule thereto, each dated on or about the Issue Date.

“Existing Indebtedness” means all Indebtedness of the Company and its Restricted Subsidiaries outstanding on the Issue Date after giving effect to the use of proceeds of the offering of the Notes on the Issue Date, until such amounts are repaid.

“Facilities” means the Facilities made available under the Facilities Agreement.

“Facilities Agreement” means the £75,000,000 senior revolving credit facilities agreement, to be dated on or about the Issue Date, between, among others, the Company, Manchester United Limited, Manchester United Football Club Limited and J.P. Morgan Europe Limited, as agent and security trustee and the Lenders, as amended from time to time.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in an arm’s length transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of the Company (unless otherwise provided in the Finance Documents).

“Finance Documents” has the meaning give to such term in the Facilities Agreement.

“Finance Parties” has the meaning given to such term in the Facilities Agreement.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated EBITDA of such Person for such period to the Consolidated Interest Expense of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems Disqualified Stock or preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect (as determined in good faith by the Company’s Chief Financial Officer, Chief Accounting Officer or Chief of Staff) to such incurrence, assumption, guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of Disqualified Stock or preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

Notwithstanding the foregoing, in connection with a Specified Asset Sale and Leaseback Transaction, the aggregate principal amount of Indebtedness required to be repaid, repurchased, prepaid or redeemed and the aggregate principal amount of Indebtedness subject to an Asset Sale Offer required to be made, in each case, pursuant to Section 4.10(b) of the Note Indenture will be deemed to have been repaid, repurchased, prepaid or redeemed on such Calculation Date, and the Fixed Charge Coverage Ratio will be calculated giving pro forma effect (as determined in good faith by the Company’s Chief Financial Officer, Chief Accounting Officer or Chief of Staff) to such repayment, repurchase, prepayment or redemption as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(a)                                  acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including all related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, or that are to be made on the Calculation Date, will be given pro forma effect (as determined in good faith by the Company’s Chief Financial Officer or Chief Accounting Officer and may include anticipated expense and cost reduction synergies) as if they had occurred on the first day of the four-quarter reference period;

(b)                                 the Consolidated EBITDA attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

(c)                                  the Consolidated Interest Expense attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Consolidated Interest Expense will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(d)                                 any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

(e)                                  any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and

(f)                                    if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months, or, if shorter, at least equal to the remaining term of such Indebtedness).

“GAAP” means generally accepted accounting principles applicable in the United Kingdom, as in effect on the date of any calculation or determination required hereunder. At any time after the date of the Facilities Agreement, the Company may elect to apply IFRS for all purposes of this Schedule, in lieu of GAAP, and, upon any such election, references herein to GAAP will be thereafter be construed to mean IFRS, as in effect as of the date of such election; provided that (i) any such election once made will be irrevocable, (ii) in addition to (and without prejudice to) any other reporting requirements in the Finance Documents, all financial statements and reports required to be provided, after such election, pursuant to the Finance Documents will be prepared on the basis of IFRS, as in effect from time to time (including that, upon first reporting its fiscal year results under IFRS, the Company will restate its financial statements on the basis of IFRS, for the fiscal year ending immediately prior to the first fiscal year for which financial statements have been prepared on the basis of IFRS) and (iii) after such election, all ratios, computations and other determinations based on GAAP contained in this Schedule will be computed in conformity with IFRS. For the avoidance of doubt, the making of an election referred to in this definition will not be treated as resulting in an incurrence of Indebtedness.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Guarantors” has the meaning given to such term in the Facilities Agreement.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(a)                                  interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(b)                                 other agreements or arrangements designed to manage interest rates or interest rate risk; and

(c)                                  other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

“Holding Company” has the meaning given to such term in the Facilities Agreement.

“IFRS” means International Financial Reporting Standards promulgated from time to time by the International Accounting Standards Board (or any successor board or agency) and as adopted by the European Union.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(a)                                  in respect of borrowed money;

(b)                                 evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(c)                                  in respect of bankers’ acceptances;

(d)                                 representing Capital Lease Obligations;

(e)                                  representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed;

(f)                                    representing any Hedging Obligations;

(g)                                 representing Attributable Debt; and

(h)                                 representing liabilities under the Existing Hedging Agreements,

if and to the extent any of the preceding items (other than letters of credit, Attributable Debt and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.

In addition, for the purpose of avoiding duplication in calculating the outstanding principal amount of Indebtedness for purposes of Clause 3 (Incurrence of Indebtedness and issuance of preferred stock), Indebtedness arising solely by reason of the existence of a Lien to secure other Indebtedness permitted to be incurred under Clause 3 (Incurrence of Indebtedness and issuance of preferred stock) will not be considered incremental Indebtedness.

The term “Indebtedness” shall not include:

(a)                                  in connection with the purchase by the Company or any of its Restricted Subsidiaries of any business, any post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 30 days thereafter;

(b)                                 any contingent obligations in respect of workers’ compensation claims, early retirement or termination obligations, pension fund obligations or contributions or similar claims, obligations or contributions or social security or wage Taxes; or

(c)                                  Subordinated Shareholder Funding.

“Intellectual Property” has the meaning given to such term in the Facilities Agreement.

“Intercreditor Agreement” means the intercreditor agreement, to be dated on or about the Issue Date, among the Security Agent, the Agent, the trustee to the Notes and the other parties named therein, as amended from time to time.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations, but excluding advances or extensions of credit to customers or suppliers made in the ordinary course of business), advances or capital contributions (excluding commission, travel and similar advances to Officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as Investments on a balance sheet prepared in accordance with GAAP. If the Company or any of its Restricted Subsidiaries sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Company’s Investments in such Restricted Subsidiary that were not sold or disposed of in an amount determined as provided in Clause 2.3 (Restricted payments). The acquisition by the Company or any of its Restricted Subsidiaries of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Company or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in Clause 2.3 (Restricted payments). Except as otherwise provided in the Finance Documents, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“Issue Date” means 29 January 2010.

“Issuer” means MU Finance plc (registration number 07088267).

“Lenders” has the meaning given to such term in the Facilities Agreement.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing or similar statement under the laws of any jurisdiction.

“Management Fees” means management and administration fees, out-of-pocket expenses and other payments paid to any Related Party of any Affiliate of any Related Party provided that such fees, out-of-pocket expenses and other payments will not, in the aggregate, exceed £6.0 million per fiscal year of the Parent, with unused amounts in the preceding fiscal year of the Company being carried over to next succeeding fiscal year of the Company (provided that, for the avoidance of doubt, no more than £6.0 million may be carried over in any fiscal year of the Company).

“Material Company” has the meaning given to such term in the Facilities Agreement.

“MUL” means Manchester United Limited (registration number 02570509).

“Net Proceeds” means the aggregate cash proceeds and Cash Equivalents received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash or Cash Equivalents received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and any reserve for adjustment or indemnification obligations in respect of the sale price of such asset or assets established in accordance with GAAP.

“Non-Recourse Debt” means Indebtedness:

(a)                                  as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable as a guarantor or otherwise; and

(b)                                 as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries (other than the Equity Interests of an Unrestricted Subsidiary).

“Note Change of Control” means the occurrence of any of the following:

(a)                                  the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole to any Person (including any “person” (as that term is used in Section 13(d)(3) of the US Exchange Act)) other than a Principal or a Related Party of a Principal (it being understood that a Specified Asset Sale and Leaseback transaction shall not be deemed to be a sale, lease, transfer, conveyance or other disposition of all or substantially all of the properties and assets of the Company and its Restricted Subsidiaries taken as a whole for purposes of this clause (a); provided that no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Specified Asset Sale and Leaseback transaction);

(b)                                 the adoption of a plan relating to the liquidation or dissolution of the Company;

(c)                                  the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any Person (including any “person” as defined above), other than a Principal and/or any of its Related Parties, becomes the Beneficial Owner, directly or indirectly, of more than 50 per cent. of the Voting Stock of the Company, measured by voting power rather than number of shares;

(d)                                 the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors; provided, however, that this clause (4) shall not apply to members of the Board of Directors nominated or re-elected by employees pursuant to co-determination and similar statutes providing for employee representatives on supervisory or similar boards; or

(e)                                  the first day on which Manchester United Limited fails to own, directly or indirectly, 100 per cent. of the Capital Stock of the Issuer.

“Note Documents” has the meaning given to such term in the Facilities Agreement.

“Note Guarantee” has the meaning given to such term in the Facilities Agreement.

“Note Purchase Condition” has the meaning given to such term in the Facilities Agreement.

“Note Indenture” has the meaning given to such term in the Facilities Agreement.

“Notes” has the meaning given to such term in the Facilities Agreement.

“Notes Offer” has the meaning given to such term in Clause 1.2(a).

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Obligor” has the meaning given to such term in the Facilities Agreement.

“Officer” means, with respect to any Person, the Chairman of the Board of Directors, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Chief of Staff, the Treasurer, any Assistant Treasurer, the Controller, the Secretary, any Managing Director, Director or any Vice-President of such Person.

“Officers’ Certificate” means a certificate signed on behalf of any Person by two Officers, one of whom must be the Chief Executive Officer or the Chief Financial Officer of such Person.

“Parent Entity” means any direct or indirect parent company or entity of the Company.

“Permitted Business” means (i) any businesses, services or activities engaged in by the Company and its Restricted Subsidiaries on the Issue Date and (ii) any other business or activity which is ancillary, reasonably related or complementary thereto.

“Permitted Collateral Liens” means:

(a)                                  Liens on the Collateral to secure the Notes (or the Note Guarantees) or any Additional Notes (or any guarantee of Additional Notes) and any Permitted Refinancing Indebtedness in respect thereof (and Permitted Refinancing Indebtedness in respect of Permitted Refinancing Indebtedness); provided that each of the parties thereto will have entered into the Intercreditor Agreement or an Additional Intercreditor Agreement; provided further that all property and assets (including, without limitation, the Collateral) securing such Additional Notes (or any guarantee of Additional Notes) or Permitted Refinancing Indebtedness secures the Notes or the Note Guarantees on a senior or pari passu basis;

(b)                                 Liens on the Collateral to secure Indebtedness: (i) under the Finance Documents (ii) permitted by paragraphs (d) and (n) of Clause 3.2; and (iii) permitted by Clause 3.1 and Permitted Refinancing Indebtedness in respect thereof (and Permitted Refinancing Indebtedness in respect of such Permitted Refinancing Indebtedness), provided that, in each case, all property and assets (including, without limitation, the Collateral) securing such Indebtedness also secures the Facilities and that such Indebtedness will rank behind the Facilities in order of payment under Clause 14 (Application of proceeds) of the Intercreditor Agreement (and the equivalent provision of any additional Intercreditor Agreement); provided further that each of the parties thereto will have entered into the Intercreditor Agreement or an Additional Intercreditor Agreement;

(c)                                  Liens on the Collateral securing the Company’s or any Restricted Subsidiary’s obligations under (i) Hedging Obligations (other than Hedging Obligations in respect of commodity prices and only to the extent such Hedging Obligations relate to Indebtedness referred to in paragraphs (a) or (b) above and such Indebtedness is also secured by the Collateral) permitted by paragraph (h) of Clause 3.2, and (ii) the Existing Hedging Agreements and any Permitted Refinancing Indebtedness in respect thereof (and any Permitted Refinancing Indebtedness in respect of such Permitted Refinancing Indebtedness), provided that the assets and properties securing such Indebtedness will also secure the Facilities and provided further that each of the parties thereto will have entered into the Intercreditor Agreement or an Additional Intercreditor Agreement;

(d)                                 Liens on the Collateral arising by operation of law that are described in one or more of paragraphs (d), (g), (h), (i), (l), (n) and (o) of the definition of “Permitted Liens” and that, in each case, would not materially interfere with the ability of the Security Agent to enforce any Lien over the Collateral; and

(e)                                  Liens incurred in the ordinary course of business of the Company or any of its Restricted Subsidiaries with respect to obligations that in total do not exceed £5.0 million at any one time outstanding and that (i) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (ii) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation from the Company’s or such Restricted Subsidiary’s business.

“Permitted Debt” has the meaning given to such term in Clause 3 (Incurrence of Indebtedness and issuance of preferred stock).

“Permitted Investments” means:

(a)                                  any Investment in the Company or in a Restricted Subsidiary of the Company;

(b)                                 any Investment in cash and Cash Equivalents;

(c)                                  any Investment by the Company or any of its Restricted Subsidiaries in a Person, if as a result of such Investment:

(i)                                     such Person becomes a Restricted Subsidiary of the Company; or

(ii)                                  such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;

(d)                                 any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to Section 4.10 of the Note Indenture and in compliance with the Finance Documents;

(e)                                  any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company;

(f)                                    any Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Company or any of its Restricted Subsidiaries, including settlement of delinquent obligations pursuant to any plan of reorganisation or similar arrangement upon the bankruptcy or insolvency of, or other foreclosure with respect to, any trade creditor or customer; or (B) litigation, arbitration or other disputes with Persons who are not Affiliates;

(g)                                 Investments in receivables owing to the Company or any of its Restricted Subsidiaries created or acquired in the ordinary course of business;

(h)                                 Investments represented by Hedging Obligations;

(i)                                     loans or advances to officers, directors or employees made in the ordinary course of business of the Company or any of its Restricted Subsidiaries in an aggregate principal amount not to exceed £5.0 million at any one time outstanding;

(j)                                     repurchases of the Notes;

(k)                                  any Guarantee of Indebtedness permitted to be incurred under Clause 3 (Incurrence of Indebtedness and issuance of preferred stock);

(l)                                     any Investment existing on, or made pursuant to binding commitments existing on, the Issue Date and any Investment consisting of an extension, modification or renewal of any Investment existing on, or made pursuant to a binding commitment existing on, the Issue Date; provided that the amount of any such Investment may be increased (i) as required by the terms of such Investment as in existence on the Issue Date or (ii) as otherwise permitted under the Finance Documents;

(m)                               Investments acquired after the Issue Date as a result of the acquisition by the Company or any of its Restricted Subsidiaries of another Person, including by way of a merger, amalgamation or consolidation with or into the Company or any of its Restricted Subsidiaries in a transaction that is not prohibited by Clause 8 (Merger, consolidation or sale of assets) after the Issue Date to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(n)                                 made with the Excluded Contributions;

(o)                                 other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this paragraph (o) that are at the time outstanding not to exceed £50 million, provided that if an Investment is made pursuant to this clause in a Person that is not a Restricted Subsidiary of the

Company and such Person subsequently becomes a Restricted Subsidiary of the Company or is subsequently designated a Restricted Subsidiary pursuant to Clause 2 (Restricted payments), such Investment, if applicable, shall thereafter be deemed to have been made pursuant to paragraph (c) of the definition of “Permitted Investments” and not this clause.

“Permitted Liens” means:

(a)                                  Liens in favour of the Obligors;

(b)                                 Liens on property of a Person existing at the time such Person becomes a Restricted Subsidiary of the Company or is merged with or into or consolidated with the Company or any of its Restricted Subsidiaries; provided that such Liens were in existence prior to the contemplation of such Person becoming a Restricted Subsidiary of the Company or such merger or consolidation and do not extend to any assets other than those of the Person that becomes a Restricted Subsidiary of the Company or is merged with or into or consolidated with the Company or any of its Restricted Subsidiaries;

(c)                                  Liens on property (including Capital Stock) existing at the time of acquisition of the property by the Company or any Subsidiary of the Company; provided that such Liens were in existence prior to such acquisition and not incurred in contemplation of, such acquisition;

(d)                                 Liens to secure the performance of statutory obligations, insurance, surety or appeal bonds, workers compensation obligations, performance bonds or other obligations of a like nature incurred in the ordinary course of business (including Liens to secure letters of credit issued to assure payment of such obligations);

(e)                                  Liens to secure Indebtedness (including Capital Lease Obligations) permitted by paragraph (d) of Clause 3.2 covering only the assets acquired with or financed by such Indebtedness;

(f)                                    Liens existing on the Issue Date;

(g)                                 Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(h)                                 Liens imposed by law, such as carriers’, warehousemen’s, landlords’ and mechanics’ Liens, in each case, incurred in the ordinary course of business;

(i)                                     survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(j)                                     Liens created for the benefit of (or to secure) the Notes (or the Note Guarantees);

(k)                                  Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under the Finance Documents; provided, however, that:

(i)                                     the new Lien is limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(ii)                                  the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (1) the outstanding principal amount, or, if greater, committed amount, of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged with such Permitted Refinancing Indebtedness and (2) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(l)                                     bankers’ Liens, rights of setoff, Liens arising out of judgments or awards not constituting an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(m)                               Liens on cash, Cash Equivalents or other property arising in connection with the defeasance, discharge or redemption of Indebtedness;

(n)                                 Liens on specific items of inventory or other goods (and the proceeds thereof) of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created in the ordinary course of business for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(o)                                 any interest or title of a lessor, licensor or sublicensee under any operating lease, license or sublicense, as applicable;

(p)                                 Liens securing Hedging Obligations;

(q)                                 Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(r)                                    Liens to secure Indebtedness permitted by paragraph (n) of Clause 3.2; and

(s)                                  Liens incurred in the ordinary course of business of the Company or any Restricted Subsidiary with respect to obligations (other than Indebtedness) that do not exceed £25.0 million at any one time outstanding.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(a)                                  the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees, commissions and expenses, including premiums, incurred in connection therewith);

(b)                                 such Permitted Refinancing Indebtedness has a final maturity date not earlier than the final maturity date of the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged, and has a Weighted Average Life to Maturity that is equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged;

(c)                                  if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the obligations under the Finance Documents, such Permitted Refinancing Indebtedness is subordinated in right of payment to the obligations under the Finance Documents on terms at least as favourable to the Finance Parties as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and

(d)                                 such Indebtedness is incurred either by an Obligor (if the Obligor was the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged) or by the Restricted Subsidiary that was the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged and is guaranteed only by Persons who were obligors on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged.

“Permitted Reorganisation” means:

(a)                                  an amalgamation, merger, demerger or other reorganisation on a solvent basis of a member of the Restricted Group where:

(i)                                     all of the assets of that member remain within the Restricted Group and the value or percentage of any minority interest in any member of the Restricted Group held by any person which is not a member of the Restricted Group is not increased; and

(ii)                                  if its assets or the shares in it were subject to security in favour of the Lenders immediately prior to such reorganisation, the Company certifies that the Lenders will enjoy the same or substantially equivalent guarantees from it (or its successor) and the same or substantially equivalent security over the same assets (except the shares in the entity that is not the successor entity, provided that the shares in the successor entity are subject to equivalent security) and over the shares in it (or in each case its successor) after such reorganisation; or

(b)                                 any other reorganisation of one or more members of the Restricted Group approved by the Agent acting on the instructions of the Majority Lenders,

not in breach of any law and provided that the surviving entity is incorporated in England.

“Permitted Transactions” means:

(a)                                  payment of Management Fees;

(b)                                 the Carrington Transaction; and

(c)                                  Closing Funds Flow.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organisation, limited liability company or government or other entity.

“Principal” means Mr. Malcolm Glazer.

“Public Debt” means any Indebtedness consisting of bonds, debentures, notes or other similar debt securities issued in (i) a public offering registered under the U.S Securities Act or (ii) a private placement to institutional investors that is underwritten for resale in accordance with Rule 144A or Regulation S under the US Securities Act, whether or not it includes registration rights entitling the holders of such debt securities to registration thereof with the SEC for public resale. The term Public Debt (i) shall not include the Notes (or any Additional Notes) and (ii) for the avoidance of doubt, shall not be construed to include any Indebtedness issued to institutional investors in a direct placement of such Indebtedness that is not underwritten by an intermediary (it being understood that, without limiting the foregoing, a financing that is distributed to not more than ten Persons (provided that multiple managed accounts and affiliates of any such Persons shall be treated as one Person for the purposes of this definition) shall be deemed not to be underwritten), or any Indebtedness under the Facilities, commercial bank or similar Indebtedness, Capital Lease Obligation or recourse transfer of any financial asset or any other type of Indebtedness incurred in a manner not customarily viewed as a “securities offering” under the US Securities Act.

“Public Equity Offering” means a bona fide underwritten public offering of the Capital Stock (other than Disqualified Stock) of the Company or a Parent Entity, either:

(a)                                  pursuant to a flotation on the London Stock Exchange or any other nationally recognised stock exchange or listing authority in a member state of the European Union; or

(b)                                 pursuant to an effective registration statement under the US Securities Act (other than a registration statement on Form S-8 or otherwise relating to Equity Interests issued or issuable under any employee benefit plan).

“Relevant Equity” has the meaning given to such term in the Facilities Agreement.

“Public Market” means any time after:

(a)                                  a Public Equity Offering has been consummated; and

(b)                                 at least 20 per cent. of the total issued and outstanding ordinary shares or common equity of the Company or a Parent Entity has been distributed to investors other than the Principals or any of their respective Affiliates or any other direct or indirect shareholders of the Company as of the Issue Date pursuant to one or more Public Equity Offerings.

“Related Party” means:

(a)                                  the parents or spouse of a Principal, the parents of a Principal’s spouse and any of a Principal’s, his or her spouse’s or their parents’ direct descendants; or

(b)                                 any trust, corporation, partnership, limited liability company or other entity, the beneficiaries, shareholders, partners, members, owners or Persons beneficially holding a 50.1 per cent. or more controlling interest of which consist of any one or more Principals and/or such other Persons referred to in the immediately preceding paragraph (a).

“Restricted Group” has the meaning given to such term in the Facilities Agreement.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiaries” means all the Company’s Subsidiaries other than the Unrestricted Subsidiaries.

“S&P” means Standard & Poor’s Ratings Group.

“Schedule” means this Schedule 17 (Restrictive Covenants).

“Senior Secured Indebtedness” means, as of any date of determination, the principal amount of any Indebtedness that is secured by a Lien and Indebtedness of a Restricted Subsidiary of the Company that is not a Guarantor.

“Specified Asset” means Old Trafford Stadium and grounds and any real property related thereto.

“Stated Maturity” means, with respect to any instalment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the Issue Date, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Sterling” or “£” means the lawful currency of the United Kingdom.

“Sterling Equivalent” means, with respect to any monetary amount in a currency other than sterling, at any time of determination thereof by the Company or the Agent,

the amount of sterling obtained by converting such currency other than sterling involved in such computation into sterling at the spot rate for the purchase of sterling with the applicable currency other than sterling as published in The Financial Times in the “Currency Rates” section (or, if The Financial Times is no longer published, or if such information is no longer available in The Financial Times, such source as may be selected in good faith by the Company) on the date of such determination.

“Subsidiary” means, with respect to any specified Person:

(a)                                  any corporation, association or other business entity of which more than 50 per cent. of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(b)                                 any partnership or limited liability company of which (i) more than 50 per cent. of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (ii) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Subordinated Shareholder Funding” means, collectively, any funds provided to the Company by any direct or indirect parent of the Company or any Principal or Related Party, in exchange for or pursuant to any security, instrument or agreement other than Capital Stock, together with any such security, instrument or agreement and any other security or instrument other than Capital Stock issued in payment of any obligation under any Subordinated Shareholder Funding; provided that such Subordinated Shareholder Funding:

(a)                                  does not (including upon the happening of any event) mature or require any amortisation or other payment of principal prior to the first anniversary of the Termination Date (other than through conversion or exchange of any such security or instrument for Qualified Capital Stock or for any other security or instrument meeting the requirements of the definition);

(b)                                 does not (including upon the happening of any event) require the payment of cash interest prior to the first anniversary of the Termination Date;

(c)                                  does not (including upon the happening of any event) provide for the acceleration of its maturity nor confers on its shareholders any right (including upon the happening of any event) to declare a default or event of default or take any enforcement action, in each case, prior to the first anniversary of the Termination Date;

(d)                                 is not secured by a lien on any assets of the Company or a Restricted Subsidiary and is not guaranteed by any Subsidiary of the Company;

(e)                                  is subordinated in right of payment to the prior payment in full in cash of the Notes in the event of any default, bankruptcy, reorganisation, liquidation, winding up or other disposition of assets of the Company at least to the same extent as the Subordinated Liabilities (as such term is defined in the Intercreditor Agreement) are subordinated to the Facilities under the Intercreditor Agreement;

(f)                                    does not (including upon the happening of any event) restrict the payment of amounts due in respect of the Notes or the Facility or compliance by the Company with its obligations under the Note Documents and the Finance Documents;

(g)                                 does not (including upon the happening of an event) constitute Voting Stock; and

(h)                                 is not (including upon the happening of any event) mandatorily convertible or exchangeable, or convertible or exchangeable at the option of the holder, in whole or in part, prior to the first anniversary of the Termination Date other than into or for Capital Stock (other than Disqualified Stock) of the Company;

provided, however, that any event or circumstance that results in such Indebtedness ceasing to qualify as Subordinated Shareholder Funding, such Indebtedness shall constitute an incurrence of such Indebtedness by the Company, and any and all Restricted Payments made through the use of the net proceeds from the incurrence of such Indebtedness since the date of the original issuance of such Subordinated Shareholder Funding shall constitute new Restricted Payments that are deemed to have been made after the date of the original issuance of such Subordinated Shareholder Funding.

“Tax” means any tax, duty, levy, impost, assessment or other governmental charge (including penalties and interest related thereto, and, for the avoidance of doubt, including any withholding or deduction for or on account of Tax). “Taxes” and “Taxation” shall be construed to have corresponding meanings.

“Transaction Security Documents” has the meaning given to such term in the Intercreditor Agreement.

“Transaction Security” has the meaning given to such term in the Facilities Agreement.

“UK Government Securities” means direct obligations of, or obligations guaranteed by, the United Kingdom, and the payment for which the United Kingdom pledges its full faith and credit.

“US Government Securities” means direct obligations of, or obligations guaranteed by, the United States of America, and the payment for which the United States pledges its full faith and credit.

“Unrestricted Subsidiary” means any Subsidiary of the Company (other than an Obligor or any successor to any of them) that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors in accordance with Clause 11, but only to the extent that such Subsidiary:

(a)                                  has no Indebtedness other than Non-Recourse Debt;

(b)                                 except as permitted under Clause 9 (Transactions with Affiliates), is not party to any agreement, contract, arrangement or understanding with the Company or any of its Restricted Subsidiaries unless the terms of any such agreement, contract, arrangement or understanding are no less favourable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

(c)                                  is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (i) to subscribe for additional Equity Interests or (ii) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(d)                                 has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(a)                                  the sum of the products obtained by multiplying (a) the amount of each then remaining instalment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(b)                                 the then outstanding principal amount of such Indebtedness.

Rules of Construction

Unless the context otherwise requires, in this Schedule:

(i)                                     a term has the meaning assigned to it;

(ii)                                  an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(iii)                               “or” is not exclusive;

(iv)                              words in the singular include the plural, and in the plural include the singular;

(v)                                 “will” shall be interpreted to express a command;

(vi)                              provisions apply to successive events and transactions;

(vii)                           references to sections of or rules under the Securities Act will be deemed to include substitute, replacement of successor sections or rules adopted by the SEC from time to time; and

(viii)                        unless otherwise specified, references to Clauses will be references to Clauses in this schedule.

SIGNATURES

THE COMPANY

/s/ Edward Woodward
For and on behalf of
RED FOOTBALL LIMITED

By:	Edward Woodward

Address:

Fax:

THE ORIGINAL BORROWERS

/s/ Edward Woodward
For and on behalf of
MANCHESTER UNITED LIMITED

By: Edward Woodward

/s/ Edward Woodward
For and on behalf of
MANCHESTER UNITED FOOTBALL CLUB LIMITED

By: Edward Woodward

THE ORIGINAL GUARANTORS

/s/ Edward Woodward
For and on behalf of
RED FOOTBALL LIMITED

By: Edward Woodward

/s/ Edward Woodward
For and on behalf of
RED FOOTBALL JUNIOR LIMITED

By: Edward Woodward

/s/ Edward Woodward
For and on behalf of
MANCHESTER UNITED LIMITED

By: Edward Woodward

/s/ Edward Woodward
For and on behalf of
MANCHESTER UNITED FOOTBALL CLUB LIMITED

By: Edward Woodward

/s/ Edward Woodward
For and on behalf of
MU FINANCE PLC

By: Edward Woodward

THE ARRANGERS

/s/
For and on behalf of
BANC OF AMERICA SECURITIES LLC

By:

/s/	/s/
For and on behalf of	For and on behalf of
DEUTSCHE BANK AG,	DEUTSCHE BANK AG,
LONDON BRANCH	LONDON BRANCH

By:	By:

/s/ Owen Verrier Jones	/s/ Max Jessernigg
For and on behalf of	For and on behalf of
GE CORPORATE FINANCE	GE CORPORATE FINANCE
BANK SAS	BANK SAS

By: Owen Verrier Jones	By: Max Jessernigg
Director	Executive Director

/s/ Denis Coleman
For and on behalf of
GOLDMAN SACHS INTERNATIONAL

By: Denis Coleman

/s/ Carlos Vazquez
For and on behalf of
J.P. MORGAN PLC

By: Carlos Vazquez

/s/ David Harris
For and on behalf of
THE ROYAL BANK OF SCOTLAND PLC AS AGENT FOR NATIONAL WESTMINSTER BANK PLC

By: David Harris

THE AGENT

/s/ Carlos Vazquez
For and on behalf of
J.P. MORGAN EUROPE LIMITED

By: Carlos Vazquez

Address: 125 London Wall, EC2Y 5AJ

Fax: +44 207 777 2360

Attention:	Loan and Agency Team
c/o The Manager

THE SECURITY TRUSTEE

/s/ Carlos Vazquez
For and on behalf of
J.P. MORGAN EUROPE LIMITED

By: Carlos Vazquez

Address: 125 London Wall, EC2Y 5AJ

Fax: +44 207 777 2360

Attention:	Loan and Agency Team
c/o The Manager

THE ALTERNATIVE L/C FRONTING BANK

/s/ Carlos Vazquez
For and on behalf of
JPMORGAN CHASE BANK, N.A.

By: Carlos Vazquez

Address: 125 London Wall, EC2Y 5AJ

Fax: +44 207 777 2360

Attention:	Loan and Agency Team
c/o The Manager

THE ORIGINAL LENDERS

/s/ Stephen Vogel
For and on behalf of
BANK OF AMERICA, N.A.

Name:	Stephen Vogel

Title:	Vice President

/s/		/s/
For and on behalf of		For and on behalf of
DEUTSCHE BANK AG, LONDON		DEUTSCHE BANK AG,
BRANCH		LONDON BRANCH

Name:		Name:

Title:		Title:

/s/ Owen Verrier Jones		/s/ Max Jessernigg
For and on behalf of		For and on behalf of
GE CORPORATE FINANCE		GE CORPORATE FINANCE
BANK SAS		BANK SAS
Name:	Owen Verrier Jones	Name:	Max Jessernigg
Title:	Director	Title:	Executive Director

/s/ Denis Coleman
For and on behalf of
GOLDMAN SACHS INTERNATIONAL BANK

Name:	Denis Coleman

Title:	Managing Director

/s/ Carlos Vazquez
For and on behalf of
JPMORGAN CHASE BANK, N.A.

Name:	Carlos Vazquez

Title:	Executive Director

/s/ David Harris
For and on behalf of
THE ROYAL BANK OF SCOTLAND PLC ACTING AS AGENT FOR NATIONAL WESTMINSTER BANK PLC

Name:	David Harris

Title:	Head of Structured Finance Corporates North of England